UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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TEGNA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MARCH 25, 2022

TEGNA Inc.
8350 Broad Street, Suite 2000
Tysons, Virginia 22102
[ ], 2022
Dear TEGNA Stockholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of TEGNA Inc., a Delaware corporation (“TEGNA” or the “Company”) to be held on [ ], 2022, at [ ] Eastern time (unless the Special Meeting is adjourned or postponed). Due to the potential public health impact of the coronavirus (COVID-19) and to support the well-being of our employees and stockholders, we will hold the Special Meeting online via a live webcast at www.virtualshareholdermeeting.com/TGNA2022SM. To participate in the Special Meeting, you must enter the 16-digit control number included in your proxy card or voting instruction form. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. You will not be able to attend the Special Meeting in person at a physical location. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of February 22, 2022, as amended by Amendment No. 1 on March 10, 2022 (as may be further amended or supplemented, the “Merger Agreement”), by and among TEGNA, Teton Parent Corp., a Delaware corporation (“Parent”), Teton Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and solely for purposes of certain provisions specified therein, Community News Media LLC, a Delaware limited liability company (“CNM”), CNM Television Holdings I LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CNM (“CNM Holdings”), SGCI Holdings III LLC, a Delaware limited liability company (“SGCI”), P Standard General Ltd., a British Virgin Islands exempted company (“PSG”), Standard General Master Fund L.P., a Cayman Islands limited partnership (“SG I”), Standard General Master Fund II L.P., a Cayman Islands limited partnership (“SG II”), and Standard General Focus Fund L.P., a Delaware limited partnership (“SG Focus” and, together with SGCI, PSG, SG I and SG II, the “SG Holders”), CMG Media Corporation, a Delaware corporation (“CMG” and, together with Parent, Merger Sub and CNM, the “Parent Entities”), CMG Media Operating Company, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CMG (“CMG Media”), CMG Farnsworth Television Holdings, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CMG Media (“CMG Newco 1”), CMG Farnsworth Television Operating Company, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CMG Newco 1 (“CMG Newco 2” and, together with Parent, Merger Sub and CMG, the “Post-Closing Transfer Agreement Parties”), Teton Midco Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Midco”), Teton Opco Corp., a Delaware corporation and a direct, wholly owned subsidiary of Midco (“Opco”) and CMG Farnsworth Television Acquisition Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of CMG (“CNM Merger Sub” and, together with the Parent Entities, CNM Holdings, CMG Media, the SG Holders, CMG Newco 1, CMG Newco 2, Midco and Opco, the “Parent Restructuring Entities”) (the “Merger Agreement Proposal”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to TEGNA’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). In connection with the completion of the Merger, Parent will become owned by an affiliate of Standard General L.P. (“Standard General”), an investment firm. Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent.
The Merger Agreement provides that, subject to certain exceptions, each share of common stock, par value $1.00 per share, of the Company (“TEGNA common stock”) outstanding immediately prior to the effective time
i

of the Merger (the “Effective Time”) will at the Effective Time automatically be converted into the right to receive (i) $24.00 per share of TEGNA common stock in cash, without interest (the “Base Per Share Merger Consideration”) plus (ii) (A) if the date on which the closing of the Merger (the “Closing”) occurs (the “Closing Date”) is after November 22, 2022, and before February 22, 2023, an amount in cash equal to (x) $0.00166667 multiplied by (y) the number of calendar days elapsed after November 22, 2022, to and including the Closing Date; (B) if the Closing Date occurs on or after February 22, 2023, and before March 22, 2023, an amount in cash equal to (x) $0.15333333 plus (y) (I) $0.0025 multiplied by (II) the number of calendar days elapsed after February 22, 2023, to and including the Closing Date; (C) if the Closing Date occurs on or after March 22, 2023, and before April 22, 2023, an amount in cash equal to (x) $0.22333333 plus (y) (I) $0.00333333 multiplied by (II) the number of calendar days elapsed after March 22, 2023 to and including the Closing Date; or (D) if the Closing Date occurs on or after April 22, 2023, and before May 22, 2023, an amount in cash equal to (x) $0.3266667 plus (y) (I) $0.00416667 multiplied by (II) the number of calendar days elapsed after April 22, 2023, to and including the Closing Date, in each case without interest (clause (ii), collectively, the “Per Share Ticking Fee,” and, together with the Base Per Share Merger Consideration, the “Per Share Merger Consideration”), in each case less any applicable withholding taxes.
If the Merger is completed, you will be entitled to receive the Per Share Merger Consideration, less any applicable withholding taxes, for each share of TEGNA common stock that you own immediately prior to the Effective Time (unless you have properly exercised your appraisal rights).
The Board of Directors of TEGNA (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of TEGNA and its stockholders; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (iii) resolved to recommend that the TEGNA stockholders adopt the Merger Agreement; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the TEGNA stockholders at the Special Meeting. The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement captioned “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of TEGNA common stock entitled to vote at the Special Meeting.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
(877) 750-8226 (TOLL-FREE from the U.S. and Canada) or
+1 (412) 232-3651 (from other locations)
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.
Sincerely,

Howard D. Elias
Chairman of the Board of Directors of TEGNA
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [ ], 2022 and, together with the enclosed form of proxy card, is first being mailed to TEGNA stockholders on or about [ ], 2022.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MARCH 25, 2022

TEGNA Inc.
8350 Broad Street, Suite 2000
Tysons, Virginia 22102
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2022
Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of TEGNA Inc., a Delaware corporation (“TEGNA” or the “Company”), will be held on [  ], 2022, at [  ] Eastern time (unless the Special Meeting is adjourned or postponed). Due to the potential public health impact of the coronavirus (COVID-19) and to support the well-being of our employees and stockholders, we will hold the Special Meeting virtually online via a live webcast at www.virtualshareholdermeeting.com/TGNA2022SM. To participate in the Special Meeting, you must enter the 16-digit control number included in your proxy card or voting instruction form. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. You will not be able to attend the Special Meeting in person at a physical location. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of February 22, 2022, as amended by Amendment No. 1 on March 10, 2022 (as may be further amended or supplemented, the “Merger Agreement”), by and among TEGNA, Teton Parent Corp., a Delaware corporation (“Parent”), Teton Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and solely for purposes of certain provisions specified therein, Community News Media LLC, a Delaware limited liability company (“CNM”), CNM Television Holdings I LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CNM (“CNM Holdings”), SGCI Holdings III LLC, a Delaware limited liability company (“SGCI”), P Standard General Ltd., a British Virgin Islands exempted company (“PSG”), Standard General Master Fund L.P., a Cayman Islands limited partnership (“SG I”), Standard General Master Fund II L.P., a Cayman Islands limited partnership (“SG II”), and Standard General Focus Fund L.P., a Delaware limited partnership (“SG Focus” and, together with SGCI, PSG, SG I and SG II, the “SG Holders”), CMG Media Corporation, a Delaware corporation (“CMG” and, together with Parent, Merger Sub and CNM, the “Parent Entities”), CMG Media Operating Company, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CMG (“CMG Media”), CMG Farnsworth Television Holdings, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CMG Media (“CMG Newco 1”), CMG Farnsworth Television Operating Company, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CMG Newco 1 (“CMG Newco 2” and, together with Parent, Merger Sub and CMG, the “Post-Closing Transfer Agreement Parties”), Teton Midco Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Midco”), Teton Opco Corp., a Delaware corporation and a direct, wholly owned subsidiary of Midco (“Opco”) and CMG Farnsworth Television Acquisition Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of CMG (“CNM Merger Sub” and, together with the Parent Entities, CNM Holdings, CMG Media, the SG Holders, CMG Newco 1, CMG Newco 2, Midco and Opco, the “Parent Restructuring Entities”). In connection with the completion of the Merger, Parent will become owned by an affiliate of Standard General L.P. (“Standard General”), an investment firm. Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent (the “Merger Agreement Proposal”);

2.
To consider and vote on the proposal to approve the compensation that may be paid or become payable to TEGNA’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only holders of TEGNA common stock (“TEGNA stockholders”) of record as of the close of business on [  ], 2022, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement captioned “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
By Order of the Board of Directors of TEGNA,

Akin S. Harrison
Senior Vice President and General Counsel
Dated: [ ], 2022
v

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a TEGNA stockholder of record, voting at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee and did not obtain a control number, you must contact your bank, broker or other nominee to obtain a control number in order to vote at the Special Meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of TEGNA common stock, please contact our proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
(877) 750-8226 (TOLL-FREE from the U.S. and Canada) or
+1 (412) 232-3651 (from other locations)

ANNEX A — AGREEMENT AND PLAN OF MERGER
ANNEX B — OPINION OF J.P MORGAN SECURITIES LLC
ANNEX C — OPINION OF GREENHILL & CO., LLC
ANNEX D — SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SUMMARY
This summary highlights selected information from this proxy statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “TEGNA,” “we,” “our,” “us,” the “Company” and similar words refer to TEGNA Inc. Throughout this proxy statement, we refer to Teton Parent Corp. as “Parent,” Teton Merger Corp. as “Merger Sub,” Community News Media LLC as “CNM” and CMG Media Corporation as “CMG.” We refer to Parent, Merger Sub, CNM and CMG collectively as the “Parent Entities.” We refer to SGCI Holdings III LLC, P Standard General Ltd., Standard General Master Fund L.P., Standard General Master Fund II L.P., and Standard General Focus Fund L.P. collectively, as the “SG Holders.” In addition, we refer to the Parent Entities, the SG Holders, CNM Television Holdings I LLC, CMG Media Operating Company, LLC, CMG Farnsworth Television Holdings, LLC, CMG Farnsworth Television Operating Company, LLC, Teton Midco Corp., Teton Opco Corp. and CMG Farnsworth Television Acquisition Company, LLC collectively as the “Parent Restructuring Entities.” We refer to Parent, Merger Sub, CMG and CMG Newco 2 collectively as the “Post-Closing Transfer Agreement Parties.”
In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of February 22, 2022 , as amended by Amendment No. 1 on March 10, 2022 (as may be further amended or supplemented), by and among TEGNA, Parent, Merger Sub and the other Parent Restructuring Entities as the “Merger Agreement,” our common stock, par value $1.00 per share, as “TEGNA common stock,” and the holders of shares of TEGNA common stock as “TEGNA stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger
TEGNA Inc.
TEGNA is an innovative media company serving the greater good of our communities. Across platforms, we tell empowering stories, conduct impactful investigations and deliver innovative marketing services. With 64 television stations and two radio stations in 51 U.S. markets, we are the largest owner of top four network affiliates in the top 25 markets among independent station groups, reaching approximately 39% of U.S. television households. We also own leading multicast networks True Crime Network, Twist and Quest. Each television station also has a robust digital presence across online, mobile and social platforms, reaching consumers on all devices and platforms they use to consume news content. We have been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. Through TEGNA Marketing Solutions (TMS), our integrated sales and back-end fulfillment operations, we deliver results for advertisers across television, digital and over-the-top (OTT) platforms, including Premion, our OTT advertising network. TEGNA common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “TGNA.”
Teton Parent Corp.
Parent was formed on February 10, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Contribution Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement, the Contribution Agreement and arranging of the Preferred Securities Financing and the Debt Financing (each as defined below) in connection with the Merger.

Teton Merger Corp.
Merger Sub is an indirect wholly owned subsidiary of Parent and was formed on February 10, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the Preferred Securities Financing and the Debt Financing in connection with the Merger.
Teton Midco Corp.
Midco is a direct wholly owned subsidiary of Parent and was formed on February 10, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Contribution Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement, the Contribution Agreement and arranging of the Debt Financing in connection with the Merger.
Community News Media LLC
CNM is a local broadcast and digital media company which indirectly owns four television stations in three markets. CNM’s portfolio includes primary affiliates of ABC, FOX, and MyNetworkTV.
CMG Media Corporation
CMG is a media company with 33 television stations in 20 markets, 53 radio stations delivering all genres of content in 11 markets, and numerous streaming and digital platforms. CMG’s portfolio includes primary affiliates of ABC, CBS, FOX, NBC, and MyNetworkTV, as well as several news and independent stations. Additionally, CMG also offers a full suite of national, regional, local and digital advertising services with CMG Local Solutions, CoxReps and Gamut.
SG Holders
The SG Holders are entities affiliated with, and/or funds managed by, Standard General.
Other Parent Restructuring Entities
CNM Holdings is a direct wholly owned subsidiary of CNM. CNM Holdings indirectly owns four television stations in three markets.
CMG Media is a direct wholly owned subsidiary of CMG. CMG Newco 1, CMG Newco 2 and CNM Merger Sub are indirect wholly owned subsidiaries of CMG. Opco is an indirect wholly owned subsidiary of Parent. CMG Newco 1, CMG Newco 2, CNM Merger Sub and Opco were all formed on February 10, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Contribution Agreement, and have not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the Contribution Agreement.
CNM, CNM Holdings and the SG Holders are each affiliates of Standard General L.P. (“Standard General”). Standard General manages capital for public and private pension funds, endowments, foundations, and high-net-worth individuals. Standard General is a minority-controlled and operated organization. At the Effective Time (as defined in the section of this proxy statement captioned “—The Merger”), the Surviving Corporation (as defined below) will be indirectly owned by an affiliate of Standard General.
CMG and the other Parent Restructuring Entities (other than the SG Holders, CNM and CNM Holdings) are each affiliated with funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”). Apollo is a leading global alternative investment manager. Apollo had assets under management of approximately $498 billion as of December 31, 2021. Apollo’s Class A shares are listed on the NYSE under the symbol “APO.” At the Effective Time, funds managed by affiliates of Apollo will hold non-voting preferred securities in Parent.
While Parent, Merger Sub and Midco are each currently affiliated with CMG, they will become affiliated with Standard General prior to and in connection with the Closing pursuant to the Restructuring. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Restructuring and Contribution Agreement.”

The Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease, with TEGNA continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, TEGNA common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, TEGNA common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and TEGNA will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by TEGNA and Parent and specified in the certificate of merger in accordance with the relevant provisions of the DGCL, being referred to herein as the “Effective Time”).
Merger Consideration
TEGNA Common Stock
At the Effective Time, each then outstanding share of TEGNA common stock (other than (i) shares of TEGNA common stock owned by Parent or owned or held in treasury by the Company, except for shares of TEGNA common stock held on behalf of third parties; (ii) shares of TEGNA common stock owned or held by any wholly owned subsidiary of the Company, except for shares of TEGNA common stock held on behalf of third parties; and (iii) held by holders of such shares who have not voted in favor of the adoption of the Merger Agreement or consented to such adoption in writing and who have properly exercised appraisal rights with respect to such adoption in accordance with, and who have complied with, Section 262 of the DGCL, with respect to such shares (collectively, the “Excluded Shares”)) will be automatically converted into the right to receive (i) $24.00 per share of TEGNA common stock in cash, without interest (the “Base Per Share Merger Consideration”) plus (ii) (A) if the date on which the closing of the Merger (the “Closing”) occurs (the “Closing Date”) after November 22, 2022, and before February 22, 2023, an amount in cash equal to (x) $0.00166667 multiplied by (y) the number of calendar days elapsed after November 22, 2022, to and including the Closing Date; (B) if the Closing Date occurs on or after February 22, 2023, and before March 22, 2023, an amount in cash equal to (x) $0.15333333 plus (y) (I) $0.0025 multiplied by (II) the number of calendar days elapsed after February 22, 2023 to and including the Closing Date; (C) if the Closing Date occurs on or after March 22, 2023, and before April 22, 2023, an amount in cash equal to (x) $0.22333333 plus (y) (I) $0.00333333 multiplied by (II) the number of calendar days elapsed after March 22, 2023 to and including the Closing Date; or (D) if the Closing Date occurs on or after April 22, 2023, and before May 22, 2023, an amount in cash equal to (x) $0.3266667 plus (y) (I) $0.00416667 multiplied by (II) the number of calendar days elapsed after April 22, 2023 to and including the Closing Date, in each case without interest (clause (ii) collectively, the “Per Share Ticking Fee,” and, together with the Base Per Share Merger Consideration, the “Per Share Merger Consideration”), in each case less any applicable withholding taxes.
At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with a designated payment agent a cash amount that, when taken together with any cash which the Company will deposit with such payment agent at the Effective Time (to the extent requested by Parent), is sufficient to pay the aggregate Per Share Merger Consideration for payment of each share of TEGNA common stock owned by each TEGNA stockholder. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Per Share Merger Consideration in respect of each share of TEGNA common stock that you own immediately prior to the Effective Time (less any applicable withholding taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”

Treatment of TEGNA Equity Awards
The Merger Agreement provides that each restricted stock award in respect of shares of TEGNA common stock (a “Company Restricted Stock Award”) outstanding immediately prior to the Effective Time will be converted into the right to receive a cash amount equal to the product of (i) the number of shares of TEGNA common stock subject to such Company Restricted Stock Award multiplied by (ii) the Per Share Merger Consideration, less amounts that are required to be withheld or deducted under applicable law.
The Merger Agreement also provides that each (i) time-based restricted stock unit award in respect of shares of TEGNA common stock (a “Company RSU Award”) and (ii) performance-based restricted stock unit or performance share award in respect of shares of TEGNA common stock (a “Company PSU Award”), in each case, whether vested or unvested, outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive a cash amount equal to the product of (i) the number of shares of TEGNA common stock subject to such Company RSU Award or Company PSU Award multiplied by (ii) the Per Share Merger Consideration, less amounts that are required to be withheld or deducted under applicable law. The number of shares of TEGNA common stock subject to a Company PSU Award not granted in 2021 will be determined in accordance with the provisions of the applicable award agreement, which generally provide that the number of shares is determined based on target performance, unless the two-year performance period is complete as of the change in control, in which case the number of shares is determined based on actual performance. The number of shares of TEGNA common stock subject to each Company PSU Award granted in 2021 will equal the greater of (x) such number as determined in accordance with the provisions of the applicable award agreement (as described in the immediately preceding sentence) and (y) the number of shares that would be paid under such award assuming the Company’s actual performance versus target performance for 2021 was also achieved for 2022.
The Merger Agreement also provides that each award of notional shares of TEGNA common stock under a deferred compensation plan (a “Company Phantom Share Unit Award”) will be converted into the right to receive a cash amount equal to the product of (i) the number of shares of TEGNA common stock in respect of such Company Phantom Share Unit Award multiplied by (ii) the Per Share Merger Consideration, less amounts that are required to be withheld or deducted under applicable law.
For more information, please see the section of this proxy statement captioned “The Merger Agreement—Merger Consideration—Treatment of TEGNA Equity Awards.”
Material U.S. Federal Income Tax Consequences of the Merger
The exchange of TEGNA common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of TEGNA common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of TEGNA common stock surrendered pursuant to the Merger by such stockholder.
This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the merger.
Appraisal Rights
If the Merger is consummated and certain conditions are met, TEGNA stockholders who continuously hold shares of TEGNA common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that TEGNA stockholders may be entitled to have their shares of TEGNA common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of TEGNA common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (or in certain circumstances described in further detail in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, TEGNA stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
TEGNA stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of TEGNA common stock.
To exercise appraisal rights, TEGNA stockholders must: (i) submit a written demand for appraisal to TEGNA before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold shares of TEGNA common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of TEGNA unless certain stock ownership conditions are satisfied by the TEGNA stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex D to this proxy statement. If you hold your shares of TEGNA common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”
Regulatory Approvals Required for the Merger
HSR Act
Under the Merger Agreement, the Merger cannot be completed until the waiting periods applicable to the Merger and the transactions contemplated by that certain Contribution, Exchange and Merger Agreement entered into concurrently with the Merger Agreement by the Parent Restructuring Entities (as may be amended or supplemented, the “Contribution Agreement”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), have expired or been terminated. The parties made the filings required under the HSR Act on March 8, 2022.
Federal Communications Commission Consent
Under the Merger Agreement, it is a condition to each party’s obligation to complete the Merger that the Federal Communications Commission (the “FCC”) grant the applications needed pursuant to the Communications Act of 1934 (the “Communications Act”) and the FCC rules to consummate the transactions contemplated by the Merger Agreement and the Contribution Agreement and certain post-Closing station transfers (the “Post-Closing Transfers,” and together with the transactions contemplated by the Contribution Agreement, the “Restructuring”), including a petition for declaratory ruling under Section 310(b)(4) of the Communications Act and the FCC’s rules governing foreign ownership with respect to the Merger and the Restructuring (all such applications, the “FCC Applications” and approvals, the “FCC Consent”). The parties have submitted the FCC Applications.
For more information, please see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger” and “Proposal 1: Adoption of the Merger Agreement—Restructuring and Contribution Agreement.”

Closing Conditions
The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:
•	the adoption of the Merger Agreement by the holders of at least a majority of the outstanding shares of TEGNA common stock entitled to vote thereon;
•	the absence of any injunction or order by a court of competent jurisdiction in the United States or law in the United States having been adopted prohibiting the consummation of the Merger;
•	the expiration or termination of the waiting periods applicable to the Merger and the transactions contemplated by the Contribution Agreement under the HSR Act;
•	the grant by the FCC of the FCC Consent;
•	the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers);
•
in the case of Parent and Merger Sub, the absence, since September 30, 2021, of any effect, change, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect (as defined in and subject to the limitations contained in the Merger Agreement) on the business, operations, financial condition or assets of TEGNA and its subsidiaries, taken as a whole, and that is continuing; and

•
the performance and compliance in all material respects by the parties of their respective covenants required by the Merger Agreement to be performed or complied with by such party prior to the Effective Time.

Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at Closing by Parent and Merger Sub under the Merger Agreement, will be approximately $[  ] billion. This amount includes funds needed to: (1) pay TEGNA stockholders the amounts due under the Merger Agreement for their TEGNA common stock, (2) make payments in respect of our outstanding Company Restricted Stock Awards payable at Closing pursuant to the Merger Agreement, (3) make payments in respect of our outstanding Company PSU Awards payable at Closing pursuant to the Merger Agreement, (4) make payments in respect of our outstanding Company RSU Awards payable at Closing pursuant to the Merger Agreement, (5) make payments in respect of our outstanding Company Phantom Share Unit Awards payable at Closing pursuant to the Merger Agreement, (6) pay any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including the Payoff Amount (as defined in the section of this proxy statement captioned “The Merger Agreement—Cooperation as to Certain Indebtedness”)) and (7) pay any fees and expenses of or payable by Parent or any of the other Parent Restructuring Entities to any of (i) Apollo Investment Fund IX, L.P., Apollo Overseas Partners IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P. and Apollo Overseas Partners (Lux) IX, SCSp (collectively, the “Apollo Funds”), (ii) ASOF Holdings I, L.P., ASOF II Holdings I, L.P., ASOF II Holdings A (DE) Holdings I, L.P. and ASME Holdings I, L.P. (collectively, the “Ares Funds”) or (iii) SG Holders, or any of their respective affiliates, in each case required to be paid on the Closing Date by Parent or Merger Sub in connection with the transactions contemplated by the Merger Agreement (collectively, the “Required Amounts”).
The Apollo Funds and the Ares Funds (and any such other investor who becomes a party to the Preferred Securities Commitment Letter pursuant to an assignment from an Apollo Fund or an Ares Fund) have committed to contribute or cause to be contributed to Parent at Closing an aggregate amount in cash equal to $925 million, subject to the terms and conditions set forth in a preferred securities commitment letter, dated February 22, 2022 (the “Preferred Securities Commitment Letter,” the financing thereunder, the “Preferred Securities Financing” and the parties thereto, the “Preferred Securities Investors”). TEGNA is an express third-party beneficiary of the Preferred Securities Commitment Letter for the purpose of specifically enforcing (i) Parent’s right to cause the commitment under the Preferred Securities Commitment Letter by an Apollo Fund or an Ares Fund (or any such other investor who becomes a party thereto pursuant to an assignment from an Apollo Fund or an Ares Fund) to be funded to Parent in accordance with the Preferred Securities Commitment Letter, (ii) the obligations of Parent and the Apollo Funds and the Ares Funds (or any such other investor who becomes a party thereto pursuant to an assignment from an Apollo Fund or an Ares Fund), including to cause Parent to enforce its rights against such Apollo Fund or such Ares Fund (or any such other investor who becomes a party thereto pursuant to an assignment from an Apollo Fund or an Ares Fund) to perform its funding obligations under the Preferred Securities Commitment Letter and (iii) its rights to consent to certain matters as expressly provided for in the Preferred Securities Commitment Letter, in each case subject to (x) the limitations and conditions set forth in the Preferred Securities Commitment Letter and (y) the terms of the Merger Agreement.
Pursuant to the limited guarantee delivered by the SG Holders and CMG in favor of TEGNA, dated as of February 22, 2022 (the “Guarantee”), the SG Holders and CMG have agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $272 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by TEGNA, as specified in the Merger Agreement. Under certain circumstances set forth therein, the Apollo Funds have agreed to backstop the guarantee provided by CMG under the Guarantee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Financing of the Merger.”
In addition, in connection with the Merger Agreement, Midco entered into a debt commitment letter, dated February 22, 2022 (as amended, supplemented or otherwise modified, the “Debt Commitment Letter” and, together with the Preferred Securities Commitment Letter, the “Financing Letters”) with Royal Bank of Canada, RBC Capital Markets, Bank of America, N.A., BofA Securities, Inc., Goldman Sachs Bank USA, Truist Bank, Truist Securities, Inc., BNP Paribas, BNP Paribas Securities Corp., Credit Suisse AG, Credit Suisse Loan Funding LLC, Jefferies Finance LLC, Mizuho Bank, Ltd., The Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, Barclays Bank PLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., MUFG Bank, Ltd., Citizens Bank, N.A., and Sumitomo Mitsui Banking Corporation, pursuant to which such debt financing sources have committed to provide, upon certain terms and subject to certain conditions, Midco (a direct, wholly-owned subsidiary of Parent) with Debt Financing (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Financing of the Merger”) in an aggregate principal amount of $8.211 billion. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Financing of the Merger.”
Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the financing described in the Financing Letters in an amount sufficient to fund the Required Amounts (giving effect, on the Closing Date, to the amount of cash (if any) of TEGNA and its subsidiaries available on the Closing Date (the “Available Cash”)) on the date upon which the Merger is required to be consummated pursuant to the terms of the Merger Agreement and on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Financing Letters and any related fee letters (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions (including any “flex” provisions) set forth in the Financing Letters, subject to certain limitations set forth in the Merger Agreement).
TEGNA has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries to use their reasonable best efforts to provide, all cooperation reasonably requested by Parent or Merger Sub necessary or customary for the arrangement of the Debt Financing, subject to the terms set forth in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Debt Financing.”
Required Stockholder Approval
The affirmative vote of the holders of a majority of the outstanding shares of TEGNA common stock is required to adopt the Merger Agreement (the “Merger Agreement Proposal”). As of [  ], 2022 (the “Record Date”), [  ] votes constitute a majority of the outstanding shares of TEGNA common stock. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to TEGNA’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) and the proposal to adjourn the Special Meeting (the “Adjournment Proposal”), whether or not a quorum is present, require the affirmative vote of a majority of the shares of TEGNA common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [  ] shares of TEGNA common stock, representing approximately [  ]% of the shares of TEGNA common stock outstanding as of the Record Date.
We currently expect that our directors and executive officers will vote all of their respective shares of TEGNA common stock: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The Special Meeting
Date, Time and Location
A special meeting of TEGNA stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on [  ], 2022, at [  ] Eastern time (unless the Special Meeting is adjourned or postponed). Due to the potential public health impact of the coronavirus (COVID-19) and to support the well-being of our employees and stockholders, we will hold the Special Meeting online via a live webcast at www.virtualshareholdermeeting.com/TGNA2022SM. To participate in the Special Meeting, you must enter the 16-digit control number included in your proxy card or voting instruction form. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please contact the technical support number that will be posted on the virtual Special Meeting log-in page. Technical support will be available starting 15 minutes prior to the Special Meeting. If you have questions about or your control number, please contact the bank, broker or other organization that holds your shares. You will not be able to attend the Special Meeting in person at a physical location. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of TEGNA common stock at the close of business on [  ], 2022, which is the Record Date. Each TEGNA stockholder shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were [  ] shares of TEGNA common stock outstanding and entitled to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of TEGNA common stock outstanding on the Record Date, will constitute a quorum at the Special Meeting.
Recommendation of the TEGNA Board of Directors
The Board of Directors has unanimously: (i) determined that the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of TEGNA and its stockholders; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (iii) resolved to recommend that the TEGNA stockholders adopt the Merger Agreement; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the TEGNA stockholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Prior to the adoption of the Merger Agreement by TEGNA stockholders, under certain circumstances, the Board of Directors or any committee thereof may change, qualify, modify, withhold, rescind or withdraw the foregoing recommendation under certain circumstances in response to an Intervening Event or in connection with a Company Superior Proposal (each as defined in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Adverse Recommendation Change”).

However, the Board of Directors cannot effect a Company Adverse Recommendation Change (as defined in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Adverse Recommendation Change”) unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent and its representatives in good faith over a four-business day period, after which the Board of Directors shall have determined, after consultation with its outside legal counsel, that the failure of the Board of Directors (or a committee thereof) to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law. The termination of the Merger Agreement by Parent in the event of a Company Adverse Recommendation Change, or by TEGNA following the Board of Directors’ authorization for TEGNA to enter into a definitive agreement to consummate an alternative transaction contemplated by a Company Superior Proposal will result in the payment by TEGNA of a termination fee of $163 million. For more information, please see the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Adverse Recommendation Change.”
Opinion of J.P. Morgan Securities LLC
In connection with the approval of the Merger Agreement by the Board of Directors, J.P. Morgan Securities LLC (“J.P. Morgan”), TEGNA’s financial advisor, delivered to the Board of Directors a written opinion, dated February 22, 2022, as to the fairness, from a financial point of view and as of the date of the opinion, to the TEGNA stockholders (other than holders of Excluded Shares) of the $24.00 in cash per share of TEGNA common stock to be received by such holders in the Merger. The full text of the written opinion, dated February 22, 2022, of J.P. Morgan, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. J.P. Morgan provided its opinion to the Board of Directors (in its capacity as such) for the benefit and use of the Board of Directors in connection with and for purposes of its evaluation of the $24.00 in cash per share of TEGNA common stock from a financial point of view. J.P. Morgan’s opinion does not address any other aspect of the Merger, and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to TEGNA or in which TEGNA might engage or as to the underlying business decision of TEGNA to proceed with or effect the Merger. J.P. Morgan’s opinion does not constitute a recommendation to any TEGNA stockholder as to how to vote or act in connection with the proposed Merger or any other matter.
For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Opinion of J.P Morgan Securities LLC.”
Opinion of Greenhill & Co., LLC
In connection with the approval of the Merger Agreement by the Board of Directors, Greenhill & Co., LLC (“Greenhill”), TEGNA’s financial advisor, delivered to the Board of Directors a written opinion, dated February 22, 2022, as to the fairness, from a financial point of view and as of the date of the opinion, to the TEGNA stockholders (other than holders of Excluded Shares) of the $24.00 in cash per share of TEGNA common stock to be received by such holders in the Merger. The full text of the written opinion, dated February 22, 2022, of Greenhill, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. Greenhill provided its opinion to the Board of Directors (in its capacity as such) for the benefit and use of the Board of Directors in connection with and for purposes of its evaluation of the $24.00 in cash per share of TEGNA common stock from a financial point of view. Greenhill’s opinion does not address any other aspect of the Merger, and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to TEGNA or in which TEGNA might engage or as to the underlying business decision of TEGNA to proceed with or effect the Merger. Greenhill’s opinion does not constitute a recommendation to any TEGNA stockholder as to how to vote or act in connection with the proposed Merger or any other matter.
For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Opinion of Greenhill & Co., LLC.”
Interests of TEGNA’s Executive Officers and Directors in the Merger
When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, TEGNA stockholders should be aware that TEGNA’s executive officers and directors may have interests in the Merger that are different from, or in addition to, TEGNA stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger, and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:
•	accelerated vesting and settlement of TEGNA equity awards;
•	a prorated annual bonus in respect of the year in which the Closing or termination occurs;
•	potential severance benefits in the event of a qualifying termination of employment in connection with the Merger; and
•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
If the proposal to adopt the Merger Agreement is approved, the shares of TEGNA common stock held by TEGNA executive officers and directors will be treated in the same manner as outstanding shares of TEGNA common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Interests of TEGNA’s Executive Officers and Directors of in the Merger.”
Restrictions on Solicitation of Alternative Proposals
Under the Merger Agreement, TEGNA may not: (i) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations with, or provide any non-public information to, any person for the purpose of encouraging or facilitating any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal; (iii) enter into, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement, commitment or agreement in principle with respect to a Company Takeover Proposal; or (iv) authorize, commit or resolve to do any of the foregoing.
Notwithstanding the foregoing restrictions, under certain specified circumstances, until the adoption of the Merger Agreement by TEGNA’s stockholders, TEGNA may, among other things, provide information to, and engage or participate in discussions or negotiations with, a person in respect of a bona fide written Company Takeover Proposal if, subject to complying with certain procedures, the Board of Directors determines in good faith (after consultation with its independent financial advisors and its outside legal counsel) that such Company Takeover Proposal either constitutes a Company Superior Proposal or could reasonably be expected to lead to a Company Superior Proposal. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Restrictions on Solicitation of Alternative Proposals.”
Prior to the adoption of the Merger Agreement by TEGNA’s stockholders, TEGNA is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Company Superior Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, giving Parent at least four business days prior written notice of its intention to take such action and at the end of such four-business day period, considering any revisions to the Merger Agreement, so that such Company Superior Proposal no longer constitutes a “Company Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to any such revisions.
The termination of the Merger Agreement by TEGNA in connection with the Board of Directors’ authorization for TEGNA to enter into a definitive agreement to consummate an alternative transaction contemplated by a Company Superior Proposal will result in the payment by TEGNA of a termination fee of $163 million. For more information, please see the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Adverse Recommendation Change.”
Termination of the Merger Agreement
In addition to the circumstances described above, Parent and TEGNA have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 5:00 p.m. Eastern time on November 22, 2022 (the “Outside Date”) (subject to certain extensions (as further described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement”)), or if TEGNA stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under some circumstances, (i) TEGNA is required to pay Parent a termination fee equal to $163 million; and (ii) Parent is required to pay TEGNA a termination fee equal to either $136 million or $272 million. Please see the section of this proxy statement captioned “The Merger Agreement—Termination Fees” for more information.
Effect on TEGNA If the Merger Is Not Completed
If the Merger Agreement is not adopted by TEGNA stockholders, or if the Merger is not completed for any other reason:
i.	the TEGNA stockholders will not be entitled to, nor will they receive, any payment for their respective shares of TEGNA common stock pursuant to the Merger Agreement;
ii.
(a) TEGNA will remain an independent public company; (b) TEGNA common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) TEGNA will continue to file periodic reports with the SEC; and

iii.
under certain specified circumstances, TEGNA will be required to pay Parent a termination fee of $163 million. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the TEGNA stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.
Q:	When and where is the Special Meeting?
A:
The Special Meeting is scheduled to be held on [  ], 2022, at [  ] Eastern time at www.virtualshareholdermeeting.com/TGNA2022SM (unless the Special Meeting is adjourned or postponed). You will not be able to attend the Special Meeting in person at a physical location.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to adopt the Merger Agreement Proposal;
•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and
•	to approve the Adjournment Proposal.
Q:	Who is entitled to vote at the Special Meeting?
A:
TEGNA stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of TEGNA common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q:	May I attend and vote at the Special Meeting?
A:
Yes. If you are a TEGNA stockholder of record, you may attend the Special Meeting on [  ], 2022, at [  ] Eastern time (unless the Special Meeting is adjourned or postponed). Due to the potential public health impact of the coronavirus (COVID-19) and to support the well-being of our employees and stockholders, we will hold the Special Meeting online via a live webcast at www.virtualshareholdermeeting.com/TGNA2022SM. To participate in the Special Meeting, you must enter the 16-digit control number included in your proxy card or voting instruction form. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Special Meeting log-in page. Technical support will be available starting 15 minutes prior to the Special Meeting. If you have questions about your control number, please contact the bank, broker or other organization that holds your shares. You will not be able to attend the Special Meeting in person at a physical location.

Even if you plan to attend the virtual Special Meeting, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement captioned “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” and did not obtain a control number, you must contact your bank, broker or other nominee to obtain a control number to vote your shares at the Special Meeting.
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration, consisting of (i) the Base Per Share Merger Consideration of $24.00 in cash plus (ii) any applicable Per Share Ticking Fee in cash, in each case less any applicable withholding taxes, for each share of TEGNA common stock that you own immediately prior to the Effective Time, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of TEGNA common stock, you will receive approximately (i) $2,400.00 in cash in exchange for your shares of TEGNA common stock if the Closing occurs on or before November 22, 2022; (ii) between $2,400.17 and $2,415.17 in cash in exchange for your shares of TEGNA common stock if the Closing occurs after November 22, 2022, and before February 22, 2023; (iii) between $2,415.33 and $2,422.08 in cash in exchange for your shares of TEGNA common stock if the Closing occurs on or after February 22, 2023, and before March 22, 2023; (iv) between $2,422.33 and $2,432.33 in cash in exchange for your shares of TEGNA common stock if the Closing occurs on or after March 22, 2023 and before April 22, 2023; or (v) between $2,432.67 and $2,444.75 in cash in exchange for your shares of TEGNA common stock if the Closing occurs on or after April 22, 2023, and before May 22, 2023, in each case less any applicable withholding taxes.

Q:	What are the material U.S. federal income tax consequences of the Merger?
A:
The exchange of TEGNA common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of TEGNA common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of TEGNA common stock surrendered pursuant to the Merger by such stockholder.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the merger.
Q:	What vote is required to approve the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal?
A:
The affirmative vote of the holders of a majority of the outstanding shares of TEGNA common stock is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of each of the Compensation Proposal and the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement captioned “The Special Meeting—Voting at the Special Meeting”); or (iii) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the

Compensation Proposal and the Adjournment Proposal. Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of TEGNA common stock. Instead, TEGNA will remain an independent public company, TEGNA common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, TEGNA will be required to pay Parent a termination fee of $163 million, upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”
Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require TEGNA to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on TEGNA. Therefore, if the approval of the Merger Agreement Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to TEGNA’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement captioned “The Special Meeting—Voting at the Special Meeting”), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my certificates or book-entry shares now?
A:
No. After the Merger is completed, the payment agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of TEGNA common stock represented by such holder’s certificates or book-entry shares for Per Share Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of TEGNA common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of TEGNA common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies TEGNA in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of TEGNA common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement captioned “The Special Meeting—Voting at the Special Meeting”).
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by TEGNA.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of TEGNA common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the virtual Special Meeting. If you did not obtain a control number you must contact your bank, broker or other nominee to obtain a control number to vote your shares at the Special Meeting.
Q:	How may I vote?
A:	If you are a stockholder of record (that is, if your shares of TEGNA common stock are registered in your name with Computershare, our transfer agent), there are four (4) ways to vote:
•
Internet: Vote at www.proxyvote.com in advance of the Special Meeting. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern time on [  ], 2022. Once you enter the internet voting system, you can record and confirm (or change) your voting instructions. If you have any questions about www.proxyvote.com, please contact the bank, broker, or other organization that holds your shares.

•
Telephone: Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern time on [  ], 2022. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

•
Mail: If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before 9:30 a.m. Eastern time on [  ], 2022.

•
At the Special Meeting: To vote during the Special Meeting, visit www.virtualshareholdermeeting.com/TGNA2022SM and enter the 16-digit control number included in your proxy card. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Special Meeting log-in page. Technical support will be available starting 15 minutes prior to the Special Meeting. If you have questions about your control number, please contact the bank, broker or other organization that holds your shares.

If your shares of TEGNA common stock are held “in street name” by a bank, broker or other nominee, the holder of your shares will provide you with a copy of this proxy statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the internet or by telephone.
Whether or not you plan to attend the virtual Special Meeting, we urge you to vote in advance by proxy to ensure your vote is counted. We encourage you to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. You may still attend the Special Meeting and vote thereat, if you have already voted by proxy.

Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:
Yes. You can change or revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the Internet, by telephone or by mail, at any time before your proxy is exercised at the Special Meeting;
•
You may send a written notice that you are revoking your proxy to TEGNA’s Secretary at 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, provided such written notice is received before your proxy is exercised at the Special Meeting; or

•	You may attend the Special Meeting and vote thereat. Simply attending the virtual Special Meeting, will not, by itself, revoke your proxy.
If you hold your shares of TEGNA common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting by entering the 16-digit control number included in your proxy card. If you have questions about your control number, please contact the bank, broker or other organization that holds your shares. If you did not obtain a control number, you must contact your bank, broker or other nominee to obtain a control number to vote your shares at the Special Meeting.
If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
(877) 750-8226 (TOLL-FREE from the U.S. and Canada) or
+1 (412) 232-3651 (from other locations)
Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your shares of TEGNA common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a

“proxy statement.” The document used to designate a proxy to vote your shares of TEGNA common stock is called a “proxy card.” David T. Lougee, our Chief Executive Officer, and Akin S. Harrison, our Senior Vice President and General Counsel, are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.
Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What should I do if I receive more than one (1) set of voting materials?
A:
This means you own shares of TEGNA common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Where can I find the voting results of the Special Meeting?
A:
TEGNA intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that TEGNA files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	When do you expect the Merger to be completed?
A:
We currently expect to complete the Merger in the second half of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Q:	How can I obtain additional information about TEGNA?
A:
TEGNA will provide copies of this proxy statement, documents incorporated by reference and its 2021 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, without charge to any stockholder who makes a written request to our Secretary at 8350 Broad Street, Suite 2000, Tysons, Virginia 22102. TEGNA’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on TEGNA’s Investor website at https://investors.tegna.com/. TEGNA’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?
A:
The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

TEGNA and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares are held in a brokerage account or TEGNA if you are a stockholder of record by sending a written request to our Secretary at 8350 Broad Street, Suite 2000, Tysons, Virginia 22102. In addition, TEGNA will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of TEGNA common stock, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
(877) 750-8226 (TOLL-FREE from the U.S. and Canada) or
+1 (412) 232-3651 (from other locations)

FORWARD-LOOKING STATEMENTS
This proxy statement, and any document to which TEGNA refers in this proxy statement, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include statements relating to TEGNA’s strategy, goals, future focus areas and the value of the proposed transaction to TEGNA stockholders. These forward-looking statements are based on TEGNA management’s beliefs and assumptions and on information available to management at the time the forward-looking statements were prepared or made, as applicable. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” “estimates,” “should,” “could,” “outlook,” and “anticipates” or similar expressions and the negatives of those terms. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied by the forward-looking statements, including the uncertainty associated with the potential impacts of the COVID-19 pandemic on TEGNA’s business, financial condition, and results of operations. Additional factors that could cause or contribute to such differences include, but are not limited to, the following:
•
the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the Merger and the related transactions involving the parties that could cause the parties to terminate the Merger Agreement;

•
risks related to the satisfaction of the conditions to closing the Merger (including the failure to obtain necessary regulatory approvals (including the FCC Consent) or the approval of the Company’s stockholders), and the related transactions involving the parties, in the anticipated timeframe or at all;

•	the risk that any announcements relating to the Merger could have adverse effects on the market price of TEGNA common stock;
•
disruption from the Merger making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with TEGNA’s customers, distributors, vendors and others with whom it does business;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the transactions involving the parties;
•	risks related to disruption of management’s attention from TEGNA’s ongoing business operations due to the Merger;
•	significant transaction costs related to the Merger;
•
the risk of litigation and/or regulatory actions related to the Merger or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future;

•	other business effects, including the effects of industry, market, economic, political or regulatory conditions;
•	information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks;
•	potential regulatory actions, changes in consumer behaviors and impacts on and modifications to TEGNA’s operations and business relating thereto;
•	changes resulting from the COVID-19 pandemic, including its effect on our revenues, particularly our non-advertising revenues, which could exacerbate any of the risks described above; and
•
such other risks and uncertainties described more fully in documents filed with or furnished to the SEC by TEGNA, including its Annual Report on Form 10-K previously filed with the SEC on March 1, 2022.

All information provided in this proxy statement is as of the date hereof and TEGNA undertakes no duty to update this information except as required by applicable law.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
The Special Meeting will be on [  ], 2022, at [  ] Eastern time (unless the Special Meeting is adjourned or postponed). Due to the potential public health impact of the coronavirus (COVID-19) and to support the well-being of our employees and stockholders, we will hold the Special Meeting virtually via a live webcast at www.virtualshareholdermeeting.com/TGNA2022SM. To participate in the Special Meeting, you must enter the 16-digit control number included in your proxy card or voting instruction form. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Special Meeting log-in page. Technical support will be available starting 15 minutes prior to the Special Meeting. If you have questions about your control number, please contact the bank, broker or other organization that holds your shares. You will not be able to attend the Special Meeting in person at a physical location.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to: (i) adopt the Merger Agreement Proposal; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) approve the Adjournment Proposal.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, during regular business hours for a period of no less than 10 days before the Special Meeting, as well as on the Special Meeting website. The list will also be available electronically during the Special Meeting at www.virtualshareholdermeeting.com/TGNA2022SM when you enter your 16-digit control number. As of the Record Date, there were [  ] shares of TEGNA common stock outstanding and entitled to vote at the Special Meeting.
The presence, in person or by proxy, of the holders of a majority of the shares of TEGNA common stock outstanding on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the outstanding shares of TEGNA common stock is required to approve the Merger Agreement Proposal. As of the Record Date, [  ] votes constitute a majority of the outstanding shares of TEGNA common stock. Adoption of the Merger Agreement by stockholders is a condition to Closing.
The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve the Compensation Proposal.
The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve the Adjournment Proposal.
For stockholders who attend the Special Meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” the Merger Agreement Proposal, “AGAINST” the Compensation Proposal and “AGAINST” the Adjournment Proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. TEGNA does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of TEGNA common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Stock Ownership and Interests of Certain Persons
Shares Held by TEGNA’s Directors and Executive Officers
As of the Record Date, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate, [  ] shares of TEGNA common stock, representing approximately [ ]% of the shares of TEGNA common stock outstanding on the Record Date.
We currently expect that our executive officers and directors will vote all of their respective shares of TEGNA common stock (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal, and (3) “FOR” the Adjournment Proposal.
Voting at the Special Meeting
The virtual Special Meeting will be held on [  ], 2022, at [  ] Eastern time at www.virtualshareholdermeeting.com/TGNA2022SM (unless the Special Meeting is adjourned or postponed). To vote during the Special Meeting, you must enter the 16-digit control number included in your proxy card or voting instruction form. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Special Meeting log-in page. Technical support will be available starting 15 minutes prior to the Special Meeting. If you have questions about your control number, please contact the bank, broker or other organization that holds your shares. Please note that if your shares of TEGNA common stock are held by a broker, bank or other nominee, and you wish to vote at the Special Meeting and did not obtain a control number, you must contact your bank, broker or other nominee to obtain a control number to vote your shares by ballot at the Special Meeting.
You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card in advance by mail, through the Internet, or by telephone. Although TEGNA offers four different voting methods, TEGNA encourages you to vote over the Internet or by phone as TEGNA believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares over the Internet or by telephone, there is no need for you to mail back your proxy card.
To Vote Over the Internet:
Vote at www.proxyvote.com in advance of the Special Meeting. The internet voting system is available 24 hours a day until 11:59 p.m. Eastern time on [  ], 2022. Once you enter the internet voting system, you can record and confirm (or change) your voting instructions. If you have any questions about www.proxyvote.com, please contact the bank, broker, or other organization that holds your shares.
To Vote by Telephone:
Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern time on [  ], 2022. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

To Vote by Proxy Card:
If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before 9:30 a.m. Eastern time on [  ], 2022.
All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
If you sign and return your signed proxy card without indicating how you want your shares of TEGNA common stock to be voted with regard to a particular proposal, or if you indicate that you wish to vote in favor of the Merger Agreement Proposal but do not indicate a choice on the Adjournment Proposal or the Compensation Proposal on an non-binding advisory basis, your shares of TEGNA common stock will be voted “FOR” each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting using your control number, or, if you did not obtain a control number, contacting your bank, broker or other nominee to obtain a control number so that you may vote. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote thereat, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
Any proxy given by a TEGNA stockholder may be revoked at any time before it is voted at the Special Meeting by doing any of the following:
•
if a proxy was submitted by telephone or through the Internet, by submitting another proxy by telephone or through the Internet, in accordance with the instructions detailed in the section of this proxy statement captioned “—Voting at the Special Meeting” at any time before your proxy is exercised at the Special Meeting;

•	by submitting a later-dated proxy card relating to the same shares of TEGNA common stock;
•
by delivering a signed written notice of revocation bearing a date later than the date of the proxy to TEGNA’s Secretary at 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, stating that the proxy is revoked, provided such written notice is received before your proxy is exercised at the Special Meeting; or

•	by attending the virtual Special Meeting and voting thereat (your attendance at the virtual Special Meeting will not, by itself, revoke your proxy).
If you hold your shares of TEGNA common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the virtual Special Meeting with your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors has unanimously: (i) determined that the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of TEGNA and its stockholders; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (iii) resolved to recommend that the TEGNA stockholders adopt the Merger Agreement; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the TEGNA stockholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The Board of Directors is soliciting your proxy, and TEGNA will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $35,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Solicitation initially will be made by mail and email. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of TEGNA common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by TEGNA or TEGNA’s directors, officers and employees.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we currently anticipate that the Merger will be consummated in the second half of 2022.
Appraisal Rights
If the Merger is consummated, stockholders who continuously hold shares of TEGNA common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that TEGNA stockholders who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of TEGNA common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances described in further detail in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to TEGNA before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold your shares of TEGNA common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger

Agreement—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex D to this proxy statement and incorporated herein by reference. If you hold your shares of TEGNA common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.
Delisting and Deregistration of TEGNA Common Stock
If the Merger is completed, the shares of TEGNA common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of TEGNA common stock will no longer be publicly traded.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of TEGNA common stock will be voted in accordance with the discretion of the appointed proxy holders.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two (2) or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a stockholder of record, you may contact us by writing to TEGNA at 8350 Broad Street, Suite 2000, Tysons, Virginia 22102. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of TEGNA common stock, please contact our proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
(877) 750-8226 (TOLL-FREE from the U.S. and Canada) or
+1 (412) 232-3651 (from other locations)

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.
Parties Involved in the Merger
TEGNA Inc.
8350 Broad Street, Suite 2000
Tysons, Virginia 22102
TEGNA is an innovative media company serving the greater good of our communities. Across platforms, we tell empowering stories, conduct impactful investigations and deliver innovative marketing services. With 64 television stations and two radio stations in 51 U.S. markets, we are the largest owner of top four network affiliates in the top 25 markets among independent station groups, reaching approximately 39% of U.S. television households. We also own leading multicast networks True Crime Network, Twist and Quest. Each television station also has a robust digital presence across online, mobile and social platforms, reaching consumers on all devices and platforms they use to consume news content. We have been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. Through TEGNA Marketing Solutions (TMS), our integrated sales and back-end fulfillment operations, we deliver results for advertisers across television, digital and over-the-top (OTT) platforms, including Premion, our OTT advertising network. TEGNA common stock is listed on the NYSE under the symbol “TGNA.”
Teton Parent Corp.
1601 W. Peachtree St. NE
Atlanta, Georgia 30309
Parent was formed on February 10, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Contribution Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement, the Contribution Agreement and arranging of the Preferred Securities Financing and the Debt Financing in connection with the Merger.
Teton Merger Corp.
1601 W. Peachtree St. NE
Atlanta, Georgia 30309
Merger Sub is an indirect wholly owned subsidiary of Parent and was formed on February 10, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the Preferred Securities Financing and the Debt Financing in connection with the Merger.
Teton Midco Corp.
1601 W. Peachtree St. NEAtlanta, Georgia 30309
Midco is a direct wholly owned subsidiary of Parent and was formed on February 10, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Contribution Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement, the Contribution Agreement and arranging of the Debt Financing in connection with the Merger.
Community News Media LLC
c/o Standard General L.P.
767 Fifth Avenue, 12th Floor
New York, New York 10153
CNM is a local broadcast and digital media company which indirectly owns four television stations in three markets. CNM’s portfolio includes primary affiliates of ABC, FOX, and MyNetworkTV.

CMG Media Corporation
1601 W. Peachtree Street
Atlanta, Georgia 30309
CMG is a media company with 33 television stations in 20 markets, 53 radio stations delivering all genres of content in 11 markets, and numerous streaming and digital platforms. CMG’s portfolio includes primary affiliates of ABC, CBS, FOX, NBC, and MyNetworkTV, as well as several news and independent stations. Additionally, CMG also offers a full suite of national, regional, local and digital advertising services with CMG Local Solutions, CoxReps and Gamut.
SG Holders
c/o Standard General L.P.
767 Fifth Avenue, 12th Floor
New York, New York 10153
The SG Holders are entities affiliated with, and/or funds managed by, Standard General.
Other Parent Restructuring Entities
The address of CNM Holdings is c/o Standard General L.P., 767 Fifth Avenue, 12th Floor, New York, New York 10153. The address of CMG Media Operating Company, LLC, CMG Farnsworth Television Holdings, LLC, CMG Farnsworth Television Operating Company, LLC and CMG Farnsworth Television Acquisition Company, LLC is c/o CMG Media Corporation, 1601 W. Peachtree Street, Atlanta, Georgia 30309. The address of Teton Midco Corp. and Teton Opco Corp. is c/o Teton Parent Corp., 1601 W. Peachtree Street, Atlanta, Georgia 30309.
CNM Holdings is a direct wholly owned subsidiary of CNM. CNM Holdings indirectly owns four television stations in three markets.
CMG Media is a direct wholly owned subsidiary of CMG. CMG Newco 1, CMG Newco 2 and CNM Merger Sub are indirect wholly owned subsidiaries of CMG. Opco is an indirect wholly owned subsidiary of Parent. CMG Newco 1, CMG Newco 2, CNM Merger Sub and Opco were all formed on February 10, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Contribution Agreement, and have not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the Contribution Agreement.
CNM, CNM Holdings and the SG Holders are each affiliates of Standard General. Standard General manages capital for public and private pension funds, endowments, foundations, and high-net-worth individuals. Standard General is a minority-controlled and operated organization. At the Effective Time, the Surviving Corporation will be indirectly owned by an affiliate of Standard General.
CMG and the other Parent Restructuring Entities (other than the SG Holders, CNM and CNM Holdings) are each affiliated with funds managed by affiliates of Apollo. Apollo is a leading global alternative investment manager. Apollo had assets under management of approximately $498 billion as of December 31, 2021. Apollo’s Class A shares are listed on the NYSE under the symbol “APO.” At the Effective Time, funds managed by affiliates of Apollo will hold non-voting preferred securities in Parent.
While Parent, Merger Sub and Midco are each currently affiliated with CMG, they will become affiliated with Standard General prior to and in connection with the Closing pursuant to the Restructuring. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Restructuring and Contribution Agreement.”
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into TEGNA and the separate corporate existence of Merger Sub will cease, with TEGNA continuing as the Surviving Corporation. As a result of the Merger, TEGNA will become an indirect wholly owned subsidiary of Parent, and TEGNA common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, TEGNA common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as may be agreed in writing by TEGNA and Parent and specified in the certificate of merger).
Effect on TEGNA If the Merger Is Not Completed
If the Merger Agreement is not adopted by the TEGNA stockholders, or if the Merger is not completed for any other reason:
i.	the TEGNA stockholders will not be entitled to, nor will they receive, any payment for their respective shares of TEGNA common stock pursuant to the Merger Agreement;
ii.
(a) TEGNA will remain an independent public company; (b) TEGNA common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) TEGNA will continue to file periodic reports with the SEC;

iii.
we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to TEGNA’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which TEGNA operates and economic conditions;

iv.
the price of TEGNA common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of TEGNA common stock would return to the price at which it trades as of the date of this proxy statement;

v.
the Board of Directors will continue to evaluate and review TEGNA’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that TEGNA’s business, prospects and results of operations will be adversely impacted; and

vi.
under specified circumstances, TEGNA will be required to pay Parent a termination fee of $163 million, upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”

Merger Consideration
TEGNA Common Stock
At the Effective Time, each share of TEGNA common stock other than the Excluded Shares outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes.
After the Merger is completed, you will have the right to receive the Per Share Merger Consideration in respect of each share of TEGNA common stock that you own immediately prior to the Effective Time (less any applicable withholding taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “—Appraisal Rights.”
Treatment of TEGNA Equity Awards
The Merger Agreement provides that each Company Restricted Stock Award outstanding immediately prior to the Effective Time will be converted into the right to receive a cash amount equal to the product of (i) the number of shares of TEGNA common stock subject to such Company Restricted Stock Award multiplied by (ii) the Per Share Merger Consideration, less amounts that are required to be withheld or deducted under applicable law.
The Merger Agreement also provides that each Company RSU Award and Company PSU Award, in each case, whether vested or unvested, outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive a cash amount equal to the product of (i) the number of shares of

TEGNA common stock subject to such Company RSU Award or Company PSU Award multiplied by (ii) the Per Share Merger Consideration, less amounts that are required to be withheld or deducted under applicable law. The number of shares of TEGNA common stock subject to a Company PSU Award not granted in 2021 will be determined in accordance with the provisions of the applicable award agreement, which generally provide that the number of shares is determined based on target performance, unless the two-year performance period is complete as of the change in control, in which case the number of shares is determined based on actual performance. The number of shares of TEGNA common stock subject to each Company PSU Award granted in 2021 will equal the greater of (x) such number as determined in accordance with the provisions of the applicable award agreement (as described in the immediately preceding sentence) and (y) the number of shares that would be paid under such award assuming the Company’s actual performance versus target performance for 2021 was also achieved for 2022.
The Merger Agreement also provides that each Company Phantom Share Unit Award will be converted into the right to receive a cash amount equal to the product of (i) the number of shares of TEGNA common stock in respect of such Company Phantom Share Unit Award multiplied by (ii) the Per Share Merger Consideration, less amounts that are required to be withheld or deducted under applicable law.
Background of the Merger
As part of TEGNA’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board of Directors and TEGNA’s senior management, with the assistance of financial and legal advisors, regularly reviews, considers and assesses TEGNA’s strategic alternatives. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives. The Board of Directors has also regularly engaged with TEGNA stockholders to discuss and solicit their perspectives on its strategic and financial direction. To assist in these evaluations, TEGNA regularly consults with J.P. Morgan and Greenhill, its financial advisors, and other strategic advisors, as well as with Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) and Covington & Burling LLP (“Covington”), its legal advisors.
In August 2019, Standard General filed a beneficial ownership report on Schedule 13G with the SEC, reporting beneficial ownership on behalf of itself and certain affiliates of 9.2% of TEGNA common stock. Subsequently, in September 2019, Standard General filed a beneficial ownership report on Schedule 13D (the “Schedule 13D”) with the SEC, reporting beneficial ownership on behalf of itself and certain affiliates of 9.8% of TEGNA common stock and disclosing an intent to “become actively engaged” with TEGNA.
Between October and December 2019, members of the Board of the Directors and members of senior management engaged in discussions and interviews with Mr. Kim, covering matters relating to corporate strategy, governance and stockholder engagement and Mr. Kim’s request for a seat on the Board of Directors. Following these discussions, the Board of Directors determined that it would not be advisable for Mr. Kim to be appointed to the Board of Directors at this time, in part because of the Board of Directors’ view, in accordance with TEGNA’s Ethics Policy, that Mr. Kim had conflicts of interest due to his and Standard General’s affiliation with Standard Media Group and MediaCo Holding, two companies in the broadcasting industry.
Between January and April 2020, Standard General nominated four individuals – including Mr. Kim and Deborah McDermott, the Chief Executive Officer of Standard Media – to the Board of Directors, and ran a proxy contest in connection with such nominations.
On January 15, 2020, Standard General filed with the SEC an amendment to its Schedule 13D, reporting beneficial ownership on behalf of itself and certain affiliates of 9.7% of TEGNA common stock.
On February 20, 2020, TEGNA received an informal, verbal offer from Party A, a broadcasting industry participant, to potentially acquire TEGNA for $18.50 in cash and $1.50 in shares of Party A common stock, subject to due diligence. Thereafter, the Board of Directors discussed this proposal with members of TEGNA senior management and financial and legal advisors, and authorized management and advisors to enter discussions with Party A, including to negotiate a non-disclosure agreement to facilitate Party A’s due diligence review of TEGNA.
Following various preliminary discussions over the prior year regarding the exploration of possible transactions, including a possible combination of certain assets, between representatives of TEGNA and Apollo, on February 24, 2020, TEGNA entered into a reciprocal non-disclosure agreement with an affiliate of Apollo, which contained a customary standstill restriction that allowed Apollo to submit confidential proposals to the Chief Executive Officer or Chairman of the Board of Directors. Thereafter, TEGNA and Apollo provided due diligence information to each other.
On February 28, 2020, TEGNA entered into a non-disclosure agreement with Party A, which contained a customary standstill restriction with a customary “fall-away provision” that allowed Party A to submit confidential proposals to the Board of Directors. Thereafter, TEGNA provided non-public due diligence information to Party A and engaged in further discussions with Party A regarding a potential transaction.
On March 1, 2020, the Board of Directors held a meeting during which representatives of J.P. Morgan and Greenhill summarized Party A’s proposal, including the proposed purchase price. Representatives of J.P. Morgan and Greenhill also reviewed with the Board of Directors a summary of its preliminary valuation analyses, including based on management’s financial projections using a range of different assumptions, and answered questions from the directors regarding the valuation analyses and management’s projections that were used as part of the analyses. In addition, representatives of J.P. Morgan and Greenhill provided the Board of Directors with a summary of Party A’s business and financial profile. Also during the meeting, the Board of Directors discussed TEGNA’s standalone prospects and strategic plans, and provided guidance to management and the financial advisors with respect to discussions with Party A.
On March 4, 2020, TEGNA received a revised proposal from Party A for a potential acquisition of TEGNA for $18.75 in cash and $1.30 in shares of Party A common stock, subject to continued due diligence. The proposal stated that committed debt financing would be provided by a specific financial institution and commitment letters were provided to TEGNA in connection with such proposal.
On March 6, 2020, TEGNA received a proposal letter from Apollo in which Apollo offered to acquire TEGNA for $20.00 per share in cash, with 100% of the equity financing to be provided by Apollo and debt financing to be provided by internationally recognized leading financial institutions.
On March 7, 2020, TEGNA received a letter from Apollo, in which Apollo stated that it appreciated the information that had been shared since the non-disclosure agreement was executed on February 24, 2020, and based on the due diligence information received, including during calls with members of TEGNA’s management, Apollo was highly confident that it could materially increase the proposed purchase price if given more access to due diligence information.
On March 11, 2020, TEGNA received a proposal letter from Party B, a broadcasting industry participant, to acquire TEGNA for $20.00 in cash per share, subject to completion of confirmatory due diligence. The proposal letter indicated that Party B had identified 100% of the financing sources to support its proposal. However, the letter did not disclose any information about the identity or type of these financing sources. Thereafter, TEGNA’s senior management and financial advisors discussed with Party B its financing and acquisition structure and indicated to Party B that TEGNA was willing to transact at the right price and was prepared to enter into a non-disclosure agreement and provide non-public due diligence information if Party B could provide sufficient information regarding its ability to finance the proposed acquisition of TEGNA.
On March 12, 2020, TEGNA received a letter from Apollo, in which Apollo reaffirmed its offer to acquire TEGNA for $20.00 per share in cash. The proposal letter also included additional diligence requests that Apollo stated could allow Apollo to increase the proposed purchase price. During the next two weeks, representatives of TEGNA continued to provide Apollo with due diligence information and held a number of discussions with representatives of Apollo. As a result of the emerging COVID-19 pandemic, representatives of Apollo communicated to representatives of TEGNA that the equity and debt markets were experiencing significant dislocations and therefore Apollo would not pursue an acquisition of TEGNA at this time.
On March 17, 2020, TEGNA received a proposal letter from Party C, a consortium consisting of a private investment firm and a broadcasting industry participant, to jointly acquire TEGNA for $20.00 per share, subject to due diligence. The proposal letter indicated that the parties would obtain a commitment for all sources of financing and would utilize its existing lender relationships to obtain committed debt financing, but the letter did not otherwise provide any information on the specific equity or debt financing sources. Representatives of TEGNA discussed this proposal with representatives of Party C but did not obtain any more specific information about Party C’s financing sources.

Throughout March 2020, the Board of Directors held a number of discussions, including with members of senior management and financial and legal advisors, regarding the proposals received from and subsequent discussions with Party A, Party B, Party C and Apollo, as well as TEGNA’s financial performance, standalone plan and the changing market, financial and business environments, including as a result of the emerging COVID-19 pandemic. Also during this period, TEGNA’s senior management and financial advisors discussed the proposals and feedback on the proposals with each of the interested parties.
On March 21, 2020, TEGNA received a letter from Party A, in which Party A stated that given the then-current economic upheaval, the dislocation in the capital markets, and the uncertainty as to the impact that these recent developments will have on both businesses, Party A was not going to engage with TEGNA on deal discussions at this time.
On March 29, 2020, TEGNA issued a press release stating that TEGNA had received four unsolicited acquisition proposals in recent weeks and that TEGNA and its advisors engaged substantially with two of these parties and provided them extensive non-public due diligence information. The press release further stated that these two parties made their proposals shortly before the recent market dislocation due to the COVID-19 pandemic and both subsequently informed TEGNA that they were ceasing discussions, and that the other two parties had not signed confidentiality agreements to enable due diligence and have not delivered any information on financing sources. Also, in the press release, Howard D. Elias, Chairman of the Board of Directors, stated, among other things, that the Board of Directors has been, and remains, willing to consider transactions that create compelling value.
On April 3, 2020, Standard General filed with the SEC an amendment to its Schedule 13D, reporting beneficial ownership on behalf of itself and certain affiliates of 11.8% of TEGNA common stock.
At the annual meeting of TEGNA stockholders held on April 30, 2020, none of Standard General’s nominees were elected to the Board of Directors.
On June 4, 2020, Standard General filed with the SEC an amendment to its Schedule 13D, reporting beneficial ownership on behalf of itself and certain affiliates of 9.9% of TEGNA common stock.
On June 11, 2020, Standard General filed with the SEC an amendment to its Schedule 13D, reporting beneficial ownership on behalf of itself and certain affiliates of 8.1% of TEGNA common stock.
During the summer and fall of 2020, members of senior management and advisors of TEGNA continued to have periodic informal discussions with representatives of Apollo and Party A regarding potential transactions, and members of senior management and advisors discussed these interactions with the Board of Directors, and also discussed with the Board of Directors the financing market, acquisition rumors, potential valuations and the regulatory environment. In addition, during this period, the Board of Directors continued to discuss TEGNA’s financial performance, standalone plan and prospects and the changing market, financial and business environments, including as to the significant effects of the COVID-19 pandemic.
On October 13, 2020, TEGNA received a proposal from Apollo to acquire TEGNA for $16.00 in cash, subject to due diligence.
At a virtual meeting of the Board of Directors held on October 27 and 28, 2020, the Board of Directors discussed and reviewed, together with J.P. Morgan, Greenhill and Wachtell Lipton, Apollo’s proposal. Representatives of the financial advisors reviewed with the Board of Directors a summary of the financial projections for TEGNA prepared by management at the direction of the Board of Directors to assist the Board of Directors in its review of a potential transaction involving TEGNA. The forecasted financial information included management’s base case projections, as well as an optimistic sensitivity case and a pessimistic sensitivity case that TEGNA management believed was important to include given the heightened levels of uncertainty due to the COVID-19 pandemic. The Board of Directors discussed TEGNA’s financial performance and standalone plan and the assumptions underlying the different cases of projections that management prepared, including in the context of the historical and most recent revenue and EBITDA trends for TEGNA, economic recovery from COVID-19, as well as industry changes and the regulatory environment. The financial advisors also reviewed with the Board of Directors a summary of preliminary valuation analyses, including an analysis based on the different cases, and discussed with the Board of Directors Apollo’s possible valuation methodology and the possible rationale behind the timing of the Apollo proposal and the proposed consideration. Also during this meeting, representatives of Wachtell Lipton discussed with the Board of Directors its fiduciary duties under Delaware law, including in connection with the Apollo proposal. Following further discussion regarding possible responses to Apollo, whether or not to approach other possible acquirers, the risk of leaks, regulatory considerations and risks inherent in a transaction with Apollo and other parties, the uncertainty surrounding the future of the media industry and the potential for continuing consolidation in the broadcast industry, the Board of Directors then authorized management to communicate to Apollo that the proposed consideration was insufficient, but that TEGNA was willing to engage and possibly provide additional due diligence materials to assist them in increasing the value of their proposal. The Board of Directors also authorized management to reach out to Party A and certain other potential counterparties to assess their interest in a potential transaction with TEGNA.
Thereafter, Dave Lougee, the Chief Executive Officer of TEGNA, and representatives of J.P. Morgan and Greenhill informed a representative of Apollo that its last offer was not sufficient, but that TEGNA was willing to provide additional due diligence materials to assist them in increasing the value of their proposal. In addition, Mr. Lougee contacted representatives of Party A and Mr. Elias contacted representatives of Party D (a broadcasting industry participant) to assess their respective interest in a potential acquisition of, or business combination with, TEGNA. Party A declined to further pursue a transaction with TEGNA at this time that involved a complete sale of TEGNA, and Party D also declined to engage with TEGNA.
During November 2020, Party A’s advisors continued to have discussions with TEGNA’s advisors regarding regulatory considerations relating to a transaction, with representatives of Party A noting that despite Party A’s unwillingness to make a strong commitment to obtain regulatory approval, Party A was still interested in a potential transaction of some variety, and the parties continued to discuss possible alternative transaction structures.
On November 2, 2020, TEGNA received a revised proposal from Apollo to acquire TEGNA at a price range of $16.50 to $18.00 per share. The proposal letter also indicated that if Apollo were to receive access to targeted due diligence information, they were confident that they could deliver a highly compelling proposal to TEGNA stockholders. Mr. Lougee informed the Board of Directors of this revised proposal and thereafter communicated to representatives of Apollo that the Board of Directors would consider it at its next meeting.
At a virtual meeting of the Board of Directors held on November 10, 2020, the Board of Directors discussed and reviewed, together with its financial and legal advisors, the latest proposal from Apollo. Representatives of the financial advisors reviewed with the Board of Directors a summary of a preliminary valuation analyses, and discussed the inputs of their analyses and related considerations. Also during this meeting, representatives of Wachtell Lipton discussed with the Board of Directors its fiduciary duties under Delaware law, including in connection with the Apollo proposal. Members of the Board of Directors provided guidance to senior management and TEGNA’s advisors with respect to the continued discussions with Apollo, which was thereafter communicated to Apollo, including that Apollo’s latest proposal was inadequate.
On December 7, 2020, TEGNA received a proposal from Party A to acquire TEGNA’s station assets in fourteen specified markets for an aggregate purchase price of $2.8 to $2.9 billion.
At a virtual meeting of the Board of Directors held on December 8 and 9, 2020, the Board of Directors discussed and reviewed, together with its financial and legal advisors, the status of discussions with each of Apollo and Party A regarding a potential transaction with TEGNA and the terms of the latest proposals by each of the parties and contemplated transaction structures, and that additional due diligence information continues to be provided to Apollo. Representatives of the financial advisors reviewed with the Board of Directors a summary of the financial projections provided by TEGNA’s management, which were updated by management to reflect ongoing strong performance of TEGNA’s business. The updated forecasted financial information also included management’s base case projections, as well as an optimistic sensitivity case and a pessimistic sensitivity case prepared by TEGNA management. The Board of Directors discussed the assumptions underlying these different cases, as well as TEGNA’s continuing strong financial performance, and the expectation that such strong performance would continue in the short term, but not necessarily in the long term. Representatives of the financial advisors also reviewed with the Board of Directors a summary of preliminary valuation analyses, including analyses based on the different cases. Members of the Board of Directors provided further guidance to senior management and TEGNA’s advisors with respect to the continued discussions with Apollo and Party A, and it was subsequently communicated to Party A that its latest proposal was inadequate.
Between January and May 2021, Standard General nominated four individuals to the Board of Directors, and ran a proxy contest in connection with such nominations.

On January 21, 2021, Standard General filed with the SEC an amendment to its Schedule 13D, reporting beneficial ownership on behalf of itself and certain affiliates of 7.6% of TEGNA common stock.
On February 10, 2021, TEGNA received a proposal from Party B to acquire TEGNA for $16.00 in cash and $4.00 in newly issued preferred stock per share of TEGNA common stock, subject to due diligence.
At a virtual meeting of the Board of Directors held on February 17 and 18, 2021, the Board of Directors discussed and reviewed, together with its financial and legal advisors, the proposal from Party B, including the proposed price, structure, preferred stock component and the debt financing component, as well as the recommended response to the proposal. Representatives of each of J.P. Morgan and Greenhill also reviewed with the Board of Directors a summary of the financial projections and cases, each of which had been updated by management in January 2021 to account for TEGNA’s financial performance and ongoing business trends. The financial advisors also reviewed with the Board of Directors a summary of their respective preliminary valuation analyses, including analyses based on the different cases, as well as TEGNA’s performance and standalone prospects. Based on such review, the Board of Directors determined that Party B’s proposal was insufficient and directed that management and advisors convey this determination to Party B and also to convey the possibility of further discussions and potentially entering into a non-disclosure agreement for TEGNA to be able to provide non-public due diligence information.
On March 2, 2021, Standard General filed with the SEC an amendment to its Schedule 13D, reporting beneficial ownership on behalf of itself and certain affiliates of 9.2% of TEGNA common stock.
On March 4, 2021, Standard General filed with the SEC an amendment to its Schedule 13D, reporting the withdrawal of one of its nominees from the proxy contest.
On March 9, 2021, Standard General filed with the SEC an amendment to its Schedule 13D, reporting beneficial ownership on behalf of itself and certain affiliates of 7.9% of TEGNA common stock.
From the end of February to mid-March 2021, TEGNA’s senior management engaged in further discussions with representatives of Party B, and on March 12, 2021, TEGNA entered into a non-disclosure agreement with Party B, which included a customary standstill restricting Party B from taking certain actions with respect to TEGNA and its securities, and also included a customary “fall-away provision,” as well as the ability of Party B to submit confidential proposals to the Chief Executive Officer or Chairman of the Board of Directors. Thereafter, TEGNA provided non-public due diligence information to Party B.
On March 17, 2021, Standard General filed with the SEC an amendment to its Schedule 13D, reporting beneficial ownership on behalf of itself and certain affiliates of 7.0% of TEGNA common stock.
At a virtual meeting of the Board of Directors held on March 23, 2021, senior management of TEGNA updated the Board of Directors on discussions with Party B, including regarding Party B’s due diligence efforts.
On April 20, 2021, TEGNA received a letter from Party B in which Party B outlined the progress it has made on its due diligence and equity and debt financing, and stated that it expects to submit a fully financed proposal by the end of May 2021. The letter also indicated that Party B’s work over the next few weeks was meant to deliver to TEGNA stockholders value in excess of the $20.00 per share that was previously offered.
At a virtual meeting of the Board of Directors held on April 28 and 29, 2021, the Board of Directors discussed and reviewed, together with its financial and legal advisors, the status of discussions with Party B and Party B’s ongoing due diligence and financing efforts.
From May to November 2021, TEGNA’s senior management and advisors continued to have extensive discussions with representatives of Party B, including in connection with Party B’s diligence efforts and regarding the status of Party B’s financing efforts and transaction structure alternatives, and senior management and advisors continued to update the Board of Directors of these discussions during this period.
At the annual meeting of TEGNA stockholders held on May 7, 2021, none of Standard General’s nominees were elected to the Board of Directors.
Also on May 12, 2021, Standard General filed with the SEC an amendment to its Schedule 13D, reporting beneficial ownership on behalf of itself and certain affiliates of 4.8% of TEGNA common stock.

In late June 2021, Mr. Kim contacted representatives of J.P. Morgan to discuss the possibility of Standard General submitting an offer to acquire TEGNA. Following this discussion, Mr. Elias, members of TEGNA’s senior management and representatives of J.P. Morgan discussed the possibility of Mr. Kim submitting a proposal to acquire TEGNA, and representatives of J.P. Morgan were instructed to, and thereafter did, continue discussing this possibility with Mr. Kim.
On July 12, 2021, TEGNA received a proposal letter from Standard General in which Standard General offered to acquire TEGNA at a price per share in the range of $22.00 to $24.00, with the acquisition price to be refined in connection with its due diligence review of TEGNA. The proposal letter further noted that the transaction would be implemented with the support of a leading global private equity firm. The proposal letter also stated that Standard General was prepared to execute a non-disclosure agreement with a customary standstill provision. Standard General subsequently indicated to TEGNA that the private equity firm referenced in its letter was Apollo and that Standard General had become aware of Apollo’s interest in TEGNA as a result of prior public disclosure that Apollo had submitted transaction proposals to TEGNA.
At a meeting of the Board of Directors held on July 21 and 22, 2021, the Board of Directors discussed and reviewed, together with its financial and legal advisors, the recent discussions with Standard General, Apollo and Party B, and discussed and reviewed the proposal received from Standard General on July 12, 2021 and the status of the negotiation of the non-disclosure agreement with Standard General, as well as possible next steps and negotiating dynamics. Representatives of the financial advisors and senior management reviewed with the Board of Directors a summary of the financial projections provided by TEGNA’s management. The forecasted financial information also included management’s base case projections, as well as an optimistic sensitivity case and a pessimistic sensitivity case prepared by TEGNA management. The Board of Directors discussed the assumptions underlying these different cases. Representatives of the financial advisors also reviewed with the Board of Directors a summary of preliminary valuation analyses, including analyses based on the different cases. Members of the Board of Directors provided further guidance to senior management and TEGNA’s advisors with respect to the continued discussions with Standard General, Apollo and Party B, including with respect to the possibility that Standard General would work with Apollo in connection with a potential transaction.
On July 23, 2021, TEGNA entered into a non-disclosure agreement with Standard General, which included a customary standstill restricting Standard General from taking certain actions with respect to TEGNA and its securities, but that permitted Standard General to make confidential proposals to the Board of Directors.
On July 24, 2021, TEGNA entered into an amendment to its non-disclosure agreement with Apollo entered into in February 2020. The amendment extended the term of the initial non-disclosure agreement and permitted Apollo to work with Standard General in connection with a potential transaction involving TEGNA.
On September 20, 2021, TEGNA received a proposal from Standard General and Apollo to acquire TEGNA for $22.00 in cash per share, outlining a structure in which Standard General would own 100% of the voting common stock and funds managed by affiliates of Apollo would provide financing in the form of non-convertible, non-voting preferred equity.
Also, on September 20, 2021, TEGNA received a proposal from Party B to acquire TEGNA for $23.00 in cash per share. The proposal also included draft preferred equity financing documentation from one of the several potential preferred equity sources of financing (while noting that Party B was still in discussions with several other preferred equity financing sources), but no debt financing documentation was included in the proposal. Party B stated that it had advanced discussions with various financing institutions to provide debt financing.
At a telephonic meeting of the Board of Directors held on September 28, 2021, which was attended by certain members of TEGNA’s management and representatives of J.P. Morgan, Greenhill, Wachtell Lipton and Covington, the Board of Directors discussed and reviewed the proposals from Standard General and Party B. Representatives of the financial and legal advisors provided the Board of Directors with a summary of each proposal, including the proposed consideration, required regulatory approvals, proposed timing, financing structure and commitments and status of due diligence and other relevant information included in each proposal, as well as additional feedback representatives of J.P. Morgan received from each party during follow-up calls with the principals and key financing sources. Members of management also reported that Covington, as TEGNA’s regulatory counsel, would be discussing the regulatory considerations of each proposal with the applicable party’s regulatory counsel.

At a telephonic meeting of the Board of Directors held on October 7, 2021, which was attended by certain members of TEGNA’s management and representatives of J.P. Morgan, Greenhill, Wachtell Lipton and Covington, the Board of Directors further discussed and reviewed the proposals from Standard General and Party B. Representatives of J.P. Morgan provided the Board of Directors with an update on written responses that TEGNA had requested and received from each of the parties relating to transaction structure, financing structure, regulatory efforts and other significant issues. Representatives of Wachtell Lipton discussed with the Board of Directors its fiduciary duties under Delaware law in connection with evaluating each of the proposals and other considerations in connection with pursuing either a standalone strategy or a sale of TEGNA, and representatives of Wachtell Lipton and Covington discussed antitrust and FCC considerations in connection with each of the proposals. Representatives of J.P. Morgan and Greenhill then reviewed with the Board of Directors their respective summaries of their preliminary valuation analyses, including summarizing how these analyses were different from the analyses summarized at prior meetings of the Board of Directors, and answered questions from the directors regarding these valuation analyses. Directors, members of management and the financial and legal advisors further discussed TEGNA’s potential strategic alternatives and standalone plans, potential growth areas for TEGNA, and other opportunities that could be explored by TEGNA, including potential joint ventures or other potential transaction structures, the actions being taken by TEGNA’s peer broadcasting companies and TEGNA’s review of strategic options over the past few years.
At a telephonic meeting of the Board of Directors held on October 11, 2021, which was attended by TEGNA’s general counsel and representatives of Wachtell Lipton, the Board of Directors discussed TEGNA’s long-range plan, financial performance, business trends and the current business and regulatory environment, including the expectation that TEGNA’s strong performance would continue in the short term, but not necessarily in the long term. The Board of Directors also discussed and came to the consensus that it would be beneficial for TEGNA and its stockholders to continue evaluating and exploring the two proposals received from Standard General and Party B in order to determine if such proposals were actionable and would maximize value to TEGNA stockholders. The Board of Directors also discussed the possibility of soliciting additional proposals to acquire TEGNA, but noted that it was public knowledge that TEGNA was evaluating acquisition proposals and that there was no impediment to any party submitting a proposal. The Board of Directors also discussed the proposals from Standard General and Party B and possible next steps with each of these parties. Following discussion, the Board of Directors authorized Mr. Elias, Mr. Lougee and TEGNA’s management and advisors to take any actions necessary and appropriate to determine the viability of each proposal and to maintain a robust process in order to maximize value for TEGNA stockholders, including sending a draft merger agreement to the interested parties.
On October 25, 2021, representatives of Wachtell Lipton sent an initial draft of the merger agreement to representatives of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), Standard General’s legal advisors, and also to Party B’s legal advisors.
At a virtual meeting of the Board of Directors held on October 27 and 28, 2021, the Board of Directors further discussed and reviewed, together with representatives of TEGNA’s management, J.P. Morgan, Greenhill, Wachtell Lipton and Covington, recent discussions with and the proposals from Standard General and Party B, including with respect to their financing structures and potential regulatory approval considerations. Representatives of Wachtell Lipton and Covington also discussed with the Board of Directors various aspects of a potential transaction with Standard General or Party B, including with respect to the regulatory approvals and financing frameworks and potential issues, and also summarized for the Board of Directors the material terms of the form of the draft merger agreement that was provided to Standard General and Party B.
On November 2, 2021, representatives of Party B’s legal advisor sent representatives of Wachtell Lipton a markup of the merger agreement.
On November 7, 2021, representatives of Fried Frank sent representatives of Wachtell Lipton a markup of the merger agreement.
On November 9, 2021, Mr. Kim contacted representatives of J.P. Morgan to provide an update on Standard General’s financing structure and to express the view that they did not believe they would have issues obtaining regulatory approvals and did not expect to be required to make any divestitures, but that in any case they would agree to a “hell-or-high-water” regulatory efforts obligation.

On November 12, 2021, representatives of Party B’s legal advisor sent representatives of Wachtell Lipton a further revised markup of the merger agreement.
On November 15, 2021, representatives of Wachtell Lipton discussed with representatives of Fried Frank certain material issues in the markup of the draft merger agreement and provided to Fried Frank an issues list highlighting those issues that TEGNA wanted specific responses to prior to further engagement, which included the amount and triggers for the regulatory and financing termination fees, the regulatory efforts covenant, the duration of the outside date and extensions, the financing “marketing period” length and start date, the definition of “material adverse effect” and specific exceptions, the non-solicitation covenant and related exceptions and the interim operating covenants and specific exceptions thereto in order for TEGNA to have flexibility to conduct its business prior to closing.
Also on November 15, 2021, representatives of Wachtell Lipton discussed with representatives of Party B’s legal advisor certain material issues in the markup of the draft merger agreement and provided them with an issues list highlighting those issues that TEGNA wanted specific responses to prior to further engagement, which included deletions of the regulatory and financing reverse termination fees, the regulatory efforts covenant, the duration of the outside date and extensions, the definition of “material adverse effect” and specific exceptions, the non-solicitation covenant and related exceptions and the interim operating covenants and specific exceptions thereto in order for TEGNA to have flexibility to conduct its business prior to closing.
On November 18, 2021, representatives of J.P. Morgan discussed with representatives of Party B the status of Party B’s financing efforts and timeline for submitting a revised proposal. Representatives of Party B indicated that they were progressing their financing work and expected to submit a revised proposal on November 22, 2021.
On November 21, 2021, representatives of J.P. Morgan discussed with representatives of Party B the status of Party’s B financing efforts, with representatives of Party B indicating that the financing was secured and that a revised proposal and response on the merger agreement terms was still expected by Party B to be delivered to TEGNA on November 22, 2021. Representatives of Party B asked about the importance of regulatory and financing reverse termination fees to any deal, and representatives of J.P. Morgan stated that the Board of Directors is highly focused on deal certainty, and reverse termination fees are an essential component of being comfortable with the level of certainty for any transaction.
On November 23, 2021, TEGNA received a revised proposal letter from Standard General to acquire TEGNA for $22.65 in cash per share of TEGNA common stock, with non-voting preferred equity financing from Apollo. The revised proposal letter included executed commitments from the debt financing sources. The revised proposal letter also stated that Standard General would agree to a “hell-or-high water” regulatory covenant and agree to a regulatory reverse termination fee. In addition, the proposal package also included responses to TEGNA’s high-level issues list that was sent to representatives of Fried Frank on November 15, 2021. Thereafter, following Mr. Elias’ direction, representatives of J.P. Morgan communicated to Mr. Kim that the proposal letter was sent to the Board of Directors and it would be discussed, but that the expectation is that the Board of Directors will be disappointed with the modest movement in the proposed price.
Also, on November 23, 2021, Mr. Lougee contacted representatives of Party B to ask whether Party B intended to submit a revised proposal on price and merger agreement issues and for Party B to provide an update on the status of its equity and debt financing. Representatives of Party B indicated that they needed more time.
On November 28, 2021, representatives of Party B contacted representatives of J.P. Morgan to inform them that Party B and its financing sources had made good progress and that they expected to submit a revised proposal and responses to the merger agreement issues by December 1, 2021, and on November 30, 2021 representatives of Party B reiterated to representatives of J.P. Morgan that Party B still intended to submit a revised proposal as soon as possible, but noted that it was taking longer than expected due to changes in the structure of the financing.
On December 1, 2021, the Board of Directors held a virtual meeting, which was attended by TEGNA’s management and financial and legal advisors. During the meeting, representatives of the financial and legal advisors provided the Board of Directors with an update on the status of negotiations with Standard General (with non-voting preferred equity financing from Apollo) and Party B, including the revised proposal from Standard General to acquire TEGNA for $22.65 per share, subsequent communications between representatives of J.P. Morgan and Standard General regarding TEGNA’s performance, valuation and the material terms of the draft merger agreement. TEGNA’s management discussed with the Board of Directors TEGNA’s financial performance, business trends and the updated forecasted financial information that was provided to TEGNA’s financial advisors and the bidders, noting that management believed these updated forecasts should support a higher offer. Representatives of J.P. Morgan and Greenhill then reviewed and discussed with the Board of Directors their respective updated preliminary valuation analyses, including based on the updated financial forecasts. The Board of Directors then discussed with TEGNA’s management and financial and legal advisors the various aspects of TEGNA’s valuation, standalone prospects and strategy for communicating TEGNA’s views on value to Standard General.
On December 2, 2021, representatives of J.P. Morgan discussed TEGNA’s views on value with Mr. Kim, including explaining various analyses that corresponded to a higher per share price than offered by Standard General. Mr. Kim responded that he would be prepared to pay more than the last offer of $22.65 per share, but that the advisors for both parties would need to resolve the remaining open points in the merger agreement. Representatives of J.P. Morgan noted that representatives of Wachtell Lipton would soon circulate a revised draft of the merger agreement.
On December 3, 2021, representatives of Wachtell Lipton sent representatives of Fried Frank a revised draft of the merger agreement, and thereafter the parties continued to exchange drafts of the merger agreement and the ancillary agreements through their respective legal advisors, and representatives of Wachtell Lipton, Fried Frank, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), Apollo’s legal advisor, Cooley LLP, regulatory counsel to Apollo, Covington and Pillsbury Winthrop Shaw Pittman LLP, regulatory counsel to Standard General, continued to discuss the open issues in these agreements.
On December 4 and 5, 2021, representatives of J.P. Morgan discussed with certain equity financing sources for Party B the status of the equity and debt financing for Party B’s proposal to acquire TEGNA, including various issues that the financing sources and Party B were negotiating and the potential timeline for Party B to submit a fully financed and actionable revised proposal to TEGNA.
On December 7, 2021, the Board of Directors held a virtual meeting, which was attended by TEGNA’s management and financial and legal advisors. During the meeting, representatives of TEGNA’s financial and legal advisors provided the Board of Directors with an update on the status of negotiations with Standard General and Party B and discussed various open issues with the directors. Representatives of Wachtell Lipton summarized and discussed with the directors the significant open issues in the merger agreement, including the regulatory efforts covenant, the amount and triggers for the regulatory and financing reverse termination fees, the “material adverse effect” definition and exceptions and what actions would be permitted under the interim operating covenants. Following this discussion, representatives of J.P. Morgan and Wachtell Lipton summarized and discussed with the Board of Directors Party B’s proposed terms and financing structure and associated risks.
On December 8, 2021, representatives of J.P. Morgan discussed with financial advisors of Standard General TEGNA’s feedback on certain material terms in the merger agreement and views on the valuation that were communicated to Mr. Kim on December 2, 2021. The representatives of the financial advisors for Standard General stated that while their client has some flexibility on price and would be willing to move higher, they wanted more specific feedback on the proposal.
Also on December 8, 2021, representatives of J.P. Morgan discussed with representatives of Party B the status of Party B’s financing efforts.
On December 9, 2021, representatives of Standard General provided TEGNA with a letter in which Standard General stated that its proposal to acquire TEGNA for $22.65 per share provided a compelling value opportunity for TEGNA stockholders and that the terms of the draft merger agreement that Standard General was willing to accept were favorable to TEGNA, including a “hell-or-high water” regulatory covenant to address any regulatory concerns, a commitment on the part of CMG Media Corporation (“CMG”) (an Apollo portfolio company that owns Cox Media Group) to cooperate with the regulatory approval process (which was one of the requirements that representatives of TEGNA conveyed to representatives of Standard General) and a regulatory reverse termination fee of 4%. The letter further stated that if TEGNA did not provide a response by 12:00 p.m. on December 13, 2021 in the form of a price at which TEGNA would be prepared to transact, Standard General would be forced to conclude that TEGNA was unwilling to engage in a transaction and would discontinue its pursuit of TEGNA.

On December 12, 2021, following a discussion between representatives of J.P. Morgan and Mr. Kim and Standard General’s financial advisor, Mr. Elias and Mr. Lougee, on behalf of TEGNA, sent a letter to Mr. Kim, informing Mr. Kim that since the initial proposal to acquire TEGNA for a purchase price in the range of $22.00 to $24.00 per share, TEGNA had reported strong earnings for the fiscal quarter ended September 30, 2021 and that many of the same trends continued. The letter further stated that the Board of Directors would be prepared to transact at a price of $25.00 per share, assuming the parties could resolve the remaining issues in the merger agreement.
On December 14, 2021, representatives of an equity financing source for Party B notified representatives of J.P. Morgan that they and Party B did not reach an agreement on terms between them and as a result this financing source would not proceed further as a financing source for Party B. Representatives of J.P. Morgan confirmed this discussion with representatives of Party B on December 15, 2021. The representatives of Party B indicated that Party B intended to seek to replace its equity financing sources and needed more time to submit a fully financed proposal.
On December 14, 2021, TEGNA’s, Standard General’s and Apollo’s legal advisors discussed various issues in the merger agreement and the other transaction documents, including the regulatory efforts covenant, representations regarding regulatory matters, the regulatory reverse termination fee and triggers for that fee, flexibility for TEGNA to conduct its business prior to the closing, including in connection with negotiations and entering into material contracts, financing efforts and cooperation covenants, including a proposed “marketing period,” the definition of “Company Material Adverse Effect” and exceptions, covenants regarding non-solicitation of alternative proposals, closing conditions and termination rights and certain other issues.
On December 15, 2021, representatives of J.P. Morgan informed Mr. Kim and Standard General’s advisors that Mr. Elias was prepared to meet with Mr. Kim to engage in continued negotiations on the transaction price and other material deal terms if Standard General were prepared to materially increase its proposed purchase price towards TEGNA’s last proposal of $25.00 per share. Representatives of J.P. Morgan also stated that prior to the meeting, representatives of TEGNA, including Mr. Lougee, and its advisors would first need to discuss various issues in the merger agreement with representatives and advisors of Standard General, including those related to operating covenants and flexibility to enter into material contracts between signing and closing. The parties also discussed the potential timeline of the contemplated transaction, and the possibility that the timeline to a potential signing would likely extend into the beginning of 2022.
On December 16, 2021 and December 17, 2021, TEGNA’s, Standard General’s and Apollo’s representatives, including legal advisors, continued to discuss various issues in the merger agreement and the other transaction documents, and representatives of Wachtell Lipton circulated revised drafts of the merger agreement and the other transaction documents to representatives of Fried Frank.
At a telephonic meeting of the Board of Directors held on December 19, 2021, Mr. Elias and members of management provided the Board of Directors with an update on the status of negotiations with Standard General and Party B. With respect to Standard General, Mr. Elias updated the Board of Directors on the letter sent to Mr. Kim on December 12, 2021, as well as on the open issues in the merger agreement, including the merger consideration negotiation and the regulatory reverse termination fee issues. Members of the Board of Directors and TEGNA’s management discussed TEGNA’s strategy for resolving any open issues on the merger agreement (including the price and the possibility of proposing a “ticking fee” to both bridge any valuation gap and incentivize Standard General to proceed more expeditiously towards a closing), ongoing work streams, proposed timing and the status of the financing documentation, and members of the Board of Directors provided guidance to Mr. Elias and members of management on certain of these matters and authorized them to continue negotiating with Standard General to resolve these issues consistent with their guidance, including with respect to price. With respect to Party B, Mr. Elias updated the Board on Party B’s financing efforts. Thereafter, on December 21, 2021 and December 22, 2021, representatives of J.P. Morgan and Mr. Kim discussed the timing for the negotiations regarding the remaining open issues in the merger agreement, including the merger consideration.
Also on December 21, 2021, TEGNA’s, Standard General’s and Apollo’s legal advisors discussed various issues in the merger agreement and the other transaction documents, including the regulatory efforts covenant, representations regarding regulatory matters, the regulatory reverse termination fee and triggers for that fee, flexibility for TEGNA to conduct its business prior to the closing, including in connection with negotiations and entering into material contracts, financing efforts and cooperation covenants, including a proposed “marketing period” and certain other issues.
On December 25, 2021, representatives of Fried Frank circulated a revised draft of the merger agreement to representatives of Wachtell Lipton and Covington.
On December 27, 2021, representatives of TEGNA (including Mr. Elias and Mr. Lougee), Standard General, Apollo, Wachtell Lipton, Fried Frank and Paul Weiss held several discussions regarding the open issues in the merger agreement and the other transaction agreements, including the regulatory efforts covenant, the regulatory reverse termination fee and triggers for that fee, flexibility for TEGNA to conduct its business prior to the closing, including in connection with negotiations and entering into material contracts, and certain other issues. During this discussion, Mr. Elias and Mr. Lougee stressed that valuation, deal certainty and speed were critical elements for TEGNA, and explained that while TEGNA believed in its standalone prospects, TEGNA was amenable to a transaction with terms that would provide more value to TEGNA stockholders than its standalone prospects.
On December 28, 2021, representatives of Wachtell Lipton, Fried Frank and Paul Weiss continued to discuss certain open issues in the merger agreement and the ancillary agreements, including the financing efforts and cooperation covenants.
On January 3, 2022, TEGNA’s and Standard General’s advisors discussed the next steps in the potential transaction, with Standard General’s advisors indicating that they were discussing with their financing sources the open points in the merger agreement, particularly TEGNA’s position that the payment of the regulatory reverse termination fee should not require a breach of the merger agreement. On January 7, 2022, Mr. Kim spoke to representatives of J.P. Morgan regarding the proposed transaction during which they discussed the regulatory reverse termination fee and the agreement on the hell-or-high water regulatory covenant. Mr. Kim further stated to representatives of J.P. Morgan that he wanted to present an updated proposal to Mr. Elias directly, in which he would also propose a possible compromise position on the regulatory reverse termination fee structure.
On January 8, 2022, Mr. Elias and Mr. Kim spoke regarding the terms of the proposed transaction. During this discussion, Mr. Kim offered a potential compromise structure in which Standard General would pay a lower regulatory reverse termination fee if there was no breach of the merger agreement (for example, the parties failed to obtain the required regulatory approvals by the Outside Date but fully complied with their obligations under the merger agreement to obtain those regulatory approvals) and that there would be a higher regulatory reverse termination fee if there was a material breach of the regulatory covenant. In terms of merger consideration, Mr. Kim stated that Standard General was willing to increase the proposed purchase price to $23.65 per share if TEGNA were to accept their position on the reverse termination fee construct, in which a breach would be required to trigger the payment of any regulatory reverse termination fee. Alternatively, Standard General would pay the $22.65 per share previously proposed but would agree to a bifurcated regulatory reverse termination fee structure, with Standard General paying 2% of TEGNA’s equity value in a no-breach scenario and there being a termination fee of 4% of TEGNA’s equity value if there was a breach of the merger agreement. Following this discussion, Mr. Elias informed the Board of Directors of this proposal.
On January 10, 2022, Mr. Kim contacted representatives of J.P. Morgan to discuss the proposed transaction. Mr. Kim indicated that he had a productive discussion with Mr. Elias regarding the proposed merger consideration and the regulatory reverse termination fee and a possible path forward through a bifurcated fee structure, and explained his proposal to representatives of J.P. Morgan. Representatives of J.P. Morgan informed Mr. Kim that they expected Mr. Elias to revert soon with TEGNA’s response.
On January 11, 2022, Mr. Elias and Mr. Kim continued their discussion of the transaction price and the structure and amount of the regulatory reverse termination fee. During this discussion, Mr. Elias indicated that TEGNA would not agree to a regulatory termination construct that required a breach for the payment of any fee. However, Mr. Elias stated that TEGNA would be willing to proceed with the proposed transaction if the purchase price was $24.65 per share, and would be prepared to accept a bifurcated regulatory reverse termination fee structure with a fee of 2.75% of TEGNA’s equity value at the deal price if there was no breach of the merger agreement, with the fee increasing to 5.5% if there was a breach of the merger agreement. Mr. Elias also explained that TEGNA’s willingness to agree to a bifurcated fee structure was a significant concession and as a result Standard General and Apollo would need to agree to the robust regulatory efforts covenant that TEGNA’s legal advisors were negotiating.
On January 13, 2022, Mr. Kim communicated to Mr. Elias that Standard General would agree to proceed on the basis of a bifurcated regulatory reverse termination fee structure but only if the purchase price for TEGNA was $23.10 and the regulatory reverse termination fees were 2.25% of TEGNA’s equity value in a no-breach scenario and 4.5% of TEGNA’s equity value in a breach scenario.
On January 14, 2022, Mr. Elias and Mr. Kim continued their discussion of the transaction price and the structure and amount of the regulatory reverse termination fee. During this discussion, Mr. Elias rejected Mr. Kim’s most recent proposal and discussed with Mr. Kim TEGNA’s ongoing positive performance and views on valuation, and indicated that if Standard General were to propose a price above $24.00 per share, TEGNA and its advisors would expeditiously proceed to finalize negotiations on the remaining points.
Also on January 14, 2022, a representative of Party B contacted representatives of J.P. Morgan to inform J.P. Morgan that Party B’s stand-alone performance was improving and it was continuing to look for different structures and financing alternatives to potentially acquire TEGNA.
On January 14, 2022, the Board of Directors held a virtual meeting, which was attended by TEGNA’s management and financial and legal advisors. During the meeting, Mr. Elias and Mr. Lougee provided the Board of Directors with an update on the status of negotiations with Standard General, including the negotiations regarding the merger consideration, the regulatory reverse termination fee (including the proposal by Standard General to bifurcate the amount of this fee if there was a material breach of the regulatory efforts covenant) and the possibility of introducing a “ticking fee” concept to bridge the valuation gap and incentivize Standard General to more expeditiously attempt to obtain regulatory approvals for the transaction. Following discussions regarding these topics, Mr. Elias described to the Board of Directors the recent outreach by Party B to representatives of J.P. Morgan. Also, during this meeting, Mr. Lougee discussed with the Board of Directors TEGNA’s recent and expected financial performance and discussions with distributors and provided a brief business and investor relations update.
On January 18, 2022, representatives of Party B and its financial advisor contacted representatives of J.P. Morgan to inform them that Party B was actively pursuing an updated financing package in order to submit a revised proposal to acquire TEGNA and provided details on Party B’s potential updated financing structure.
Between January 18, 2022 and January 21, 2022, Mr. Elias and Mr. Kim continued to negotiate the open issues in the merger agreement and the ancillary agreements. During this period, Mr. Kim proposed to Mr. Elias merger consideration of $23.70 in cash. Following discussion with TEGNA’s management and financial advisors, Mr. Elias informed Mr. Kim that TEGNA would be prepared to agree to a transaction at $24.50 per share. Mr. Elias also indicated that Standard General could agree to a “ticking fee” if the transaction was not consummated within nine months following signing as a way to bridge the valuation gap and provide additional comfort to TEGNA on Standard General’s efforts to consummate the closing on a more expedited timeline. In addition, Mr. Elias proposed that the amount of the regulatory reverse termination fee be 2.5% of TEGNA’s equity value at the transaction price if there is no breach of the merger agreement or 5% if there is a breach. Mr. Elias also proposed that the financing failure reverse termination fee be 5% of TEGNA’s equity value at the transaction price. The following day, Mr. Kim provided to Mr. Elias a further counteroffer of either $24.00 per share and no ticking fee, or $23.90 per share and a ticking fee of $0.10 cents per month starting nine months after the signing of the merger agreement. Mr. Elias indicated that he believed that $24.00 would be acceptable but only (i) with the ticking fee of $0.05 per month starting after nine months, and escalating to $0.15 per month after 12 months and (ii) if Standard General would accept TEGNA’s remaining positions on the regulatory efforts covenant and certain other open issues. Mr. Kim stated that he would agree to this construct but would need to seek approval from his financing sources.
On January 21, 2022, the Board of Directors held a virtual meeting during which Mr. Elias provided the Board of Directors with an update on the status of negotiations with Standard General and its financing sources, including that there was an agreement (subject to the approval of the Board of Directors) on the price of $24.00 per share and the amount of the financing and regulatory reverse termination fees, and described the remaining open issues in the merger agreement such as the regulatory efforts covenant and TEGNA’s “ticking fee” proposal, which was being considered by Standard General and its financing sources. Members of the Board of Directors indicated support for the terms that were negotiated. Mr. Elias also provided an update on interactions with Party B.
On January 24, 2022, Mr. Elias and Mr. Kim continued to discuss the terms of the proposed transaction, with Mr. Kim confirming the agreement on $24.00 per share and a “ticking fee” of $0.05 per month for the period between nine and 12 months following execution of definitive transaction documents, and also indicating that Standard General would accept most of TEGNA’s requests on the regulatory efforts covenant and certain other open points. However, Mr. Kim noted that the amount of the “ticking fee” after 12 months following signing remained an open item, but that he was confident it would be resolved in due course. Based on this discussion, Mr. Elias and Mr. Kim further agreed that the parties and their advisors would expeditiously continue discussing and finalizing the transaction agreements.
On January 24, 2022, representatives of Wachtell Lipton sent representatives of Fried Frank a revised draft of the merger agreement reflecting Mr. Elias’ and Mr. Kim’s agreement, and thereafter the parties continued to discuss and exchange drafts of the merger agreement and the other transaction documents through February 21, 2022, including negotiating the terms of the non-solicitation covenant, the regulatory efforts covenant, the restrictions on TEGNA’s operations between signing and closing, the triggers for the regulatory reverse termination fees, TEGNA’s efforts to assist Standard General in its financing efforts and certain other issues.
On January 31, 2022, the Board of Directors held a virtual meeting during which Mr. Elias and representatives of Wachtell Lipton provided the Board of Directors with an update on the status of negotiations with Standard General and its financing sources, noting that a summary of the current draft merger agreement and the other transaction agreements had been provided to the Board of Directors prior to the meeting. As part of this update, Mr. Elias again described to the Board of Directors the terms that had been agreed with Standard General if the transaction was ultimately approved by the Board of Directors, including (i) that the amount of the merger consideration would be $24.00 per share, (ii) the amount of the “ticking fee” of $0.05 per month for the period between nine and 12 months following execution of definitive transaction documents (with Mr. Elias noting that the amount of the “ticking fee” for months 12 through 15 remained subject to further negotiation), and (iii) the amount of the financing and regulatory reverse termination fees. Mr. Elias summarized for the Board of Directors the various work streams that were in process with respect to the proposed transaction, including an update on Standard General’s efforts to obtain additional preferred equity financing sources. Mr. Elias also discussed with the Board of Directors the potential timeline to reaching the end of negotiations. Mr. Elias reported that TEGNA had not received any updates from Party B. Mr. Lougee then described to the Board of Directors his discussions with Deborah A. McDermott, the CEO of Standard Media, in which Mr. Lougee provided an in-depth overview of TEGNA and discussed the communications plan for TEGNA and Standard Media if a transaction were to be announced.
On February 2, 2022, a representative of Party B contacted representatives of J.P. Morgan to provide an update on its efforts to obtain equity and debt financing for a possible acquisition of TEGNA, including that it was replacing certain of its potential equity financing sources with others. The representative of Party B also indicated that Party B now intended to submit a revised proposal within one to two weeks. Thereafter, on February 21, 2022, a representative of Party B contacted representatives of J.P. Morgan to indicate that Party B was progressing on its efforts to obtain preferred financing and intended to soon submit to TEGNA a term sheet for the preferred equity financing.
Between January 31, 2022 and February 9, 2022, Mr. Elias and Mr. Kim and other representatives of the parties and their respective advisors continued to discuss the open points in the merger agreement, the timing of the proposed transaction, the status of the financing efforts being undertaken by Standard General, including additional preferred equity financing sources that Apollo was seeking to have join the proposed transaction. During this period, the parties also exchanged drafts of the merger agreement and other transaction documents.
On February 10, 2022, Mr. Elias and Mr. Kim and other representatives of TEGNA and Standard General discussed certain open issues in the merger agreement, including the amount of the “ticking fee,” the triggers for the higher regulatory reverse termination fee, the regulatory efforts covenants and TEGNA’s flexibility to negotiate material agreements in the interim period prior to closing, with the parties agreeing as part of these discussions on the amount of the “ticking fee” to be set forth in the merger agreement.

Between February 11 and 21, 2022, representatives of the parties continued to negotiate the remaining open points in the merger agreement and the other transaction documents, including the efforts required to obtain regulatory approvals, the triggers for the payment of the higher regulatory reverse termination fee, TEGNA’s flexibility to negotiate material agreements in the interim period prior to closing and the terms of the preferred equity commitment letter and limited guarantee. During this period, the parties also exchanged drafts of the merger agreement and other transaction documents.
On February 21, 2022, the Board of Directors held a virtual meeting to discuss and consider whether to approve TEGNA’s entry into definitive transaction documents providing for, among other things, the merger of TEGNA. Representatives of senior management and advisors provided an overview of the proposed transaction’s final economic terms, including the merger consideration of $24.00 per share, with a “ticking fee” of $0.00167 per share per day (or $0.05 per month) if the Closing occurs between nine and 12 months following signing, increasing to $0.0025 per share per day (or $0.075 per month) if the Closing occurs between 12 and 13 months following signing, $0.00333 per share per day (or $0.10 per month) if the Closing occurs between 13 and 14 months following signing, and $0.00417 per share per day (or $0.125 per month) if the closing occurs between 14 and 15 months following signing. Representatives of the financial advisors reviewed with the Board of Directors their final valuation analyses and answered questions from the Board of Directors. Representatives of the financial advisors then rendered to the Board of Directors their respective oral fairness opinions, which were subsequently confirmed in writing on the same date, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in each such opinion, the $24.00 in cash, without interest, to be received by TEGNA stockholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. Thereafter, representatives of Wachtell Lipton discussed with the Board of Directors its fiduciary duties under Delaware law in connection with considering the approval of a potential sale of TEGNA. Representatives of Wachtell Lipton then summarized the terms of the draft of the merger agreement and other transaction documents, representatives of Covington discussed with the Board of Directors the regulatory approval process for the proposed transaction, and representatives of Wachtell Lipton and Covington answered questions from the Board of Directors regarding the transaction documents and the proposed transaction. The Board of Directors thereafter discussed with TEGNA’s management and the financial and legal advisors their perspectives on the proposed transaction, including that Party B had not submitted any updated proposal. After further discussion and deliberation, the Board of Directors unanimously approved the merger agreement and the other transaction documents, the merger and the other transactions, and resolved to recommend that TEGNA stockholders adopt the merger agreement.
Also on February 21, 2022, the board of directors of Parent, Merger Sub and CMG held a virtual meeting to discuss and consider whether to approve the applicable Parent Restructuring Entities’ entry into definitive transaction documents providing for, among other things, the merger of TEGNA. Early in the morning of February 22, 2022, Parent’s, Merger Sub’s and CMG’s board of directors unanimously approved by written consent the merger agreement and the other transaction documents, the merger and the other transactions.
Following approval by the respective boards of directors, early in the morning of February 22, 2022, the parties executed the final transaction documents and issued a joint press release announcing the transaction.
On March 10, 2022, TEGNA, Parent, Merger Sub, and, solely for purposes of certain provisions specified therein, the other Parent Restructuring Entities, entered into an amendment to the Merger Agreement (the “Amendment”). The Amendment provides, among other things and subject to the terms and conditions set forth therein, that certain regulatory efforts covenants will apply with respect to certain station transfers from Parent or an affiliate of Parent to CMG or an affiliate of CMG that are contemplated to be consummated as of immediately following the Effective Time.

Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously: (i) determined that the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of TEGNA and its stockholders; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (iii) resolved to recommend that the TEGNA stockholders adopt the Merger Agreement; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the TEGNA stockholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Reasons for the Merger
In the course of reaching its determination and recommendation, the Board of Directors consulted with TEGNA management, Wachtell Lipton, Covington, J.P. Morgan and Greenhill. The Board of Directors considered a number of factors, including those below (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) approval of the execution and delivery of the Merger Agreement by TEGNA, the performance by TEGNA of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (ii) resolution to recommend that the TEGNA stockholders adopt the Merger Agreement in accordance with the DGCL:
•
the current and historical market prices of TEGNA common stock, including the market performance of TEGNA common stock relative to those of other participants in TEGNA’s industry and general market indices, and the fact that the Base Per Share Merger Consideration constituted a premium of 39.0% over TEGNA’s closing stock price of $17.26 on September 14, 2021 (the last trading day before market rumors about the potential acquisition of TEGNA appeared in the media), a premium of 38.0% over TEGNA’s 20-trading day volume-weighted average share price through that date, and a premium of 11.0% over TEGNA’s all-time high closing price since separation from the Gannett publishing business in 2015;

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Risks associated with continuing to operate TEGNA as a standalone broadcasting company, including risks related to TEGNA’s long-term strategic plan, industry trends and changes in laws and regulations affecting the broadcasting industry, including FCC regulatory, legislative or implementation initiatives that could affect TEGNA’s operations and business condition;

•
the Board of Directors’ belief that TEGNA had engaged in an extensive and lengthy review of strategic alternatives over the past two years, with the assistance of J.P. Morgan, Greenhill and other strategic advisors, which explored solicited and unsolicited interest in potential transactions, both within and adjacent to broadcasting, including with those parties that were believed to be the most able and willing to transact, as more fully described above in the section of this proxy statement captioned “—Background of the Merger”;

•
the fact that the pool of potential acquirers of TEGNA could continue to decrease due to industry consolidation trends and the potential for continuing regulatory constraints on ownership of television stations and other media interests;

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the belief of the Board of Directors, based upon the course of negotiations with Standard General (as more fully described above in the section of this proxy statement captioned “—Background of the Merger”), that the Per Share Merger Consideration represents the highest price that Parent was willing to pay and that the terms of the Merger Agreement include the most favorable terms to the Company, in the aggregate, to which Parent was willing to agree;

•
the Board of Director’s view as to the timing and likelihood of the consummation of the Merger, in light of the required regulatory approvals, the commitments made by the Parent Restructuring Entities to obtain such approvals (including the fact that the Parent Restructuring Entities are required to use reasonable best efforts to take action in order to obtain the required regulatory approvals of the Merger, as more fully described in the section of this proxy statement captioned “The Merger Agreement—Other Covenants—Efforts to Consummate the Merger”) and the conditions to Closing contained in the Merger Agreement;
•
the view of the Board of Directors that the Per Share Merger Consideration was more favorable to TEGNA stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to TEGNA, based upon the Board of Directors’ extensive knowledge of TEGNA’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the belief that the Per Share Merger Consideration represented an attractive and comparatively certain value for TEGNA stockholders relative to the risk-adjusted prospects for TEGNA on a standalone basis;

•
the financial analysis presentations of each of J.P. Morgan and Greenhill and the oral fairness opinions of each of J.P. Morgan and Greenhill, subsequently confirmed in writing, to the effect that, as of February 21, 2022, and based upon and subject to the various factors, qualifications, limitations and assumptions set forth therein, $24.00 per share to be paid to TEGNA stockholders in the Merger was fair, from a financial point of view, to such holders, as more fully described below in the sections of this proxy statement captioned “—Opinion of J.P. Morgan Securities LLC” and “—Opinion of Greenhill & Co., LLC,” which full text of the written opinions are attached as Annex B and Annex C, respectively, to this proxy statement and are incorporated by reference in this proxy statement in their entirety;

•	the terms and conditions of the Merger Agreement and the other transaction documents, including the following:
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TEGNA’s ability to terminate the Merger Agreement in order to accept a Company Superior Proposal, subject to certain requirements contained in the Merger Agreement and paying Parent a termination fee of $163 million, as more fully described below in the section of this proxy statement captioned “The Merger Agreement—Termination Fees,” an amount which the Board of Directors believed, based upon the advice of its financial and legal advisors, would be unlikely to deter third parties from making Company Takeover Proposals;

•
the conditions to Closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of TEGNA’s representations and warranties, is generally subject to a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) qualification;

•	the requirement that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of the outstanding shares of TEGNA common stock;
•	the fact that TEGNA has sufficient operating flexibility to conduct its business prior to the consummation of the Merger;
•
the provision of the Merger Agreement allowing the Board of Directors to effect a Company Adverse Recommendation Change and to terminate the Merger Agreement, in certain circumstances relating to the presence of a Company Superior Proposal (or to effect a change of recommendation in response to an intervening event), subject to the applicable procedures, terms and conditions set forth in the Merger Agreement (including, if applicable, payment of termination fees) (for more information, see the sections of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Adverse Recommendation Change,” “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees”);

•	the absence of a financing condition in the Merger Agreement;

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the Outside Date of November 22, 2022, with the ability to extend under certain circumstances, as more fully described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement” allowing for sufficient time to complete the Merger;

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that Parent has obtained the committed Debt Financing for the transaction from reputable financial institutions and the committed Preferred Securities Financing for the transaction from reputable financing sources that together provide funding of an amount sufficient to cover the aggregate Per Share Merger Consideration, all fees and expenses payable by Parent, Merger Sub or TEGNA and the repayment or refinancing of any indebtedness required to be repaid or refinanced;

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the obligation of Parent and Merger Sub to use reasonable best efforts to consummate the Debt Financing and the Preferred Securities Financing and the limited number and nature of the conditions to the Debt Financing and the Preferred Securities Financing;

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TEGNA’s ability, under circumstances specified in the Merger Agreement, to specifically enforce Parent’s obligation to enforce the Debt Financing and the Preferred Securities Financing and to cause Parent to cause the parties to the Preferred Securities Financing to fund their respective contributions as contemplated by the Merger Agreement and the Preferred Securities Commitment Letter; and

•
the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of either $272 million or $136 million (the obligation to pay such amounts being guaranteed by the SG Holders and CMG, subject to an aggregate cap equal to $272 million), and the fact that under certain circumstances, the Apollo Funds have agreed to backstop the guarantee provided by CMG, pursuant to the terms of a limited guarantee, as more fully described in the section of this proxy statement captioned “—Financing of the Merger—Preferred Securities Financing” and “—Financing of the Merger—Guarantee”;

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the availability of appraisal rights under Delaware law to TEGNA stockholders who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement;

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the fact that, in the absence of the Merger, TEGNA would continue to incur significant expenses by remaining a public company, including legal, accounting, transfer agent, printing and filing fees, and that those expenses could adversely affect TEGNA’s financial performance and the value of its shares;

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the view of the Board of Directors that Standard General understands the importance of employee retention, TEGNA’s purpose and TEGNA’s commitment to ESG, diversity and inclusion, and Parent’s agreement to abide by the covenant more fully described below in the section of this proxy statement captioned “The Merger Agreement—Other Covenants—Company Purpose, Programs and Goals”;

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the fact that this process, even after media coverage regarding TEGNA’s discussions with potentially interested parties, including Standard General, did not result in any proposals to acquire TEGNA that the Board of Directors believed were more likely to create greater value and certainty of value for the TEGNA stockholders than the Merger, taking into account risk of execution as well as business, competitive, industry and market risks;

•	the fact that the Base Per Share Merger Consideration is fixed and that the Per Share Merger Consideration will not fluctuate based upon changes in the market price of TEGNA’s publicly traded shares;
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that the Merger Agreement was unanimously approved by the Board of Directors, which is composed of a majority of independent directors (11 of 12) who are not employees of TEGNA (and none of whom are affiliated with Standard General), and which retained and received advice from TEGNA’s financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement; and

•
the fact that the Merger Agreement (i) permits TEGNA to continue to pay to the TEGNA stockholders regular quarterly cash dividends in an amount not to exceed $0.095 per share per quarter (with record dates consistent with the record dates customarily used by TEGNA for the payment of quarterly cash dividends) and (ii) if the date on which the Merger closes occurs after November 22, 2022, provides for payment of the Per Share Ticking Fee, in each case effectively increasing the potential amount payable to the TEGNA stockholders through the Closing, as more fully described below in the section of this proxy statement captioned “The Merger Agreement—Merger Consideration.”

The Board of Directors was also aware of and considered a number of risks and other factors concerning the Merger as generally negative or unfavorable, including the following (which risks and factors are not necessarily presented in order of relative importance):
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the fact that TEGNA would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of TEGNA;

•
the risks and costs to TEGNA if the Merger is not completed in a timely manner or at all, including the potential adverse effect on TEGNA’s ability to attract and retain key personnel, the diversion of TEGNA management and employee attention and the potential disruptive effect on TEGNA’s day-to-day operations and TEGNA’s relationships with customers, suppliers and other third parties, any or all of such risks and costs, among other things, could adversely affect TEGNA’s overall competitive position and the trading price of its common stock;

•
the requirement under certain circumstances that TEGNA pay Parent a termination fee following termination of the Merger Agreement, including if the Merger Agreement is terminated by TEGNA in order to enter into a Company Superior Proposal or by Parent because the Board of Directors effects a Company Adverse Recommendation Change;

•
if Parent fails to complete the Merger for the certain reasons more fully described below in the section of this proxy statement captioned “The Merger Agreement—Termination Fees,” remedies may be limited to the termination fee payable by Parent described above, which may be inadequate to compensate TEGNA for the damage caused, that such termination fee may not be available in all instances where the Merger is not consummated and, even if available, rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

•
the restrictions on the conduct of TEGNA’s business prior to the consummation of the Merger, which may delay or prevent TEGNA from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, TEGNA might have pursued;

•	that an all-cash transaction would be taxable for U.S. federal income tax purposes;
•	the fact that under the terms of the Merger Agreement, TEGNA is unable to solicit other Company Acquisition Proposals;
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the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of TEGNA management required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of TEGNA common stock;
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the fact that the completion of the Merger requires certain regulatory clearances and consents, including under applicable antitrust laws and with respect to the FCC Applications and FCC Consent, which clearances and consents could subject the Merger to unforeseen delays and risks;

•
the risk that regulatory agencies may impose terms and conditions on their approvals, including potentially requiring the divestiture of certain television stations, that may materially delay the Closing;

•
the fact that TEGNA’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of TEGNA’s stockholders generally (as more fully described above in the section of this proxy statement captioned “—Interests of TEGNA’s Executive Officers and Directors in the Merger”);

•	the possibility that Parent will be unable to obtain all or a portion of the Debt Financing or the Preferred Securities Financing; and
•	the possible loss of key management or other personnel of TEGNA during the pendency of the Merger.
The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement is not meant to be exhaustive but addresses the material information and factors considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter, TEGNA retained J.P. Morgan as its financial advisor in connection with the Merger.
At the meeting of the Board of Directors on February 21, 2022, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the $24.00 in cash per share of TEGNA common stock to be paid to the TEGNA stockholders in the Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its February 21, 2022 oral opinion by delivering its written opinion to the Board of Directors, dated February 22, 2022, that, as of such date, the $24.00 in cash per share of TEGNA common stock to be paid to the TEGNA stockholders in the Merger was fair, from a financial point of view, to such stockholders.
The full text of the written opinion of J.P. Morgan, dated February 22, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The TEGNA stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the fairness from a financial point of view to the TEGNA stockholders of $24.00 in cash per share of TEGNA common stock to be paid in the Merger and did not address any other aspect of the Merger, including the Additional Consideration (as defined in the Merger Agreement). J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of TEGNA or as to the underlying decision by TEGNA to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any TEGNA stockholder as to how such stockholder should vote with respect to the Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning TEGNA and the industries in which it operates;
•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of TEGNA with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of TEGNA common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of TEGNA relating to its business; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of TEGNA with respect to certain aspects of the Merger, and the past and current business operations of TEGNA, the financial condition and future prospects and operations of TEGNA, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by TEGNA, the Apollo Funds, the Ares Funds and the Parent Restructuring Entities or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with TEGNA, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of TEGNA, any of the Parent Restructuring Entities, or any of the Apollo Funds or the Ares Funds under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by TEGNA management as to the expected future results of operations and financial condition of TEGNA to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the respective representations and warranties made by TEGNA, the Parent Restructuring Entities in the Merger Agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to TEGNA with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on TEGNA or on the contemplated benefits of the Merger.
The projections furnished to J.P. Morgan were prepared by TEGNA management, as discussed more fully in the section of this proxy statement captioned “—Management Projections.” TEGNA does not publicly disclose internal long-term forecasts or management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of TEGNA management, including, without limitation, the effect of regulatory, political and macroeconomic factors which are inherently difficult to project. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section of this proxy statement captioned “—Management Projections.”
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the $24.00 in cash per share of TEGNA common stock to be paid to the TEGNA stockholders in the Merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of TEGNA or as to the underlying decision by TEGNA to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the $24.00 in cash per share of TEGNA common stock in the

Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which TEGNA common stock will trade at any future time. In addition, J.P. Morgan expressed no opinion on the Additional Consideration (as defined in the Merger Agreement).
The terms of the Merger Agreement were determined through arm’s-length negotiations between TEGNA and Parent, and the decision to enter into the Merger Agreement was solely that of the Board of Directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or TEGNA management with respect to the Merger or the Per Share Merger Consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board of Directors on February 21, 2022 and contained in the presentation delivered to the Board of Directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Board of Directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of TEGNA with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to TEGNA. The companies selected by J.P. Morgan were:
•	Nexstar Media Group, Inc.
•	E.W. Scripps Company
•	Gray Television, Inc.
These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to those of TEGNA based on business sector participation, operational characteristics and financial metrics. None of the selected companies reviewed is identical to TEGNA. Certain of these companies may have characteristics that are materially different from those of TEGNA. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect TEGNA.
Using information obtained from the selected companies’ public filings, Wall Street research analyst estimates available as of February 18, 2022 and FactSet Research Systems, J.P. Morgan calculated for TEGNA and each selected company the ratio of such company’s firm value (“FV”) (calculated as the market value of TEGNA common stock on a fully diluted basis, plus any debt, minority interest and unfunded pension liabilities, less cash and cash equivalents and any unconsolidated investments) to the consensus equity research analyst estimate for such company’s earnings before interest, taxes, depreciation and amortization and post-stock based compensation (“Adj. EBITDA (post-SBC)”) for the average of calendar years 2021 and 2022, which J.P. Morgan refers to as Adj. FV / ’21E-’22E Avg EBITDA (post SBC). J.P. Morgan also calculated for TEGNA and each selected company the ratio of such company’s equity value (“EV”) (calculated as the market value of TEGNA common stock on a fully diluted basis) to the consensus equity research analyst estimate for such company’s levered free cash flow (“LFCF”) (calculated as EBITDA less change in net working capital, net interest expenses, capital expenditures, taxes and mandatory debt payments) for the average of calendar years 2021 and 2022, which J.P. Morgan refers to as Adj. EV / ’21E-’22E Avg LFCF. The following table represents the results of this analysis:
	Adj. FV/EBITDA (post-SBC)	Adj. EV/LFCF
	Avg ’21A – ’22E	Avg ’21A – ’22E
Company Unaffected(1)	6.8x	5.9x
Selected Companies	7.8x ~ 8.4x	4.4x ~ 5.9x
(1)	Based on the trading price of TEGNA common stock as of September 14, 2021, the last trading day before market rumors about the potential acquisition of TEGNA appeared in the media.

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate in its professional judgment, J.P. Morgan selected (i) an Adj. FV/ ’21E-’22E Avg EBITDA (post-SBC) multiple reference range for TEGNA of 6.75x to 8.50x and (ii) an Adj. EV/ ’21E-’22E Avg LFCF multiple reference range for TEGNA of 4.50x. to 6.00x. After applying such range to the (i) projected average of 2021 actual and 2022 estimated EBITDA (post-SBC) and (ii) projected average of 2021 actual and 2022 estimated LFCF, the analysis indicated a range of implied per share equity values (rounded to the nearest $0.25) for TEGNA common stock of $19.00 to $27.75 (EBITDA (post-SBC)) and $13.50 to $18.00 (LFCF), which was compared to (i) the unaffected closing price of TEGNA common stock of $17.26 as of September 14, 2021, (ii) the closing price of TEGNA common stock of $20.95 as of February 18, 2022 and (iii) $24.00 in cash per share of TEGNA common stock. The projections used by J.P. Morgan for the calculation of these implied per share equity values were from the “weighted average case” prepared by TEGNA management and described in the section of this proxy statement captioned “—Management Projections.”
Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the business of TEGNA or aspects thereof. For each of the selected transactions. J.P. Morgan calculated the firm value of the target company in such transaction as a multiple of the Last Eight Quarter Average (“L8QA”) Adj. EBITDA (post-SBC), which J.P. Morgan calculates as the sum of the target company’s Adj. EBITDA for the eight most recent quarters ending immediately prior to the announcement date, divided by two, and refers to as FV/L8QA Adj. EBITDA (post-SBC). The FV/L8QA Adj. EBITDA (post-SBC) ranged from 7.6x to 12.4x. The transactions considered were as follows:
Month/Year Announced	Acquirer	Target
February 2013	Sinclair Broadcast Group, Inc.	Barrington Broadcasting Group, LLC (18 TV stations)
April 2013	Sinclair Broadcast Group, Inc.	Fisher Communications
June 2013	Gannett Co., Inc.	Belo Corporation
June 2013	Media General, Inc.	Young Broadcasting, LLC
July 2013	Tribune Media Company	Local TV Holdings, LLC
July 2013	Sinclair Broadcast Group, Inc.	The Allbritton Communications Company (7 TV stations)
December 2013	Meredith Corporation	Gannett Co., Inc.
August 2014	Media General, Inc.	LIN Media LLC
January 2016	Nexstar Media Group, Inc.	Media General, Inc.
April 2017	Sinclair Broadcast Group, Inc.	Bonten Media Group Holdings, Inc.
May 2017	Sinclair Broadcast Group, Inc.	Tribune Media Company
December 2017	TEGNA Inc.	KFMB-AM-FM-TV
June 2018	Gray Television, Inc.	Raycom Media, Inc.
October 2018	E.W. Scripps Company	Cordillera Communications, LLC (15 TV stations)
December 2018	Nexstar Media Group, Inc.	Tribune Media Company
February 2019	Apollo Management	Cox Media Company
March 2019	TEGNA Inc.	Nexstar Media Group, Inc./Tribune Media Company (11 TV stations)
March 2019	E.W. Scripps Company	Nexstar Media Group, Inc./Tribune Media Company (8 TV stations)
June 2019	TEGNA Inc.	Dispatch Broadcast Group (TV and radio stations)
September 2020	E.W. Scripps Company	ION Media
February 2021	Gray Television, Inc.	Quincy Media, Inc.
April 2021	Allen Media Group, LLC	Gray Television, Inc. (10 TV stations)
May 2021	Gray Television, Inc.	Meredith Corporation’s Local Media Group

None of the selected transactions reviewed was identical to the Merger. Certain of these transactions may have characteristics that are materially different from those of the Merger. However, the transactions selected were chosen because the participants in and certain other aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the participants in and aspects of the Merger. The analyses necessarily involved complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.
Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range of 8.25x – 11.00x. After applying such range to the average of 2020 and 2021 actual EBITDA (post-SBC), the analysis indicated a range of per share equity values (rounded to the nearest $0.25) for TEGNA common stock of $21.75 to $33.75.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for TEGNA common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating the current value of the cash flows generated by the asset, which we refer to as the present value and which is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The present value of all future cash flows generated by the asset for periods beyond the projections period is referred to as terminal value.
J.P. Morgan calculated the unlevered free cash flows that TEGNA is expected to generate during fiscal years 2022E and 2023E based upon projections from the “weighted average case” prepared by TEGNA management and described above in the section of this proxy statement captioned “—Management Projections.” J.P. Morgan also calculated a range of terminal values for TEGNA at the end of this period by applying terminal growth rates ranging from (2.5%) to (1.5%) provided by TEGNA management, to estimates of the unlevered terminal free cash flows for TEGNA, which included assumptions for terminal period EBITDA margin and other cash flow items provided by TEGNA management. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2021 using discount rates ranging from 7.00% to 8.00%. Then J.P. Morgan subtracted net debt, redeemable noncontrolling interests and unfunded pension liability and added equity investments to derive an implied equity value, which it then divided by the number of fully diluted shares, as provided by management of TEGNA, to obtain a range of implied per share equity values (rounded to the nearest $0.25) for TEGNA common stock of $18.50 to $25.50.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its fairness opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of TEGNA. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the summary of the public trading multiples analysis or the selected transaction analysis is identical to TEGNA, and none of the selected transactions reviewed was identical to the Merger. However, the companies for the public trading multiples analysis were selected because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of TEGNA. The transactions selected for the precedent transaction multiples analysis were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to TEGNA and the transactions compared to the Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise TEGNA with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with TEGNA and the industries in which it operates.
For services rendered in connection with the Merger and the delivery of the opinion, TEGNA has agreed to pay J.P. Morgan a fee of approximately $68 million, of which $5 million became payable upon delivery of the opinion and the remainder of which is contingent and payable only upon the Closing. In addition, TEGNA has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with TEGNA, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of debt securities of TEGNA in September 2020. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Standard General, an affiliate of Parent, nor with CNM, a portfolio company of Standard General.
During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Apollo, an affiliate of the Apollo Funds, CMG (f/k/a Terrier Media Buyer, Inc.), an Apollo portfolio company, and with other Apollo portfolio companies, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on an Apollo credit facility in September 2020 and providing debt syndication, debt underwriting and financial advisory services to Apollo portfolio companies, including having acted as joint lead arranger and bookrunner on credit facilities of CMG in June 2020 and February 2021.
During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Ares Management Corporation (“Ares Management”), an affiliate of the Ares Funds, and with Ares Management portfolio companies for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of equity securities of Ares Management in April 2021 and joint lead bookrunner on offerings of debt securities of Ares Management in June 2021 and January 2022 and providing debt syndication, debt underwriting and financial advisory services to Ares Management portfolio companies.
J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of TEGNA, Apollo, Apollo portfolio companies and Ares Management portfolio companies, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of TEGNA, Apollo and Ares Management. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of TEGNA, Apollo or Ares Management for their own account or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities or other financial instruments. During the two-year period preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from TEGNA were approximately $2 million, from Standard General were approximately $0, from Apollo were approximately $115 million and from Ares Management were approximately $50 million.

Opinion of Greenhill & Co., LLC
Pursuant to an engagement letter between TEGNA and Greenhill, TEGNA retained Greenhill as its financial advisor in connection with the Merger.
At the meeting of the Board of Directors on February 21, 2022, Greenhill rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Greenhill in preparing its opinion, the $24.00 in cash per share of TEGNA common stock to be paid to the TEGNA stockholders in the Merger was fair, from a financial point of view, to such stockholders. Greenhill has confirmed its February 21, 2022 oral opinion by delivering its written opinion to the Board of Directors, dated February 22, 2022, that, as of such date, the $24.00 in cash per share of TEGNA common stock to be paid to the TEGNA stockholders in the Merger was fair, from a financial point of view, to such stockholders.
The full text of the written opinion of Greenhill, dated February 22, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Greenhill set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The TEGNA stockholders are encouraged to read the opinion carefully and in its entirety.
Greenhill’s written opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to fairness from a financial point of view to the TEGNA stockholders of $24.00 in cash per share of TEGNA common stock and did not address any other aspect of the Merger, including the Additional Consideration (as defined in the Merger Agreement). Greenhill expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of TEGNA or as to the underlying decision by TEGNA to engage in the Merger. Greenhill’s opinion was approved by a fairness opinion committee. The opinion does not constitute a recommendation to any TEGNA stockholder as to how such stockholder should vote with respect to the Merger or any other matter.
In arriving at its opinion, Greenhill, among other things:
•	reviewed the Merger Agreement and certain related documents;
•	reviewed certain publicly available financial statements of TEGNA;
•	reviewed certain other publicly available business and financial information relating to TEGNA;
•
reviewed certain information, including financial forecasts and other financial and operating data, concerning TEGNA supplied to or discussed with Greenhill by the management of TEGNA, including relevant financial forecasts relating to TEGNA as prepared by the management of TEGNA and approved for Greenhill’s use by TEGNA (the “Forecasts”);

•	discussed the past and present operations and financial condition and the prospects of TEGNA with senior executives of TEGNA;
•	reviewed the historical market prices and trading activity for TEGNA common stock and analyzed its implied valuation multiples;
•
compared the consideration comprised of $24.00 in cash per share with values for TEGNA common stock derived based on the financial terms, to the extent publicly available, of certain transactions that Greenhill deemed relevant;

•
compared $24.00 in cash per share of TEGNA common stock with values for TEGNA common stock derived based on certain financial information and trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•
compared $24.00 in cash per share of TEGNA common stock to present values for TEGNA common stock derived by discounting future cash flows and a terminal value for TEGNA at discount rates Greenhill deemed appropriate;

•	participated in discussions and negotiations among representatives of TEGNA and its legal advisors; and
•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In giving its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with, Greenhill by TEGNA management. With respect to the Forecasts, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good-faith judgments of TEGNA management, and Greenhill relied upon the Forecasts in arriving at Greenhill’s opinion. Greenhill expressed no opinion with respect to the Forecasts or the assumptions upon which they are based. Greenhill did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TEGNA, nor was Greenhill furnished with any such evaluation or appraisal. Greenhill assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, and without waiver or modification of any terms or conditions the effect of which would be in any way meaningful to Greenhill’s analysis. Greenhill further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on TEGNA or the Merger in any way meaningful to its analysis. Greenhill is not a legal, regulatory, accounting or tax expert and relied on the assessments made by TEGNA and the Parent and their respective advisors with respect to such issues. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, February 22, 2022. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.
The projections furnished to Greenhill were prepared by TEGNA management. TEGNA does not publicly disclose internal long-term forecasts or projections of the type provided to Greenhill in connection with Greenhill’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of TEGNA management, including, without limitation, the effect of regulatory, political and macroeconomic factors which are inherently difficult to project. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section of this proxy statement captioned “—Management Projections.”
Greenhill’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of such opinion. Greenhill’s opinion noted that subsequent developments may affect Greenhill’s opinion and that Greenhill does not have any obligation to update, revise or reaffirm such opinion. Greenhill’s opinion was limited to the fairness, from a financial point of view, of the $24.00 in cash per share of TEGNA common stock to be paid to TEGNA’s common stockholders in the Merger, and Greenhill expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of TEGNA or the underlying decision by TEGNA to engage in the Merger. Furthermore, Greenhill expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons relative to the $24.00 in cash per share of TEGNA common stock in the Merger or with respect to the fairness of any such compensation. Greenhill expressed no opinion as to the price at which TEGNA common stock will trade at any future time. In addition, Greenhill expressed no opinion on the Additional Consideration (as defined in the Merger Agreement).
The terms of the Merger Agreement were determined through arm’s-length negotiations between TEGNA and Parent, and the decision to enter into the Merger Agreement was solely that of the Board of Directors. The opinion and financial analyses were only one of the many factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or management of TEGNA with respect to the Merger or the Per Share Merger Consideration.
In accordance with customary investment banking practice, Greenhill employed generally accepted valuation methodology in rendering its opinion to the Board of Directors on February 21, 2022 and in the presentation delivered to the Board of Directors on such date. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Greenhill, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greenhill’s analyses.

Summary of Greenhill’s Financial Analysis
Peer Trading Multiples. Using publicly available information, Greenhill compared selected financial data of TEGNA with similar data for selected publicly traded companies engaged in businesses which Greenhill judged to be sufficiently analogous to TEGNA. The companies selected by Greenhill were:
•	Nexstar Media Group, Inc. (“Nexstar”)
•	E.W. Scripps Company (“Scripps”)
•	Gray Television, Inc. (“Gray”)
These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of Greenhill’s analysis, may be considered sufficiently similar to those of TEGNA based on business sector participation, operational characteristics and financial metrics. None of the selected companies reviewed is identical to TEGNA. Certain of these companies may have characteristics that are materially different from those of TEGNA. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect TEGNA.
Using information obtained from the selected companies’ public filings, Wall Street research analyst estimates available as of February 18, 2022 and FactSet Research Systems, Greenhill calculated for each selected company the ratio of such company’s enterprise value (calculated as the market value of the applicable company’s common stock on a fully diluted basis, plus any debt, minority interest and capitalized leases, less cash and cash equivalents) to (i) an average of 2021 and 2022 Consensus Adj. EBITDA (defined as the consensus equity research analyst estimate for such company’s earnings before interest, taxes, depreciation and amortization adjusted for various non-recurring items), which Greenhill refers to as the 2021E-2022E EV/Avg. Adj. EBITDA and (ii) an average of 2022 and 2023 Consensus Adj. EBITDA, which Greenhill refers to as the 2022E-2023E EV/Avg. Adj. EBITDA. The following table represents the results of this analysis:
Selected company	EV/Avg. Adj. EBITDA Avg ’21E – ’22E	EV/Avg. Adj. EBITDA Avg ’22E – ’23E
Nexstar	7.6x	7.3x
Scripps	8.4x	8.0x
Gray	7.9x	7.7x
Median	7.9x	7.7x
Based on the results of this analysis and other factors that Greenhill considered appropriate in its professional judgment, Greenhill selected (i) a 2021E-2022E EV/Avg. Adj. EBITDA multiple reference range for TEGNA of 7.5x to 8.5x and (ii) a 2022E-2023E EV/Avg. Adj. EBITDA multiple reference range for TEGNA of 7.0x. to 8.0x. After applying such range to the consensus forecasts of the estimates from publicly available research (the “Consensus Estimates Case”), the Base Case and the Weighted Sensitivity Case (each of the Base Case and the Weighted Sensitivity Case, as summarized in the section of this proxy statement captioned “—Management Projections”), the analysis indicated ranges of implied per share equity values as follows:
	Adj. EV/EBITDA Avg ’21E – ’22E	Adj. EV/EBITDA Avg ’22E – ’23E
Consensus Estimates Case	$21.63 to $26.39	$21.01 to $26.03
Weighted Sensitivity Case	$22.77 to $27.68	$20.95 to $25.96
Base Case	$23.62 to $28.65	$22.47 to $27.69
The above ranges were compared to (i) the unaffected closing price per share of TEGNA common stock of $17.26 as of September 14, 2021 and (ii) $24.00 in cash per share of TEGNA common stock.
Precedent Transaction Multiples Analysis. Using publicly available information, Greenhill examined selected transactions involving companies which Greenhill judged to be sufficiently analogous to the business of TEGNA or aspects thereof. For each of the selected transactions, Greenhill calculated the multiple of the enterprise value of the target company in such transaction as a multiple of the two-year average EBITDA,1 which Greenhill refers to as Seller EV/Avg. Adj. EBITDA. The transactions considered are as follows:
Month/Year Announced	Acquirer	Target	Seller EV/Avg. EBITDA Multiple
May 2021	Gray Television, Inc.	Meredith Corporation	9.7x
April 2021	Allen Media Group, LLC	Gray Television, Inc./ Quincy Media. Inc.	7.6x
February 2021	Gray Television, Inc.	Quincy Media, Inc.	8.3x
September 2020	E.W. Scripps Company	ION Media	8.2x
June 2019	TEGNA Inc.	Dispatch Broadcast Group	N/A
March 2019	TEGNA Inc.	Nexstar Media Group, Inc./ Tribune Media Company	N/A
March 2019	E.W. Scripps Company	Nexstar Media Group, Inc./ Tribune Media Company	10.4x
February 2019	Apollo Management	Cox Media Company	10-11x
December 2018	Nexstar Media Group, Inc.	Tribune Media Company	9.0x
October 2018	E.W. Scripps Company	Cordillera Communications, LLC	9.5x
June 2018	Gray Television, Inc.	Raycom Media, Inc.	10.0x
December 2017	TEGNA Inc.	KFMB-AM-FM-TV	N/A
May 2017	Sinclair Broadcast Group, Inc.	Tribune Media Company	~10.0x
April 2017	Sinclair Broadcast Group, Inc.	Bonten Media Group	N/A
January 2016	Nexstar Media Group, Inc.	Media General, Inc.	9.9x
August 2014	Media General, Inc.	LIN Media LLC	11.2x
December 2013	Meredith Corporation	Gannett Co., Inc.	10.0x
July 2013	Tribune Media Company	Local TV Holdings, LLC	9.4x
July 2013	Sinclair Broadcast Group, Inc.	The Allbritton Communications Company	10.7x
June 2013	Gannett Co., Inc.	Belo Corporation	9.4x
June 2013	Media General, Inc.	Young Broadcasting, LLC	7.8x
April 2013	Sinclair Broadcast Group, Inc.	Fisher Communications	12.4x
February 2013	Sinclair Broadcast Group, Inc.	Barrington Broadcasting Group, LLC	7.8x

		Total Mean:	9.6x
		Total Median:	9.7x
		2020-2021 Mean:	8.5x
		2020-2021 Median:	8.3x
None of the selected transactions reviewed was identical to the Merger. Certain of these transactions may have characteristics that are materially different from those of the Merger. However, the transactions selected were chosen because the participants in and certain other aspects of the transactions, for purposes of Greenhill’s analysis, may be considered similar to the participants in and aspects of the Merger. The analyses necessarily involved complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.
Based on the results of this analysis and other factors that Greenhill considered appropriate, Greenhill selected a multiple reference range of 8.0x to 9.0x for the average adjusted EBITDA in 2021 and 2022 and 8.5x to 9.5x for the average adjusted EBITDA in years 2020 and 2021. After applying such range to each of the cases listed below, the analysis indicated a range of implied per share equity value for the common stock of TEGNA as follows:
	8.0x – 9.0x	8.5x – 9.5x
2020-21A Avg. Adj. EBITDA	N/A	$22.90-$27.25
2021-22E Avg. Adj. EBITDA Consensus Estimates Case	$24.01 to $28.78	N/A
2021-22E Avg. Adj. EBITDA Weighted Sensitivity Case	$25.22 to $30.14	N/A
2021-22E Avg. Adj. EBITDA Base Case	$26.14 to $31.17	N/A
[1]	Based on either the trailing two-year period, projected two-year period or a mix of trailing and projected periods depending on what information was publicly disclosed at the time of such transaction.

Discounted Cash Flow Analysis. Greenhill conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for TEGNA common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating the current value of the cash flows generated by the asset, which we refer to as the present value and which is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The present value of all future cash flows generated by the asset for periods beyond the projections period is referred to as terminal value.
Greenhill conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for TEGNA common stock. Greenhill calculated the unlevered free cash flows that TEGNA is expected to generate during fiscal years 2022E and 2023E based upon the following sets of Forecasts: the Consensus Estimates Case, the Base Case, the Weighted Sensitivity, the Pessimistic Case and the Optimistic Case, respectively (each of the Base Case, the Weighted Sensitivity Case, the Pessimistic Case and the Optimistic Case, as summarized in the section of this proxy statement captioned “—Management Projections”).
Greenhill also calculated a terminal value for TEGNA at the end of this period by applying a range of exit multiples of 7.0x to 8.0x to the average of the projected EBITDA for 2022 and 2023 using these same sets of Forecasts. Greenhill selected this range of exit multiples based on Greenhill’s professional judgment and experience. Greenhill then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2021 using discount rates ranging from 8.00% to 9.00% for TEGNA. Then, Greenhill subtracted net debt, redeemable noncontrolling interests and unfunded pension liability and added equity investments to derive an implied equity value, which it then divided by the number of fully diluted shares, as provided by management of TEGNA, to obtain a range of implied equity values per share as follows:
Range
Consensus Estimates Case	$21.57 to $26.47
Weighted Sensitivity	$21.61 to $26.51
Base Case	$23.19 to $28.30
Pessimistic Case	$13.55 to $17.36
Optimistic Case	$28.74 to $34.59
Other Information
Present Value of Future Share Price. For reference only and not as a component of its fairness analyses, Greenhill calculated a range of the present values of future share prices using the multiple reference range of 7.0x to 8.0x based on the ratio of enterprise value to average 2022-23E Weighted Sensitivity Case EBITDA and a 12.3% cost of equity. Based on the foregoing, Greenhill noted that the range of such present values of future shares price was $22.09 to $26.54 per share of TEGNA common stock.
Precedent Premiums Paid. For reference only and not as a component of its fairness analyses, Greenhill calculated a range of implied share prices by applying a range of precedent premiums paid from 25% to 35% to the unaffected closing price of TEGNA common stock of $17.26 as of September 14, 2021. Based on the foregoing, Greenhill noted that the range of implied prices per share was $21.58 to $23.30 per share of TEGNA common stock.
Equity Research Analyst Price Targets. For reference only and not as a component of its fairness analyses, Greenhill reviewed certain equity research analyst price targets for TEGNA common stock between TEGNA’s Q2’21 earnings release on August 9, 2021 and September 14, 2021. Greenhill noted that the range of such price targets was $20.00 to $24.00 per share of TEGNA common stock.
52-Week Historical Trading Range. For reference only and not as a component of its fairness analyses, Greenhill reviewed the trading range for TEGNA common stock for the trailing 52-week period as of September 14, 2021. Greenhill noted that the low and high closing share prices during this period were $11.26 and $21.52 per share of TEGNA common stock, respectively.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Greenhill. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Greenhill believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its fairness opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were utilized to create points of reference for analytical purposes and should not be taken to be the view of Greenhill with respect to the actual value of TEGNA. The order of analyses described does not represent the relative importance or weight given to those analyses by Greenhill. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Greenhill are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the summary of the peer trading multiples analysis or the precedent transaction multiples analysis is identical to TEGNA, and none of the selected transactions reviewed was identical to the Merger. However, the companies for the peer trading multiples analysis were selected because they are publicly traded companies with operations and businesses that, for purposes of Greenhill’s analysis, may be considered similar to those of TEGNA. The transactions selected for the precedent transaction multiples analysis were similarly chosen because their participants, size and other factors, for purposes of Greenhill’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to TEGNA and the transactions compared to the Merger.
Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions. TEGNA selected Greenhill as its financial advisor in connection with the Merger on the basis of Greenhill’s experience in similar transactions, its reputation in the investment banking community and its familiarity with the media sector.
For services rendered in connection with the Merger and the delivery of the opinion, TEGNA has agreed to pay Greenhill a fee of $12,000,000, of which $2,000,000 became payable upon delivery of Greenhill’s fairness opinion and the remainder of which is contingent and payable only upon the completion of the Merger. In addition, TEGNA has agreed to reimburse Greenhill for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify Greenhill against certain liabilities arising out of Greenhill’s engagement. During the two years preceding the date of Greenhill’s opinion, Greenhill has not been engaged by, performed any services for or received any compensation from TEGNA, Parent, Merger Sub, Standard General, Apollo, the other Parent Restructuring Entities or their respective affiliates, other than the compensation that was paid to Greenhill under the letter agreements pursuant to which Greenhill was retained as a financial advisor to TEGNA in connection with the Merger. In the two years preceding the date of Greenhill’s opinion, Greenhill has been engaged by certain affiliates of Apollo and Ares Management to provide financial advisory services; however, no transactions have ensued, and Greenhill has not received any compensation for its engagements from either Apollo or Ares Management or their affiliates.
Management Projections
Except for a financial outlook with respect to the current fiscal quarter and year issued in connection with its ordinary course earnings announcements, TEGNA, like its broadcast peers, does not, as a matter of course, publicly disclose long-term forecasts or projections as to future performance, earnings or other results. This is the result of the historically unpredictable nature of the TEGNA business, including the effect of regulatory, political and macroeconomic factors which are inherently difficult to project. In order to help develop a framework of evaluating the potential future value of TEGNA, TEGNA’s management prepared a certain nonpublic, unaudited prospective financial outlook for fiscal years ending December 31, 2022 and 2023 (the “Base Case”), based on, in part, TEGNA’s most recent actual and projected results, including TEGNA’s financial performance throughout 2021. The Base Case was prepared without giving effect to any incremental acquisitions or investments. The Base Case was made available to, and approved by, the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. The Base Case (other than the unlevered free cash flow calculations) was also made available to Parent and its affiliates at Parent’s request in connection with their due diligence review of a potential transaction with TEGNA.
Given the unpredictability of the macroeconomic environment, including regulatory factors and the impacts of the COVID-19 pandemic, TEGNA’s management also prepared for the consideration of the Board of Directors two additional nonpublic, unaudited prospective financial information cases for TEGNA using a range of different assumptions, which cases, together with the Base Case, were made available to, and approved by, the Board of Directors in connection with its evaluation of the Merger and the Base Per Share Merger Consideration. These cases leverage the Base Case with the following variations in order to reflect a range of outcomes:
•
Optimistic Sensitivity Case: A variation of the Base Case that reflects increased revenue growth as a result of faster-than-expected economic recovery from the COVID-19 pandemic, industry improvements, increased viewership and deceleration of net subscriber losses, and favorable regulatory outcomes.

•
Pessimistic Sensitivity Case: A variation of the Base Case that reflects decreased revenue as a result of slower economic recovery from the COVID-19 pandemic, reduced advertising revenue, declining viewership and acceleration of net subscriber losses, and regulatory constraints.

After reviewing and discussing the Base Case, Optimistic Sensitivity Case and Pessimistic Sensitivity Case, the Board of Directors determined that J.P. Morgan and Greenhill should apply a 60%, 15% and 25% weighting to the Base Case, the Optimistic Sensitivity Case and the Pessimistic Sensitivity Case, respectively (such weighted blend, the “Weighted Sensitivity Case” and together with the Base Case, the Optimistic Sensitivity Case and the Pessimistic Sensitivity Case, the “Cases”), in performing their respective financial analyses of the Base Per Share Merger Consideration to be paid to TEGNA stockholders in connection with the Merger, which financial analyses were presented to the Board of Directors by J.P. Morgan and Greenhill, respectively, and are summarized in the sections of this proxy statement captioned “—Opinion of J.P. Morgan Securities LLC” and “—Opinion of Greenhill & Co., LLC,” respectively. The Weighted Sensitivity Case was also reviewed by TEGNA’s management, J.P. Morgan and Greenhill with, and considered by, the Board of Directors in connection with its evaluation, recommendation, and approval of the Merger.
The following table presents a summary of the Cases.
Revenue
(in millions)	2022E	2023E
Base Case	$3,529	$3,359
Optimistic Sensitivity Case	$3,594	$3,527
Pessimistic Sensitivity Case	$3,166	$2,939
Weighted Sensitivity Case	$3,448	$3,279
Adjusted EBITDA
(in millions)	2022E	2023E
Base Case	$1,331	$1,036
Optimistic Sensitivity Case	$1,448	$1,265
Pessimistic Sensitivity Case	$1,054	$713
Weighted Sensitivity Case	$1,279	$990
Unlevered Free Cash Flow(2)(3)
(in millions)	2022E	2023E
Base Case	$948	$646
Optimistic Sensitivity Case	$1,037	$820
Pessimistic Sensitivity Case	$738	$402
Weighted Sensitivity Case	$909	$611

Levered Free Cash Flow(4)
(in millions)	2022E
Base Case	$873
Optimistic Sensitivity Case	$961
Pessimistic Sensitivity Case	$663
Weighted Sensitivity Case	$834
(1)
“Adjusted EBITDA” is a non-GAAP financial measure which was calculated as net income attributable to TEGNA before (1) net (income) loss attributable to redeemable noncontrolling interest, (2) income taxes, (3) interest expense, (4) equity (loss) income in unconsolidated investments, net, (5) other non-operating items, net, (6) workforce restructuring expense, (7) M&A-related costs, (8) certain advisory fees, (9) spectrum repacking reimbursements and other, net, (10) depreciation and (11) amortization.

(2)
“Unlevered Free Cash Flow” is a non-GAAP financial measure which was calculated by J.P. Morgan and Greenhill in connection with their respective discounted cash flow analyses, using the financial information provided by TEGNA, as Adjusted EBITDA (as shown in the table above) further adjusted by deducting payments made for (i) taxes (estimated cash tax expense on an unlevered basis), (ii) purchases of property and equipment, (iii) changes in net working capital, and, in the case of J.P. Morgan’s analysis, (iv) syndicated programming payment, net of syndicated programming amortization.

(3)
J.P. Morgan’s and Greenhill’s respective valuation analysis utilizing Unlevered Free Cash Flow differed with respect to their treatment of the Company’s syndicated programming amortization and payments as reflected in clause (iv) of footnote 2 above. In J.P. Morgan’s analysis, actual syndicated programming payment amounts were included in the Unlevered Free Cash Flow calculation, while in Greenhill’s analysis the amortizations related to such payments, which closely approximate the actual payments, were utilized. This resulted in J.P. Morgan’s and Greenhill’s respective analysis utilizing the Base Case, Optimistic Sensitivity Case, Pessimistic Sensitivity Case and Weighted Sensitivity Case being inconsistent. The amounts in the table for Base Case, Optimistic Sensitivity Case, Pessimistic Sensitivity Case and Weighted Sensitivity Case reflect the metrics used only in Greenhill’s valuation analysis. J.P. Morgan’s valuation analysis utilized the Base Case, Optimistic Sensitivity Case, Pessimistic Sensitivity Case and Weighted Sensitivity Case as follows:

Unlevered Free Cash Flow (in millions)	2022E	2023E
Base Case	$946	$644
Optimistic Sensitivity Case	$1,034	$818
Pessimistic Sensitivity Case	$736	$399
Weighted Sensitivity Case	$907	$609
(4)
J.P. Morgan’s valuation analysis also utilized prospective Levered Free Cash Flow for the fiscal year ending December 31, 2022. “Levered Free Cash Flow” is a non-GAAP financial measure which was calculated by J.P. Morgan in connection with its discounted cash flow analysis, using the financial information provided by TEGNA, as Unlevered Free Cash Flow (as shown in the table above) further adjusted as follows: plus (i) taxes (estimated cash tax expense on an unlevered basis), plus (ii) non-cash stock based compensation, minus (iii) cash net interest expense, minus (iv) taxes (estimated cash taxes on a levered basis), plus (v) syndicated programming payments, net of amortization.

TEGNA’s management also provided unaudited revenue and unaudited Adjusted EBITDA of TEGNA for the fiscal year ended December 31, 2021 to the Board of Directors and to Standard General, and the unaudited unlevered free cash flows of TEGNA for the fiscal year ended December 31, 2021 to the Board of Directors, which information is summarized below:
(in millions)	2021A
Revenue	$2,992
Adjusted EBITDA(1)	$948
Unlevered Free Cash Flow(2)	$600
A reconciliation of Adjusted EBITDA, Unlevered Free Cash Flow and Levered Free Cash Flow to net income for the fiscal year ended December 31, 2021 presented in accordance with GAAP is presented below:
(in millions)	Year ended Dec. 31, 2021
Net income attributable to TEGNA Inc. (GAAP basis)	$477
Plus (Less): Net income (loss) attributable to redeemable noncontrolling interest	1
Plus: Provision for income taxes	135
Plus: Interest expense	186
Plus (Less): Equity loss (income) in unconsolidated investments, net	10
(Less) Plus: Other non-operating items, net	(7)
Operating income (GAAP basis)	802
Plus: M&A and acquisition-related costs	4
Plus: Advisory fees related to activism defense	17
Less: Spectrum repacking reimbursements and other, net	(3)
Plus: Depreciation	65
Plus: Amortization of intangible assets	63
Adjusted EBITDA (not-GAAP basis)	$948

(in millions)	Year ended Dec. 31, 2021
Less: Estimated unlevered cash taxes(5)	$(199)
Less: Capital expenditures	(63)
Less: Net working capital cash flows	(84)
Plus: Syndicated programming amortization(6)	71
Less: Syndicated programming payments(6)	(73)
Unlevered Free Cash Flow	$600(7)
Plus: Estimated unlevered cash taxes(5)	$199
Plus: Non-cash stock-based compensation	49
Less: Estimated cash net interest expense(8)	(172)
Less: Estimated levered cash taxes(9)	(158)
Plus: Syndicated programming payments, net of amortization(6)	2
Levered Free Cash Flow(10)	$521
(5)	Estimated unlevered cash taxes calculated as Adjusted EBIT (non-GAAP basis) multiplied by estimated marginal cash tax rate.
(6)
Excluded from Greenhill’s calculation of Unlevered Free Cash Flow, as Greenhill utilized the amortizations related to syndicated programming payment amounts, rather than the actual payment amounts, as discussed in footnote 3 above.

(7)	Unlevered Free Cash Flow as calculated by Greenhill was $602, with the difference from J.P. Morgan’s valuation analysis due to the effect of Greenhill’s exclusions referenced in footnote 5 above.
(8)
Estimated cash net interest expense calculated as the sum of: (i) the average outstanding debt balance of the revolving credit facility multiplied by its interest rate plus estimated fees for the undrawn commitments, (ii) the average outstanding debt balance of each unsecured note tranche multiplied by its respective interest rates, and (iii) the average outstanding cash balance multiplied by estimated cash interest income rate.

(9)	Estimated levered cash taxes calculated as Adjusted EBIT (non-GAAP basis) less estimated cash net interest expense, multiplied by estimated marginal cash tax rate.
(10)	Not used for purposes of Greenhill’s analysis, calculated for purposes of J.P. Morgan’s analysis only.
The Cases were developed by TEGNA management on a standalone basis without giving effect to the Merger and the other transactions contemplated by the Merger Agreement or any other M&A or changes to capital allocation. Furthermore, the Cases do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context. Although the Cases are presented with numerical specificity, they were based on numerous variables and assumptions made by TEGNA management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to TEGNA’s business, all of which are difficult or impossible to predict accurately and many of which are beyond TEGNA’s control. The Cases constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Cases, including, but not limited to, TEGNA’s performance, industry performance, general business and economic conditions, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, the ability to successfully pursue and complete acquisitions, and the various risks set forth in TEGNA’s reports filed with the SEC. There can be no assurance that the Cases will be realized or that actual results will not be significantly higher or lower than the Cases. The Cases cover two years, and such information by its nature becomes less reliable with each successive year. In addition, the Cases will be affected by TEGNA’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Cases reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Cases should not be regarded as an indication that TEGNA, J.P. Morgan, Greenhill, their respective officers, directors, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Cases in this proxy statement should not be regarded as an indication that the Cases will be necessarily predictive of actual future events. No representation is made by TEGNA or any other person regarding the Cases or TEGNA’s ultimate performance compared to such information. The Cases should be evaluated, if at all, in conjunction with the historical financial statements and other information about TEGNA contained in TEGNA’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Cases, TEGNA stockholders are cautioned not to place undue, if any, reliance on the Cases.

The Cases were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or with GAAP, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information.
The prospective financial information, including the Cases, included in this proxy statement has been prepared by, and is the responsibility of, TEGNA’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to such prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to TEGNA’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
Adjusted EBITDA, Unlevered Free Cash Flow and Levered Free Cash Flow are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures were relied upon by J.P. Morgan and Greenhill for purposes of their respective opinions and by the Board of Directors in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of prospective non-GAAP financial measure to a GAAP financial measure do not apply to prospective non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. Accordingly, TEGNA has not provided a reconciliation of the prospective financial measures included in the Cases to the relevant GAAP financial measures. However, reconciliations of historical, actual non-GAAP financial measures are provided above. Reconciliations of non-GAAP financial measures were not relied upon by J.P. Morgan and Greenhill for purposes of their respective opinions or by the Board of Directors in connection with its evaluation of the Merger. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by TEGNA may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
The summary of such information above is included solely to give TEGNA stockholders access to the information that was made available to the Board of Directors, J.P. Morgan, Greenhill, and Parent and its affiliates (in the case of Parent and its affiliates, such information excluded Unlevered Free Cash Flow and Levered Free Cash Flow), and is not included in this proxy statement in order to influence any TEGNA stockholder to make any investment decision with respect to the Merger or the Merger Agreement, including whether or not to approve the Merger Agreement Proposal or to seek appraisal rights with respect to their shares of TEGNA common stock. In addition, neither the Cases nor any other financial information included in this proxy statement have been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, TEGNA does not intend to update or otherwise revise the Cases or any other financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
Interests of TEGNA’s Executive Officers and Directors in the Merger
In considering the recommendation of the Board of Directors that the TEGNA stockholders adopt the Merger Agreement, TEGNA stockholders should be aware that the executive officers and directors of TEGNA have certain interests in the Merger that may be different from, or in addition to, the interests of TEGNA stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated hereby, including the Merger, and in making their recommendation that TEGNA stockholders approve the Merger Agreement.
These interests include:
•	accelerated vesting and settlement of TEGNA equity awards;
•	a prorated annual bonus in respect of the year in which the Closing or termination occurs;
•	potential severance benefits in the event of a qualifying termination of employment in connection with the Merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
The foregoing interests are described in further detail below.
TEGNA’s executive officers (all of whom are named executive officers for purposes of the discussion below) are the following:
•	David T. Lougee, President and Chief Executive Officer;
•	Victoria D. Harker, Executive Vice President and Chief Financial Officer;
•	Lynn Beall, Executive Vice President and Chief Operating Officer – Media Operations; and
•	Akin S. Harrison, Senior Vice President and General Counsel.
The Merger will be a “change in control” for purposes of the TEGNA executive compensation and benefit plans and agreements described below.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The Effective Time as referenced in this section occurs on March 18, 2022 (the “Assumed Closing Date”), which is the assumed date of the Effective Time solely for purposes of the disclosure in this section;

•	The Per Share Merger Consideration is $24.00; and
•
The employment of each executive officer of TEGNA was terminated by Parent or the Surviving Corporation without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Merger and on the Assumed Closing Date.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the Merger.
Treatment of Outstanding Equity Awards
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, outstanding TEGNA equity awards (including those held by the executive officers) will be treated as follows, subject to all required withholding taxes:
•
Each Company Restricted Stock Award will be converted into the right to receive a cash amount equal to the product of (a) the number of shares of TEGNA common stock subject to such Company Restricted Stock Award multiplied by (b) the Per Share Merger Consideration.

•
Each Company RSU Award, whether vested or unvested, will become fully vested and be converted into the right to receive a cash amount equal to the product of (a) the number of shares of TEGNA common stock subject to such Company RSU Award multiplied by (b) the Per Share Merger Consideration.

•
Each Company PSU Award, whether vested or unvested, will become fully vested and be converted into the right to receive a cash amount equal to the product of (a) the number of shares of TEGNA common stock subject to such Company PSU Award multiplied by (b) the Per Share Merger Consideration. The number of shares of TEGNA common stock subject to a Company PSU Award not granted in 2021 will be determined in accordance with the provisions of the applicable award agreement, which generally provide that the number of shares is determined based on target performance, unless the two-year performance period is complete as of the change in control, in which case the number of shares is determined based on actual performance. The number of shares of TEGNA common stock subject to each Company PSU Award granted in 2021 will equal the greater of

(x) such number as determined in accordance with the provisions of the applicable award agreement (as described in the immediately preceding sentence) and (y) the number of shares that would be paid under such award assuming the Company’s actual performance versus target performance for 2021 was also achieved for 2022.
•
Each Company Phantom Share Unit Award will be converted into the right to receive a cash amount equal to the product of (a) the number of shares of TEGNA common stock in respect of such Company Phantom Share Unit Award multiplied by (b) the Per Share Merger Consideration.

See the section of this proxy statement captioned “—Quantification of Potential Payments and Benefits to TEGNA’s Named Executive Officers in Connection with the Merger” for the estimated value of each named executive officer’s unvested TEGNA equity awards. Based on the assumptions described above in the section of this proxy statement captioned “—Certain Assumptions,” the estimated aggregate value of the unvested TEGNA equity awards held by TEGNA’s nonemployee directors is $441,551.
Treatment of Annual Bonus
Under the terms of the Merger Agreement, TEGNA will provide to each TEGNA employee (including each of the named executive officers) who is eligible to participate in a TEGNA annual bonus program, a prorated portion of the annual bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, which bonus will be determined based on the greater of (a) the employee’s target annual bonus for such year and (b) the employee’s annual bonus amount for such year determined based on actual performance results through the Closing.
See the section of this proxy statement captioned “—Quantification of Potential Payments and Benefits to TEGNA’s Named Executive Officers in Connection with the Merger” for the estimated amount of the prorated bonus payment that each of TEGNA’s named executive officers would receive under the terms of the Merger Agreement.
Executive Change in Control Severance Arrangements
TEGNA maintains the TEGNA 2015 Change in Control Severance Plan (the “CIC Severance Plan”), which provides severance benefits for its participants upon a change in control of TEGNA. Mr. Lougee is the only executive officer who participates in the CIC Severance Plan. Under the CIC Severance Plan, a participant would be eligible for severance benefits if the participant’s employment is terminated by TEGNA without “cause,” or due to the participant’s resignation for “good reason,” in either case, on or within two years following a change in control of TEGNA, or prior to a change in control if the termination occurs in connection with such change in control, subject to the participant’s execution and non-revocation of a release agreement.
The severance benefits under the CIC Severance Plan are (a) a cash severance payment equal to three times the sum of (i) the participant’s highest rate of annual salary during the 12-month period immediately before the change in control or immediately before the date of termination, whichever is greater, and (ii) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs or immediately prior to the fiscal year in which the date of termination occurs, whichever is greater; (b) a prorated annual bonus calculated based on the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the date of termination occurs; and (c) the monthly COBRA cost of the participant’s medical and dental coverage in effect as of the date of termination multiplied by the lesser of (i) 18 and (ii) 24 minus the number of full months between the date of the change in control and the date of termination.
TEGNA also maintains the TEGNA Transitional Compensation Plan (the “TCP”), a legacy change-in-control plan that provides severance protections for its participants upon a change in control of TEGNA. All of TEGNA’s executive officers other than Mr. Lougee participate in the TCP. Under the TCP, a participant would be eligible for severance benefits if the participant’s employment is terminated by TEGNA without “cause,” or due to the participant’s resignation for “good reason,” in either case, on or within two years following a change in control of TEGNA, or prior to a change in control if the termination occurs in connection with such change in control. In addition the TCP entitles Ms. Beall and Mr. Harrison to severance benefits upon a resignation without good reason during a 30-day window period beginning on the first anniversary of the change in control.

The severance benefits under the TCP are (a) a cash severance payment equal to three times (or in the case of Ms. Harker, two times) the sum of (i) the participant’s highest rate of annual salary during the 12-month period (plus certain other compensation included in the participant’s income for income tax purposes during such 12-month period) immediately before the change in control or immediately before the date of termination, whichever is greater, and (ii) the highest annual bonus earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs or the highest annual bonus earned with respect to any fiscal year during the period between the change in control and the date of termination, whichever is greater; (b) a prorated annual bonus calculated based on the highest annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the date of termination occurs; (c) continuation of life insurance coverage and medical benefits for three years (or in the case of Ms. Harker, two years); and (d) for each of Ms. Beall and Mr. Harrison, a lump-sum payment in an amount determined based upon the retirement plan benefits and supplemental executive retirement plan benefits the participant would have received if participant had remained employed by the Company during the applicable severance period.
If the compensation and benefits payable to an executive officer would be subject to an excise tax under Section 4999 of the Internal Revenue Code, (a) in the case of Mr. Lougee and Ms. Harker, such amounts shall either be paid in full or reduced to the level that would avoid application of the excise tax, whichever would place the executive officer in a better after-tax position; and (b) each of Ms. Beall and Mr. Harrison would receive a make-whole payment, which would generally place such executive officer in the same after-tax position that he or she would have been in if the excise tax did not apply.
See the section of this proxy statement captioned “—Quantification of Potential Payments and Benefits to TEGNA’s Named Executive Officers in Connection with the Merger” for the estimated amounts that each of TEGNA’s named executive officers would receive under the applicable change-in-control arrangement upon a qualifying termination of employment following a change in control of TEGNA.
Retirement Plans
TEGNA maintains the TEGNA Supplemental Retirement Plan (“SERP”), which is a nonqualified defined benefit pension plan maintained for the benefit of designated U.S.-based management or highly compensated employees whose benefits under TEGNA’s tax-qualified defined benefit plan, the TEGNA Retirement Plan (“TRP”), are limited by IRS limitations on amounts that may be paid from a tax-qualified defined benefit pension plan. All of TEGNA’s executive officers participate in both the TRP and the SERP, other than Ms. Harker, who does not participate in any defined benefit plan. Each executive officer who participates in the TRP is already fully vested in his or her TRP benefits.
Generally, a participant must complete five years of service and attain the age of 55 to become 100% vested in his or her benefits under the SERP. Each of the executive officers who participate in the SERP is already fully vested in his or her SERP benefits, other than Mr. Harrison. In accordance with the rules under the SERP, Mr. Harrison’s SERP benefits will become fully vested upon a change in control.
See the section of this proxy statement captioned “—Quantification of Potential Payments and Benefits to TEGNA’s Named Executive Officers in Connection with the Merger” for the estimated value of the accelerated benefits that Mr. Harrison would receive under the SERP upon a change in control of TEGNA.
Potential Employment Arrangements with Parent
Any of TEGNA’s executive officers who become officers or employees or who otherwise are retained to provide services to Parent or the Surviving Corporation may, prior to, on or following the Closing, enter into new compensation arrangements with Parent or the Surviving Corporation. As of the date of this proxy statement, no new individualized compensation arrangements between TEGNA’s executive officers and Parent or the Surviving Corporation have been established.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, TEGNA’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the effective time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to TEGNA’s Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of TEGNA that is based on, or otherwise relates to, the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion in the section of this proxy statement captioned “—Interests of TEGNA’s Executive Officers and Directors in the Merger.”
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger. For purposes of calculating such amounts, the following assumptions were used:
•	The Effective Time as referenced in this section occurs on the Assumed Closing Date;
•	The Per Share Merger Consideration is $24.00; and
•
The employment of each executive officer of TEGNA was terminated by Parent or the Surviving Corporation without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Merger and on the Assumed Closing Date.

For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to payments and benefits that require the completion of the Merger and a qualifying termination of employment.
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)(6)
David T. Lougee	7,011,737	18,216,312	—	31,483	—	25,259,532
Victoria D. Harker	3,343,233	5,960,952	—	27,414	—	9,331,599
Lynn Beall	4,798,251	4,613,136	—	68,773	3,213,707	12,693,867
Akin S. Harrison	2,734,285	4,082,496	1,620	39,805	2,326,494	9,184,700
(1)
Cash. Mr. Lougee is eligible for cash severance consisting of (a) a cash severance payment equal to three times the sum of (i) his highest rate of annual salary during the 12-month period immediately before the change in control or immediately before the date of termination, whichever is greater, and (ii) the average annual bonus he earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs or immediately prior to the fiscal year in which the date of termination occurs, whichever is greater; and (b) a prorated annual bonus calculated based on the average annual bonus he earned with respect to the three fiscal years immediately prior to the fiscal year in which the date of termination occurs. All of such payments are “double-trigger.”

Each of the other named executive officers is eligible for cash severance benefits consisting of (a) a cash severance equal to three times (or in the case of Ms. Harker, two times) the sum of the executive officer’s (i) highest rate of annual salary during the 12-month period (plus certain other compensation included in the executive officer’s income for income tax purposes during such 12-month period) immediately before the change in control or immediately before the date of termination, whichever is greater, and (ii) highest annual bonus earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs or the highest annual bonus earned with respect to any fiscal year during the period between the change in control and the date of termination, whichever is greater; and (b) a prorated annual bonus calculated based on the highest annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the date of termination occurs. In addition, for Ms. Beall and Mr. Harrison, the cash column includes a lump-sum payment in an amount determined based upon the TRP and SERP benefits the executive officer would have received if the executive officer had remained employed by the Company during the applicable severance period under the TCP. All of such payments are “double-trigger.”
In addition, under the terms of the Merger Agreement, TEGNA will provide to each TEGNA employee (including each of the named executive officers) who is eligible to participate in a TEGNA annual bonus program a prorated portion of the annual bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, which bonus will be determined based on the greater of (a) the employee’s target annual bonus for such year and (b) the employee’s annual bonus amount for such year determined based on actual performance results through the Closing. Such prorated bonus is a “single-trigger” benefit.
For purposes of this table, the amount of the prorated bonus is based on the greater of that payable under the Merger Agreement and that payable under the terms of the applicable severance plan.
For further details regarding potential payments in the event of a qualifying termination of employment in connection with the Merger, see the section of this proxy statement captioned “—Executive Change in Control Severance Arrangement.” The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus ($)	TRP/SERP Payment ($)
David T. Lougee	6,746,500	265,237	—
Victoria D. Harker	3,160,000	183,233	—
Lynn Beall	4,185,000	161,370	451,881
Akin S. Harrison	2,640,000	89,534	4,751
(2)
Equity. Includes accelerated vesting at the Effective Time of unvested Company RSU Awards and Company PSU Awards held by the named executive officers, which is a “single trigger” benefit. For further details regarding the treatment of TEGNA equity awards in connection with the Merger (including the payout level for Company PSU Awards), see the section of this proxy statement captioned “—Treatment of Outstanding Equity Awards.” The named executive officers do not hold unvested Company Restricted Stock Awards or Company Phantom Share Unit Awards. The estimated values of such awards are shown in the following table:

Named Executive Officer	Company RSU Awards ($)	Company PSU Awards ($)
David T. Lougee	4,666,056	13,550,256
Victoria D. Harker	2,400,696	3,560,256
Lynn Beall	1,814,376	2,798,760
Akin S. Harrison	1,302,840	2,779,656
(3)
Pension/NQDC. In accordance with the rules under the SERP, Mr. Harrison’s SERP benefits will become fully vested automatically upon the Closing (i.e., “single-trigger”). The SERP benefits for the other named executive officers are fully vested. For additional information, see the section of this proxy statement captioned “—Retirement Plans.”

(4)
Perquisites/Benefits. For Mr. Lougee, this consists of the monthly COBRA cost of his medical and dental coverage in effect as of the date of termination multiplied by the lesser of (a) 18 and (b) 24 minus the number of full months between the date of the change in control and the date of termination.

For Ms. Harker, this consists of the estimated value of continuation of life insurance coverage and medical benefits for two years post-termination.
For Ms. Beall and Mr. Harrison, this consists of the estimated value of continuation of life insurance coverage and medical benefits for three years post-termination.
All benefits described in this footnote (4) are “double trigger.”
For additional information, see the section of this proxy statement captioned “—Executive Change in Control Severance Arrangements.” The estimated value of such benefits is shown in the following table:
Named Executive Officer	Medical Benefits ($)	Life Insurance ($)
David T. Lougee	31,483	—
Victoria D. Harker	25,164	2,250
Lynn Beall	28,130	40,643
Akin S. Harrison	37,746	2,059
(5)
Tax Reimbursements. This includes the estimated amount of the make-whole payment for the excise tax imposed on the payments and benefits to Ms. Beall and Mr. Harrison and in connection with a change of control by reason of Section 4999 of the Internal Revenue Code. For additional information, see the section of this proxy statement captioned “—Executive Change in Control Severance Arrangement.” Such payment is a “single-trigger” benefit.

(6)
Cutback. For Mr. Lougee and Ms. Harker, the amounts reported in this table do not reflect the impact of the better net after-tax cutback that may apply to their payments and benefits in the event that the excise tax applicable under Section 4999 of the Internal Revenue Code would otherwise apply. For additional information, see the section of this proxy statement captioned “—Executive Change in Control Severance Arrangements.”

Financing of the Merger
We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at Closing by Parent and Merger Sub under the Merger Agreement, will be approximately $[ ] billion. This amount includes funds needed to pay the Required Amounts. Parent and Midco have obtained committed financing consisting of (i) the Preferred Securities Financing to be provided to Parent by the Apollo Funds and the Ares Funds (and any such other investor who becomes a party to the Preferred Securities Commitment Letter pursuant to an assignment from an Apollo Fund or an Ares Fund) pursuant to the terms of the Preferred Securities Commitment Letter and (ii) the Debt Financing to be provided to Midco (a wholly owned direct subsidiary of Parent) pursuant to the Debt Commitment Letter by the lenders party thereto. In connection with the Merger Agreement, Parent and Merger Sub have delivered to TEGNA copies of the Financing Letters.

Preferred Securities Financing
Pursuant to the Preferred Securities Commitment Letter, the Apollo Funds and the Ares Funds (and any such other investor who becomes a party thereto pursuant to an assignment from an Apollo Fund or an Ares Fund) have committed to contribute or cause to be contributed to Parent at Closing an aggregate amount in cash equal to $925 million or such lesser amount that in the aggregate (together with the Debt Financing) suffices to fully fund the Required Amounts. The obligations of each Apollo Fund and Ares Fund (and any such other investor who becomes a party to the Preferred Securities Commitment Letter pursuant to an assignment from an Apollo Fund or an Ares Fund) to provide the preferred securities financing under the Preferred Securities Commitment Letter are subject to a number of conditions, including: (i) satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), (ii) the full amount of the debt financing contemplated by the Debt Commitment Letter or, if applicable, alternative debt financing having been funded or will be funded at the Closing if the Preferred Securities Financing is funded at the Closing and (iii) the substantially concurrent consummation of the Closing.
The obligation of the Apollo Funds and the Ares Funds (or any such other investor who becomes a party thereto pursuant to an assignment from an Apollo Fund or an Ares Fund) to fund the preferred securities commitment will automatically and immediately terminate upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Closing and the payment by Parent of all amounts due by it under the Merger Agreement and (iii) the date that the Company or any of its controlled affiliates or any of their respective representatives acting at their direction bring a claim that is prohibited by the Preferred Securities Commitment Letter.
TEGNA is an express third-party beneficiary of the Preferred Securities Commitment Letter for the purpose of specifically enforcing: (i) Parent’s right to cause the commitment under the Preferred Securities Commitment Letter by an Apollo Fund or an Ares Fund (or any such other investor who becomes a party thereto pursuant to an assignment from an Apollo Fund or an Ares Fund) to be funded to Parent in accordance with the Preferred Securities Commitment Letter, (ii) the obligations of Parent and the Apollo Funds and the Ares Funds (or any such other investor who becomes a party thereto pursuant to an assignment from an Apollo Fund or an Ares Fund), including to cause Parent to enforce its rights against such Apollo Fund or such Ares Fund (or any such other investor who becomes a party thereto pursuant to an assignment from an Apollo Fund or an Ares Fund) to perform its funding obligations under the Preferred Securities Commitment Letter and (iii) its rights to consent to certain matters as expressly provided for in the Preferred Securities Commitment Letter, in each case subject to (x) the limitations and conditions set forth in the Preferred Securities Commitment Letter and (y) the terms of the Merger Agreement.
Debt Financing
In addition, in connection with the Merger Agreement, Midco entered into the Debt Commitment Letter, pursuant to which the debt financing sources party thereto have committed to provide, upon the terms and subject to the conditions set forth therein, Midco with the Debt Financing.
The Debt Commitment Letter provides that the financing sources party thereto will provide, upon the terms and subject to the conditions set forth therein, in the aggregate up to $8.211 billion in debt financing (not all of which is expected to be drawn at Closing), consisting of the following:
•	$3.50 billion senior secured term loan facility;
•	$500 million senior secured revolving credit facility;
•	$1.496 billion senior secured bridge facility; and
•	$2.715 billion senior unsecured bridge facility.
We refer to the debt financing described above as the “Debt Financing.” The proceeds of the Debt Financing will be used (i) to effect the Merger and related transactions on the Closing Date, (ii) to pay fees and expenses related to the Merger and related transactions and (iii) in the case of the senior secured revolving credit facility, for general corporate purposes. The aggregate amount of the Debt Financing will be reduced on a dollar for dollar basis by the aggregate amount of the Existing Company Notes (as defined in the Merger Agreement) that remain outstanding on the Closing Date after giving effect to the consummation of the Merger and related transactions.
The obligations of the lenders party to the Debt Commitment Letter to provide the Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions, including, but not limited to (as applicable):
•
the substantially simultaneous or substantially concurrent consummation of the Merger on the terms described in the Merger Agreement as in effect on February 22, 2022 (without giving effect to any amendment, waiver, consent or modification of any of the provisions thereof by Midco that is materially adverse to the interests of the lenders (in their capacities as such) without the consent of the lead arrangers (which consent shall not be unreasonably withheld, delayed or conditioned));

•
since September 30, 2021, there not having been any Change (as defined in the Merger Agreement as in effect on February 22, 2022) that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on February 22, 2022) that is continuing;

•
subject to certain limitations and exceptions, the accuracy in all material respects as of the Closing of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the loan documents;

•	the Preferred Securities Financing shall have been consummated (or substantially simultaneously or substantially concurrently with the closing of the Debt Financing shall be consummated); and
•
such lenders having been afforded a marketing period of at least 15 consecutive days (subject to certain blackout dates) following receipt of a customary offering document for offerings of debt securities under Rule 144A (as described in the Debt Commitment Letter and which shall include certain required financial information regarding TEGNA).

As of the date hereof, the definitive documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.
Guarantee
Pursuant to the Guarantee, the SG Holders and CMG have agreed to guarantee the due and punctual payment and performance of: (i) the aggregate amount of the Parent Financing Termination Fee (as defined in the section of this proxy statement captioned “The Merger Agreement—Termination Fees”) solely if and when any of the Parent Financing Termination Fee is payable pursuant to the Merger Agreement; (ii) the aggregate amount of the Parent Regulatory Termination Fee (as defined in the section of this proxy statement captioned “The Merger Agreement—Termination Fees”) solely if and when any of the Parent Regulatory Termination Fee is payable pursuant to the Merger Agreement; provided that only the SG Holders have guaranteed payment of the Parent Non-Breach Regulatory Termination Fee (as defined in the section of this proxy statement captioned “The Merger Agreement—Termination Fees”); (iii) any enforcement expenses due by Parent pursuant to legal proceedings as a result of certain defaults under the Merger Agreement; provided that payment of enforcement expenses relating to the Parent Non-Breach Regulatory Termination Fee shall be guaranteed only by the SG Holders; and (iv) the reimbursement obligations of Parent pursuant to the indemnification obligations to TEGNA and its representatives in connection with Debt Financing. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of the SG Holders and CMG under the Guarantee are subject to an aggregate cap equal to $272 million. Under certain circumstances set forth therein, the Apollo Funds have agreed to backstop the guarantee provided by CMG under the Guarantee.
Subject to specified exceptions, the Guarantee will terminate upon the earliest of:
•	the consummation of the Closing and the payment by Parent of all amounts due by it under the Merger Agreement;
•	payment of the Guaranteed Obligations by or on behalf of the SG Holders and CMG, and the Apollo Funds, as applicable, as the guarantor entities under the Guarantee;

•
30 days after the valid termination of the Merger Agreement in accordance with its terms in any circumstance other than pursuant to which Parent would be required to make any payment of Guaranteed Obligations;

•
120 days after the valid termination of the Merger Agreement in accordance with its terms if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be required to make any payment of Guaranteed Obligations, unless TEGNA (A) shall have delivered a claim in writing with respect to the Guaranteed Obligations prior to the 90th day after the valid termination of the Merger Agreements and (B) shall have commenced an action during such 120 days period alleging that Parent is liable for such Guaranteed Obligation; provided that if the Merger Agreement has been so terminated and such notice has been provided and such action shall have been commenced, the SG Holders and CMG, as the guarantor entities under the Guarantee, shall have no further liability or obligation under the Guarantee from and after the earliest of (x) the entry of a final, non-appealable order of a court of competent jurisdiction and (y) the execution of a written agreement providing for the settlement of such Guarantor’s portion of the Guaranteed Obligations among the such guarantor and TEGNA; and

•	the termination of the Guarantee by mutual written agreement of the SG Holders, CMG, the Apollo Funds and TEGNA.
Closing and Effective Time
The Closing will take place at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to Closing (described below in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date, place and time agreed to in writing by Parent and TEGNA. However, if a specified marketing period (being the first period of 18 consecutive days following the date on which Parent has been provided with specified required information regarding TEGNA required by the Debt Commitment Letter) has not ended at the time of the satisfaction or waiver of all conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing), the Closing will then occur on the date that is the earlier of (i) any business day during such marketing period specified by Parent to TEGNA on no less than three business days’ prior written notice to TEGNA and (ii) the third business day after the final day of such marketing period, or such other date, place and time agreed to in writing by Parent and TEGNA. The date on which the Closing occurs is herein referred to as the “Closing Date.”
Appraisal Rights
If the Merger is consummated, stockholders who continuously hold shares of TEGNA common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of TEGNA common stock unless otherwise expressly noted herein. Only a holder of record of shares of TEGNA common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of TEGNA common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of TEGNA common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee.
Under Section 262, if the Merger is completed, TEGNA stockholders who: (i) submit a written demand for appraisal of their shares; (ii) do not vote in favor of the adoption of the Merger Agreement; (iii) continuously are the record holders of such shares through the Effective Time; and (iv) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of TEGNA common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of TEGNA common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Per Share Merger Consideration in respect of the shares of TEGNA common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes TEGNA’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the Merger, any TEGNA stockholder who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of TEGNA common stock, TEGNA believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of TEGNA common stock must do ALL of the following:
•	the stockholder must not vote in favor of the Merger Agreement Proposal;
•	the stockholder must deliver to TEGNA a written demand for appraisal before the vote is taken on the Merger Agreement Proposal at the Special Meeting;
•
the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•
the stockholder (or any person who is the beneficial owner of shares of TEGNA common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand
Any TEGNA stockholder wishing to exercise appraisal rights must deliver to TEGNA, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of such stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A TEGNA stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the TEGNA stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a TEGNA stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, or otherwise fail to vote, on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A TEGNA stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of TEGNA stockholders will constitute a waiver of appraisal rights.
Only a holder of record of shares of TEGNA common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of TEGNA common stock must be executed by or on behalf of the holder of record, and must reasonably inform TEGNA of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
TEGNA STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEES TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
TEGNA Inc.
Attention: General Counsel
8350 Broad Street, Suite 2000
Tysons, Virginia 22102
Any TEGNA stockholder who has delivered a written demand to TEGNA and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Merger Consideration by delivering to TEGNA a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any TEGNA stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any TEGNA stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Per Share Merger Consideration within 60 days after the

Effective Time. If an appraisal proceeding is commenced and TEGNA, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any TEGNA stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a TEGNA stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Merger Consideration being offered pursuant to the Merger Agreement.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each TEGNA stockholder who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any TEGNA stockholder who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a TEGNA stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting TEGNA stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and TEGNA stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of TEGNA common stock. Accordingly, any TEGNA stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of TEGNA common stock within the time and in the manner prescribed in Section 262. The failure of a TEGNA stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the Effective Time, any TEGNA stockholder who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which TEGNA has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting TEGNA stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of TEGNA common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a TEGNA stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all TEGNA stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the TEGNA stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the Surviving Corporation. After notice to TEGNA stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those TEGNA stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require TEGNA stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any TEGNA stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all TEGNA stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.
Determination of “Fair Value”
After determining the TEGNA stockholders entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to TEGNA stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of TEGNA common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each TEGNA stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
TEGNA stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither TEGNA nor Parent anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of TEGNA and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of TEGNA common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a TEGNA stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.
If any TEGNA stockholder who demands appraisal of his, her or its shares of TEGNA common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of TEGNA common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration. A TEGNA stockholder will fail to perfect, or effectively lose or withdraw, such holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to TEGNA stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of such holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.
From and after the Effective Time, no TEGNA stockholder who has demanded appraisal rights will be entitled to vote such shares of TEGNA common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of TEGNA common stock, if any, payable to TEGNA stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the TEGNA stockholders seeking appraisal rights, or if the TEGNA stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any TEGNA stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any TEGNA stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any TEGNA stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders (as defined below) of shares of TEGNA common stock whose shares of TEGNA common stock are converted into the right to receive cash pursuant to the Merger. This discussion is limited to U.S. Holders who hold their shares of TEGNA common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS regarding any matter discussed below.
This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to TEGNA stockholders subject to special rules under the U.S. federal income tax laws, including, for example, but not limited to:
•	holders other than U.S. Holders (as defined below);
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;

•	brokers or dealers in securities, currencies or commodities;
•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of TEGNA common stock (by vote or value);
•	regulated investment companies and real estate investment trusts;
•	retirement plans, individual retirement and other deferred accounts;
•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;
•	holders that hold shares of TEGNA common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•
Partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	expatriated entities subject to Section 7874 of the Code;
•	persons subject to the alternative minimum tax;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	holders that own or have owned (directly, indirectly or constructively) 5% or more of TEGNA common stock (by vote or value);
•	grantor trusts;
•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;
•	holders that received their shares of TEGNA common stock in a compensatory transaction, through a tax-qualified retirement plan or pursuant to the exercise of options or warrants;
•	holders that own an equity interest in Parent following the Merger;
•	holders that hold their TEGNA common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•
persons required to accelerate the recognition of any item of gross income with respect to TEGNA common stock as a result of such income being taken into account on an applicable financial statement; and

•	holders exercising appraisal rights.
This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or foreign income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of TEGNA common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partners in partnerships holding shares of TEGNA common stock should consult their tax advisors as to the particular tax consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of TEGNA common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for shares of TEGNA common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of TEGNA common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of TEGNA common stock. A U.S. Holder’s gain or loss on the disposition of shares of TEGNA common stock generally will be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates currently, which rates are subject to change. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of TEGNA common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of TEGNA common stock.
Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. Holders in connection with the Merger.
Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
THE DISCUSSION ABOVE IS BASED ON CURRENT LAW. LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THE STATEMENTS SET FORTH THEREIN. THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals Required for the Merger
General
TEGNA and Parent and, in certain circumstances, the other Parent Restructuring Entities have agreed to take all action necessary to comply with all regulatory notification requirements and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement and the transactions contemplated by the Contribution Agreement. These approvals include clearances under the HSR Act and the Communications Act and FCC rules.
HSR Act and U.S. Antitrust Matters
Under the HSR Act, the Merger cannot be completed until the waiting periods applicable to the Merger and the transactions contemplated by the Contribution Agreement have expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms or the early termination of that waiting period. If the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) issues a request for additional information and documentary materials (which we refer to as the “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.
The parties made the required filings with the FTC and the DOJ on March 8, 2022.
At any time before or after consummation of the Merger and the transactions contemplated by the Contribution Agreement, notwithstanding the termination or expiration of the waiting periods under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger and the transactions contemplated by the Contribution Agreement, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger and the transactions contemplated by the Contribution Agreement, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger and the transactions contemplated by the Contribution Agreement or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger and the transactions contemplated by the Contribution Agreement will not be made or that, if a challenge is made, we will prevail.
Federal Communications Commission Consent
TEGNA holds various licenses necessary for the operation of its broadcast television stations. These licenses are granted by the FCC. The Communications Act and the FCC’s rules require that, in connection with a change of control of TEGNA, TEGNA and the transferee must make certain filings with the FCC. Under the Merger Agreement, it is a condition to each party’s obligation to complete the Merger that the FCC grant the FCC Consent, which includes the grant of applications to transfer control of TEGNA’s licenses and a petition for declaratory ruling under Section 310(b)(4) of the Communications Act and the FCC’s rules governing foreign ownership. For more information, see the section of this proxy statement captioned “The Merger Agreement—Other Covenants—Efforts to Consummate the Merger.”
The FCC Applications involve a change of more than 50% of the voting rights representing ultimate control of TEGNA and its broadcast subsidiaries and thus will constitute a “substantial” change in ownership or control of the TEGNA licensees within the meaning of the FCC’s rules. Accordingly, the FCC must provide public notice for a period of 30 days prior to acting on the FCC Applications. During that period, interested parties, including members of the public, may file informal objections to, or petitions to deny, the FCC Applications. The filing of a petition to deny or an informal objection could delay FCC processing of the FCC Applications.
In determining whether to approve the transfer of control of a television broadcast licensee or an assignment of license, the FCC considers a number of factors pertaining to the proposed licensee, including compliance with various rules limiting common ownership of media properties, the “character” of the licensee and those persons holding significant voting or positional interests in the licensee or in the entities controlling the licensee, the

Communications Act limitations on foreign ownership and control of broadcast licensees, and compliance with FCC rules and regulations. The timing or outcome of the FCC approval process cannot be predicted.
The parties have submitted the FCC Applications required to obtain the FCC Consent.
Restructuring and Contribution Agreement
Upon the terms and subject to the conditions of the Contribution Agreement, the Parent Restructuring Entities have agreed to a series of sequential transactions pursuant to which, among other things, CMG will transfer its WFXT, Boston, Massachusetts, station to Parent, and acquire the station group currently indirectly owned by CNM. The CNM stations to be acquired by CMG are (i) KBSI (Fox), Cape Girardeau, Missouri; (ii) KLKN (ABC), Lincoln, Nebraska; (iii) WDKA (MyNet), Paducah, Kentucky; and (iv) WLNE-TV(ABC), New Bedford, Massachusetts. In connection with the transactions and prior to the Merger, Parent will be recapitalized as a subsidiary of affiliates of Standard General, which will hold the voting common equity securities of Parent, and the equity securities of Parent held by CMG will be recapitalized into non-convertible and non-voting preferred securities of Parent.
Following the completion of the Merger, CMG is expected to acquire TEGNA’s (i) Austin, Texas station, KVUE-TV, and (ii) Dallas, Texas station, KMPX, and Houston, Texas stations, KHOU and KTBU, in each case, subject to definitive agreements providing the terms and conditions of the Post-Closing Transfers.
The Contribution Agreement and the other agreements setting forth the Post-Closing Transfers are subject to customary termination rights, and the obligations of the parties to complete such transactions are subject to customary closing conditions, including, among others, the satisfaction or waiver approval of the closing conditions specified in the Merger Agreement, the expiration or termination of the waiting period under the HSR Act, and approval from the FCC. There can be no guarantee that the closing conditions, including those described above, will be satisfied, and the Merger, the Restructuring and related transactions may or may not be consummated on the terms described herein, or at all.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER AGREEMENT
The following summarizes the provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by TEGNA, Parent, Merger Sub and the other Parent Restructuring Entities in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between TEGNA, Parent, Merger Sub and the other Parent Restructuring Entities rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of TEGNA, Parent, Merger Sub or the other Parent Restructuring Entities or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of TEGNA, Parent, Merger Sub and the other Parent Restructuring Entities, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding TEGNA, Parent, Merger Sub, the other Parent Restructuring Entities or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding TEGNA and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Closing Date: (i) Merger Sub will be merged with and into TEGNA, with TEGNA becoming an indirect wholly owned subsidiary of Parent; (ii) the separate corporate existence of Merger Sub will thereupon cease; and (iii) TEGNA will continue as the Surviving Corporation. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of TEGNA and Merger Sub, and all of the debts, liabilities and duties of TEGNA and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified. Except as otherwise determined by Parent prior to the Effective Time, at the Effective Time, the initial officers of the Surviving Corporation will be the officers of TEGNA as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified. At the Effective Time, the certificate of incorporation of TEGNA as the Surviving Corporation will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, in each case until thereafter amended.

Closing and Effective Time
The Closing will take place at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to Closing (described below in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date, place and time agreed to in writing by Parent and TEGNA. However, if a specified marketing period (being the first 18 consecutive days following the date on which Parent has been provided with specified required information regarding TEGNA required by the Debt Commitment Letter) has not ended at the time of the satisfaction or waiver of all conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing), the Closing will then occur on the date that is the earlier of (i) any business day during such marketing period specified by Parent to TEGNA on no less than three business days’ prior written notice to TEGNA and (ii) the third business day after the final day of such marketing period, or such other date, place and time agreed to in writing by Parent and TEGNA.
On the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The time at which the Merger will become effective is herein referred to as the “Effective Time.”
Merger Consideration
TEGNA Common Stock
At the Effective Time, and without any action required by any stockholder, each share of TEGNA common stock other than the Excluded Shares outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes.
The Per Share Merger Consideration is composed of (i) $24.00 per share of TEGNA common stock in cash, without interest, plus (ii) (A) if the Closing Date occurs after November 22, 2022, and before February 22, 2023, an amount in cash equal to (x) $0.00166667 multiplied by (y) the number of calendar days elapsed after November 22, 2022, to and including the Closing Date; (B) if the Closing Date occurs on or after February 22, 2023, and before March 22, 2023, an amount in cash equal to (x) $0.15333333 plus (y) (I) $0.0025 multiplied by (II) the number of calendar days elapsed after February 22, 2023, to and including the Closing Date; (C) if the Closing Date occurs on or after March 22, 2023 and before April 22, 2023, an amount in cash equal to (x) $0.22333333 plus (y) (I) $0.00333333 multiplied by (II) the number of calendar days elapsed after March 22, 2023 to and including the Closing Date; or (D) if the Closing Date occurs on or after April 22, 2023, and before May 22, 2023, an amount in cash equal to (x) $0.3266667 plus (y) (I) $0.00416667 multiplied by (II) the number of calendar days elapsed after April 22, 2023, to and including the Closing Date, in each case without interest, less any applicable withholding taxes.
Treatment of TEGNA Equity Awards
The Merger Agreement provides that each Company Restricted Stock Award outstanding immediately prior to the Effective Time will be converted into the right to receive a cash amount equal to the product of (i) the number of shares of TEGNA common stock subject to such Company Restricted Stock Award multiplied by (ii) the Per Share Merger Consideration, less amounts that are required to be withheld or deducted under applicable law.
The Merger Agreement also provides that each Company RSU Award and Company PSU Award, in each case, whether vested or unvested, outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive a cash amount equal to the product of (i) the number of shares of TEGNA common stock subject to such Company RSU Award or Company PSU Award multiplied by (ii) the Per Share Merger Consideration, less amounts that are required to be withheld or deducted under applicable law. The number of shares of TEGNA common stock subject to a Company PSU Award not granted in 2021 will be determined in accordance with the provisions of the applicable award agreement, which generally provide that the number of shares is determined based on target performance, unless the two-year performance period is complete as of the change in control, in which case the number of shares is determined based on actual performance. The number of shares of TEGNA common stock subject to each Company PSU Award granted in

2021 will equal the greater of (x) such number as determined in accordance with the provisions of the applicable award agreement (as described in the immediately preceding sentence) and (y) the number of shares that would be paid under such award assuming the Company’s actual performance versus target performance for 2021 was also achieved for 2022.
The Merger Agreement also provides that each Company Phantom Share Unit Award will be converted into the right to receive a cash amount equal to the product of (i) the number of shares of TEGNA common stock subject to such Company Phantom Share Unit Award multiplied by (ii) the Per Share Merger Consideration, less amounts that are required to be withheld or deducted under applicable law.
Exchange and Payment Procedures
Prior to the Closing, Parent will appoint a bank or trust company reasonably acceptable to TEGNA (the “Paying Agent”) to make payments of the Per Share Merger Consideration to stockholders. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Paying Agent cash sufficient (when taken together with any cash of TEGNA and its subsidiaries on the Closing Date to the extent requested by Parent to be deposited with the Paying Agent) to pay the aggregate Per Share Merger Consideration to stockholders.
As promptly as practicable following the Effective Time (and in any event within five business days), the Paying Agent will mail to each holder of record (as of immediately prior to the Effective Time) a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of TEGNA common stock represented by such holder’s certificate(s) or book-entry shares in exchange for the Per Share Merger Consideration payable in respect of such shares. The amount of any Per Share Merger Consideration paid to stockholders may be reduced by any applicable withholding taxes.
If any cash deposited with the Payment Agent is not claimed within twelve months following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of TEGNA common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent or the Surviving Corporation (subject to certain laws), as general creditors thereof, for payment of the Per Share Merger Consideration. Any cash deposited with the Payment Agent that remains unclaimed as of immediately prior to the date on which such cash would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains representations and warranties of TEGNA, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by TEGNA are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to TEGNA, any effect, change, event, occurrence or development (each, a “Change”) that, individually or in the aggregate with other Changes, has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or assets of TEGNA and its subsidiaries, taken as a whole, excluding the impact of:
•
Changes in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (A) any Changes in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any Changes in or affecting domestic or any foreign interest or exchange rates;

•	Changes in GAAP or official interpretation thereof;
•	Changes in applicable law or in the official interpretation or enforcement thereof;
•
Changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of the Merger Agreement;

•	Changes in the business or regulatory conditions affecting the broadcast television industry;
•
the announcement or the existence of, compliance with or performance under (in each case except for the obligation of TEGNA and its subsidiaries to use reasonable best efforts to conduct their operations in all material respects in the ordinary course of business) the express terms of the Merger Agreement or the transactions contemplated thereby, including resulting from or relating to the identity of Parent, Merger Sub, any of the other Parent Restructuring Entities, any of the SG Holders or the Preferred Securities Investors (collectively, the “Investors”) or any of their respective affiliates (including the impact thereof on contractual or other relationships of TEGNA and its subsidiaries with employees, labor unions, financing sources, customers, suppliers, or partners) (except that this exception will not apply to certain representations and warranties of TEGNA relating to consents and approvals and employee benefit plans);
•
natural disasters or weather or public health developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, mudslides and wildfires, epidemics, pandemics, plagues or disease outbreaks, manmade disasters or acts of God;

•	certain matters set forth in the confidential disclosure schedule to the Merger Agreement;
•	compliance by TEGNA and its subsidiaries with applicable laws;
•
Changes arising out of COVID-19, and any variants and evolutions thereof or related or associated epidemics, pandemic or disease outbreaks or the implementation or compliance by TEGNA and its subsidiaries of or with (i) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable law, decree, judgment, injunction or other order, directive, guidelines or recommendations promulgated by any governmental entity of competent jurisdiction, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in response to COVID-19, including, the CARES Act, Families First Act and American Rescue Plan Act of 2021 or (ii) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by TEGNA and its subsidiaries (A) for the protection of the health or safety of the employees, partners, patients, vendors, service providers of TEGNA and its subsidiaries, (B) to preserve the assets utilized in connection with the business of TEGNA and its subsidiaries, or (C) that are otherwise substantially consistent with actions taken by others in the industries or geographic regions in which the affected businesses of TEGNA or Parent or any of its respective subsidiaries operate, in each case, in connection with or in response to COVID-19 (clauses (i) and (ii), collectively, “COVID-19 Measures”);

•
a decline in the trading price or trading volume of TEGNA common stock or any change in the ratings or ratings outlook for TEGNA or any of its subsidiaries (provided that the underlying cause thereof may be considered in determining if a Company Material Adverse Effect has occurred (or would reasonably be expected to occur) to the extent not otherwise excluded from the definition of Company Material Adverse Effect);

•
the failure to meet any projections, guidance, budgets, forecasts or estimates (provided that the underlying causes thereof may be considered in determining if a Company Material Adverse Effect has occurred (or would reasonably be expected to occur) to the extent not otherwise excluded from the definition of Company Material Adverse Effect);

•	seasonal Changes on the business, operations or financial condition of TEGNA;
•
except for the obligations of TEGNA and its subsidiaries to use reasonable best efforts to conduct its operations in all material respects in the ordinary course of business, and any action taken or omitted to be taken by TEGNA or any of its subsidiaries at the written request of Parent, Merger Sub or any of the other Parent Restructuring Entities or their respective representatives after the date of the Merger Agreement;

•
the failure to take any action requiring Parent’s or CNM’s consent pursuant to the Merger Agreement that is not taken as a result of the failure of Parent or CNM to consent to such action (under circumstances where, under the terms of the Merger Agreement, Parent’s or CNM’s consent is required) following request for such consent;

•
any actions or claims made or brought by any of the current or former stockholders of TEGNA (or on their behalf or on behalf of TEGNA) against TEGNA or any of its directors, officers or employees arising out of the Merger Agreement or the Merger;

•	the failure to obtain any approvals or consents from any governmental entity or other person in connection with the transactions contemplated by the Merger Agreement; and
•	any breach by Parent, Merger Sub or any of the other Parent Restructuring Entities of the Merger Agreement;
except, with respect to bullets 1-5 and 7 above, to the extent that such Change has a disproportionate adverse effect on the business, operations, financial condition or assets of TEGNA and its subsidiaries, taken as a whole, relative to others in the broadcast television industry, in which case only the incremental disproportionate Change may be taken into account when determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect.
In the Merger Agreement, TEGNA has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due incorporation, valid existence and good standing and authority and qualification to conduct business with respect to TEGNA;
•	the organizational documents of TEGNA;
•	the subsidiaries of TEGNA;
•	the capital structure of TEGNA;
•	the absence of any undisclosed option, warrant, convertible security, or other right convertible into TEGNA’s securities;
•	the absence of any undisclosed contract relating to the voting of or requiring registration of with respect to any of TEGNA’s securities;
•	certain indebtedness of TEGNA;
•
TEGNA’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws with TEGNA’s organizational documents and TEGNA’s contracts;

•	the necessary approval of the Board of Directors;
•	the necessary vote of stockholders in connection with the Merger Agreement;
•
the absence of any conflict, breach or loss of benefit under any existing contracts, resulting creation of any lien upon TEGNA’s assets, conflict with or violation of any of TEGNA’s organizational documents or applicable laws to TEGNA or due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the accuracy and required filings of TEGNA’s SEC filings and financial statements;
•	TEGNA’s disclosure controls and procedures;
•	TEGNA’s internal accounting controls and procedures;
•	the absence of specified undisclosed liabilities;
•	TEGNA’s compliance with laws, standards and requirements and possession of necessary permits;
•	FCC licenses;
•	environmental matters;
•	employee benefit plans;

•
since September 30, 2021: (i) the absence of a Company Material Adverse Effect and (ii) the absence of any action that would constitute a breach of or require the consent of Parent under certain prohibited actions as discussed below in the section of this proxy statement captioned “—Conduct of Business Pending the Merger”;

•	litigation and regulatory matters;
•	tax matters;
•	employment and labor matters;
•	certain real property owned or leased by TEGNA and its subsidiaries;
•	trademarks, patents, copyrights and other intellectual property matters including data security requirements and privacy;
•	the existence and enforceability of specified categories of TEGNA’s material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;
•
Certain TV retransmission consent agreements of TEGNA or its subsidiaries with multichannel video programming distributors (“MVPDs”) and the absence of certain notices or petitions with respect thereto;

•	payment of fees to brokers in connection with the Merger Agreement;
•	the rendering of J.P. Morgan’s and Greenhill’s respective opinions to the Board of Directors;
•	the inapplicability of anti-takeover statutes to the Merger;
•
absence of any undisclosed transactions, relations or understandings between TEGNA and its subsidiaries, on the one hand, and any officer or director of TEGNA or any of its subsidiaries, on the other hand; and

•	compliance with applicable anti-corruption and anti-money laundering laws.
In the Merger Agreement, Parent, Merger Sub and solely with respect to certain representations and warranties, the other Parent Restructuring Entities, have made customary representations and warranties to TEGNA that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Parent Restructuring Entities;
•	the Parent Restructuring Entities’ corporate authority to enter into and perform the Merger Agreement and the Restructuring and the enforceability of the Merger Agreement;
•
the absence of any conflict, breach or loss of benefit under any existing contracts, resulting creation of any lien upon any of the Parent Restructuring Entities’ assets, conflict with or violation of any of the Parent Restructuring Entities’ organizational documents or applicable laws to the Parent Restructuring Entities or due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;
•	the absence of litigation, orders and investigations;
•	accuracy of information to be provided in the proxy statement;
•
qualification of Parent and Merger Sub to operate (i) all television broadcast stations (including stations operated as “satellites” pursuant to Section 73.3555, Note 5, of the FCC Rules), low power television stations (including Class A stations) and TV translator stations owned by TEGNA or any of its subsidiaries (“TV Stations”) and (ii) the radio stations owned and operated by TEGNA or any of its subsidiaries (together with TV Stations, “TEGNA Stations”) under the Communications Act and FCC rules;

•	payment of fees to brokers in connection with the Merger Agreement;

•	the solvency of Parent and its subsidiaries following the consummation of the Merger and the transactions contemplated by the Merger Agreement;
•	operations of Merger Sub;
•
the absence of certain arrangements between the Parent Restructuring Entities, the Investors or any of their controlled affiliates, on the one hand, and certain beneficial owners of TEGNA common stock or members of the Board of Directors, on the other hand;

•	ownership of capital stock of TEGNA;
•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;
•	delivery and enforceability of each of the Guarantee, Preferred Securities Commitment Letter, Debt Commitment Letter and a certain redacted fee letter dated as of February 22, 2022;
•	the commitments to provide financing to Parent, the availability of Parent’s financing and sufficiency of funds; and
•	delivery and enforceability of certain agreements with respect to the Restructuring.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except: (i) as may be required by applicable law; (ii) with the prior written consent of CNM (which may not be unreasonably withheld, conditioned or delayed); (iii) as expressly contemplated or required by the Merger Agreement; (iv) as disclosed in the confidential disclosure schedule to the Merger Agreement; or (v) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures after, to the extent practicable under the circumstances, written notice and consultation with CNM, during the period of time between the date of the signing of the Merger Agreement and the first to occur of the Effective Time and the termination of the Merger Agreement (the “Interim Period”), TEGNA will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its operations in all material respects in the ordinary course of business; provided that no action by TEGNA or its subsidiaries with respect to matters addressed in any of bullets 1 to 21 below shall be deemed by breach of this obligation unless such action would constitute a breach of the obligation addressed in any such bullet below.
In addition, TEGNA has also agreed that, except: (i) as may be required by applicable law; (ii) with the prior written consent of CNM (which may not be unreasonably withheld, conditioned or delayed); (iii) as expressly contemplated or required by the Merger Agreement; and (iv) as disclosed in the confidential disclosure schedule to the Merger Agreement, during the Interim Period, TEGNA will not, and will not permit any of its subsidiaries to, among other things (and subject to specified materiality thresholds and exceptions set forth in the Merger Agreement):
•	amend the organizational documents of TEGNA or any of its subsidiaries;
•	adjust, split, reverse split, consolidate, subdivide, combine or reclassify any shares of capital stock, voting securities or other ownership interests of TEGNA or any of its subsidiaries;
•
make, declare or pay any dividend or other distribution, other than quarterly cash dividends in an amount per share not in excess of $0.095 per quarter and with record dates consistent with the record dates customarily used by TEGNA for the payment of quarterly cash dividends;

•	grant any equity awards or other equity-based awards or interests;
•
issue, sell, deliver or grant any shares of capital stock, any securities convertible or exchangeable into, or exercisable for shares of its capital stock or any options, warrants or other rights to purchase any similar capital stock or securities of TEGNA;

•	liquidate, dissolve or reorganize;

•
incur or assume any indebtedness or issue any debt securities, other than indebtedness incurred pursuant to the revolving facility under TEGNA’s credit agreement as in effect prior to the execution of the Merger Agreement or additional indebtedness incurred in an amount not exceed $5,000,000 in aggregate principal amount outstanding;

•	sell, transfer, license, create any lien or otherwise dispose of any of its properties or assets;
•	acquire any assets or make any capital contribution to, or investments in, any other person or entity in excess of $10 million individually or $30 million in the aggregate;
•
make, authorize or commit to any capital expenditures, except for capital expenditures (i) not to exceed $5 million more than TEGNA’s capital plans set forth in the confidential disclosure schedule to the Merger Agreement, (ii) as required by a governmental entity to the extent not otherwise reflected in TEGNA’s capital plans set forth in the confidential disclosure schedule to the Merger Agreement, (iii) expenditures incurred in connection with repacking of TEGNA Stations mandated by the FCC and for which reimbursement is reasonably expected, (iv) to remedy any matters set forth in bullet 7 in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties” (and not otherwise reflected in TEGNA’s capital plans set forth in the confidential disclosure schedule to the Merger Agreement) or (v) in connection with any action reasonably necessary to address any COVID-19 Measures;

•	make any loans, advances or capital contributions to, or investments in, any person in excess of $10 million in the aggregate;
•
except as required by the terms of any collective bargaining agreement or TEGNA benefit plan, (i) establish, adopt, materially amend or terminate any TEGNA benefit plan, except for adoptions, amendments or terminations in the ordinary course of business that are consistent with past practice and that do not materially increase costs, (ii) increase the compensation or other benefits of any current or former employees or directors, except for increases in the ordinary course of business that are consistent with past practice and that do not constitute or result in any increase in any employee’s actual or potential severance entitlements, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business that are consistent with past practice, (iv) take any action to accelerate any payment or benefit under any TEGNA benefit plan and (v) accelerate the time of vesting or payment of any award under any TEGNA benefit plan;

•
enter into, renew, terminate, materially modify or amend, or waive any material rights under, or, other than in the ordinary course of business (with respect to consents the effect of which is to permit activities only prior to the Closing), grant any material consent under, any material contract (i) relating to cable or satellite transmission or retransmission by MVPDs, (ii) that is or would be a network affiliation agreement or (iii) other than in the ordinary course of business, that relates to the receiving or obtaining of rights to broadcast and rebroadcast television programs, feature films, shows or other television programming;

•
enter into, amend or waive, release, or assign any material rights, claims or benefits under other material contracts, except (i) in the ordinary course of business, (ii) contracts that can be cancelled by TEGNA without cause with less than 90 days’ notice or (iii) as reasonably necessary to address any COVID-19 Measures;

•	change TEGNA’s or any of its subsidiaries’ fiscal year;
•	materially change TEGNA’s or any of its subsidiaries’ accounting practices;
•
settle, offer or propose to settle any proceeding involving or against TEGNA or any of its subsidiaries in excess of $5 million per proceeding or otherwise discharge, settle or satisfy any proceeding which discharge, settlement or satisfaction would materially limit or restrict the operation of the business of TEGNA and its subsidiaries, taken as a whole;

•
modify any material authorizations issued by the FCC with respect to TEGNA Stations if doing so is reasonably likely to be materially adverse to the interests of Parent and its subsidiaries, taken as a whole, after giving effect to the Merger;

•	implement any employee layoff that would require notice or pay in lieu of notice under the Worker Adjustment and Retraining Notification Act;
•
make (other than in the ordinary course of business), change or revoke any material tax election, adopt or change any tax accounting period or material method of tax accounting, amend any material tax return, settle or compromise any material liability for taxes or any tax audit, claim or other proceeding for a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), surrender any right to claim a material refund of taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes (other than in connection with any automatic or automatically granted extension to file any tax return); or

•	agree to take, or make any commitment to take any of the foregoing actions.
In addition, during the Interim Period, subject to certain exceptions, each Parent Entity may not, and must cause each of its subsidiaries and controlled affiliates not to, directly or indirectly, solicit for employment, offer to hire, hire or enter into any employment contract with certain persons set forth on the confidential disclosure schedule to the Merger Agreement.
Restrictions on Solicitation of Alternative Proposals
TEGNA has agreed not to, and to cause its subsidiaries not to, and to not authorize or permit and use reasonable best efforts to cause each of its and their respective officers, directors and other representatives not to, directly or indirectly:
•
solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information, or provide or afford access to TEGNA or its subsidiaries or their respective properties, books and records, assets, facilities or personnel, in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry, to refer the inquiring person to the non-solicitation provisions of the Merger Agreement and to limit its conversation or other communication exclusively to such referral);

•
enter into, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement, as defined below); or

•	authorize, commit or resolve to do any of the foregoing;
provided, that TEGNA and its representatives are permitted, upon a good-faith determination by the Board of Directors (after consultation with its outside legal advisors) that not doing so would be inconsistent with the Board of Directors’ fiduciary duties to its stockholders under applicable law, to grant a confidential waiver of any provision of any confidentiality or standstill agreement solely to permit a Company Takeover Proposal to be made and, subject to the terms of the Merger Agreement, negotiated and entered into.
In addition, TEGNA has agreed to, and agreed to cause each of its subsidiaries and direct its representatives to, cease and cause to be terminated any discussions or negotiations with any persons that may be ongoing with respect to a Company Takeover Proposal, terminate access for any person to any data room and request the return or destruction of any non-public information provided to any person in connection with a potential Company Takeover Proposal. TEGNA has also agreed to not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a Company Takeover Proposal or similar matter in any agreement to which TEGNA is a party; provided that, if the Board of Directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law, TEGNA may take such actions solely to the extent necessary to permit a third party to make a Company Takeover Proposal and, subject to the terms of the Merger Agreement, thereafter negotiate and enter into any transaction in connection therewith.
Additionally, under certain specified circumstances, if from the date of the Merger Agreement until the adoption of the Merger Agreement by TEGNA stockholders, TEGNA receives a bona fide written Company Takeover Proposal from any person, and if the Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, then TEGNA may enter into an Acceptable Confidentiality Agreement with such person making such Company Takeover Proposal and TEGNA and its representatives may (i) furnish, pursuant to an executed Acceptable Confidentiality Agreement between TEGNA and such person, information with respect to TEGNA and its subsidiaries and (ii) engage in or otherwise participate in discussions or negotiations with such person and its representatives regarding such Company Takeover Proposal.
Prior to the adoption of the Merger Agreement by TEGNA’s stockholders, TEGNA is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Company Superior Proposal unless (1) it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent and its representatives in good faith over a four business-day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Company Superior Proposal no longer constitutes a “Company Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations, and (2) TEGNA has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Company Superior Proposal.
If TEGNA terminates the Merger Agreement prior to the adoption of the Merger Agreement by TEGNA stockholders for the purpose of entering into an agreement in respect of a Company Superior Proposal, TEGNA must pay a $163 million termination fee to Parent.
For purposes of this proxy statement and the Merger Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and non-use provisions that are no less favorable in the aggregate to TEGNA than those contained in the confidentiality agreements between TEGNA and each of Standard General and Apollo Management IX, L.P. and which shall not contain any exclusivity provisions or other terms that would restrict in any manner TEGNA’s ability to consummate the Merger or comply with its disclosure obligations to Parent and Merger Sub pursuant to the Merger Agreement; provided that any such confidentiality agreement need not contain any standstill or similar provision.
“Company Superior Proposal” means a bona fide written Company Takeover Proposal, substituting “50%” for “20%” in the definition thereof, that the Board of Directors determines in good faith, after consultation with TEGNA’s independent financial advisors and outside legal counsel, taking into account such factors as the Board of Directors considers in good faith to be appropriate (e.g., the timing, likelihood of consummation, legal, financial, regulatory and other aspects of the Company Takeover Proposal, including the terms and conditions (including financing terms) thereof, and such other factors as the Board of Directors considers to be relevant in good faith (including proposed revisions to the Merger Agreement made by Parent prior to the time of such determination)), to be more favorable from a financial point of view to the holders of TEGNA common stock than the transactions contemplated by the Merger Agreement.
“Company Takeover Proposal” means any bona fide proposal or offer made by any person or group (as such term is used in Section 13(d) of the Exchange Act) of related persons (including holders of TEGNA common stock, but excluding Parent, the other Parent Restructuring Entities, the Investors and their Affiliates), and whether involving a transaction or series of related transactions, for, or that would reasonably be expected to lead to, a direct or indirect acquisition, including by merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, stock acquisition, asset acquisition, tender offer, joint venture or similar transaction involving TEGNA or any of its subsidiaries (a) of assets or businesses representing more than 20% of the revenues, net income or assets of TEGNA and its subsidiaries, in each case on a consolidated basis

(in each case, including securities of the subsidiaries of TEGNA or of any entity surviving a merger with such subsidiary) or (b) of more than 20% of the beneficial ownership or voting power of the shares of TEGNA common stock (or options, warrants to purchase or securities convertible into or exchangeable therefor) then issued and outstanding.
The Board of Directors’ Recommendation; Company Adverse Recommendation Change
As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the TEGNA stockholders vote “FOR” the Merger Agreement Proposal. The Merger Agreement provides that the Board of Directors will not effect a Company Adverse Recommendation Change, as defined below and except as described below.
The Board of Directors may not take any action described in the following:
•
(i) change, qualify, modify, withhold, rescind or withdraw, or authorize or resolve to, or publicly propose or announce its intention to, change, qualify, modify, withhold, rescind or withdraw, in each case in any manner adverse to Parent, the recommendation of the Board of Directors to approve the Merger Agreement (such recommendation, the “Company Recommendation”), (ii) adopt, approve or recommend to the TEGNA stockholders, make any public statement approving, endorsing or recommending, or resolve to approve or recommend to the stockholders of the Company or make any public statement approving, endorsing or recommending, a Company Takeover Proposal or (iii) fail to include the Company Recommendation in this proxy statement (any action described in clauses (i) through (iii) a “Company Adverse Recommendation Change”);

•
authorize, cause or permit TEGNA or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with a counterparty making a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the Merger Agreement) (a “Company Acquisition Agreement”); or

•	submit any Company Takeover Proposal to a vote of the stockholders of the Company, or agree to do any of the foregoing.
However, nothing in the non-solicitation covenant of the Merger Agreement will prohibit TEGNA or the Board of Directors from: (i) taking and disclosing to TEGNA stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) from making a “stop, look and listen” communication to TEGNA stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to TEGNA stockholders if the Board of Directors determines in good faith, after consultation with TEGNA’s outside legal counsel, that the failure of the Board of Directors to make such disclosure would be reasonably likely to be inconsistent with applicable law. Such foregoing actions may constitute a Company Adverse Recommendation Change if they otherwise satisfy the definition of a Company Adverse Recommendation Change.
Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by the TEGNA stockholders, the Board of Directors may effect a Company Adverse Recommendation Change with respect to an Intervening Event (as defined below), if, prior to taking such action, the Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law.
The Board of Directors may only effect a Company Adverse Recommendation Change with respect to an Intervening Event if:
•	TEGNA has given Parent at least four business days’ prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor and the Intervening Event;
•
during such four business-day period, has negotiated with Parent and its representatives in good faith (if Parent and its representatives desire to so negotiate) to make adjustments to the terms and conditions of the Merger Agreement; and

•
upon the end of such notice period, the Board of Directors has considered any revisions to the terms of the Merger Agreement proposed in writing by, and that are legally binding on, Parent, Merger Sub and the other

Parent Restructuring Entities, and has determined in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law.
In addition, prior to the adoption of the Merger Agreement by the TEGNA stockholders, the Board of Directors may only effect a Company Adverse Recommendation Change or authorize TEGNA to terminate the Merger Agreement to enter into an agreement with respect to a Company Superior Proposal in response to a bona fide written Company Takeover Proposal that the Board of Directors has concluded in good faith (after consultation with its independent financial advisors and outside legal counsel) is a Company Superior Proposal, only if:
•	in the case of the termination of the Merger Agreement, TEGNA has complied in all material respects with its obligations under the Merger Agreement with respect to such Company Superior Proposal;
•
TEGNA has given Parent at least four business days’ prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreements related to such Company Superior Proposal;

•
at the end of such notice period, the Board of Directors has considered any revisions to the terms of the Merger Agreement proposed in writing by, and that are legally binding on, Parent, Merger Sub and the other Parent Restructuring Entities, and has determined, after consultation with its independent financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect;

•
in the event of any change to any of the financial terms or any other material terms of such Company Superior Proposal, TEGNA has, in each case, delivered to Parent an additional notice consistent with that described in the second bullet above and a new two business-day notice period consistent with the second bullet above commences during which time TEGNA is required to comply with the requirements above with respect to such additional notice; and

•
in the event of any termination of the Merger Agreement in order to cause or permit TEGNA to enter into an acquisition agreement with respect to such Company Superior Proposal, TEGNA will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement and paid to Parent a termination fee of $163 million.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any event, change, occurrence or development with respect to TEGNA or its subsidiaries, that (i) was not known or reasonably foreseeable to the Board of Directors (or any committee thereof) as of the date of the Merger Agreement and (ii) first becomes known to the Board of Directors (or any committee thereof) after the execution of the Merger Agreement and prior to the adoption of the Merger Agreement by the TEGNA stockholders; provided, however, that any event, change, occurrence or development (a) that involves or relates to a Company Takeover Proposal or a Company Superior Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Company Takeover Proposal” or “Company Superior Proposal”) or (b) solely resulting from any change, in and of itself, after the execution and delivery of the Merger Agreement in the market price or trading volume of TEGNA common stock (excluding any underlying causes thereof), shall not be deemed to constitute an Intervening Event.
Employee Benefits
For one year following the Effective Time, each employee of TEGNA and its subsidiaries who continues to be employed by the Surviving Corporation or any of its subsidiaries (each, a “Continuing Employee”) will be provided:
•
a total target compensation opportunity (composed of base compensation and short- and long-term incentive target opportunity) that, in the aggregate, is no less favorable than that provided immediately before the Closing (provided that such employee’s base compensation shall not be reduced from that in effect immediately before the Closing);

•
all other compensation and employee benefits that are no less favorable in the aggregate than were provided to such employee immediately before the Closing (excluding sign-on bonuses, retention bonuses, or transaction-based compensation); and

•
severance benefits that are no less favorable than the greater of (i) the severance benefits that would have been provided under TEGNA’s severance arrangements or practices in effect immediately prior to the Effective Time and (ii) the severance benefits provided under the applicable Parent severance plan.

Immediately prior to the Effective Time, TEGNA shall pay to each Continuing Employee a prorated portion of the annual bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, which bonus will be determined based on the greater of (i) the Continuing Employee’s target annual bonus for such year and (ii) the Continuing Employee’s annual bonus amount for such year determined based on actual performance results through the last completed month prior to the Closing (or, if the Closing occurs in 2023, a full bonus in respect of 2022 calculated in accordance with the foregoing sentence as if the Closing had occurred immediately prior to the conclusion of such fiscal year).
Parent will or will cause the Surviving Corporation to (i) recognize each Continuing Employee’s service with TEGNA and its subsidiaries and their respective predecessors prior to the Closing Date for all purposes under any applicable Parent employee benefit plan, (ii) cause any preexisting condition limitations and eligibility waiting periods under any applicable Parent employee benefit plan providing health and welfare benefits to be waived with respect to the Continuing Employees and their eligible dependents and (iii) give each Continuing Employee credit for the plan year in which such Continuing Employee is first eligible to participate in such Parent employee benefit plan towards applicable deductibles and annual out-of-pocket expense requirements for any co-payments or deductibles incurred by the Continuing Employee and his or her eligible dependents, in each case of (i) through (iii), subject to customary exclusions.
In addition, for one year following the Effective Time, Parent shall continue to provide, or shall cause the Surviving Corporation to continue to provide, retiree medical benefits on terms no less favorable than those provided by TEGNA immediately prior to the Effective Time.
Debt Financing
Pursuant to the Merger Agreement, Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the Financing in an amount sufficient to fund the Required Amount (giving effect, on the Closing Date, to the amount of Available Cash) on the date upon which the Merger is required to be consummated pursuant to the terms thereof and on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Financing Letters and any related fee letters (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions (including any “flex” provisions) set forth in the Financing Letters, subject to certain limitations set forth in the Merger Agreement).
In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) subject to the second sentence of the next paragraph, use reasonable best efforts to arrange and obtain, as promptly as reasonably practicable, alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, to pay the Required Amount) from the same or other sources on terms and conditions (including market “flex” provisions) that are not materially less favorable to Parent and Merger Sub than the terms and conditions set forth in the Debt Commitment Letter as of the February 22, 2022 (after giving effect to any market “flex” provisions therein) and (ii) promptly notify the Company of such unavailability and the reason therefor.
In no event shall the receipt or availability of any funds or financing (including the financing contemplated by the Financing Letters) by Parent, Merger Sub, the Other Parent Restructuring Entities, the Apollo Funds, the Ares Funds, the SG Holders or any of their respective affiliates be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) seek the preferred securities financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Preferred Securities Commitment Letter or (ii) pay any material fees, original issue discount or interest coupons, as applicable, or agree to any prepayment premiums, in each case, in excess of those contemplated by the Preferred Securities Commitment Letter or the Debt Commitment Letter (after giving effect to any market “flex” provisions therein).

Subject to the last two paragraphs of this section captioned “—Debt Financing,” TEGNA shall use its reasonable best efforts to provide, and to cause its subsidiaries to use their reasonable best efforts to provide, all cooperation reasonably requested by Parent or Merger Sub necessary and customary for the arrangement of the Debt Financing, including using reasonable best efforts to: (i) assist in preparation for and participate (and cause senior management and representatives of TEGNA and its subsidiaries to participate) in a reasonable number of lender and investor meetings (including meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the Debt Financing), calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable advance notice and at mutually agreeable dates and times and assist Parent in obtaining ratings as contemplated by the Debt Financing; (ii) assist with the preparation of materials for rating agency presentations and bank books, lender and investor presentations, offering memoranda, private placement memoranda, prospectuses, bank information memoranda, and other marketing documents required in connection with the Debt Financing, including reviewing and commenting on Parent’s draft of (x) a business description and (y) “Management’s Discussion and Analysis” of the financial statements to be included in offering documents contemplated by the Debt Financing and delivering customary authorization letters (authorizing the distribution of information to prospective lenders and containing customary representations with respect to the presence or absence of material nonpublic information about TEGNA and its subsidiaries and regarding the accuracy of the information provided by, or with respect to, TEGNA and its subsidiaries), executed by or on behalf of TEGNA; (iii) as promptly as reasonably practicable, (x) furnish Parent with the Required Information that is Compliant (each as defined in the Merger Agreement as in effect on February 22, 2022) and (y) inform Parent if the chief executive officer, chief financial officer, treasurer or controller of TEGNA shall have knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is reasonably probable; (iv) assist Parent with its preparation of projections and pro forma financial information (including pro forma financial statements) of the type customarily included in offering documents or marketing materials for debt financings similar to the Debt Financing, it being agreed that TEGNA will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its subsidiaries; (v) execute and deliver as of the Closing (but, except as otherwise expressly required pursuant to the provisions as described more fully in the section of this proxy statement captioned “—Cooperation as to Certain Indebtedness,” not prior to the Closing) any credit agreements, indentures, pledge, guarantee and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Parties (including a certificate of the chief financial officer of TEGNA with respect to the solvency of TEGNA and its subsidiaries (but not Parent and its subsidiaries (other than TEGNA and its subsidiaries)) on a consolidated basis in the form set forth as an annex to the Debt Commitment Letter) and otherwise reasonably facilitate the granting of security interests (and perfection thereof) in collateral in respect of the Debt Financing, it being understood that the effectiveness of such documents shall be conditioned upon, or become operative only after, the occurrence of the Effective Time; (vi) cause TEGNA’s independent auditors to (A) furnish customary consents for use of their auditor opinions in any materials related to any non-convertible, high-yield debt securities issued in lieu of all or a portion of the Debt Financing, (B) provide, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to TEGNA and its subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act of 1933, as amended, in lieu of all or a portion of the Debt Financing) and (C) attend a reasonable number of accounting due diligence sessions and drafting sessions; and (vii) furnish Parent promptly (and in any event at least three business days prior to the Closing Date) with all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, and the requirements of 31 C.F.R. §1010.230, to the extent reasonably requested by Parent in writing at least seven business days prior to the Closing Date.
TEGNA will use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts, to update any Required Information provided to Parent and the Debt Financing Parties as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period (as defined in the Merger Agreement as in effect on February 22, 2022) to cease pursuant to the definition of “Marketing Period” in the Merger Agreement as in effect on February 22, 2022, in each case prior to the completion of the Marketing Period. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of TEGNA and its subsidiaries under the requirements of this section at any time, and from time to time and on multiple occasions, between the date of the Merger Agreement and the Closing Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof in the Merger Agreement as of February 22, 2022, there shall not be a subsequent “Marketing Period” hereunder). TEGNA agrees to use reasonable best efforts to file all reports on (i) Form 10-K and Form 10-Q, (ii) to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K and (iii) to the extent that the failure to file any Form 8-K would result in the Required Information containing material non-public information with regard to TEGNA and its subsidiaries, such other Form 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests TEGNA to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to TEGNA and its Subsidiaries, which Parent reasonably determines (and TEGNA does not reasonably object) to include in a customary offering document or marketing materials for the Debt Financing, then, upon TEGNA’s review of and reasonable satisfaction with such filing, TEGNA shall file such Current Report on Form 8-K.
Notwithstanding the foregoing or anything to the contrary set forth in this section captioned “—Debt Financing” or the section of this proxy statement captioned “—Cooperation as to Certain Indebtedness” that immediately follows this section, neither TEGNA nor any of its affiliates shall be required to: (i) take or permit the taking of any action pursuant to this section or the “Cooperation as to Certain Indebtedness” section that immediately follows this section that (A) would require TEGNA, its affiliates or any persons who are directors or officers of TEGNA or its affiliates or any of their respective representatives to pass resolutions or consents to approve or authorize the execution of the Debt Financing, any Company Note Offers and Consent Solicitations (as defined below) or any Redemption (as defined below) or execute or deliver any certificate, document, instrument, opinion, negative assurance letter or agreement or agree to any change or modification of any existing certificate, document, instrument, opinion, negative assurance letter or agreement, subject to certain exceptions set forth in the Merger Agreement, that is, in each case, effective prior to the Effective Time, (B) would cause any representation or warranty in the Merger Agreement to be breached by TEGNA or any of its affiliates, (C) would require TEGNA or any of its affiliates to (1) pay any commitment or other similar fee or (2) incur any other expense, liability or obligation in connection with the Debt Financing, any Company Note Offers and Consent Solicitations or any Redemption prior to the Effective Time, in each case of this clause (2) that would not be reimbursed or indemnified in full by Parent in accordance with the last sentence of the following paragraph, (D) would cause any director, officer, employee, or stockholder of TEGNA or any of its subsidiaries to incur any personal liability, or (E) would result in a violation or breach of, conflict with, or a default (with or without notice, lapse of time, or both) under any Material Contract to which TEGNA or any of its subsidiaries is a party, the organizational documents of TEGNA or its subsidiaries or any applicable law; (ii) provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of TEGNA’s legal counsel, jeopardize or cause a risk of loss or waiver of the attorney-client, attorney work product or other similar privilege of TEGNA or any of its subsidiaries; provided, that in such instance TEGNA shall inform Parent of the general nature of the information being withheld and, on Parent’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcome described in this clause (ii); (iii) without otherwise limiting the obligations of TEGNA pursuant to this section to assist Parent in Parent’s preparation of any materials that include any Excluded Information (as defined in the Merger Agreement as in effect on February 22, 2022), prepare any Excluded Information; or (iv) take or permit the taking of any action pursuant to this section or the section of this proxy statement captioned “—Cooperation as to Certain Indebtedness” that immediately follows this section that would unreasonably interfere with the ongoing business or operations of TEGNA and its subsidiaries. Nothing contained in this section or the “Cooperation as to Certain Indebtedness” section that immediately follows this section or otherwise shall require TEGNA or any of its affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or to commence any Company Note Offers and Consent Solicitations.
Parent and Merger Sub shall, on a joint and several basis, promptly upon request by TEGNA, reimburse TEGNA or any of its affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by them or their respective representatives in connection with such cooperation pursuant the obligations described in this section and the section of this proxy statement captioned “—Cooperation as to Certain Indebtedness” that immediately follows this section and certain other cooperation as specified in the Merger Agreement (whether or not the Merger is consummated or the Merger Agreement is terminated) and shall (on a joint and several basis) indemnify and hold harmless TEGNA and its affiliates and their respective representatives from and against any and all losses, claims, damages, liabilities, reasonable out-of-pocket costs, reasonable and documented out-of-pocket attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred by them in connection with the arrangement of the Debt Financing, the Company Note Offers and Consent Solicitations or any Redemption, any action taken by them at the request of Parent or its representatives pursuant to the obligations described in this section and the “—Cooperation as to Certain Indebtedness” section that immediately follows this section, and certain other obligations as specified in the Merger Agreement and any information used in connection therewith (other than information provided by TEGNA, its subsidiaries or their respective representatives), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of the Merger Agreement by TEGNA or any of its subsidiaries or their respective representatives, as determined in a final and non-appealable judgement by a court of competent jurisdiction.
Cooperation as to Certain Indebtedness
Parent or one of its subsidiaries may (a) commence and conduct one or more offers to purchase, including any offer required to be made in connection with any “Change of Control” or equivalent term (each as defined in the applicable indenture governing each series of Existing Company Notes (as defined in the Merger Agreement as in effect on February 22, 2022)), tender offers or exchange offers with respect to any or all of the outstanding aggregate principal amount of the Existing Company Notes identified by Parent to TEGNA prior to, on or after the date hereof on terms that are acceptable to Parent (the “Offers to Purchase”) and/or (b) solicit the consent of the holders of debt issued under the indentures governing the Existing Company Notes regarding certain proposed amendments to the applicable indenture (the “Consent Solicitations” and, together with the Offers to Purchase, if any, the “Company Note Offers and Consent Solicitations”); provided that the closing of any such Offers to Purchase shall not occur, and the amendments in connection with any such Consent Solicitations shall not become operative (although any supplemental indentures entered into in connection with any such Consent Solicitations may become effective upon execution), prior to the Closing; provided, further, that the consummation of any Company Note Offers and Consent Solicitations shall not be a condition to the Closing. Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the applicable indentures governing each series of Existing Company Notes and applicable laws, including applicable SEC rules and regulations. Parent will reasonably consult with TEGNA regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any relevant tender or consent deadlines. Parent shall not be permitted to commence any applicable Company Note Offers and Consent Solicitations until Parent shall have provided TEGNA with the related offer to purchase, consent solicitation statement, letter of transmittal, if any, or press release, if any, in connection therewith, and each other material document relevant to the transaction that will be distributed by the Parent in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent commencing the applicable Offer to Purchase or Consent Solicitation to allow TEGNA and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by TEGNA and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, TEGNA shall execute one or more supplemental indentures to the applicable indenture governing each series of Existing Company Notes in accordance with the terms thereof amending the terms and provisions of such indenture as described in the applicable Debt Offer

Documents in a form as reasonably requested by Parent, which such supplemental indentures shall become effective upon the execution thereof but shall not become operative until the Effective Time, and TEGNA shall use reasonable best efforts to cause the trustee under each such indenture to enter into such supplemental indentures. Subject to the last two paragraphs of the “Debt Financing” section that immediately precedes this section, TEGNA shall, and shall cause each of its subsidiaries to, and shall use reasonable best efforts to cause its and their representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with any Company Note Offers and Consent Solicitations; provided that neither TEGNA nor counsel for TEGNA shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Company Note Offers and Consent Solicitation (other than in connection with the execution of any supplemental indenture described in the immediately preceding sentence relating to the Consent Solicitations, with respect to which TEGNA shall deliver customary officer’s certificates and counsel to TEGNA shall provide customary legal opinions, in each case, to the trustee under each applicable indenture governing each series of Existing Company Notes and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than any such supplemental indenture described in the immediately preceding sentence. The solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. If, at any time prior to the completion of the Company Note Offers and Consent Solicitations, TEGNA or any of its subsidiaries, on the one hand, or Parent or any of its subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of TEGNA outstanding under the applicable indenture governing each series of Existing Company Notes.
If requested by Parent, in lieu of or in addition to Parent commencing or closing any Company Note Offer and Consent Solicitation for any series of Existing Company Notes, TEGNA shall use its reasonable best efforts, to the extent permitted by such series of Existing Company Notes and the applicable indenture governing such series of Existing Company Notes, to (A) issue a notice of redemption for all or portion of the outstanding aggregate principal amount of such series of Existing Company Notes, pursuant to the redemption provisions of the applicable indenture governing such series of Existing Company Notes, which notice of redemption shall be expressly conditioned on the occurrence of the Closing and (B) take any other actions reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of any series of Existing Company Notes at the Effective Time pursuant to the redemption and satisfaction and discharge provisions of the applicable indenture governing such series of Existing Company Notes and the other provisions of the indenture applicable thereto, provided that, for the avoidance of doubt, no such Redemption shall be effective prior to the Effective Time and provided further that neither TEGNA nor counsel for TEGNA shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Redemption (except that TEGNA shall deliver customary officers’ certificates and (solely to the extent the trustee under the applicable indenture governing each series of Existing Company Notes requires an opinion of counsel to TEGNA) counsel to TEGNA shall provide customary legal opinions, in each case, to the trustee under each applicable indenture governing each series of Existing Company Notes and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable laws and would be accurate in light of the facts and circumstances at the time delivered). If a notice of conditional redemption or satisfaction and discharge is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption or satisfaction and discharge are satisfied, TEGNA has all funds necessary in connection with any such redemption or satisfaction and discharge. The redemption or satisfaction and discharge of any series of Existing Company Notes pursuant to this paragraph are referred to collectively as the “Redemption” of such series of Existing Company Notes.
Subject to the last two paragraphs of the “Debt Financing” section that immediately precedes this section, TEGNA shall, and shall cause its subsidiaries to, deliver, in each case, prior to the Closing Date (and as more specifically stated below), all notices and to take all other actions reasonably requested by Parent to facilitate

(i) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent Parent shall not have entered into an alternative arrangement with the issuing bank) of all amounts and other obligations then outstanding under and (ii) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of the Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of December 13, 2004, and effective as of January 5, 2005, among TEGNA, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), including by providing to the Parent a payoff letter from the agent under the Credit Agreement, in form and substance reasonably satisfactory to Parent, which payoff letter shall, among other things, (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and any other monetary obligations then due and payable under the Credit Agreement (the “Payoff Amount”), (B) provide that upon receipt of the Payoff Amount under the payoff letter, such indebtedness and all related loan documents (or similar agreements) shall be terminated and (C) provide that all security interests (if any) granted to secure the obligations under the Credit Agreement and guarantees by subsidiaries of TEGNA under the Credit Agreement shall be released and terminated upon receipt of the Payoff Amount. Parent shall provide all funds required to effect the termination of the Credit Agreement described in this paragraph; provided that the termination of the Credit Agreement described in this paragraph and any notices related thereto shall be expressly conditioned on the Closing.
Indemnification and Insurance
For a period of six years from and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to), to the fullest extent permitted by law, (i) indemnify and hold harmless all past and present directors or officers of TEGNA or any of its subsidiaries and any person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or any of its subsidiaries, in each case to the extent acting in such capacity (collectively, the “Covered Persons”) against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time and (ii) advance expenses (including reasonable and documented legal fees and expenses) as incurred by the Covered Persons in the defense of any proceeding or investigation with respect to the foregoing matters in accordance with the Company’s organizational documents or any existing indemnification agreements.
In addition, for a period of six years from and after the Effective Time, Parent and the Surviving Corporation will either cause to be maintained in effect the current directors’ and officers’ and fiduciary liability insurance policies maintained by or for the benefit of TEGNA and its subsidiaries and their respective current and former directors and officers, or provide substitute policies for TEGNA and its subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of TEGNA and its subsidiaries, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of TEGNA and its subsidiaries, and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of TEGNA and its subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage. However, the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by TEGNA prior to the date of Merger Agreement, but in such case shall purchase as much coverage as is available for such amount. The foregoing provisions will be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time (which TEGNA shall be permitted to purchase prior to the Effective Time, subject to the cap described in the preceding sentence), which policies provide such directors and officers with coverage for an aggregate period of at least six years from and after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by the Merger Agreement.

Other Covenants
Stockholders Meeting
TEGNA has agreed to take all action necessary (in accordance with applicable law and TEGNA’s organizational documents) to, following consultation with Parent, establish a record date for, duly give notice of, convene and hold the Special Meeting following the mailing of this proxy statement for the purpose of obtaining the affirmative vote of the holders of a majority of the outstanding shares of TEGNA common stock that is required to adopt the Merger Agreement as soon as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to this proxy statement.
Transaction Litigation
Each party to the Merger Agreement shall promptly (and in any event within two business days) notify the other parties to the Merger Agreement in writing of any stockholder litigation or other litigation or proceedings brought or threatened in writing against it or its directors or executive officers or other representatives relating to the Merger Agreement, the Merger and/or the other transactions contemplated by the Merger Agreement and shall keep the other parties to the Merger Agreement informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties to the Merger Agreement and their representatives such information relating to such litigation or proceedings as may be reasonably requested).
Company Purpose, Programs and Goals
Pursuant to the Merger Agreement, Parent acknowledged that: (i) TEGNA’s purpose includes serving the greater good of its communities and, driven by this purpose, TEGNA seeks to create positive societal change and impact through the reporting of its stations and its deeply held commitment to making its communities better places to live and work, (ii) TEGNA’s values of inclusion, integrity, innovation, impact and results drive its stations and employees to be forces for positive change, (iii) TEGNA is committed to journalistic integrity as demonstrated by the adoption of its Principles of Ethical Journalism, the launch and expansion of its VERIFY franchise to combat disinformation and its award-winning investigative journalism, (iv) TEGNA is committed to fostering a diverse and inclusive culture, as evidenced by, among other things, its development of multi-year goals to increase Black, Indigenous and People of Color (“BIPOC”) representation in content teams, news leadership and management roles, the development and operation of its proprietary, multi-year inclusive journalism program that includes unconscious bias and inclusive reporting training, leadership training and content audits, and its launch of Company-wide unconscious bias and microaggression training for all employees and (v) TEGNA is committed to managing its environmental impact responsibly and sustainably and educating the public through its journalism. Following the Closing, Parent intends to generally operate TEGNA’s business substantially consistently in accordance with this purpose and to use commercially reasonable efforts to maintain such programs and goals. Parent committed to TEGNA’s 2025 goals to increase BIPOC representation as follows: (i) Content Teams: By year-end 2025, to increase the diversity of TEGNA’s content teams (news, digital and marketing employees) to reflect the aggregate BIPOC diversity of the communities TEGNA serves, which is approximately 36 percent; (ii) Content Leadership Roles: By year-end 2025, TEGNA aims to increase BIPOC representation in content leadership roles by 50 percent; and (iii) Management Roles: By year-end 2025, TEGNA aims to increase BIPOC representation across all management roles within the organization by 50 percent.
Efforts to Consummate the Merger
The Parent Restructuring Entities and TEGNA have each agreed to, and agreed to cause their respective affiliates (as defined in the Merger Agreement) (including, for the purposes of the first bullet below, if applicable, the Investors and their respective affiliates) to use their respective reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Merger and the Restructuring, as applicable, as promptly as practicable and in any event by the Outside Date, including, as applicable:
•	preparing and filing all forms, registrations and notifications required to be filed to consummate the Merger and the Restructuring;
•	using reasonable best efforts to satisfy the conditions to consummating the Merger and the Restructuring;

•
using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental entity required to be obtained or made by the Parent Restructuring Entities or any of their respective affiliates (including for such purposes the Investors and their affiliates) (as applicable) or TEGNA or any of its subsidiaries, in connection with the Merger and the Restructuring, as applicable, or the taking of any action contemplated by the Merger Agreement and (i) the Contribution Agreement, (ii), the Post-Closing Transfer Agreements (as defined in this proxy statement and the Merger Agreement), (iii) all other material agreements and instruments entered or to be entered into by Parent, Merger Sub or the Parent Restructuring Entities in connection therewith or relating thereto, including any agreements or instruments setting forth the terms of any securities issued or to be issued by Parent and (iv) the organizational or other governance documents of Parent (clauses (i)-(iv), collectively, the “Restructuring Agreements”);

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger and the Restructuring; and
•
the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and the Restructuring, as applicable, and to fully carry out the purposes of the Merger Agreement and the Restructuring Agreements.

Parent will be entitled to take the lead, in advance consultation and cooperation with TEGNA, in the development and implementation of the strategy for obtaining all required consents of, or any exemptions by, any governmental entity undertaken pursuant to the covenants summarized in this section. The Parent Entities and TEGNA must consult and cooperate with each other in all respects and each keep the other apprised of the status of matters relating to the completion of the Merger, including the expiration or termination of the waiting period applicable to the Merger under the HSR Act and the receipt of the FCC Consent, and work cooperatively in connection with obtaining all required consents of, or any exemptions by, any governmental entity undertaken pursuant to the covenants summarized in this section. In that regard, each party is required to: (i) promptly provide any information and assistance as the other parties may reasonably request with respect to all notices, submissions or filings made by or on behalf of such party or any of its affiliates with any governmental entity in connection with the Merger Agreement or the Merger and (ii) promptly inform the other parties to the Merger Agreement any communication from or to any governmental entity regarding the Merger Agreement or the Merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such governmental entity. No party or any of its affiliates may participate in any meeting or teleconference with any governmental entity in connection with the Merger Agreement or the Merger unless it consults with the other parties in advance and, to the extent not prohibited by such governmental entity, gives the other parties the opportunity to attend and participate.
TEGNA and each of the Parent Restructuring Entities are required to make or file, as promptly as practicable, with the appropriate governmental entity all filings, forms, registrations and notifications required to be filed to consummate the Merger and the transactions contemplated by the Contribution Agreement and the other Restructuring Agreements, and respond to inquiries from governmental entities, or provide any supplemental information that may be requested by governmental entities, in connection with such filings. In addition to the foregoing: (i) TEGNA, Parent and each applicable Parent Restructuring Entity must jointly file (and, if applicable, the Parent Restructuring Entities shall cause the Investors and their respective affiliates to be included in) those applications required to be filed with the FCC to obtain the approvals of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by the Merger Agreement and the Contribution Agreement and the Post-Closing Transfers (as defined in this proxy statement and the Merger Agreement) no later than 10 business days after the date of the Merger Agreement (due to the need to resolve issues relating to the Post-Closing Transfers, the parties agreed to extend this deadline by two days; the FCC Applications were filed on March 10, 2022, with certain ancillary applications filed on March 11, 2022); (ii) until such time as the FCC Consent shall have been obtained, each of the Parent Restructuring Entities that are party to the FCC Applications and the Company must oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party; (iii) the Parent Restructuring Entities are required to (A) supply as promptly as practicable and advisable any information or documentary materials that may be requested by the Committee for the Assessment of Foreign Participation in

the United States Telecommunications Services Sector (the “Committee”), (B) use reasonable best efforts to cause the Committee to advise the FCC as promptly as practicable that it has no objection to the FCC granting the FCC Consent, including agreeing to any mitigation that the Committee may require, and (C) if necessary to address Committee concerns, cause the relevant foreign investment to be adjusted (including by substituting for all or a part of the investment of the Preferred Securities Investors) to resolve such concerns; (iv) the Company and the Parent Restructuring Entities and their respective affiliates may not take any action that would, or fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent; (v) on receipt of the FCC Consent, TEGNA, each of the Parent Restructuring Entities that are party to the FCC Applications and their respective affiliates must use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the Merger and the other transactions contemplated by the Merger Agreement; (vi) if the closing has not occurred within the original effective periods of the FCC Consent, TEGNA, each of the Parent Restructuring Entities that are party to the FCC Applications and their respective Affiliates must use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the Merger and the other transactions contemplated Merger Agreement (including the transactions contemplated by the Contribution Agreement and the other Restructuring Agreements); and (vii) TEGNA and the Parent Restructuring Entities are required to each file their respective notification and report forms under the HSR Act no later than 10 business days after the date of the Merger Agreement (such notification and report forms were filed on March 8, 2022), and supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable.
If, in the Interim Period, an application for the renewal of any FCC license is required to be filed, TEGNA must execute, file and prosecute the application. Each of Parent and Merger Sub are required to, as a part of the FCC Applications, request that the FCC apply its policy permitting the transfer of control of FCC licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more renewal application. Each of Parent, Merger Sub and the other Parent Restructuring Entities (if applicable) must make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties hereto and the FCC, the position of the applicant before the FCC with respect to any pending renewal application and to assume the corresponding regulatory risks relating to any such renewal application. Each of Parent, Merger Sub and TEGNA acknowledged that, to the extent reasonably necessary to expedite the grant by the FCC of any renewal application for any FCC license with respect to any Company Station and thereby to facilitate the grant of the FCC Consent with respect thereto, each of Parent, Merger Sub and their respective affiliates, and the Company and its subsidiaries will be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Company Station in connection with (i) any pending complaints that such Company Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Company Station with respect to which the FCC may permit Parent, Merger Sub or TEGNA (or any of their respective affiliates) to enter into a tolling agreement.
Each of the Parent Entities must, and must cause their respective affiliates to, take all actions necessary to avoid or eliminate each and every impediment under any antitrust laws or the Communications Act so as to cause the satisfaction of the conditions to the parties’ obligations to consummate the Merger with respect to the absence of any legal restraints prohibiting the Merger, the expiration or termination of the waiting periods under the HSR Act and the receipt of the FCC Consent, so as to permit the Closing to occur as promptly as practicable, and in any event before the Outside Date, including: (i) supplying as promptly as reasonably practicable any information and documentary materials that may be requested by the FCC or any other governmental entity; (ii) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, TEGNA, TEGNA’s subsidiaries, each of the Parent Entities and their respective affiliates; (iii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of TEGNA, TEGNA’s subsidiaries, each of the Parent Entities or their respective affiliates; (iv) otherwise taking or committing to take any action that would limit any of TEGNA’s, TEGNA’s subsidiaries’, Parent Entities’ and their respective affiliates’ freedom of action with respect to, or their ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of any of the Parent Entities or their respective affiliates or TEGNA or its subsidiaries; and (v) complying with certain other obligations.
In no event will CMG or its affiliates be required to propose, negotiate, commit to, effect or agree to (x) the sale, divestiture, license or hold separate of any business, asset, property, product line, or equity interest of CMG or its affiliates (other than TEGNA’s stations or of Parent, TEGNA or any of their respective subsidiaries) or (y) certain behavioral or other operational conditions.
If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by the Merger Agreement or any of the Restructuring Agreements as violative of any antitrust law or the Communications Act or other applicable law, each of TEGNA (solely with respect to proceedings challenging the Merger) and the Parent Restructuring Entities must use reasonable best efforts to as promptly as practicable contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any of the transactions contemplated by the Restructuring Agreements.
Each of the Parent Restructuring Entities must, and must cause their respective controlled affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Restructuring and any other transactions contemplated by the Restructuring Agreements as promptly as practicable. Each of the Parent Restructuring Entities must make or file with the appropriate governmental entity all filings required to be filed to consummate the Restructuring and the transactions contemplated by the Contribution Agreement and the other Restructuring Agreements and the Parent Restructuring Entities must, and must cause their respective controlled affiliates to respond to inquiries from governmental entities, or provide any supplemental information that may be requested by governmental entities. The Parent Restructuring Entities must keep TEGNA apprised of the status of matters relating to the completion of the Restructuring, including the expiration or termination of the waiting period applicable to the Restructuring under the HSR Act and the receipt of the FCC Consents (as such term is defined in the Contribution Agreement). In that regard, the Parent Restructuring Entities must (i) promptly provide any information and assistance as TEGNA may reasonably request with respect to all notices, submissions or filings made by or on behalf of TEGNA or any of its affiliates with any governmental entity in connection with the Restructuring or the Restructuring Agreements and (ii) promptly inform TEGNA, and if in writing, furnish TEGNA with copies of any communication from or to any governmental entity regarding the Restructuring or the Restructuring Agreements, and permit TEGNA to review and discuss in advance, and consider in good faith the views or comments of TEGNA in connection with, any proposed communication or submission with any such governmental entity. No party or any of its affiliates, may participate in any meeting or teleconference with any governmental entity in connection with the Restructuring or the Restructuring Agreements unless it consults with the other parties in advance and, to the extent not prohibited by such governmental entity, gives the other parties the opportunity to attend and participate thereat. Each of the Parent Restructuring Entities has agreed to comply with the Restructuring Agreements and to not amend, terminate or waive any provision of any of the Restructuring Agreements, if (x) such amendment, termination or waiver would reasonably be expected to prevent, materially delay or materially impede the consummation of the Restructuring or the Merger or (y) such amendment, termination or waiver is an amendment, termination or waiver of certain specified sections of the Contribution Agreement, in each case without the prior written consent of TEGNA. Without TEGNA’s consent, each of the Parent Restructuring Entities may not (and shall cause their respective controlled affiliates not to) enter into any agreements or understandings that if entered into on or prior to the date of the Merger Agreement would constitute Restructuring Agreements or Sierra/Apache Arrangements (as defined in the Merger Agreement), in each case if any such action would reasonably be expected to prevent, materially delay or materially impede the consummation of the Restructuring or the Merger, in each case without TEGNA’s prior written consent. To the extent requested with reasonable clarity by the FCC or the Department of Justice, the applicable Parent

Restructuring Entities must modify any structural, governance, information sharing or similar provisions contained in any of the Restructuring Agreements in order to obtain required approvals under any antitrust laws or the Communications Act for the consummation of the Restructuring as promptly as practicable after the date of the Merger Agreement.
To the extent that a governmental entity requests information regarding any Investor or such Investor’s controlled and, for certain purposes, controlling Affiliates, the Parent Restructuring Entities must as promptly as practicable obtain and provide such information to the requesting governmental entity. To the extent that a governmental entity requests information regarding any Investor’s affiliates that are not controlled or controlling affiliates, the Parent Restructuring Entities must use reasonable best efforts to obtain and provide such information as promptly as practicable to the requesting governmental entity.
Conditions to the Closing of the Merger
The obligations of the parties to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:
•	the adoption of the Merger Agreement by the holders of at least a majority of the outstanding shares TEGNA common stock entitled to vote thereon;
•
no injunction or order by any court or other tribunal of competent jurisdiction in the United States shall have been entered and shall continue to be in effect and no law in the United States shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Merger (the “Legal Restraints Condition”); and

•
(i) the expiration or termination of the waiting periods applicable to the Merger and the transactions contemplated by the Contribution Agreement under the HSR Act and (ii) the grant by the FCC of the FCC Consent, which is in effect as issued by the FCC or extended by the FCC (the “Regulatory Approvals Condition”).

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of each of the following additional conditions:
•
the representations and warranties of TEGNA relating to certain aspects of TEGNA’s capitalization being generally true and correct in all respects as of the Closing Date as though made at and as of such time, other than for de minimis inaccuracies;

•
the representations and warranties of TEGNA relating to corporate authority and finders or brokers being true and correct in all material respects as of the Closing Date as though made at and as of such time;

•
the other representations and warranties of TEGNA set forth elsewhere in the Merger Agreement (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein) being true and correct in all respects at and as of the Closing Date as though made at and as of such time, except for such failures to be so true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	TEGNA having performed and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time;
•	since September 30, 2021, the absence of any Change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing; and
•
the receipt by Parent of a certificate of TEGNA, dated as of the Closing Date and signed by a duly authorized executive officer of TEGNA, certifying that the conditions described in the preceding five bullets have been satisfied.

In addition, the obligation of TEGNA to consummate the Merger is subject to the satisfaction or waiver of each of the following additional conditions:
•
the representations and warranties of the Parent Restructuring Entities relating to corporate authority being true and correct in all material respects as of the Closing Date as though made at and as of such time;

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the other representations and warranties of Parent and Merger Sub (or the Parent Restructuring Entities, as applicable) set forth elsewhere in the Merger Agreement (disregarding all materiality and “Parent Material Adverse Effect” (as defined in the Merger Agreement) qualifiers contained therein) being true and correct in all respects at and as of the Closing Date as though made at and as of such time, except for such failures to be so true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•
Parent and Merger Sub and the other Parent Restructuring Entities having performed and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Effective Time; and

•
the receipt by TEGNA of a certificate of each of Parent and Merger Sub, dated as of the Closing Date and signed by a duly authorized officer of each of Parent and Merger Sub, certifying that the conditions described in the preceding three bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the TEGNA stockholders, in the following ways:
•	by mutual written agreement of TEGNA and Parent;
•	by either TEGNA or Parent, if:
•
the Merger has not been consummated by the Outside Date (which may be extended as set forth in the Merger Agreement, if the marketing period described above has commenced but has not been completed at the time of the Outside Date); provided that if as of the Outside Date any of the conditions to Closing with respect to (i) the Legal Restraints Condition (solely with respect to any Antitrust Law (as defined in the Merger Agreement) or the Communications Act) or the Regulatory Approvals Condition have not been satisfied, the Outside Date may be extended by either TEGNA or Parent for three months by written notice to the other; and may be extended further only by the Company for a period of three months by written notice to Parent under the same circumstances as initial extension (the “Outside Date Termination Right”); or

•	if a final and nonappealable order has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger (the “Legal Restraints Termination Right”);
•	if the FCC issues a Hearing Designation Order with respect to the Merger or the transactions contemplated by the Contribution Agreement (the “FCC Termination Right”);
•	the TEGNA stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof (“Stockholder Vote Failure Termination Right”).
•	by TEGNA, if:
•
Parent, Merger Sub or the other Parent Restructuring Entities has breached or there is any inaccuracy in any of its respective representations or warranties, or has breached or failed to perform any of its covenants or other agreements in the Merger Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of certain conditions to TEGNA’s closing obligations and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from TEGNA to Parent of such breach, inaccuracy or failure (the “Parent Breach Termination Right”);

•
prior to the adoption of the Merger Agreement by the TEGNA stockholders and so long as TEGNA has complied in all material respects with its non-solicitation obligations, if TEGNA has received a Company Superior Proposal and the Board of Directors authorizes TEGNA to enter into a definitive agreement with respect to such Company Superior Proposal in accordance with the terms of the Merger Agreement, subject to TEGNA paying to Parent a termination fee of $163 million (the “Company Superior Proposal Termination Right”); or

•	if (i) the conditions to Parent’s and Merger Sub’s obligations to close the Merger have been and continue to be satisfied or validly waived; (ii) Parent and Merger Sub have failed to consummate the Closing by the date upon which the Closing should have occurred under the Merger Agreement; (iii) TEGNA has provided at least three business days’ irrevocable and unconditional written notice prior to such termination that (A) it is ready, willing and able to consummate the Closing and (B) solely for purposes of consummating the Closing, all conditions to the obligations of TEGNA to close the Merger have been satisfied or that it is willing to waive any of such conditions that remain unsatisfied in order to consummate the Closing and (iv) Parent and Merger Sub failed to consummate the Merger by the third business day after delivery of such notice (the “Financing Failure Termination Right”).
•	by Parent, if:
•
TEGNA has breached or there is any inaccuracy in any of its respective representations or warranties, or has breached or failed to perform any of its covenants or other agreements in the Merger Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of certain conditions to Parent’s and Merger Sub’s closing obligations and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from Parent to TEGNA of such breach, inaccuracy or failure (together with the Parent Breach Termination Right, a “Breach Termination Right”); or

•
prior to the adoption of the Merger Agreement by the TEGNA stockholders, the Board of Directors effects a Company Adverse Recommendation Change (the “Company Adverse Recommendation Change Termination Right”).

In the event that the Merger Agreement is validly terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any fraud or willful breach of the Merger Agreement prior to its termination. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreements between TEGNA and each of Standard General and Apollo Management IX, L.P. or the Guarantee, which rights will survive the termination of the Merger Agreement in accordance with their respective terms and conditions.
Termination Fees
Parent will be entitled to receive a termination fee of $163 million from TEGNA if the Merger Agreement is terminated:
•	by Parent pursuant to its Company Adverse Recommendation Change Termination Right;
•	by TEGNA pursuant to its Company Superior Proposal Termination Right; or
•
(A) if prior to the adoption of the Merger Agreement by the TEGNA stockholders a Company Takeover Proposal has been publicly made or disclosed and, (B) the Merger Agreement is terminated by Parent or the Company pursuant to its Stockholder Vote Failure Termination Right or by Parent pursuant to its Breach Termination Right due to a breach of, or failure to perform or comply with, (x) a covenant or agreement under the Merger Agreement following the making of such proposal or (y) TEGNA’s non-solicitation obligations that leads to or results in such proposal and (C) during the twelve months after the date of such termination, TEGNA or any of its subsidiaries completes or enters into a definitive agreement with respect to a Company Takeover Proposal or consummates a Company Takeover Proposal (in each case, which need not be the same Company Takeover Proposal that was made or disclosed prior to the termination of the Merger Agreement); provided that, for purposes of this termination fee, all references to “20%” in the definition of “Company Takeover Proposal” are deemed to be references to “50%.”

Subject to the final paragraph of this section, TEGNA will be entitled to receive a termination fee of $272 million from Parent (the “Parent Financing Termination Fee”) if the Merger Agreement is terminated by the Company:
•	pursuant to its Breach Termination Right; or
•	pursuant to its Financing Failure Termination Right.

Subject to the final paragraph of this section, TEGNA will be entitled to receive a termination fee of $136 million from Parent (the “Parent Non-Breach Regulatory Termination Fee”) if the Merger Agreement is terminated:
•
by either TEGNA or Parent pursuant to its Outside Date Termination Right, and at the time of such termination the Legal Restraints Condition (solely with respect to any Antitrust Law or the Communications Act or if the order or injunction arises under any Antitrust Law or the Communications Act) or the Regulatory Approvals Condition have not been satisfied, but all other conditions to Parent’s and Merger Sub’s closing obligations have been satisfied or waived (other than (x) those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied and (y) those conditions the failure of which to be satisfied is primarily attributable to a breach by Parent, Merger Sub or the other Parent Restructuring Entities of their representations, warranties, covenants or agreements contained in the Merger Agreement);

•
by either TEGNA or Parent pursuant to its Legal Restraints Termination Right (solely with respect to any Antitrust Law or the Communications Act or if the order arises under any Antitrust Law or the Communications Act) or pursuant to its FCC Termination Right; or

•
by TEGNA due to its Breach Termination Right due to Parent’s Merger Sub’s or any other Parent Restructuring Entity’s breach of its regulatory efforts covenant, which breach results in the Legal Restraints Condition (solely with respect to any Antitrust Law or the Communications Act or if the order or injunction arises under any Antitrust Law or the Communications Act) or the FCC Condition being incapable of being satisfied by the Outside Date;

provided that, if the termination fee is due (i) pursuant to the first or second bullets above, and a Parent Restructuring Entity is in material breach of its covenants with respects to regulatory approvals or (ii) pursuant to the third bullet above, then TEGNA will instead be entitled to a termination fee of $272 million (the “Termination Fee,” together with the Parent Non-Breach Regulatory Termination Fee, the “Parent Regulatory Termination Fee”).
Notwithstanding the forgoing, Parent will not be required to pay the Parent Financing Termination Fee or the Parent Regulatory Termination Fee on more than one occasion, or to pay both the Parent Financing Termination Fee and the Parent Regulatory Termination Fee. If the Parent Financing Termination Fee and the Parent Regulatory Termination Fee both are payable, the higher of the Parent Regulatory Termination Fee and the Parent Financing Termination Fee will be payable.
Specific Enforcement
The parties to the Merger Agreement agree that if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly the parties to the Merger Agreement shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance of the terms of the Merger Agreement.
In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, TEGNA will be entitled (in addition to any other remedy that may be available to it whether in law or equity) to specifically enforce (i) Parent’s and Merger Sub’s obligations under the Merger Agreement, including to consummate the Merger and cause the financing to be funded, and including to cause Parent to enforce the obligations of the Preferred Securities Investors in order to cause the Preferred Securities Financing to be timely funded and (ii) the Parent Restructuring Entities’ obligations under the Merger Agreement and under the Restructuring Agreements in order to cause the Restructuring and the other transactions contemplated by the Restructuring Agreements to be consummated, in accordance with the terms and conditions set forth in the Merger Agreement and therein, subject to the following requirements: (i) the conditions to Parent’s and Merger Sub’s obligations to close the Merger having been satisfied or waived, (ii) (x) the Debt Financing having been (or will concurrently be) funded in full in accordance with the terms thereof or (y) the Debt Financing Entities (as defined in the Merger Agreement) having confirmed in writing to TEGNA and Parent that the Debt Financing will be funded in full at the Closing if the Preferred Securities Financing is funded at the Closing, (iii) Parent and Merger Sub having failed to complete the Closing by the date the Closing is required to have occurred under the Merger Agreement, (iv) TEGNA having irrevocably confirmed in writing to Parent that if specific performance is granted and the Preferred Securities Financing and the Debt Financing are funded, then it is prepared, willing and able to effect the Closing and (v) Parent and Merger Sub failing to complete the Closing within three business days after delivery of TEGNA’s irrevocable written confirmation referred to in the foregoing clause (iv).
Limitations of Liability
The collective monetary damages of Parent, Merger Sub, the Investors, the other Parent Restructuring Entities or any of their related parties for breaches (including damages for fraud or willful breach) under the Merger Agreement will not exceed, in the aggregate for all such breaches, an amount equal to $272 million plus enforcement expenses and certain reimbursement obligations. The maximum aggregate monetary damages of TEGNA or any of its related parties for breaches (including damages for fraud or willful breach) under the Merger Agreement will not exceed an amount equal to $272 million plus enforcement expenses.
Fees and Expenses
Except in specified circumstances, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated will be paid by the party incurring such expenses; provided, that Parent and TEGNA will each pay 50% of the filing fees for the FCC Applications and under the HSR Act.
Amendments and Waivers
The Merger Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by TEGNA, on the one hand, and Parent and Merger Sub (on their own behalf and on behalf of the Parent Restructuring Entities, if applicable), on the other hand; provided, that after the TEGNA stockholders adopt the Merger Agreement, if any such amendment or waiver will under applicable law or the rules and regulations of the NYSE require further approval of the TEGNA stockholders, the effectiveness of such amendment or waiver will be subject to such approval.
Governing Law
The Merger Agreement is governed by Delaware law.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, TEGNA is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to TEGNA’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the Compensation Proposal). This compensation is summarized in the section captioned “Proposal 1: Adoption of the Merger Agreement—Interests of TEGNA’s Executive Officers and Directors in the Merger.” The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, TEGNA is asking you to approve the following resolution:
“RESOLVED, that the stockholders of TEGNA approve, on a non-binding, advisory basis the compensation that will or may become payable to TEGNA’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “Proposal 1: Adoption of the Merger Agreement—Interests of TEGNA’s Executive Officers and Directors in the Merger.””
The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on TEGNA. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the outstanding shares of TEGNA common stock representing a majority of the outstanding shares present at the Special Meeting in person or by proxy, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of TEGNA common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a TEGNA stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of TEGNA common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the Adjournment Proposal). If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from TEGNA stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of TEGNA common stock by:
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of outstanding TEGNA common stock;
•	each of our directors;
•	each of our named executive officers (each, an “NEO”); and
•	all executive officers and directors as a group.
The amounts for our NEOs, directors, executive officers and directors as a group and our significant stockholders are as of March 22, 2022, unless otherwise indicated in a footnote below (and in that case are based upon SEC filings made on behalf of such owners). Beneficial ownership in this table is determined in accordance with the rules of the SEC, and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of TEGNA common stock deemed outstanding includes all shares of Company Restricted Stock Units, Company RSU Awards and Company PSU Awards held by the respective person or group that will vest within 60 days after March 22, 2022. For purposes of calculating each person’s or group’s percentage ownership, all shares of Company Restricted Stock Units, Company RSU Awards and Company PSU Awards that will vest within 60 days are included for that person or group, but not for any other person or group. Percentage of beneficial ownership is based on the shares of TEGNA common stock outstanding as of March 22, 2022. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Held(2)	Percentage of Shares Beneficially Owned
5% Stockholders
Blackrock, Inc.(3)	25,643,663	11.5%
The Vanguard Group(4)	23,336,977	10.5%
Boston Partners(5)	11,420,907	5.1%

Named Executive Officers and Directors
David T. Lougee	668,028	*
Victoria D. Harker	409,561	*
Lynn Beall	194,748	*
Akin S. Harrison	69,248	*
Gina L. Bianchini	30,728	*
Howard D. Elias	37,399	*
Stuart J. Epstein	38,428	*
Lidia Fonseca	46,533	*
Karen H. Grimes	18,521	*
Scott K. McCune	80,856	*
Henry W. McGee	4,095	*
Susan Ness	67,367	*
Bruce P. Nolop	55,492	*
Neal Shapiro	28,845	*
Melinda C. Witmer	3,631	*
All current executive officers and directors as a group (15 persons)	1,753,031	*
(1)	Except as otherwise noted below, the address of each person listed in the table is: c/o TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102.
(2)
The following shares of TEGNA common stock are included in the table because they may be acquired pursuant to (a) Company Restricted Stock Units and/or Company RSU Awards granted to directors which are payable to the director by TEGNA if the director leaves the Board of Directors prior to May 21, 2022: Ms. Bianchini - 5,017, Mr. Elias - 4,948, Mr. Epstein - 5,017, Ms. Fonseca -

7,351, Ms. Grimes - 5,017, Mr. McCune - 21,450, Mr. McGee - 4,095, Ms. Ness - 19,450, Mr. Nolop - 9,965 and Mr. Shapiro - 6,198; and (b) Company Restricted Stock Units granted to directors that have not been deferred and will vest by May 21, 2022: Ms. Bianchini - 1,673, Mr. Epstein - 1,673, Ms. Grimes - 1,673, Mr. McCune - 1,673, Ms. Ness - 1,673 and Mr. Nolop - 1,673.
(3)
Pursuant to a Schedule 13G/A filed January 26, 2022, represents 25,643,663 shares beneficially owned as of December 31, 2021, by Blackrock, Inc. (“Blackrock”), 55 East 52nd Street, New York, NY 10055. Blackrock has sole power to vote or direct to vote 25,643,663 shares and sole power to dispose or to direct the disposition of 25,643,663 shares.

(4)
Pursuant to a Schedule 13G/A filed February 9, 2022, represents 23,336,977 shares beneficially owned as of December 31, 2021, by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has shared power to vote or direct to vote 221,200 shares, sole power to dispose or to direct the disposition of 22,939,084 shares and shared power to dispose of or to direct the disposition of 397,893 shares.

(5)
Pursuant to a Schedule 13G filed February 11, 2022, represents 11,420,907 shares beneficially owned as of December 31, 2021, by Boston Partners (“Boston Partners”), One Beacon Street 30th FL, Boston, MA 02108. Boston Partners has sole power to vote or direct to vote 10,346,514 shares, shared power to vote or direct to vote 22,153 shares and sole power to dispose or to direct the disposition of 11,420,907 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires TEGNA’s directors and executive officers, and persons who own more than ten percent of a registered class of TEGNA’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of TEGNA. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To TEGNA’s knowledge, based solely on a review of the copies of such reports furnished to TEGNA and written representations that no other reports were required, during the year ended December 31, 2021, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10 percent beneficial owners were complied with, except as follows: (i) a late Form 4 with respect to TEGNA common stock acquired by David T. Lougee was filed on February 22, 2021, (ii) a late Form 4 with respect to TEGNA common stock acquired by Victoria D. Harker was filed on February 22, 2021, (iii) a late Form 4 with respect to TEGNA common stock acquired by Lynn Beall was filed on February 22, 2021, (iv) a late Form 4 with respect to TEGNA common stock acquired by Akin S. Harrison was filed on February 22, 2021 and (v) a late Form 4 with respect to TEGNA common stock acquired by Melinda C. Witmer was filed on April 9, 2021.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of TEGNA. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
TEGNA expects to hold a 2022 annual meeting of its stockholders.
As described in our annual proxy statement for the 2021 annual meeting of stockholders filed on March 26, 2021, TEGNA stockholders had the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2022 (the “2022 annual meeting”) by submitting their proposals in writing to our Secretary in a timely manner by November 26, 2021, and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.
In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2022 annual meeting by a stockholder, such stockholder must have delivered written notice to our Secretary at our principal executive offices no later than January 7, 2022, and no earlier than January 27, 2022. If the date of our 2022 annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the anniversary date of the 2021 annual meeting, notice of a proposal will be timely if it is received by our Secretary at our principal executive offices no earlier than the close of business on the 120th day prior to the 2022 annual meeting and not later than the later of the close of business on the 100th day before the 2022 annual meeting, or, if the first public announcement of the date of such annual meeting is less than 110 days prior to such annual meeting, the tenth day following the day we first publicly announce the date of the 2022 annual meeting.
A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Secretary. All notices of proposals and director nominations by stockholders should be sent to TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following TEGNA filings with the SEC are incorporated by reference:
•	TEGNA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 1, 2022;
•
the portions of TEGNA’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 26, 2021 that are incorporated by reference in TEGNA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and

•	TEGNA’s Current Report on Form 8-K, filed on March 15, 2022.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
TEGNA is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at www.sec.gov.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
TEGNA Inc.
Attention: Secretary
8350 Broad Street, Suite 2000
Tysons, Virginia 22102
If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method. Please note that all of our documents that we file with the SEC are also promptly available through our Investor website at https://investors.tegna.com/. The information included on our website is not incorporated by reference into this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of TEGNA common stock, please contact our proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders May Call:
(877) 750-8226 (TOLL-FREE from the U.S. and Canada) or
+1 (412) 232-3651 (from other locations)

MISCELLANEOUS
TEGNA has supplied all information relating to TEGNA, and Parent has supplied, and TEGNA has not independently verified, all of the information relating to Parent, Merger Sub and the other Parent Restructuring Entities contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [  ], 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among
TEGNA INC.,
TETON PARENT CORP.,
TETON MERGER CORP.,
and (solely for purposes of certain provisions specified therein)

COMMUNITY NEWS MEDIA LLC,
CNM TELEVISION HOLDINGS I LLC,
SGCI HOLDINGS III LLC,
P STANDARD GENERAL LTD.,
STANDARD GENERAL MASTER FUND L.P.,
STANDARD GENERAL MASTER FUND II L.P.,
STANDARD GENERAL FOCUS FUND L.P.,
CMG MEDIA CORPORATION,
CMG MEDIA OPERATING COMPANY, LLC,
CMG FARNSWORTH TELEVISION HOLDINGS, LLC,
CMG FARNSWORTH TELEVISION OPERATING COMPANY, LLC,
TETON MIDCO CORP.,
TETON OPCO CORP.,
and
CMG FARNSWORTH TELEVISION ACQUISITION COMPANY, LLC
Dated as of February 22, 2022

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2022, is by and among TEGNA Inc., a Delaware corporation (the “Company”), Teton Parent Corp., a Delaware corporation and an indirect wholly owned Subsidiary of CMG (as defined below) (“Parent”), Teton Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Teton Merger Sub”) and, solely for purposes of (i) Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 6.5(f), Section 6.6(a), Section 6.6(c), Section 6.6(d), Section 6.6(g), Section 6.6(h), Section 6.6(j) and, solely to the extent related to such Sections, Article IX, Community News Media LLC, a Delaware limited liability company (“CNM”), CNM Television Holdings I LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CNM (“CNM Holdings”), SGCI Holdings III LLC, a Delaware limited liability company (“SGCI”), P Standard General Ltd., a British Virgin Islands exempted company (“PSG”), Standard General Master Fund L.P., a Cayman Islands limited partnership (“SG I”), Standard General Master Fund II L.P., a Cayman Islands limited partnership (“SG II”), and Standard General Focus Fund L.P., a Delaware limited partnership (“SG Focus”, and together with SGCI, PSG, SG I and SG II, the “SG Holders”), CMG Media Corporation, a Delaware corporation (“CMG”), CMG Media Operating Company, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CMG (“CMG Media”), CMG Farnsworth Television Holdings, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CMG Media (“CMG Newco 1”), CMG Farnsworth Television Operating Company, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of CMG Newco 1 (“CMG Newco 2”), Teton Midco Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Midco”), Teton Opco Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Midco (“Opco”) and CMG Farnsworth Television Acquisition Company, LLC, a Delaware limited liability company and a wholly owned Subsidiary of CMG (“CNM Merger Sub” and together with Parent, Teton Merger Sub, CNM, CNM Holdings, the SG Holders, CMG, CMG Media, CMG Newco 1, CMG Newco 2, Midco and Opco, collectively, the “Parent Restructuring Entities”) and (ii) Section 6.1(c), Section 6.6 and, solely to the extent related to such Section, Article IX, CNM and CMG (Parent, Teton Merger Sub, CNM and CMG are collectively referred to as the “Parent Entities”).
WITNESSETH:
WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Teton Merger Sub shall be merged with and into the Company (the “Teton Merger”), with the Company surviving the Teton Merger as a wholly owned Subsidiary of Parent, and each outstanding share of Company Common Stock (other than Cancelled Shares, Converted Shares and Dissenting Shares) shall be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the transactions contemplated by this Agreement, including the Teton Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger, (c) resolved to recommend that the holders of Company Common Stock adopt this Agreement and (d) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof;
WHEREAS, the Board of Directors of Teton Merger Sub has unanimously (a) determined that the transactions contemplated by this Agreement, including the Teton Merger and the Restructuring, are advisable, fair to and in the best interests of Teton Merger Sub and its sole stockholder, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger and the Restructuring and (c) resolved to recommend that the sole stockholder of Teton Merger Sub adopt this Agreement;
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger and the Restructuring;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Apache Entities and certain other investors party thereto (the “Preferred Securities Investors”) is entering into the Preferred Securities Commitment Letter;
WHEREAS, concurrently with the execution and delivery of this Agreement, CMG, the SG Holders and each of the Apache Entities are entering into a limited guarantee with the Company pursuant to which each of CMG and the SG Holders is guaranteeing certain obligations of Parent and Teton Merger Sub hereunder (and the Apache Entities are providing a backstop guarantee of the obligations of CMG thereunder);
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the other Parent Restructuring Entities are entering into the Contribution and Exchange Agreement, in the form attached as Exhibit A hereto (the “Contribution Agreement”); and
WHEREAS, Parent, Teton Merger Sub, the other Parent Restructuring Entities and the Company desire to make certain representations, warranties, covenants and agreements specified herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Teton Merger Sub, the other Parent Restructuring Entities and the Company agree as follows:
ARTICLE I.

DEFINITIONS
Section 1.1 Certain Specified Definitions. As used in this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and non-use provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and which shall not contain any exclusivity provisions or other terms that would restrict in any manner the Company’s ability to consummate the Teton Merger or comply with its disclosure obligations to Parent and Teton Merger Sub pursuant this Agreement; provided, that any such confidentiality agreement need not contain any standstill or similar provision.
“Additional Consideration” means (a) if the Closing Date occurs after November 22, 2022 and before February 22, 2023, an amount in cash equal to (i) $0.00166667 multiplied by (ii) the number of calendar days elapsed after November 22, 2022 to and including the Closing Date, (b) if the Closing Date occurs on or after February 22, 2023 and before March 22, 2023, an amount in cash equal to (i) $0.15333333 plus (ii)(A) $0.0025 multiplied by (B) the number of calendar days elapsed after February 22, 2023 to and including the Closing Date, (c) if the Closing Date occurs on or after March 22, 2023 and before April 22, 2023, an amount in cash equal to (i) $0.22333333 plus (ii)(A) $0.00333333 multiplied by (B) the number of calendar days elapsed after March 22, 2023 to and including the Closing Date and (d) if the Closing Date occurs on or after April 22, 2023 and before May 22, 2023, an amount in cash equal to (i) $0.3266667 plus (ii)(A) $0.00416667 multiplied by (B) the number of calendar days elapsed after April 22, 2023 to and including the Closing Date.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that, except in the case of the definition of “Company Material Adverse Effect,” “Parent Related Parties”, Section 5.10 (Certain Arrangements), Section 5.11 (Ownership of Shares of Company Common Stock), Section 5.15 (Restructuring Agreements), Section 6.6(e) (Regulatory Approvals; Efforts), Section 6.6(f) (Regulatory Approvals; Efforts) and Section 6.6(h) (Regulatory Approvals; Efforts); Section 6.8 (Public Announcements), Article VIII (Termination), and Section 9.17 (Non-Recourse), in no event shall any Parent Restructuring Entity or any of their respective Subsidiaries be considered an Affiliate of any other portfolio company or investment fund affiliated with or managed by affiliates of Apache (including any Preferred Securities Investor), nor shall any other portfolio company or investment fund affiliated with or managed by affiliates of Apache (including any Preferred Securities Investor) be considered to be an Affiliate of any Parent Restructuring Entity or any of their respective Subsidiaries. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Apache” means Apollo Management IX, L.P.
“Apache Entities” means Apollo Investment Fund IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners IX, L.P. and Apollo Overseas Partners (Lux) IX, SCSp.
“Available Cash” means the amount of cash (if any) of the Company and its Subsidiaries available on the Closing Date.
“Book-Entry Shares” means shares of Company Common Stock that, immediately prior to the Teton Merger Effective Time, are not represented by Certificates but are represented in book-entry form.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020).
“Certificate” means a stock certificate that, immediately prior to the Teton Merger Effective Time, represents shares of Company Common Stock.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means a collective bargaining agreement, labor union contract, or trade union agreement.
“Communications Act” means the Communications Act of 1934.
“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including each pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including each “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, that is maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee or director of the Company or any of its Subsidiaries, other than a Multiemployer Plan and other than any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law.
“Company Equity Awards” means the Company Restricted Stock Awards, Company RSU Awards, Company PSU Awards and Company Phantom Share Unit Awards.
“Company Lease” means any lease, sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.
“Company Superior Proposal” means a bona fide written Company Takeover Proposal, substituting “50%” for “20%” in the definition thereof, that the Company Board determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, taking into account such factors as the Company Board considers in good faith to be appropriate (e.g., the timing, likelihood of consummation, legal, financial, regulatory and other aspects of the Company Takeover Proposal, including the terms and conditions (including financing terms) thereof, and such other factors as the Company Board considers to be relevant in good faith (including proposed revisions to this Agreement made by Parent prior to the time of such determination)), to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement.

“Company Takeover Proposal” means any bona fide proposal or offer made by any Person or group (as such term is used in Section 13(d) of the Exchange Act) of related Persons (including the Company’s stockholders, but excluding Parent, the other Parent Restructuring Entities, the Investors and their Affiliates), and whether involving a transaction or series of related transactions, for, or that would reasonably be expected to lead to, a direct or indirect acquisition, including by merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, stock acquisition, asset acquisition, tender offer, joint venture or similar transaction involving the Company or any of its Subsidiaries (a) of assets or businesses representing more than 20% of the revenues, net income or assets of the Company and its Subsidiaries, in each case on a consolidated basis (in each case, including securities of the Subsidiaries of the Company or of any entity surviving a merger with such Subsidiary) or (b) of more than 20% of the beneficial ownership or voting power of the shares of Company Common Stock (or options, warrants to purchase or securities convertible into or exchangeable therefor) then issued and outstanding.
“Company Termination Fee” means an amount in cash equal to $163,000,000.
“Compliant” means, with respect to the Required Information, that: (a) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information in light of the circumstances under which it was made available, not misleading, (b) such Required Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Information (i) would not be deemed stale or otherwise be unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act and (ii) are sufficient to permit the Company’s independent auditors to issue customary comfort letters to the Debt Financing Parties to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures, with it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).
“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or binding obligation.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof (including the “Delta” variant) or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means (i) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, decree, judgment, injunction or other order, directive, guidelines or recommendations promulgated by any Governmental Entity of competent jurisdiction, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in response to COVID-19, including, the CARES Act, Families First Act and American Rescue Plan Act of 2021 or (ii) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company and its Subsidiaries (A) for the protection of the health or safety of the employees, partners, patients, vendors, service providers of the Company and its Subsidiaries, (B) to preserve the assets utilized in connection with the business of the Company and its Subsidiaries, or (C) that are otherwise substantially consistent with actions taken by others in the industries or geographic regions in which the affected businesses of the Company or Parent or any of its respective Subsidiaries operate, in each case, in connection with or in response to COVID-19.
“Credit Agreement” means the Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of December 13, 2004 and effective as of January 5, 2005, and as amended and restated as of August 5, 2013, as further amended as of June 29, 2015, as further amended as of September 30, 2016, as further amended as of August 1, 2017, as further amended as of June 21, 2018, as further amended as of August 15, 2019 and as further amended as of June 11, 2020, among the Company, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Debt Financing Parties” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Teton Merger, including the parties to the Debt Commitment Letter and any joinder agreements, engagement letters, purchase or underwriting agreements, indentures or credit agreements relating thereto (the “Debt Financing Entities”) and their respective representatives, successors and assigns; provided, that the Investors (in their capacities as such), Parent, Teton Merger Sub and each other Parent Restructuring Entity shall not be Debt Financing Parties.
“Deferred Compensation Plan” means each of the (i) TEGNA Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals, as amended and (ii) TEGNA Inc. Deferred Compensation Plan Restatement Rules for Pre-2005 Deferrals, as amended.
“Distribution Matters” means all matters related to the distribution, via MVPD or otherwise (including, for clarity, via over-the-top platforms) of the Company Stations or programming content thereof.
“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Existing Company Notes” means, collectively, the notes and debentures issued pursuant to the Indentures.
“FCC” means the U.S. Federal Communications Commission.
“FCC Applications” means those applications (including the Petition for Declaratory Ruling) required to be filed with the FCC to obtain the approvals of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement and the Contribution Agreement (excluding the Post-Closing Transfers).
“FCC Consent” means the grant by the FCC of the FCC Applications (including the Petition for Declaratory Ruling), regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.
“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.
“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
“Indebtedness” means, with respect to any Person, all obligations of such Person with respect to (i) borrowed money, (ii) notes, bonds, debentures or other debt securities or similar instruments, (iii) the deferred purchase price of property or services, including amounts payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than trade payables not overdue by more than sixty (60) days incurred in the ordinary course of such Person’s business), (iv) any interest rate, currency or other hedging arrangement (assuming they were terminated on the date of determination), (v) any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) under leases that have been (or should have been) recorded as finance leases in accordance with GAAP, (vii) letters of credit, assurances against loss, bankers’ acceptances or similar facilities, (viii) guarantees of any Indebtedness of another Person and (ix) all indebtedness and other payment obligations referred to in clause (i) through clause (viii) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.
“Indentures” means, collectively:
(1) that certain indenture, dated as of March 1, 1983, as subsequently amended, supplemented or otherwise modified, including by that (i) thirteenth supplemental indenture, dated as of September 13, 2019, relating to the Company’s 5.000% Senior Notes due 2029, (ii) fourteenth supplemental indenture, dated as of January 9, 2020, relating to the Company’s 4.625% Senior Notes due 2028 and (iii) fifteenth supplemental indenture, dated as of September 10, 2020, relating to the Company’s 4.750% Senior Notes due 2026; and
(2) that certain indenture, dated as of June 1, 1997, as subsequently amended, supplemented or otherwise modified, relating to the Company’s 7.75% Senior Debenture due 2027 and the Company’s 7.25% Senior Debentures due 2027.
“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world associated with: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, and all applications and registrations therefor (collectively, “Marks”); (c) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors (collectively, “Copyrights”); (d) domain names, uniform resource locators, Internet Protocol addresses, social media accounts or user names (including handles), and other names, identifiers and locators associated with any of the foregoing or other Internet addresses, sites and services; and (e) trade secrets and industrial secret rights, inventions (whether or not patentable), and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”).
“Intervening Event” means any event, change, occurrence or development with respect to the Company or its Subsidiaries, that (i) was not known or reasonably foreseeable to the Company Board (or any committee thereof) as of the date hereof and (ii) first becomes known to the Company Board (or any committee thereof) after the execution of this Agreement and prior to obtaining the Company Stockholder Approval; provided, however, that any event, change, occurrence or development (a) that involves or relates to a Company Takeover Proposal or a Company Superior Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Company Takeover Proposal” or “Company Superior Proposal”) or (b) solely resulting from any change, in and of itself, after the execution and delivery of this Agreement in the market price or trading volume of the Company Common Stock (excluding any underlying causes thereof), shall not be deemed to constitute an Intervening Event.
“Investors” means the Apache Entities, the SG Holders and any other Preferred Securities Investors.
“IT Assets” means the computers, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.
“Knowledge” means (a) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 1.1 of the Parent Disclosure Schedule and (b) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Schedule.
“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, or similar encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws and non-exclusive licenses granted in the ordinary course of business.
“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.
“Marketing Period” means the first period of eighteen consecutive days commencing after the date of this Agreement throughout which and at the end of which (a) Parent has the Required Information and the Required Information is Compliant (provided that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Information will be deemed to satisfy any requirement to deliver such financial statements to the Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Information” with respect thereto), (b) the conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied), and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied), assuming that such conditions were applicable at any time during such eighteen consecutive day period; provided that (i) if the Marketing Period has not ended on or prior to August 19, 2022, the Marketing Period shall not commence earlier than September 6, 2022, (ii) if the Marketing Period has not ended on or prior to December 16, 2022, the Marketing Period shall not commence earlier than January 3, 2023 and (iii) May 30, 2022, July 4, 2022, July 5, 2022, November 24, 2022 and November 25, 2022 shall not constitute days for purposes of calculating such eighteen consecutive day period (provided, however, that such exclusion shall not restart such period); provided, further, that if the Company shall in good faith reasonably believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery of Required Information), in which case the Company shall be deemed to have complied with such obligation to deliver Required Information on the date such notice is delivered to Parent, unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating in good faith and with specificity which items of the Required Information the Company has not delivered). Notwithstanding the foregoing, (a) the Marketing Period will end on any earlier date that is the date on which the Debt Financing is closed and (b) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the eighteen consecutive day period referenced herein, (i) the Company’s independent auditor has withdrawn its audit opinion or announced its intention to do so with respect to any audited financial statements that are included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by such independent auditor or another independent public accounting firm reasonably acceptable to Parent or such auditor has announced that it has concluded that no restatement will be required in accordance with GAAP and that it no longer intends to withdraw its audit opinion, (ii) the Company issues a public statement indicating its intent to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement will be required in accordance with GAAP, (iii) any Required Information would not be Compliant at any time during such eighteen consecutive day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such eighteen consecutive day period, then the Marketing Period will be deemed not to have started unless and until the Required Information becomes Compliant) or otherwise meet the requirements of “Required Information” as defined, in each case unless and until the Required Information becomes Compliant or otherwise meets the requirements of “Required Information” as defined, as applicable, or (iv) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act, in which case (A) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed; and (B) in the case of a failure to file a Form 8-K, the

Marketing Period will be tolled until such report has been filed; provided, that if the failure to file such report occurs during the final five days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth day after such report has been filed.
“MVPD” means any multi-channel video programming distributor, including cable systems, wireline telecommunications companies and direct broadcast satellite systems (in each case, solely to the extent that such system or company qualifies as a multi-channel video programming distributor, as such term is defined by the FCC).
“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, consent decree, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity, whether civil, criminal or administrative.
“Parent Financing Termination Fee” means an amount in cash equal to $272,000,000.
“Parent Regulatory Termination Fee” means an amount in cash equal to $136,000,000; provided that, only if (a) the Parent Regulatory Termination Fee is due and payable pursuant to Section 8.3(b)(ii)(A) or Section 8.3(b)(ii)(B), and a Parent Restructuring Entity is in material breach of Section 6.6, or (b) the Parent Regulatory Termination Fee is due and payable pursuant to Section 8.3(b)(ii)(C), then the Parent Regulatory Termination Fee shall be increased to an amount in cash equal to $272,000,000.
“Permitted Lien” means (a) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established by the Company or Parent, as applicable, in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (i) with respect to Liabilities that are not yet due and payable, (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof in accordance with GAAP or (iii) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company or Parent, as applicable, and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company or Parent, as applicable, and its Subsidiaries and their assets are materially in compliance with the same, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) Liens relating to intercompany borrowings among a Person and its wholly owned subsidiaries, (f) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the applicable real property or otherwise materially impair the business operations of the Company or Parent, as applicable, and its Subsidiaries or (g) Liens to be released at or prior to Closing.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.
“Proceeding” means any action, suit, claim, hearing, arbitration, litigation or other proceeding, in each case, by or before any Governmental Entity.
“Program Rights” means rights to broadcast and rebroadcast television programs, feature films, shows or other television programming.
“Radio Stations” means the radio stations owned and operated by the Company or any of its Subsidiaries, all of which are listed on Section 1.1(b) of the Company Disclosure Schedule.
“Required Information” means (a) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type customarily included in offering memoranda for offering(s) of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act as contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements and all unaudited financial statements (which will have been reviewed by the Company’s independent accountants as provided in Statement on Auditing Standards 100)) and (b) such other pertinent and customary information regarding the Company and its Subsidiaries (including their assets and stations) (i) requested by Parent to the extent that such information is required in connection with the Debt Commitment Letter or the Debt Financing or of the type and form customarily included in offering memoranda for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act as contemplated by the Debt Commitment Letter or marketing documents used in connection with the Debt Financing or (ii) as otherwise necessary to receive from the Company’s independent auditors (and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this definition, nothing herein will require the Company or any of its Affiliates to provide (or be deemed to require any of them to prepare) any (A) pro forma financial statements, (B) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in preparation of an offering memorandum for private placements of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (C) risk factors relating to all or any component of the Debt Financing, (D) (1) historical financial statements or other information required by Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act, (2) any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (3) separate Subsidiary financial statements, (E) projections or (F) information regarding any post-Closing or pro-forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing. The information described in clauses (A)-(F) of this definition is collectively referred to as the “Excluded Information.”
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.
“Sierra” means Standard General L.P.
“Sharing Agreement” means a time brokerage, local marketing or shared services Contract with respect to a television broadcast station.
“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (a) such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) of which such first Person is a general partner or managing member.
“Tax” or “Taxes” means any and all federal, state, local or foreign taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, and property (real or personal) or other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.
“Tax Return” means any return, declaration, report or similar filing filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“TV Stations” means all television broadcast stations (including stations operated as “satellites” pursuant to Section 73.3555, Note 5, of the FCC Rules), low power television stations (including Class A stations) and TV translator stations owned by the Company or any of its Subsidiaries.
Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:
Section
Actions	Section 9.4(b)(i)
Agreement	Preamble
Apache Confidentiality Agreement	Section 6.2(c)
BIPOC	Section 6.17
Bonus Period	Section 6.5(b)
Bonus Plans	Section 6.5(b)
Cancelled Shares	Section 3.1(a)(ii)
Change	Section 4.1(c)
Chosen Courts	Section 9.4(b)(iii)
Clearance Date	Section 6.4(a)
Closing	Section 2.2
Closing Date	Section 2.2
CMG	Preamble
CMG Media	Preamble
CMG Newco 1	Preamble
CMG Newco 2	Preamble
CNM	Preamble
CNM Holdings	Preamble
CNM Merger Sub	Preamble
Commitment Letters	Section 5.13(b)
Company	Preamble
Company Acquisition Agreement	Section 6.3(e)(ii)
Company Adverse Recommendation Change	Section 6.3(e)(i)
Company Board	Recitals
Company Common Stock	Section 4.2(a)
Company Disclosure Schedule	Article IV
Company Employees	Section 6.5(a)
Company Indenture Officers’ Certificates	Section 6.16(a)

Section
Company Internal Controls Disclosures	Section 4.6
Company Material Adverse Effect	Section 4.1(c)
Company Material Contracts	Section 4.19(a)
Company Note Offers and Consent Solicitations	Section 6.16(a)
Company Organizational Documents	Section 4.1(b)
Company Phantom Share Unit Award	Section 3.3(c)
Company PSU Award	Section 3.3(b)
Company Recommendation	Section 4.3
Company Redemption Notice	Section 6.16(b)
Company Redemption Officers’ Certificates	Section 6.16(b)
Company Registered Intellectual Property	Section 4.18(a)
Company Related Parties	Section 8.3(e)(i)
Company Restricted Stock Award	Section 3.3(a)
Company RSU Award	Section 3.3(b)
Company SEC Documents	Section 4.5(a)
Company Station License	Section 4.9(a)
Company Stations	Section 4.9(a)
Company Stockholder Approval	Section 4.3
Company Stockholders’ Meeting	Section 6.4(b)
Company Supplemental Indenture	Section 6.16(a)
Confidentiality Agreements	Section 6.2(c)
Consent Solicitations	Section 6.16(a)
Continuation Period	Section 6.5(a)
Contribution Agreement	Recitals
control	See definition of Affiliate
controlled by	See definition of Affiliate
Converted Shares	Section 3.1(a)(ii)
Copyrights	See definition of Intellectual Property
Covered Persons	Section 6.9(a)
D&O Insurance	Section 6.9(c)
Debt Commitment Letter	Section 5.13(a)
Debt Financing	Section 5.13(a)
Debt Financing Entities	See definition of Debt Financing Parties
Debt Financing Related Parties	Section 9.14
Debt Offer Documents	Section 6.16(a)
Definitive Agreements	Section 6.15(a)(ii)
DGCL	Recitals
Disclosure Schedule	Section 9.16
Dissenting Shares	Section 3.1(b)(i)
Enforceability Exceptions	Section 4.3
Enforcement Expenses	Section 8.3(d)
Environmental Laws	Section 4.10(a)
Excluded Information	See definition of Required Information
Existing Credit Facilities Termination	Section 6.16(c)
Extension Date	Section 8.1(b)
Financing	Section 5.13(b)

Section
Financing Amount	Section 5.13(e)
GAAP	Section 4.5(b)(ii)
Guarantee	Section 5.14
HSR Act	Section 4.4(a)(v)
IRS	Section 4.11(a)(iv)
Laws	Section 4.8(a)
Marks	See definition of Intellectual Property
Maximum Company Liability Amount	Section 8.3(e)(ii)
Maximum Parent Liability Amount	Section 8.3(e)(i)
Merger Consideration	Section 3.1(a)(iii)
Midco	Preamble, Preamble
Multiemployer Plan	Section 4.11(e)
Offers to Purchase	Section 6.16(a)
Opco	Preamble
Outside Date	Section 8.1(b)
Owned Real Property	Section 4.17(a)
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Schedule	Article V
Parent Entities	Preamble
Parent Material Adverse Effect	Section 5.1(b)
Parent Related Parties	Section 8.3(e)(i)
Parent Restructuring Entities	Preamble
Patents	See definition of Intellectual Property
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(b)
Payoff Amount	Section 6.16(c)(i)
Petition for Declaratory Ruling	Section 5.6
Post-Closing Plans	Section 6.5(c)
Post-Closing Transfers	Section 6.2(d)
Preferred Securities Commitment Letter	Section 5.13(b)
Preferred Securities Financing	Section 5.13(b)
Preferred Securities Investors	Recitals
Prohibited Modifications	Section 6.15(b)(i)(D)
Proxy Statement	Section 4.14
PSG	Preamble
Qualified Plan	Section 4.11(c)
Qualifying Transaction	Section 8.3(a)(ii)
Redemption	Section 6.16(b)
Reimbursement Obligations	Section 6.16(d)
Renewal Application	Section 6.6(d)
Representatives	Section 5.16
Restructuring	Section 5.15
Restructuring Agreements	Section 5.15
Sarbanes-Oxley Act	Section 4.5(a)
SG Focus	Preamble
SG Holders	Preamble
SG I	Preamble

Section
SG II	Preamble
SGCI	Preamble
Sierra Confidentiality Agreement	Section 6.2(c)
Sierra/Apache Arrangements	Section 5.15
Specified Date	Section 4.2(a)
Specified Personnel	Section 6.1(c)
Surviving Company	Section 2.1
Takeover Statute	Section 4.23
Teton Certificate of Merger	Section 2.3
Teton Merger	Recitals
Teton Merger Effective Time	Section 2.3
Teton Merger Sub	Preamble
Trade Secrets	See definition of Intellectual Property
Transaction Approvals	Section 4.4(a)
under common control with	See definition of Affiliate
ARTICLE II.

THE TETON MERGER
Section 2.1 The Teton Merger. At the Teton Merger Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Teton Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Teton Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Teton Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent.
Section 2.2 Closing. The closing of the Teton Merger (the “Closing”) shall take place (a) at 10:00 a.m. local time at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, or remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day following the day on which the last of the conditions set forth in Article VII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement; provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than any condition that by its nature is to be satisfied at the Closing, but subject to satisfaction or waiver of all such conditions), the Closing shall be delayed and occur instead on the date following such satisfaction or waiver of such conditions that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior written notice to the Company and (ii) three Business Days following the final day of the Marketing Period (subject, in each case of (i) and (ii), to the satisfaction or waiver (to the extent permitted hereunder) of all conditions set forth in Article VII (other than any condition that by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing)) or (b) at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”.
Section 2.3 Teton Merger Effective Time. On the Closing Date, the Company and Teton Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Teton Certificate of Merger”), executed in accordance with, and containing such information as is required by, the applicable provisions of the DGCL in order to effect the Teton Merger. The Teton Merger shall become effective at such time as the Teton Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other time as may be agreed between the parties hereto and specified in the Teton Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Teton Merger Effective Time”).

Section 2.4 Effects of the Teton Merger. The effects of the Teton Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.
Section 2.5 Organizational Documents of the Surviving Company.
(a) At the Teton Merger Effective Time, the certificate of incorporation of Teton Merger Sub, as in effect immediately prior to the Teton Merger Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “TEGNA Inc.” and provided that the certificate of incorporation of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Teton Merger Effective Time than are currently set forth in the certificate of incorporation of the Company.
(b) At the Teton Merger Effective Time, the bylaws of Teton Merger Sub, as in effect immediately prior to the Teton Merger Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “TEGNA Inc.” and provided that the bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Teton Merger Effective Time than are currently set forth in the bylaws of the Company.
Section 2.6 Directors. The directors of Teton Merger Sub immediately prior to the Teton Merger Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Company.
Section 2.7 Officers. Except as otherwise determined by Parent prior to the Teton Merger Effective Time, the officers of the Company immediately prior to the Teton Merger Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Company.
ARTICLE III.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 3.1 Effect on Capital Stock.
(a) At the Teton Merger Effective Time, by virtue of the Teton Merger and without any action on the part of Parent, the Company, Teton Merger Sub or any holder of Company Common Stock or shares of common stock of Teton Merger Sub:
(i) Common Stock of Teton Merger Sub. Each share of common stock, par value $0.01 per share, of Teton Merger Sub issued and outstanding immediately prior to the Teton Merger Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company. From and after the Teton Merger Effective Time, all certificates representing shares of common stock of Teton Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
(ii) Cancellation and Conversion of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Teton Merger Effective Time that is owned by Parent or owned or held in treasury by the Company, other than shares of Company Common Stock held on behalf of third parties, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (such shares of Company Common Stock, the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock issued and outstanding immediately prior to the Teton Merger Effective Time that is owned or held by any wholly owned Subsidiary of the Company, other than shares of Company Common Stock held on behalf of third parties, shall be converted into such number of shares of stock of the Surviving Company such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Company immediately following the Teton Merger Effective Time as such

Subsidiary owned in the Company immediately prior to the Teton Merger Effective Time (such shares of Company Common Stock, the “Converted Shares”).
(iii) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Teton Merger Effective Time (other than Cancelled Shares, Converted Shares and Dissenting Shares) shall be automatically converted into the right to receive (A) $24.00 in cash, without interest, plus (B) the Additional Consideration, if any, without interest (collectively, the “Merger Consideration”) in accordance with the provisions of Section 3.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 3.2(i)).
Each share of Company Common Stock converted into the right to receive Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Teton Merger Effective Time, and all Book-Entry Shares and Certificates that, immediately prior to the Teton Merger Effective Time, represented any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such shares have been converted pursuant to this Section 3.1.
(b) Shares of Dissenting Stockholders.
(i) Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Teton Merger Effective Time (other than the Cancelled Shares and the Converted Shares) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to such shares held by any such holder (such shares of Company Common Stock, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Teton Merger Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereupon be no longer considered Dissenting Shares under this Agreement and shall be treated as if they had been converted into, at the Teton Merger Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Company shall remain liable for payment of the Merger Consideration for such shares. At the Teton Merger Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.
(ii) The Company shall give Parent (A) prompt notice (but in any event within two (2) Business Days of receipts) of any demands (or threats in writing thereof) received by the Company for appraisals of any shares of its capital stock under Section 262 of the DGCL, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent may be given, conditioned or withheld in Parent’s sole discretion), make any payment with respect to any such demands for appraisal or settle or offer to settle any such demands, or agree to do any of the foregoing.
(c) Certain Adjustments. If, between the date of this Agreement and the Teton Merger Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Exchange of Certificates.
(a) Appointment of Paying Agent. Prior to the Closing, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.
(b) Deposit of Merger Consideration. Prior to or as of the Teton Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock that are converted in accordance with this Agreement, a cash amount that, when taken together with any Available Cash which the Company shall deposit with the Paying Agent at the Teton Merger Effective Time (to the extent requested by Parent), is sufficient to pay the aggregate Merger Consideration payable pursuant to this Article III (such cash, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments of the Merger Consideration pursuant to this Article III.
(c) Exchange Procedures. As promptly as practicable (and no later than the fifth Business Day) after the Teton Merger Effective Time, Parent shall cause the Paying Agent to mail (i) to each holder of record of one or more Certificates whose shares of Company Common Stock were converted into the right to receive the Merger Consideration payable pursuant to Section 3.1(a)(iii), (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and contain customary provisions) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and (ii) to each holder of record of Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration payable pursuant to Section 3.1(a)(iii), instructions for use in effecting the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of record of one or more Certificates, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent or the Paying Agent, and each holder of record of Book-Entry Shares, upon surrender to the Paying Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request), shall be entitled to receive in exchange therefor the amount of Merger Consideration to which such holder is entitled pursuant to Section 3.1(a)(iii), and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer or stock records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(c), each Certificate or Book-Entry Share shall be deemed at any time after the Teton Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III.
(d) No Further Ownership Rights in Company Common Shares. From and after the Teton Merger Effective Time, subject to applicable Law in the case of Dissenting Shares, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(c), without interest and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Teton Merger Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Teton Merger Effective Time. If, after the Teton Merger Effective Time, any

Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.
(e) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that any such investments shall be in obligations of, or guaranteed by, the United States government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Teton Merger Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Payment Fund. Any net profits resulting from or income arising out of such investments shall be paid to the Surviving Company.
(f) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 12 months after the Teton Merger Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this Article III, without any interest thereon.
(g) No Liability. Subject to applicable Law, none of Parent, the Company, Teton Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(h) Withholding Rights. Each of the Company, the Surviving Company, Parent, Teton Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(f), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.
Section 3.3 Treatment of Company Equity Awards.
(a) At the Teton Merger Effective Time, and without duplication of Section 3.1(a)(iii), each restricted stock award in respect of shares of Company Common Stock (a “Company Restricted Stock Award”) that is outstanding as of immediately prior to the Teton Merger Effective Time shall be cancelled by virtue of the Teton Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than five Business Days) following the Teton Merger Effective Time, the Merger Consideration (without interest and less such amounts as are required to be withheld or deducted under applicable Tax Law with respect to the making of such payment) with respect to the number of shares of Company Common Stock subject to such Company Restricted Stock Award as of immediately prior to the Teton Merger Effective Time.
(b) At the Teton Merger Effective Time, each time-based restricted stock unit award in respect of shares of Company Common Stock (a “Company RSU Award”) and each performance-based restricted stock unit or performance share award in respect of shares of Company Common Stock (a “Company PSU Award”), in each case, whether vested or unvested and that is outstanding as of immediately prior to the Teton Merger Effective Time, shall be cancelled by virtue of the Teton Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than five Business Days) following the Teton Merger Effective Time, the Merger Consideration (without interest and less such amounts as are required to be withheld or deducted under applicable Tax Law with respect to the making of such payment) with respect to the number of shares of Company Common Stock subject to such Company RSU Award or Company PSU Award as of immediately prior to the Teton Merger Effective Time. With respect to each Company PSU Award, the number of shares subject to such award as of immediately prior to the Teton Merger Effective Time shall be determined in accordance with the provisions of the applicable award agreement that apply upon a “Change in Control” (within the meaning of the applicable award agreement) or, in the case of each Company PSU Award granted in 2021, such number of shares shall be equal to the greater of (i) the number of shares determined in accordance with the provisions of the applicable award agreement that apply upon a “Change in Control” and (ii) the number of shares that would be paid under such Company PSU Award assuming the Company’s actual performance versus target performance for 2021 was also achieved for 2022, with any associated performance determinations to be made by the Leadership Development and Compensation Committee of the Company Board immediately prior to the Teton Merger Effective Time. Notwithstanding the foregoing, the Merger Consideration payable with respect to a Company RSU Award or Company PSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.
(c) At the Teton Merger Effective Time, each hypothetical investment in Company Common Stock under the Deferred Compensation Plan (other than a Company RSU Award) with a value equal to the value of a share of Company Common Stock (a “Company Phantom Share Unit Award”) shall, automatically and without any action on the part of the holder thereof, be converted by virtue of the Teton Merger and without any action on the part of the holder thereof, into an amount equal to the Merger Consideration with respect to the number of shares of Company Common Stock subject to such Company Phantom Share Unit Award as of immediately prior to the Teton Merger Effective Time. For clarity, any Company RSU Award or Company Restricted Stock Award (or right thereto) that has been deferred under the Deferred Compensation Plan shall be considered a Company RSU Award and treated in accordance with Section 3.3(b).
(d) At or prior to the Teton Merger Effective Time, the Company shall adopt appropriate resolutions of the Company Board (or any committee thereof) approving the treatment of Company Equity Awards contemplated by this Section 3.3.
Section 3.4 Further Assurances. Subject to the terms and conditions of this Agreement, if at any time before the Teton Merger Effective Time, Parent or the Company reasonably believes that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Teton Merger, then Parent, Teton Merger Sub and the Company and their respective officers and directors shall execute and deliver all such instruments, deeds, assignments or assurances reasonably necessary to consummate the Teton Merger.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in any Company SEC Document publicly filed after January 1, 2020 and at least one Business Day prior to the date of this Agreement (excluding any disclosures set forth in any “risk factors,”

“forward-looking statements” or “market risk” sections to the extent they are cautionary, predictive or forward-looking in nature), it being agreed that this clause (a) shall not be applicable to Section 4.1, Section 4.2, Section 4.3 or Section 4.4, or (b) subject to Section 9.16, as disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Teton Merger Sub as follows:
Section 4.1 Organization.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents are in full force and effect, and the Company is not in material violation of any of their provisions. Section 4.1(b) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company.
(c) As used in this Agreement, “Company Material Adverse Effect” means any effect, change, event, occurrence or development (each, a “Change”) that, individually or in the aggregate with other Changes, has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole, excluding, however, the impact of (i) any Changes in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (A) any Changes in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any Changes in or affecting domestic or any foreign interest or exchange rates, (ii) Changes after the date of this Agreement in GAAP or official interpretation thereof, (iii) Changes after the date of this Agreement in applicable Law or in the official interpretation or enforcement thereof, (iv) Changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of this Agreement, (v) Changes in the business or regulatory conditions affecting the broadcast television industry, (vi) the announcement or the existence of, compliance with or performance under (in each case except for the obligation of the Company and its Subsidiaries set forth in Section 6.1(a)) the express terms of this Agreement or the transactions contemplated hereby, including resulting from or relating to the identity of Parent, Teton Merger Sub, any of the other Parent Restructuring Entities, any of the Investors or any of their respective Affiliates (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers or partners), except that this clause (vi) shall not apply to the representations and warranties set forth in Sections 4.4 and 4.11(i), (vii) natural disasters or weather or public health developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, mudslides and wildfires, epidemics, pandemics, plagues or disease outbreaks, manmade disasters or acts of God, (viii) any matter set forth in Section 4.1(c) of the Company Disclosure Schedule or is otherwise disclosed (including as deemed disclosed pursuant to the preamble to this Article IV or Section 9.16) with respect to the representations and warranties in Section 4.12(a), (ix) compliance by the Company and its Subsidiaries with applicable Law, (x) any Changes arising out of COVID-19 or the implementation or compliance by the Company and its Subsidiaries of or with any COVID-19 Measures, (xi) a decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred (or would reasonably be expected to occur) to the extent not otherwise excluded in this definition), (xii) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred (or would reasonably be expected to occur) to the extent not otherwise excluded in this definition (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded in this definition; provided, further, that this clause (xii) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any projections, guidance, budgets, forecasts or estimates)), (xiii) seasonal Changes on the business, operations or financial condition of the Company, (xiv) except for obligations of the Company and its Subsidiaries set forth in Section 6.1(a), any action required by this Agreement, and any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent, Teton Merger Sub or any of the other Parent Restructuring Entities or their respective Representatives after the date of this Agreement, (xv) the failure to take any action requiring Parent’s or CNM’s consent pursuant to this Agreement that is not taken as a result of the failure of Parent or CNM to consent to such action (under circumstances where under the terms hereof Parent’s or CNM’s consent is required) following request for such consent, (xvi) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Teton Merger, (xvii) the failure to obtain any approvals or consents from any Governmental Entity or other Person in connection with the transactions contemplated by this Agreement or (xviii) any breach by Parent, Teton Merger Sub or any of the other Parent Restructuring Entities of this Agreement; provided, however, that, to the extent such Change referred to in clauses (i), (ii), (iii), (iv), (v) or (vii) has a disproportionate adverse effect on the business, operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole, relative to others in the broadcast television industry, only the incremental disproportionate Change may be taken into account when determining whether there has been or would reasonably be expected to be a “Company Material Adverse Effect”.
Section 4.2 Capital Stock and Indebtedness.
(a) The authorized capital stock of the Company consists of 800,000,000 shares of common stock, par value $1.00 per share (the “Company Common Stock”) and 2,000,000 shares of preferred stock, par value $1.00 per share. As of February 18, 2022 (the “Specified Date”), (i) 221,568,258 shares of Company Common Stock were issued and outstanding (not including shares held in treasury but including 24,623 shares subject to Company Restricted Stock Awards), (ii) 102,874,997 shares of Company Common Stock were held in treasury, (iii) 3,174,663 shares of Company Common Stock were subject to Company RSU Awards, (iv) 3,395,527 shares of Company Common Stock were subject to Company PSU Awards (assuming achievement of the applicable performance goals at the maximum level) and (v) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.
(b) Except as set forth in Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company or (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (B) granting any preemptive or antidilutive or similar rights with respect to any equity security issued by the Company. Since the Specified Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any shares of capital stock of the Company (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards.

(c) Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(d) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights in favor of any Person other than the Company or a Subsidiary of the Company. Except for equity interests in the Company’s Subsidiaries, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person).
(e) As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange or sell for sale any shares of capital stock or other equity interests of any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of any Subsidiary of the Company or (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company’s Subsidiaries.
(f) Since the Specified Date and through the date of this Agreement, all dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company that have been declared or authorized prior to the date hereof have been paid in full.
(g) As of the date of this Agreement, there is no outstanding Indebtedness of the Company and its Subsidiaries in excess of $5,000,000 in principal amount, other than Indebtedness identified by instrument in Section 4.2(g) of the Company Disclosure Schedule and the intercompany Indebtedness set forth in Section 4.2(g) of the Company Disclosure Schedule.
Section 4.3 Corporate Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to adoption of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby, including the Teton Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval and the filing of the Teton Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceedings on the part of the Company or vote of the Company’s stockholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Teton Merger. The Company Board has (a) determined that the transactions contemplated by this Agreement, including the Teton Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger, (c) resolved to recommend that the holders of Company Common Stock adopt this Agreement (the “Company Recommendation”) and (d) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Teton Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief(the “Enforceability Exceptions”).
Section 4.4 Consents and Approvals; No Violation.
(a) Other than in connection with or in compliance with (i) the filing of the Teton Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws; (iii) the rules and regulations of the New York Stock Exchange; (iv) the Communications Act and the FCC Rules; and (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) (clauses (i) - (v), collectively, the “Transaction Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent, materially impair or materially delay the ability of the Company to consummate the Teton Merger by the Outside Date.
(b) The execution and delivery by the Company of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, except as would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent, materially impair or materially delay the ability of the Company to consummate the Teton Merger by the Outside Date, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent, materially impair or materially delay the ability of the Company to consummate the Teton Merger by the Outside Date.
Section 4.5 Reports and Financial Statements.
(a) The Company has timely filed with or furnished to the SEC all forms, documents and reports required to be filed with or furnished by it to the SEC on or after January 1, 2020 (all such forms, documents and reports, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2020 has been, required to file any forms, reports or other documents with the SEC.
(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. None of the Company or its Subsidiaries is a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) not otherwise disclosed in its consolidated financial statements included in the Company SEC Documents where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any of the Company’s consolidated financial statements. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.
Section 4.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2020, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting and (iii) any material claim or allegation regarding any of the foregoing (any such disclosures, the “Company Internal Controls Disclosures”). The Company has made available to Parent copies of any Company Internal Controls Disclosures existing as of the date hereof. Since January 1, 2020, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor the Company’s independent auditor has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries, or their respective internal accounting controls.
Section 4.7 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for (a) Liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended December 31, 2020 (including any notes thereto) or the unaudited interim consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, (b) Liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under existing Contracts or applicable Law, (c) Liabilities incurred in the ordinary course of business since September 30, 2021, (d) Liabilities that have been discharged or paid in full in the ordinary course of business and (e) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.8 Compliance with Law; Permits.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities (collectively, “Laws”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law in a material respect.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted.
(c) Notwithstanding anything contained in this Section 4.8, no representation or warranty shall be deemed to be made in this Section 4.8 in respect of the matters referenced in any other section of this Article IV, including in respect of environmental, Tax, FCC, employee benefits or labor matters.
Section 4.9 Company Station Licenses.
(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a true and complete list of all TV Stations and Radio Stations (collectively, the “Company Stations”), and, with respect to each such Company Station, all material authorizations issued by the FCC with respect to such Company Station (each, a “Company Station License”).
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) (A) each of the Company Station Licenses is held by the Company or one of its Subsidiaries, as the case may be and (B) each of the Company Station Licenses is in effect in accordance with its terms and has not been revoked, suspended, canceled, rescinded, terminated or expired;
(ii)  the Company and its Subsidiaries (A) are, and since January 1, 2020 have been, with respect to each Company Station, in compliance with the Communications Act and the FCC Rules and the terms of the applicable Company Station License, (B) hold all FCC authorizations necessary to operate the Company Stations as they are currently being operated, (C) have timely filed all registrations and reports required to have been filed with the FCC relating to the Company or the Company Station Licenses, and (D) have paid or caused to be paid all FCC regulatory fees due in respect of the Company and its Subsidiaries;
(iii)  there is not (A) pending, or, to the Knowledge of the Company, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any Company Station License (other than in connection with proceedings of general applicability) or (B) issued or outstanding, by or before the FCC, any (1) order to show cause, (2) notice of violation, (3) notice of apparent liability or (4) order of forfeiture, in each case, against the Company Stations, the Company or any of its Subsidiaries that would reasonably be expected to result in any action described in the foregoing clause (A) with respect to the Company Station Licenses; and
(iv) (A) to the Knowledge of the Company there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Company or the Company Stations, other than proceedings affecting broadcast stations of such type generally, and (B) neither the Company nor any of its Subsidiaries, nor any of the Company Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Company Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement.
(c) The Company Station Licenses have been issued for the terms expiring as indicated on Section 4.9(a) of the Company Disclosure Schedule and the Company Station Licenses are not subject to any material condition except for those conditions appearing on the face of the Company Station Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 4.9(a) of the Company Disclosure Schedule. Except as set forth in Section 4.9(a) of the Company Disclosure Schedule or

except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no facts or circumstances with respect to the Company (for clarity, excluding any facts or circumstances pertaining to Parent or Teton Merger Sub) that would (i) require any grant or renewal of any waiver granted by the FCC applicable to the Company or its Subsidiaries or for any of the Company Stations or (ii) reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify the Company from transferring control of the Company Stations to Parent or Teton Merger Sub, (b) materially delay obtaining the FCC Consent or (c) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent or to designate the FCC Applications for a hearing.
(d) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.9 are the sole and exclusive representations of the Company with respect to the FCC matters.
Section 4.10 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries since January 1, 2020 have been and are, to the Company’s Knowledge, in compliance with applicable Laws intended to protect the environment (collectively, “Environmental Laws”), and each has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as presently conducted, (b) since January 1, 2020, none of the Company or any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any Environmental Law and (c) none of the Company or any of its Subsidiaries is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials. Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.10 are the sole and exclusive representations of the Company with respect to Environmental Laws, Environmental Permits, Hazardous Materials or any other matter related to the environment or the protection of human health and worker safety.
Section 4.11 Employee Benefit Plans.
(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all plan documents (including all material written amendments thereto) (which, for the avoidance of doubt, with respect to any material Company Benefit Plan for which a form agreement is used, shall consist of a copy of such form); (ii) all related trust documents; (iii) all insurance contracts or other funding arrangements; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; and (vi) the most recent summary plan description.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; and (ii) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three years through the date hereof, have been timely made.
(c) With respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”), (i) the IRS has issued a favorable determination, opinion or advisory letter with respect to each Qualified Plan and its related trust, and such letter has not been revoked (nor has revocation been threatened in writing), and (ii) to the Knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in disqualification of any Qualified Plan or the related trust.
(d) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) such Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iii) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such Company Benefit Plan and such report is complete and accurate in all material respects; and (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate such Company Benefit Plan.
(e) Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, in the past six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations, in each case with respect to any Company Benefit Plan, which have been asserted or instituted.
(g) No Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(h) The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.
(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee of the Company or any of its Subsidiaries, or (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan.
Section 4.12 Absence of Certain Changes or Events.
(a) Since September 30, 2021, there has not been any Change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Since September 30, 2021, there has not been any action taken or agreed to be taken by the Company or any of its Subsidiaries that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of Parent under, clauses (iii) (solely to the extent relating to dividends or distributions), (vi), (viii), (ix), (xv), (xvi), (xvii) or (xxi) (solely as it relates to the foregoing) of Section 6.1(b).
Section 4.13 Litigation. As of the date hereof, (a) there is no Proceeding to which the Company or any of its Subsidiaries is a party pending or, to the Knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.14 Company Information. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Teton Merger Sub for inclusion or incorporation by reference therein.

Section 4.15 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) (i) The Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete; (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid on any of them; and (iii) there are not pending, or to the Company’s Knowledge, threatened in writing, any audits, examinations, investigations or other administrative or judicial proceedings in respect of Taxes of the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP.
(b) There are no Liens for Taxes on any property or asset of the Company or any of its Subsidiaries other than Permitted Liens.
(c) The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof.
(d) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(e) The Company and each of its Subsidiaries (i) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or third party and have timely paid over any amounts so withheld, deducted or collected to the appropriate Taxing Authority; and (ii) have complied with all applicable Laws in connection therewith (including information reporting requirements).
(f) No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(g) Neither the Company nor any of its Subsidiaries: (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes, or any agreement solely among any of the Company or its Subsidiaries; or (ii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, or otherwise by operation of Law.
(h) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.15 and, to the extent expressly referring to Code sections, Section 4.11 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.
Section 4.16 Employment and Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened; (b) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (c) the Company and its Subsidiaries since January 1, 2020 have been and are in compliance with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company’s Knowledge, threatened. As of the date hereof, to the Company’s Knowledge, there is no activity or proceeding by a labor union or labor organization or representative thereof to organize any employees of the Company or any of its Subsidiaries. During the past three (3) years, to the Company’s Knowledge, no Proceedings for sexual harassment or sexual misconduct have been made against any executive officer or director of the Company or any executive or management employee of the Company or any of its Subsidiaries at the level of Vice President or above.

Section 4.17 Real Property.
(a) Section 4.17(a) of the Company Disclosure Schedule sets forth (i) a list of all material real properties (by name and location) owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) a list of the material Company Leases.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has good and valid title to the real estate owned by the Company or any of its Subsidiaries and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Liens), (ii) there are no (A) unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire such Owned Real Property or any portion thereof or (B) other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease such Owned Real Property, which, in each case, is in favor of any party other than the Company or any of its Subsidiaries, and (iii) there are no existing, pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting such Owned Real Property.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens), (ii) each material Company Lease is valid, binding and in full force and effect and (iii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such material Company Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such material Company Lease.
Section 4.18 Intellectual Property.
(a) The issued Patents, Patent applications, registered Marks, applications for registration of Marks and registered Copyrights, applications for registration of Copyrights, in each case as owned by the Company or any of its Subsidiaries are referred to collectively as the “Company Registered Intellectual Property”. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material Company Registered Intellectual Property (other than any applications for Company Registered Intellectual Property) has expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, or in the ordinary course of business based upon a reasonable business judgment of the Company.
(b) The Company and its Subsidiaries own all right, title, and interest in all Company Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person, (ii) to the Company’s Knowledge, as of the date hereof, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries, and (iii) as of the date hereof, there is no pending claim or asserted claim in writing asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property of any third Person.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures and (ii) the IT Assets used by the Company and its Subsidiaries perform the functions necessary to carry on the conduct of their respective businesses.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries and third party confidential information provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence, (ii) there are no claims pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information or data rights.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all IT Assets of the Company and its Subsidiaries are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are presently being used or held for use. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, none of the IT Assets contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.
(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, the Company and its Subsidiaries have not had any unauthorized access or use, intrusion, or breach of security, or material disruption affecting any of the IT Assets of the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, to the Company’s Knowledge, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of Sensitive Data of the Company, its Subsidiaries or its customers while such Sensitive Data is in the possession or control of the Company, its Subsidiaries or third-party vendors.
Section 4.19 Material Contracts.
(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list of each of the following Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound:
(i)  any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (other than any Company Benefit Plan);
(ii) any Contract that imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or solicit any client or customer;
(iii) any Contract that obligates the Company or its Subsidiaries to conduct business with any third party on a preferential or exclusive basis and that is material to the Company and its Subsidiaries, taken as a whole;
(iv) any Contract relating to Indebtedness (other than intercompany indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000 or that grants a Lien (other than a Permitted Lien) on properties or assets of the Company or any of its Subsidiaries;
(v) any Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $5,000,000;
(vi) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;
(vii) any Contract entered into on or after January 1, 2019 that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of sale in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, and with any outstanding obligations as of the date of this Agreement, in each case with a value in excess of $5,000,000;
(viii) any material joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or any organizational documents of the Company’s wholly owned Subsidiaries;
(ix) any Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $5,000,000 in the aggregate;
(x)  any Contract relating to Program Rights under which it would reasonably be expected that the Company and its Subsidiaries would make annual payments in excess of $4,000,000 per year;
(xi)  any network affiliation Contract (or similar Contract) with ABC, CBS, Fox, NBC, CW or MyNetworkTV;
(xii) any Contract that is a material Sharing Agreement and any related option agreement (other than those among the Company and its Subsidiaries);
(xiii) any Contract that is a channel sharing agreement with a third party or parties with respect to the sharing of spectrum for the operation of two (2) or more separately owned television stations;
(xiv)  any Contract relating to retransmission or distribution by any MVPD that reported more than 25,000 paid subscribers to the Company and its Subsidiaries for September 2021 with respect to at least one Company Station; and
(xv)  any Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.
All contracts of the types referred to in clauses (i) through (xv) above are referred to herein as “Company Material Contracts.”
(b) Neither the Company nor any Subsidiary of the Company is in breach of or default in any respect under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default in any respect under the terms of any Company Material Contract, and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no disputes pending or, to the Company’s Knowledge, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.20 MVPD Matters. Section 4.20 of the Company Disclosure Schedule sets forth, a list, as of the date of this Agreement, of all TV Station retransmission consent agreements with MVPDs that reported more than 25,000 paid subscribers to the Company or any of its Subsidiaries as of September 30, 2021 with respect to at least one Company Station in such Company Station’s DMA (designated market area). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020 through the date of this Agreement: (a) no such MVPD has provided written notice to the Company of any material signal quality issue (excluding any such issue that has been resolved) or, to the Knowledge of the Company, sought any form of relief from carriage of a Company Station from the FCC; (b) the Company has not received any written notice from any such MVPD of such MVPD’s intention to cease its carriage of a Company Station in such Company’s Station’s DMA; and (c) the Company has not received written notice of any petition seeking FCC modification of any Market in which a Company Station is located. Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.20 are the sole and exclusive representations of the Company with respect to Distribution Matters.
Section 4.21 Finders or Brokers. Except for J.P. Morgan Securities LLC and Greenhill & Co., LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Teton Merger.
Section 4.22 Opinion of Financial Advisors. The Company Board has received the opinion of each of J.P. Morgan Securities LLC and Greenhill & Co., LLC, dated the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the $24.00 in cash, without interest, to be received by the holders of the Company Common Stock in the Teton Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will, promptly following the execution of this Agreement, make available to Parent, solely for informational purposes, a signed copy of each such opinion.
Section 4.23 State Takeover Statutes. Assuming the accuracy of the Parent’s representations and warranties set forth in Section 5.11, no state “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other anti-takeover or similar Laws (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL)) (each, a “Takeover Statute”) is applicable to this Agreement, the Teton Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Teton Merger and the other transactions contemplated by this Agreement.
Section 4.24 Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among the Company and its wholly owned Subsidiaries, Contracts that are listed in Section 4.19(a)(xv) of the Company Disclosure Schedule or that relate solely to director or officer compensation and/or benefits, no officer or director of the Company or any of its Subsidiaries (a) is a party to any Contract, transaction or other arrangement with the Company or any of its Subsidiaries or has any interest in any property or asset of the Company or any of its Subsidiaries or (b) to the Knowledge of the Company, beneficially owns a controlling interest in an entity engaged in a transaction of the type described in clause (a) above, in the case of clauses (a) and (b), that have not been disclosed in the Company SEC Documents.
Section 4.25 Certain Business Practices. Since January 1, 2018, none of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the UK Bribery Act, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 4.26 No Other Representations. The Company acknowledges that neither Parent, Teton Merger Sub nor any Person on behalf of Parent or Teton Merger Sub makes, and the Company has not relied on and hereby disclaims, any express or implied representation or warranty with respect to Parent or Teton Merger Sub or their respective businesses or with respect to the accuracy or completeness of any other information provided to the Company in connection with the transactions contemplated by this Agreement other than the representations and warranties contained in Article V (as qualified by the Parent Disclosure Schedule), or with respect to future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), except in the case of fraud with respect to the representations and warranties contained herein. Without limiting the foregoing, except in the case of fraud with respect to the representations and warranties contained herein, the Company acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Schedule), neither Parent, Teton

Merger Sub nor any other Person shall have or be subject to any liability or other obligation to the Company or its Representatives or Affiliates or any other Person resulting from the Company’s or its Representatives’ or Affiliates’ use of any information, documents or other material made available to the Company or its Representatives or Affiliates.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND TETON MERGER SUB
Subject to Section 9.16, except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Teton Merger Sub jointly and severally, and the other Parent Restructuring Entities (solely with respect to Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.6 and Section 5.15) (in the case of Parent and Teton Merger Sub, with respect to all Parent Restructuring Entities, and in the case of the other Parent Restructuring Entities, with respect to themselves only) represent and warrant to the Company as follows:
Section 5.1 Organization.
(a) Each of the Parent Restructuring Entities is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Parent Restructuring Entities has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Restructuring Entities is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) As used in this Agreement, “Parent Material Adverse Effect” means any Change that would or would reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Teton Merger Sub to consummate the Teton Merger by the Outside Date.
Section 5.2 Corporate Authority Relative to this Agreement.
(a) Each of the Parent Restructuring Entities has the requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Teton Merger, the Financing and the Restructuring. The execution, delivery and performance by the Parent Restructuring Entities of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Teton Merger, the Financing and the Restructuring, have been duly and validly authorized by the Parent Board, the Board of Directors of Teton Merger Sub and the equivalent governing body of each of the other Parent Restructuring Entities, except, in the case of the Teton Merger, for the adoption of this Agreement by Parent, as the sole stockholder of Teton Merger Sub (which such adoption shall occur immediately following the execution of this Agreement) and the filing of the Teton Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceedings on the part of any of the Parent Restructuring Entities, or other vote of any of the equityholders of any of the Parent Restructuring Entities, is necessary to authorize the execution and delivery by the Parent Restructuring Entities of this Agreement or the consummation of the transactions contemplated hereby, including the Teton Merger, the Financing and the Restructuring. This Agreement has been duly and validly executed and delivered by the Parent Restructuring Entities and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of the Parent Restructuring Entities and is enforceable against the Parent Restructuring Entities in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.
(b) The Parent Board has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger, the Financing and the Restructuring.

(c) The Board of Directors of Teton Merger Sub has (i) determined that the transactions contemplated by this Agreement, including the Teton Merger, are advisable, fair to and in the best interests of Teton Merger Sub and its sole stockholder, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger, the Financing and the Restructuring and (iii) resolved to recommend that the sole stockholder of Teton Merger Sub adopt this Agreement.
Section 5.3 Consents and Approvals; No Violation.
(a) Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained, under applicable Law, for the consummation by the Parent Restructuring Entities of the transactions contemplated by this Agreement, including the Teton Merger, the Financing and the Restructuring, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) The execution and delivery by the Parent Restructuring Entities of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Parent Restructuring Entities or any of their respective Affiliates pursuant to, any Contract to which the Parent Restructuring Entities or any of their respective Affiliates is a party or by which any of them or any of their respective properties or assets are bound, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of organization or bylaws or applicable organizational document of any of the Parent Restructuring Entities or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.4 Litigation. As of the date hereof, (a) there is no Proceeding to which any of the Parent Restructuring Entities or any of their respective Affiliates is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (b) none of the Parent Restructuring Entities nor their respective Affiliates are subject to any outstanding Order by a Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.5 Parent and Teton Merger Sub Information. The information supplied or to be supplied by Parent or Teton Merger Sub (including any information regarding the other Parent Restructuring Entities, the Investors or any of their Affiliates) for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Teton Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.
Section 5.6 FCC Qualifications. Subject to the Restructuring, each of Parent and Teton Merger Sub is, and through the Closing shall continue to be, legally, technically, financially and otherwise qualified to be the licensee of, acquire control of, and to own and operate each of the Company Stations under the Communications Act and FCC Rules (for purposes of this Section 5.6, as they exist and have been interpreted by the FCC in its written rules, policies and decisions as of the date of this Agreement), including but not limited to the provisions relating to media ownership and attribution and character qualifications; provided, however, notwithstanding any representation or other provision in this Agreement to the contrary, the parties acknowledge that Parent will be filing a petition for declaratory ruling under Section 310(b) of the Communications Act and the FCC’s Rules governing foreign ownership with respect to the Teton Merger and the transactions contemplated by the

Contribution Agreement (“Petition for Declaratory Ruling”), and that grant of the Petition for Declaratory Ruling is necessary for obtaining the FCC Consent. Subject to the Restructuring, each of Parent and Teton Merger Sub shall be, as of the Closing Date, in compliance with Section 310(b) of the Communications Act and the FCC’s rules governing alien ownership. Subject to the Restructuring, there are no, and through the Closing there shall not be any, facts or circumstances relating to the Parent Entities that would reasonably be expected, under the Communications Act or FCC Rules or the existing procedures of the FCC (for purposes of this Section 5.6, all as they exist and have been interpreted by the FCC in its written rules, policies and decisions as of the date of this Agreement) or any other applicable Law, to disqualify Parent or Teton Merger Sub as a holder of any of the FCC licenses held by the Company with respect to its business, as applicable, or as the owner and operator of the TV Stations or the Radio Stations. Subject to the Restructuring, there are no facts or circumstances relating to the Parent Entities that would reasonably be expected to require a waiver of or exemption from any provision of the Communications Act or FCC Rules (for purposes of this Section 5.6, as they exist and have been interpreted by the FCC in its written rules, policies and decisions as of the date of this Agreement) for the FCC Consent to be obtained, subject to the parties’ joint acknowledgement that Parent will file the Petition for Declaratory Ruling and one or more showings for, and grants of, satellite status for existing Company station combinations may be required. Neither Parent nor Teton Merger Sub is, or prior to the Closing shall be, a “foreign person” within the meaning of 31 C.F.R. § 800.224. There are no, and prior to the Closing shall not be any, facts or circumstances relating to the Parent Entities that would reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or, subject to the Restructuring, otherwise disqualify Parent or Teton Merger Sub, (b) materially delay obtaining the FCC Consent or (c) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent or to designate the FCC Applications for a hearing except that, in the case of FCC Consent, conditions typically associated with the FCC’s processing of petitions for declaratory ruling on foreign ownership will not be deemed “material conditions” for the purposes of this Section 5.6(c).
Section 5.7 Finders or Brokers. Except as set forth on Section 5.7 of the Parent Disclosure Schedule, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Teton Merger.
Section 5.8 Solvency. No transfer of property is being made by Parent and no obligation is being incurred in connection with the execution of this Agreement and the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent and its Affiliates (including, from and after Closing, the Company). Assuming (a) that the conditions to the obligations of Parent and Teton Merger Sub to consummate the Teton Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived and (b) that the Required Information presents fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and as of the Teton Merger Effective Time and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby and as of the Teton Merger Effective Time in accordance with GAAP, then as of the Teton Merger Effective Time and after giving effect to the transactions contemplated by this Agreement, including the funding of the Debt Financing, Parent and its Subsidiaries, on a consolidated basis, will be Solvent.
Section 5.9 Teton Merger Sub. Teton Merger Sub is a wholly owned subsidiary of Parent. The authorized capital stock of Teton Merger Sub consists of 10,000 shares of common stock, par value $0.01 per share, of which 10 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Teton Merger Sub is, and at the Teton Merger Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Teton Merger Sub. Since its date of incorporation, Teton Merger Sub has not, and prior to the Teton Merger Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Teton Merger Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Teton Merger and the other transactions contemplated by this Agreement.
Section 5.10 Certain Arrangements. Other than the Restructuring Agreements, as of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between any of the Parent Restructuring Entities, any of the Investors or any of their controlled Affiliates on the one hand, and any beneficial owner of more than five percent of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, (a) relating in any way to the transactions contemplated by this Agreement or to the management of the Surviving Company after the Teton Merger Effective Time or (b) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or agrees to vote against or otherwise oppose any Company Superior Proposal. None of the Parent Restructuring Entities or Teton Merger Sub or any of their Affiliates is party to any agreement, arrangement or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.
Section 5.11 Ownership of Shares of Company Common Stock. None of the Parent Restructuring Entities, the Investors nor any of their respective Affiliates or Subsidiaries beneficially own, in the aggregate, more than five (5) percent of the outstanding shares of Company Common Stock (except as disclosed in public filings by Sierra with the SEC at least one Business Day prior to the date of this Agreement) or are, or have been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.
Section 5.12 No Vote of Parent Stockholders; Teton Merger Sub Required Vote. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the transactions contemplated by this Agreement, including the Teton Merger and the Financing. Other than the adoption of this Agreement by Parent, as the sole stockholder of Teton Merger Sub (which such adoption shall occur immediately following the execution of this Agreement), no vote of the stockholders of Teton Merger Sub or the holders of any other securities of Teton Merger Sub (equity or otherwise) is required by Law, the organizational documents of Teton Merger Sub or the applicable rules of any exchange on which securities of Teton Merger Sub are traded in order for Teton Merger Sub to consummate the transactions contemplated by this Agreement, including the Teton Merger and the Financing.
Section 5.13 Financing.
(a) As of the date of this Agreement, Parent has delivered to the Company a fully executed commitment letter dated as of the date hereof (together with all exhibits and schedules thereto and any fee letter related thereto, the “Debt Commitment Letter”) from the Debt Financing Parties party thereto pursuant to which such Debt Financing Parties have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing contemplated by the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”
(b) As of the date of this Agreement, Parent has delivered to the Company a fully executed preferred securities commitment letter dated as of the date hereof (together with all exhibits and schedules thereto, the “Preferred Securities Commitment Letter” and together with the Debt Commitment Letter, the “Commitment Letters”) from the Preferred Securities Investors pursuant to which the Preferred Securities Investors have agreed, subject to the terms and conditions thereof, to, directly or indirectly, invest in Parent the amounts set forth therein. The Preferred Securities Commitment Letter provides that the Company is an express third party beneficiary thereof and is entitled to enforce such Preferred Securities Commitment Letter. Each Preferred Securities Investor has sufficient cash, available lines of credit, capital commitments or other sources of available funds to satisfy the full amount of its commitment under the Preferred Securities Commitment Letter. The cash committed pursuant to the Preferred Securities Commitment Letter is collectively referred to in this Agreement as the “Preferred Securities Financing.” The Preferred Securities Financing and the Debt Financing are collectively referred to in this Agreement as the “Financing”.
(c) As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee amounts, securities demand, “flex terms”, other economic terms and other provisions (including any dates related thereto) that are customarily redacted in connection with transactions of this type so long as no redaction covers terms that would reduce the amount of the Debt Financing below the amount required to satisfy the Financing Amount (after taking into account the amount of the Preferred Securities Financing) or adversely affects the conditionality, enforceability, availability or termination of the Financing.
(d) Except as expressly set forth in the applicable Commitment Letter and in the unredacted portions of any fee letters, there are no conditions precedent to the obligations of the Debt Financing Parties or the Preferred Securities Investors to provide the Financing that would permit the Debt Financing Parties or the Preferred Securities Investors to reduce the aggregate principal amount of the Financing below an amount necessary to satisfy the Financing Amount, including any condition relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. As of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letters on or prior to the Closing Date, nor does Parent have knowledge that any of the Debt Financing Parties or the Preferred Securities Investors will not perform its obligations thereunder, as applicable. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind to which Parent or Teton Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing required to fund the Financing Amount, other than as expressly set forth in the Commitment Letters and, in each case, with respect to the Debt Financing, the unredacted portions of any fee letters and other than customary engagement letters and customary fee credit letters (in each case, the terms of which do not (i) reduce the amount of the Debt Financing below the amount required to fund the Financing Amount or (ii) impose any new or additional conditions or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing).
(e) Assuming (x) the accuracy in all material respects of the representations and warranties set forth in Article IV and (y) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement in all material respects, the Financing, when funded in accordance with the Commitment Letters and giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount) shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s payment obligations under this Agreement and the Commitment Letters, including the payment of the Merger Consideration, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Teton Merger (including the Payoff Amount), and any fees and expenses of or payable by Parent, any of the other Parent Restructuring Entities, any of the Investors or any of their respective Affiliates, in each case required to be paid on the Closing Date by Parent or Teton Merger Sub in connection with the transactions contemplated hereby (such amounts, collectively, the “Financing Amount”).
(f) As of the date of this Agreement, each of the Commitment Letters constitutes the legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, all the other parties thereto and is in full force and effect. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Parent under the terms and conditions of any Commitment Letter, and, as of the date of this Agreement, Parent has no reason to believe that the Financing will not be available to Parent on the date of the Closing in an amount necessary to satisfy the Financing Amount. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of each Commitment Letter on or before the date hereof, and will pay in full any such amounts due on or before the Closing Date. Except in accordance with the terms hereof, the Commitment Letters have not been modified, amended or altered and, as of the date of this Agreement, none of the respective commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect, and, to the knowledge of Parent, as of the date of this Agreement, no termination, reduction, withdrawal or rescission thereof is contemplated. As of the date of this Agreement, no modification or amendment to the Commitment Letters is contemplated (other than, in accordance with Section 6.15(c), to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement).

(g) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Teton Merger Sub, any of the other Parent Restructuring Entities, any of the Investors or any of their respective Affiliates be a condition to any of Parent’s or Teton Merger Sub’s or any of the other Parent Restructuring Entities’ obligations under this Agreement.
Section 5.14 Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited guarantee addressed to the Company from CMG, the SG Holders, and the Apache Entities, pursuant to which CMG and the SG Holders are guaranteeing certain obligations of Parent and Teton Merger Sub (and the Apache Entities are providing a backstop guarantee of the obligations of CMG thereunder) under this Agreement on the terms and subject to the conditions set forth therein (the “Guarantee”). The Guarantee is valid and in full force and effect and constitutes the valid, binding and enforceable obligation of CMG, the SG Holders and the Apache Entities in favor of the Company, enforceable in accordance with its terms, subject to the Enforceability Exceptions. None of CMG, the SG Holders or the Apache Entities is in default or breach under any of the terms or conditions of the Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of such Guarantee. Each of CMG, the SG Holders and the Apache Entities has sufficient cash, available lines of credit, capital commitments or other sources of available funds to satisfy the full amount of its guaranteed obligations under the Guarantee.
Section 5.15 Restructuring Agreements. Concurrently with the execution of this Agreement, Parent has delivered to the Company true, complete and correct copies of (a) the Contribution Agreement dated as of the date of this Agreement, together with all exhibits and schedules thereto, pursuant to which the applicable Parent Restructuring Entities have agreed, subject to the terms and conditions thereof, to contribute to Parent the assets specified therein (the “Restructuring”), (b) all other material agreements and instruments entered or to be entered into by Parent, Teton Merger Sub or the Parent Restructuring Entities in connection therewith or relating thereto, including any agreements or instruments setting forth the terms of any securities issued or to be issued by Parent, and (c) the organizational or other governance documents of Parent (collectively, the “Restructuring Agreements”). Each Restructuring Agreement has been or, in the case of Restructuring Agreements to be entered into at the Closing, will be duly and validly executed and delivered by the parties thereto and constitutes or will constitute the legal, valid and binding agreement of each party thereto and is or will be enforceable against each party thereto in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions. As of the date hereof, aside from the Restructuring Agreements and the agreements set forth on Section 5.15 of the Parent Disclosure Schedule (true, complete and correct copies of which have been delivered to the Company concurrently with the execution of this Agreement), there are no contracts, undertakings, commitments, agreements, instruments, obligations or understandings, whether written or oral, between or among Apache, CMG or any of their Affiliates, on the one hand, and Sierra, CNM or any of their Affiliates, on the other hand, relating to CNM, CMG, the Restructuring, the Company or any of the transactions contemplated hereby or by the Contribution Agreement (“Sierra/Apache Arrangements”).
Section 5.16 Investigation; No Other Representations. Each of Parent and Teton Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Affiliates, officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives or authorized agents (collectively, “Representatives”) have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Teton Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Teton Merger Sub has relied upon and hereby disclaims, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or its and their its Subsidiaries’ respective businesses or with respect to the accuracy or completeness of any other information provided to Parent or Teton Merger Sub in connection with the transactions contemplated by this Agreement other than the representations and warranties contained in Article IV (as qualified by the Company Disclosure Schedule), or with respect to future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), except in the case of fraud with respect to the representations and warranties contained herein. Without limiting the foregoing, except in the case of fraud with respect to the representations and warranties contained herein, each of Parent and Teton Merger Sub acknowledges and agrees that neither the Company nor any other Person shall have or be subject to any liability or other obligation to Parent, Teton Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Teton Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents or other material made available to Parent, Teton Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Teton Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.
ARTICLE VI.

COVENANTS AND AGREEMENTS
Section 6.1 Conduct of Business.
(a) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Teton Merger Effective Time, except (v) as may be required by applicable Law, (w) with the prior written consent of CNM (which shall not be unreasonably withheld, conditioned or delayed), (x) as expressly contemplated or expressly required by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule, or (z) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures after, to the extent practicable under the circumstances, written notice to and consultation with CNM, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its operations in all material respects in the ordinary course of business; provided, however, that no action by the Company or its Subsidiaries with respect to matters addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
(b) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Teton Merger Effective Time, except (w) as may be required by applicable Law, (x) with the prior written consent of CNM (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated or required by this Agreement, or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to (whether by merger, consolidation, operation of law or otherwise):
(i)  amend, adopt any amendment to, take any action to exempt any Person from, or otherwise change any provision of the Company Organizational Documents or (except for immaterial changes that do not adversely affect Parent) other equivalent organizational or governing documents of any Subsidiary of the Company;
(ii)  adjust, split, reverse split, consolidate, subdivide, combine or reclassify any shares of capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries (or any warrants, options or other rights to acquire the foregoing), except for any such transaction by a wholly owned Subsidiary of the Company;
(iii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or (B) the acceptance of shares of Company Common Stock, or withholding of shares Company Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards; provided, that the Company may make, declare and pay quarterly cash dividends (and, with respect to the Company Equity Awards, as and if applicable, dividends or dividend equivalents) in an amount per share not in excess of $0.095 per quarter and with record dates consistent with the record dates customarily used by the Company for the payment of quarterly cash dividends, including with respect to the quarter in which the Teton Merger Effective Time occurs unless the Teton Merger Effective Time precedes the record date for such quarter;
(iv) grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, in each case other than Company Equity Awards granted in accordance with Section 6.1(b) of the Company Disclosure Schedule;
(v) (A) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms or issued after the date hereof in accordance with this Agreement, or in transactions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries or as permitted by the foregoing clause (iv), or (B) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;
(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than the Teton Merger and other than solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;
(vii) incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness or issue or sell any debt securities or any rights to acquire any debt securities, except for (A) any Indebtedness among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (B) guarantees by the Company of Indebtedness of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness of the Company or any of its wholly owned Subsidiaries, which indebtedness is incurred in compliance with this clause (vii), (C) Indebtedness incurred pursuant to the revolving facility under the Credit Agreement as in effect prior to the execution of this Agreement, or (D) additional Indebtedness incurred by the Company or any of its Subsidiaries, provided that the total amount of Indebtedness incurred by the Company and its Subsidiaries under this clause (D) shall not exceed $5,000,000 in aggregate principal amount outstanding;
(viii) other than in accordance with contracts or agreements in effect on the date hereof, sell, transfer, license, create any Lien (other than a Permitted Lien) or otherwise dispose of any of its properties or assets (other than to the Company or a wholly owned Subsidiary of the Company and other than (A) sales of inventory, (B) sales of rental equipment or obsolete or worthless equipment in the ordinary course of business, and (C) immaterial properties or assets);
(ix) acquire any assets (other than acquisitions of assets in the ordinary course of business) or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a wholly owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person, if such acquisition or investment is in excess of $10,000,000 individually or $30,000,000 in the aggregate;
(x) make, authorize or commit to any capital expenditures, except for capital expenditures (A) not to exceed $5,000,000 more than set forth in the capital plans set forth in Section 6.1(b)(x) of the Company Disclosure Schedule, (B) as required by a Governmental Entity to the extent not otherwise reflected in the capital plans set forth in Section 6.1(b)(x) of the Company Disclosure Schedule, (C) expenditures incurred in connection with repacking of Company Stations mandated by the FCC and for which reimbursement is reasonably expected, (D) to remedy any matters set forth clause (vii) of the definition of Company Material Adverse Effect (and not otherwise reflected in the capital plans set forth in Section 6.1(b)(x) of the Company Disclosure Schedule) or (E) in connection with any action reasonably necessary to address any COVID-19 Measures;

(xi) make any loans, advances or capital contributions to, or investments in, any Person in excess of $10,000,000 in the aggregate, other than to or in the Company or its wholly-owned Subsidiaries and ordinary course advancements and reimbursements to employees;
(xii) except as required by the terms of any Collective Bargaining Agreement or Company Benefit Plan, (A) establish, adopt, materially amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except for adoptions, amendments or terminations in the ordinary course of business that are consistent with past practice and that do not materially increase the Company’s or its Subsidiaries’ cost of providing compensation or benefits, (B) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any current or former employees or directors of the Company or its Subsidiaries, except for increases in the ordinary course of business that are consistent with past practice and that do not constitute or result in any increase in any employee’s actual or potential severance entitlements (other than increases in severance entitlements occurring as a result of an increase in such employee’s base compensation or incentive opportunity), (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business that are consistent with past practice, (D) accelerate any rights or benefits under any Company Benefit Plan, or (E) accelerate the time of vesting or payment of any award under any Company Benefit Plan;
(xiii) enter into, renew, terminate, materially modify or amend, or waive any material rights under, or, other than in the ordinary course of business (with respect to consents the effect of which is to permit activities only prior to the Closing), grant any material consent under, any Company Material Contract (A) relating to cable or satellite transmission or retransmission by MVPDs, (B) that is or would be a network affiliation agreement, or (C) other than in the ordinary course of business, that relates to the receiving or obtaining of Program Rights;
(xiv) with respect to Company Material Contracts not covered by Section 6.1(b)(xiii), other than (x) in the ordinary course of business (including renewals made or to be made in the ordinary course of business), (y) for those Contracts that can be cancelled by the Company without cause (and without material penalty) on less than 90 days’ notice, or (z) as reasonably necessary to address any COVID-19 Measures, (i) amend or modify in any material respect or terminate (excluding (A) terminations or renewals upon expiration of the term thereof in accordance with the terms thereof and (B) renewals for a term of one (1) year or less) any Company Material Contract, (ii) enter into any Contract that would constitute a Company Material Contract if in effect on the date hereof (excluding Contracts with a term of one (1) year or less) or (iii) waive, release or assign any material rights, claims or benefits under any such Company Material Contract;
(xv) change the fiscal year of the Company or any of its Subsidiaries (other than any change to make the fiscal year of a Subsidiary the same as of the Company);
(xvi) implement or adopt any material change in its financial accounting principles or its methods, other than as may be required by GAAP;
(xvii) settle, offer or propose to settle any Proceeding involving or against the Company or any of its Subsidiaries in excess of $5,000,000 per Proceeding (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Company) or otherwise discharge, settle or satisfy any Proceeding which discharge, settlement or satisfaction would materially limit or restrict the operation of the business of the Company and its Subsidiaries, taken as a whole;
(xviii) modify any of the Company Station Licenses if doing so is reasonably likely to be materially adverse to the interests of Parent and its Subsidiaries, taken as a whole, after giving effect to the Teton Merger;
(xix) implement any employee layoff that would require notice or pay in lieu of notice under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder prior to the Closing, without regard to any action taken after Closing;
(xx) make (other than in the ordinary course of business), change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding for a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non U.S. Law), surrender any right to claim a material refund of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (other than in connection with any automatic or automatically granted extension to file any Tax Return); or
(xxi) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).
(c) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Teton Merger Effective Time, without the Company’s prior written consent, each Parent Entity shall not, and shall cause each of its respective Subsidiaries and controlled Affiliates not to, directly or indirectly, solicit for employment, offer to hire, hire or enter into any employment contract with any of the persons described on Section 6.1(c) of the Company Disclosure Schedule (the “Specified Personnel”), or otherwise solicit, induce or encourage any such Specified Personnel to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the Company or any of its Subsidiaries, other than (i) through general advertising or other general solicitation not targeted at such Specified Personnel (including by a recruiter or search firm) or (ii) the solicitation for employment or hiring of any Specified Personnel who ceases to be employed by the Company or any of its Subsidiaries at least three (3) months prior to the first such solicitation or hiring.
(d) Nothing contained in this Agreement shall give Parent, Teton Merger Sub, CNM or any other Parent Restructuring Entity, directly or indirectly, the right to control or direct the Company’s operations prior to the Teton Merger Effective Time. Prior to the Teton Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 6.2 Access.
(a) The Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Teton Merger Effective Time, to its and its Subsidiaries’ personnel, properties, assets, Contracts, commitments, books and records and such other information concerning its business, properties, finances, operations, assets, litigation matters, environmental compliance matters, cash-flow reports and personnel as Parent may reasonably request. The Company shall use its commercially reasonable efforts to cause its Representatives to reasonably cooperate with Parent and Parent’s Representatives in connection with such access and examination. Notwithstanding anything to the contrary contained in this Section 6.2(a), any document, correspondence or information or other access provided pursuant to this Section 6.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and Teton Merger or other similarly confidential or competitively sensitive information. All access pursuant to this Section 6.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated through the General Counsel of the Company or a designee thereof.
(b) Notwithstanding anything to the contrary contained in this Section 6.2, neither the Company nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s legal counsel, (i) jeopardize or cause a risk of loss or waiver of the attorney-client, attorney work product or other similar privilege of the Company or any of its Subsidiaries or (ii) violate any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries (including any COVID-19 Measures) or (B) Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided, that in such instances the Company shall inform Parent of the general nature of the information being withheld and, on Parent’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).
(c) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with (i) the Non-Disclosure Agreement, dated as of July 23, 2021, between the Company and Sierra (the “Sierra Confidentiality Agreement”) and (ii) the Mutual Non-Disclosure Agreement, dated as of February 24, 2020, as amended on July 24, 2021, between the Company and Apache (the “Apache Confidentiality Agreement” and together with the Sierra Confidentiality Agreement, the “Confidentiality Agreements”), each of which shall continue in full force and effect in accordance with its terms.
(d) To the extent reasonably requested by Parent in writing, the Company shall use commercially reasonable best efforts to cooperate with Parent and its Affiliates, including making any necessary filings with the FCC and under the HSR Act, to allow Parent to sell, assign and/or transfer, as of immediately following the Teton Merger Effective Time, the assets and liabilities associated with, including the authorizations and licenses issued by the FCC, for the operation of full-power television station KVUE(TV), Austin, Texas (Facility ID No. 35867), WFAA (TV), Dallas, Texas (Facility ID No. 72054), KMPX (TV), Decatur, Texas (Facility ID No. 73701), KHOU (TV), Houston, Texas (Facility ID No. 34529) and KTBU (TV), Conroe Texas (Facility ID No. 28324), membership interests in Premion, LLC, and equity interests in Madhive, Inc. from Parent or an Affiliate of Parent to CMG or an Affiliate of CMG as designated by Parent (such assignments or transfers, the “Post-Closing Transfers” ) provided, however, that in no event shall any filings be made with the FCC or under the HSR Act that would have the effect of making the Closing contingent on any of the Post-Closing Transfers or the approval thereof (provided that a filing requested by the FCC or its staff in order to grant the FCC Consent shall be permitted if made to comply with the obligations set forth in Section 6.6(e), so long as the Parent Restructuring Entities continue to comply in all respects with Section 6.6 and any conditions of such divestiture (other than FCC or HSR approval or the closing of the Merger) shall be irrevocably waived). In no event shall the receipt or approval or clearance from the FCC or under the HSR Act for any Post-Closing Transfer (or the completion of any Post-Closing Transfer) be, directly or indirectly, a condition to any of Parent’s or Teton Merger Sub’s obligations under this Agreement. In no event shall the receipt or failure to receive any approvals with respect to, or the consummation or potential consummation of, any of the transactions contemplated by this Section 6.2(d) be, directly or indirectly, a condition to any of Parent’s or Teton Merger Sub’s (or any of the other Parent Restructuring Entities’) obligations under this Agreement.
Section 6.3 No Solicitation.
(a) Except as expressly permitted by this Section 6.3, the Company shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or permit and use reasonable best efforts to cause each of its and their respective officers, directors and other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information, or provide or afford access to the Company or its Subsidiaries or their respective properties, books and records, assets, facilities or personnel, in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry, to refer the inquiring Person to this Section 6.3 and to limit its conversation or other communication exclusively to such referral), (iii) enter into, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (iv) authorize, commit or resolve to do any of the foregoing; provided, that the Company and its Representatives shall be permitted, upon a good faith determination by the Company Board (after consultation with its outside legal advisors) that not doing so would be inconsistent with the Company Board’s fiduciary duties to its stockholders under applicable Law, to grant a confidential waiver of any provision of any confidentiality or standstill agreement solely to permit a Company Takeover Proposal to be made and, subject to the terms of this Agreement, negotiated and entered into.
(b) The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately (i) cease and cause to be terminated any discussions or negotiations with any Persons (other than Parent, Teton Merger Sub, the other Parent Restructuring Entities, the Investors and their respective

Affiliates and Representatives) that may be ongoing with respect to a Company Takeover Proposal, (ii) terminate access for any Person (other than Parent, Teton Merger Sub, the other Parent Restructuring Entities, the Investors and their respective Affiliates and Representatives) to any data room and (iii) request the return or destruction of any non-public information provided to any Person (other than Parent, Teton Merger Sub the other Parent Restructuring Entities, the Investors and their respective Affiliates and Representatives) in connection with a potential Company Takeover Proposal. The Company shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a Company Takeover Proposal or similar matter in any agreement to which the Company is a party; provided, that, notwithstanding anything in this Agreement to the contrary, if the Company Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take such actions solely to the extent necessary to permit a third party to make a Company Takeover Proposal and, subject to the terms of this Agreement, thereafter negotiate and enter into any transaction in connection therewith.
(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company receives a bona fide written Company Takeover Proposal from any Person, and if the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, then the Company may enter into an Acceptable Confidentiality Agreement with such Person making such Company Takeover Proposal and the Company and its Representatives may (i) furnish, pursuant to an executed Acceptable Confidentiality Agreement between the Company and such Person making such Company Takeover Proposal, information with respect to the Company and its Subsidiaries to such Person that has made such Company Takeover Proposal and its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with such Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal; provided, that promptly after (and in any event within 48 hours of) furnishing any non-public information after the date of this Agreement about the Company and its Subsidiaries to such Person making such Company Takeover Proposal, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously so furnished to Parent or its Representatives). The Company shall promptly (and in any event within 48 hours) notify Parent in writing if the Company takes any of the actions in clauses (i) and (ii) above.
(d) The Company shall promptly (and in no event later than 48 hours after receipt) notify Parent in writing in the event that the Company or any of its controlled Affiliates or Representatives (on the Company’s behalf) receives, after the date of this Agreement, a Company Takeover Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company or its Subsidiaries that contemplates or that would reasonably be likely to lead to a Company Takeover Proposal. Such notice shall indicate (to the extent permitted by existing contractual obligations) the identity of the Person making the Company Takeover Proposal or offer, proposal, inquiry or request, and the material terms and conditions thereof and, if written, a copy thereof. In addition, the Company shall promptly (but in any event within 48 hours) after the receipt thereof provide to Parent (to the extent permitted by existing contractual obligations) copies of any material written documentation setting forth the material terms of such Company Takeover Proposal which is received by the Company from the Person making such Company Takeover Proposal (or from any Representatives of such Person).
(e) Except as permitted by this Section 6.3, neither the Company Board nor any committee thereof shall (i) (A) change, qualify, modify, withhold, rescind or withdraw, or authorize or resolve to, or publicly propose or announce its intention to, change, qualify, modify, withhold, rescind or withdraw, in each case in any manner adverse to Parent, the Company Recommendation, (B) adopt, approve or recommend to the stockholders of the Company, make any public statement approving, endorsing or recommending, or resolve to approve or recommend to the stockholders of the Company or make any public statement approving, endorsing or recommending, a Company Takeover Proposal or (C) fail to include the Company Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with a counterparty making a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(c)) (a “Company Acquisition Agreement”) or (iii)submit any Company Takeover Proposal to a vote of the stockholders of the Company, or agree to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, in response to an Intervening Event, the Company Board (or any committee thereof) may make a Company Adverse Recommendation Change if, prior to taking such action, the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that prior to making such Company Adverse Recommendation Change, (1) the Company has given Parent at least four Business Days prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor and the Intervening Event, (2) during such four Business Day period, has negotiated with Parent and its Representatives in good faith (if Parent and its Representatives desire to so negotiate) to make adjustments to the terms and conditions of this Agreement, and (3) upon the end of such notice period, the Company Board shall have considered any revisions to the terms of this Agreement proposed in writing by, and that are legally binding on, Parent, Teton Merger Sub and the other Parent Restructuring Entities, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(f) Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, if the Company Board has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that a bona fide written Company Takeover Proposal made after the date hereof constitutes a Company Superior Proposal, the Company Board may (A) make a Company Adverse Recommendation Change with respect to such Company Superior Proposal or (B) cause the Company to terminate this Agreement in accordance with Section 8.1(h) in order to enter into a definitive agreement relating to such Company Superior Proposal; provided, that prior to so making a Company Adverse Recommendation Change or terminating this Agreement, (1) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreements related to such Company Superior Proposal, (2) at the end of such notice period, the Company Board shall have considered any revisions to the terms of this Agreement proposed in writing by, and that are legally binding on, Parent, Teton Merger Sub and the other Parent Restructuring Entities, and shall have determined, after consultation with its independent financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (3) in the event of any change to any of the financial terms or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new two (2) Business Day notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 6.3(f) anew with respect to such additional notice, including clauses (1) through (3) above of this proviso.
(g) Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that such action may constitute a Company Adverse Recommendation Change for purposes of Section 8.1(g) if it otherwise satisfies the definition thereof), (ii) from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with applicable Law (it being understood that such action may constitute a Company Adverse Recommendation Change for purposes of Section 8.1(g) if it otherwise satisfies the definition thereof).

(h) The Company agrees that any breach of this Section 6.3 or any action taken by a Subsidiary of the Company or Representative of the Company or its Subsidiaries (other than an employee or consultant of the Company or any of its Subsidiaries who is not an executive or other officer of the Company) which if taken by the Company would constitute a breach of this Section 6.3, will be deemed to constitute a breach by the Company of this Section 6.3.
Section 6.4 Filings; Other Actions.
(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. The Company shall not file the Proxy Statement (or any amendments or supplements thereto) with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company shall give due consideration to, and consider in good faith, all reasonable additions, deletions or changes suggested by Parent and its counsel. Parent shall cooperate with the Company in the preparation of the Proxy Statement and shall furnish all information concerning Parent, Teton Merger Sub and the Parent Restructuring Entities (and their respective Affiliates, including for this purpose the Investors and their respective Affiliates) that is required in connection with the preparation of the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC. The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent (or any other Parent Restructuring Entities) or the Company, or any of their respective Affiliates, officers or directors, or the Investors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (such date, the “Clearance Date”) (but in any event within five (5) Business Days thereafter).
(b) Subject to Section 6.3(e), Section 6.3(f) and Section 6.4(c), the Company shall take all action necessary in accordance with applicable Law and the Company Organizational Documents to, following consultation with Parent, set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) as soon as reasonably practicable following the Clearance Date. Unless the Company shall have made a Company Adverse Recommendation Change in accordance with Section 6.3(e) or Section 6.3(f), the Company shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders’ Meeting (including by soliciting proxies in favor of the adoption of this Agreement).
(c) The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. The Company may adjourn or postpone the Company Stockholders’ Meeting (i) if the Company is required to adjourn or postpone the Company Stockholders’ Meeting by applicable Law, order or a request from the SEC or the review or official interpretation of the SEC Staff, (ii) if as of the time that the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (iii) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained or

(iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Stockholders’ Meeting will not be postponed or adjourned (A) by more than ten (10) days at a time, or (B) with respect to Section 6.4(c)(i), by more than 30 days after the date on which the Company Stockholders’ Meeting was (or was required to be) originally scheduled. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or the Company’s bylaws. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting.
Section 6.5 Employee Matters.
(a) Effective as of the Teton Merger Effective Time and during the one-year period immediately following the Teton Merger Effective Time (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or its Subsidiaries who continues to be employed by Parent or the Surviving Company or any of their respective Subsidiaries following the Teton Merger Effective Time (collectively, the “Company Employees”), (a) a total target compensation opportunity (composed of base compensation and short- and long-term incentive target opportunity) that, in the aggregate, is no less favorable than that provided immediately before the Teton Merger Effective Time, provided that a Company Employee’s base compensation shall not be reduced from that in effect immediately before the Teton Merger Effective Time and (b) all other compensation and employee benefits that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Teton Merger Effective Time (in each case without regard to sign-on bonuses, retention bonuses, or transaction-based compensation). In addition, Parent shall provide, or shall cause the Surviving Company to provide, to each Company Employee whose employment is involuntarily terminated by the Company during the Continuation Period, severance benefits no less favorable than the greater of the severance benefits that would have been provided to the Company Employee under the Company’s severance arrangements or practices in effect immediately prior to the Teton Merger Effective Time or the severance benefits due under the applicable severance plan of Parent (it being understood that this sentence does not limit the obligations of Parent or the Surviving Company to honor the terms of any Company Benefit Plan providing severance benefits as then in effect). In addition, effective as of the Teton Merger Effective Time and during the one-year period immediately following the Teton Merger Effective Time, Parent shall, or shall cause the Surviving Company to, comply with the terms of Section 6.5(a) of the Company Disclosure Schedule.
(b) Immediately prior to the Teton Merger Effective Time, the Company shall pay to each Company Employee who is then participating in any bonus or incentive plans maintained by the Company with respect to the Company’s fiscal year (or such shorter performance period) during which the Closing occurs (the “Bonus Plans”), a prorated incentive award under the Bonus Plans for the period from the beginning of the applicable performance period through the Closing Date (the “Bonus Period”) equal to the greater of (i) such employee’s incentive entitlement for the Bonus Period under the Bonus Plans based on the actual level of achievement of the applicable performance goals for the period beginning on the first day of such applicable performance period and ending as of the end of the month immediately preceding the month in which the Teton Merger Effective Time occurs (with such determination of performance to exclude any costs relating to the Teton Merger, as applicable), as determined in good faith by the Company Board (or the authorized committee thereof), and (ii) such employee’s incentive entitlement for the Bonus Period under the Bonus Plans assuming target level performance is achieved. Without limiting the generality of the foregoing, in the event that the Teton Merger Effective Time has not occurred prior to January 1, 2023, annual bonuses for the Company’s 2022 fiscal year shall be determined in accordance with the preceding sentence as if the Closing had occurred immediately prior to the conclusion of such fiscal year, and shall be paid immediately prior to the Teton Merger Effective Time (or, if earlier, at the Company’s election, at such time as they would be paid in the ordinary course of business). The Surviving Company shall establish bonus and incentive plans with respect to the remainder of the fiscal year in which the Teton Merger Effective Time occurs on terms consistent with Section 6.5(a).

(c) Following the Closing Date, Parent shall, or shall cause the Surviving Company to, cause any employee benefit or compensation plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Closing Date for all purposes, except to the extent it would result in duplication of benefits for the same period of service. With respect to any Post-Closing Plan that provides welfare benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee and his or her eligible dependents to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Teton Merger Effective Time and (ii) credit each Company Employee and his or her eligible dependents for any co-payments or deductibles incurred by such Company Employee and his or her eligible dependents in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.
(d) Notwithstanding anything contained herein to the contrary, with respect to any Company Employees who are covered by a Collective Bargaining Agreement, Parent’s obligations under this Section 6.5 shall apply only to the extent not inconsistent with any obligations under the applicable Collective Bargaining Agreement.
(e) Parent hereby acknowledges that a “change in control” or “change of control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Teton Merger Effective Time.
(f) With respect to any employee of the Company or its Subsidiaries whose employment is transferred pursuant to a divestiture, sale or other transaction in connection with the Teton Merger or any of the transactions contemplated by this Agreement or the Restructuring Agreements, including as contemplated by Section 6.6 (any such transaction, a “Divestiture” and any such employee, a “Divested Employee”), the Parent Restructuring Entities shall ensure that the transaction agreement governing such Divestiture with respect to the Post-Closing Transfers (and shall use their reasonable best efforts to ensure that the transaction agreements governing other Divestitures) shall include an employee matters covenant providing for compensation and benefits of such Divested Employee during the one-year period following the closing of such Divestiture on terms that are no less favorable than the terms applicable to a Continuing Employee under this Section 6.5 (including the Company Disclosure Schedules hereto).
(g) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.5 shall create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
Section 6.6 Regulatory Approvals; Efforts.
(a) Prior to the Closing, the Parent Restructuring Entities and the Company shall, and shall cause their respective Affiliates (including for this purpose, with respect to clause (i) below, if applicable, the Investors and their respective Affiliates) (as applicable) to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Teton Merger and the

Restructuring, as applicable, as promptly as practicable and in any event by the Outside Date, including (i) preparing and filing all forms, registrations and notifications required to be filed to consummate the Teton Merger and the Restructuring, as applicable, (ii) using reasonable best efforts to satisfy the conditions to consummating the Teton Merger and the Restructuring, as applicable, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity required to be obtained or made by the Parent Restructuring Entities or any of their respective Affiliates (including for such purposes the Investors and their Affiliates) (as applicable) or the Company or any of its Subsidiaries, in connection with the Teton Merger and the Restructuring, as applicable, or the taking of any action contemplated by this Agreement and the Restructuring Agreements, as applicable, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Teton Merger and the Restructuring, as applicable, and (v) the execution and delivery of any reasonable additional instruments necessary to consummate the Teton Merger and the Restructuring, as applicable, and to fully carry out the purposes of this Agreement and the Restructuring Agreements, as applicable.
(b) Without limiting the foregoing or the remaining provisions of this Section 6.6(b), Parent shall be entitled to take the lead, in advance consultation and cooperation with the Company, in the development and implementation of the strategy for obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken in accordance with the provisions of this Section 6.6. The Parent Entities and the Company shall consult and cooperate with each other in all respects and each keep the other apprised of the status of matters relating to the completion of the Teton Merger, including the expiration or termination of the waiting period applicable to the Teton Merger under the HSR Act and the receipt of the FCC Consent, and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.6. In that regard, each party shall (i) promptly provide any information and assistance as the other parties may reasonably request with respect to all notices, submissions or filings made by or on behalf of such party or any of its Affiliates (including for such purposes, if applicable, the Investors and their Affiliates) with any Governmental Entity in connection with this Agreement or the Teton Merger, and (ii) promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding this Agreement or the Teton Merger (in advance, in the case of communications to any Governmental Entity), and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity (including for such purposes, if applicable, communications received by or proposed communication or submission by the Investors and their Affiliates). No party or any of its Affiliates, including for such purposes the Investors and their Affiliates, shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement or the Teton Merger unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, the Parent Entities and the Company may, as each deems advisable and necessary, reasonably designate any sensitive materials provided to the other under this Section 6.6(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient or its Affiliates unless express permission is obtained in advance from the source of the materials (any of the Parent Entities or the Company, as the case may be). Notwithstanding anything to the contrary contained in this Section 6.6, materials provided pursuant to this Section 6.6 may be redacted (A) to remove references concerning the valuation of the Company and the Teton Merger, (B) as necessary to comply with bona fide existing contractual arrangements and (C) as necessary to address reasonable privilege concerns.
(c) The Company and each of the Parent Restructuring Entities shall (and, if applicable, the Parent Restructuring Entities shall cause their respective Affiliates and the Investors and their respective Affiliates to) make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Teton Merger and the transactions contemplated by the Contribution Agreement and the other Restructuring Agreements, and, subsequent to such filings, the Company and the Parent Restructuring Entities each shall, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. All such filings, forms, registrations, notifications and supplemental information shall comply as to form with all requirements applicable thereto and all of the data and information reported therein shall be accurate and complete in all material respects. In furtherance and not in limitation of the foregoing: (i) the Company, Parent and each applicable Parent Restructuring Entity shall jointly file (and, if applicable, the Parent Restructuring Entities shall cause the Investors and their respective Affiliates to be included in) the FCC Applications no later than ten (10) Business Days after the date of this Agreement; (ii) until such time as the FCC Consent shall have been obtained, each of the Parent Restructuring Entities that are party to the FCC Applications and the Company shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party; (iii) the Parent Restructuring Entities shall (and shall, if applicable, cause the Investors and their respective Affiliates to) (A) supply as promptly as practicable and advisable any information or documentary materials that may be requested by the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector (“Committee”), (B) use reasonable best efforts to cause the Committee to advise the FCC as promptly as practicable that it has no objection to the FCC granting the FCC Consent, including agreeing to any mitigation that the Committee may require, and (C) if necessary to address Committee concerns, cause the relevant foreign investment to be adjusted (including by substituting for all or a part of the investment of the Preferred Securities Investors) to resolve such concerns; (iv) the Company and the Parent Restructuring Entities and their respective Affiliates (including for purposes of compliance with clause (iii) in this Section 6.6(c)), the Investors and their respective Affiliates) shall not take any action that would, or fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent; (v) on receipt of the FCC Consent, the Company, each of the Parent Restructuring Entities that are party to the FCC Applications and their respective Affiliates shall (and, for purposes of compliance with clause (iii) in this Section 6.6(c), the applicable Parent Restructuring Entities shall cause the Investors and their respective Affiliates to) use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the Teton Merger and the other transactions contemplated hereby; (vi) if the Closing shall not have occurred for any reason within the original effective periods of the FCC Consent, the Company, each of the Parent Restructuring Entities that are party to the FCC Applications and their respective Affiliates shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the Teton Merger and the other transactions contemplated hereby (including the transactions contemplated by the Contribution Agreement and the other Restructuring Agreements); (vii) the Company and the Parent Restructuring Entities shall (and, if applicable, the Parent Restructuring Entities shall cause the Investors and their respective Affiliates to) each file their respective notification and report forms under the HSR Act no later than ten (10) Business Days after the date of this Agreement and supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable.
(d) If, between the date of this Agreement and the Closing, an application for the renewal of any FCC license (a “Renewal Application”) is required to be filed pursuant to the Communications Act and FCC Rules, the Company shall execute, file and prosecute with the FCC such Renewal Application with respect to such FCC license. If an FCC Application is granted by the FCC subject to a renewal condition, then the term “FCC Consent” shall, for all purposes hereunder, thereafter be deemed to also include satisfaction of such renewal condition. To avoid disruption or delay in the processing of the FCC Applications, each of Parent and Teton Merger Sub shall, as a part of the FCC Applications, request that the FCC apply its policy permitting the transfer of control of FCC licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications. Each of the Parent and Teton Merger Sub and the other Parent Restructuring Entities (if applicable) shall make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties hereto and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application. Each of Parent, Teton Merger Sub and the Company acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application and thereby to facilitate the grant of the FCC Consent with respect to such Company Station, each of Parent, Teton Merger Sub and their respective Affiliates, and the Company and its Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Company Station in connection with (i) any pending complaints that such Company Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Company Station with respect to which the FCC may permit Parent, Teton Merger Sub or the Company (or any of their respective Affiliates) to enter into a tolling agreement.
(e) In furtherance and not in limitation of their obligations set forth in this Agreement, each of the Parent Entities shall, and shall cause their respective Affiliates (including for this purpose, with respect to clause (i) below, if applicable, the Investors and their respective Affiliates) to, take all actions necessary to avoid or eliminate each and every impediment under any Antitrust Laws or the Communications Act so as to cause the satisfaction of the conditions in Sections 7.1(b) and 7.1(c) so as to permit the Closing to occur as promptly as practicable, and in any event before the Outside Date, including: (i) supplying as promptly as reasonably practicable any information and documentary materials that may be requested by the FCC or any other Governmental Entity; (ii) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, behavioral or other operational conditions, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, the Company’s Subsidiaries, each of the Parent Entities and their respective Affiliates (including the Surviving Company and its Subsidiaries); (iii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company, the Company’s Subsidiaries, each of the Parent Entities or their respective Affiliates (including the Surviving Company and its Subsidiaries); (iv) otherwise taking or committing to take any action that would limit any of the Company’s, the Company’s Subsidiaries’, Parent Entities’ and their respective Affiliates’ (including the Surviving Company and its Subsidiaries) freedom of action with respect to, or their ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of any of the Parent Entities or their respective Affiliates or the Company or its Subsidiaries (including the Surviving Company and its Subsidiaries); and (v) complying with their respective obligations set forth on Section 6.6(e) of the Company Disclosure Schedule. If requested by Parent, the Company shall agree to any action contemplated by this Section 6.6; provided, that any such agreement or action is conditioned on the consummation of the Teton Merger. Without in any way limiting the Parent Entities’ and their respective Affiliates’ obligations under this Agreement, in no event shall the Company (and the Company shall not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent.
(f) Anything in this Section 6.6 (except for Section 6.6(e)(v) and the last two sentences of Section 6.6(h)) to the contrary notwithstanding, in no event shall CMG or its Affiliates (in each case other than Parent or Teton Merger Sub or their respective Subsidiaries) be required to propose, negotiate, commit to, effect or agree to (x) the sale, divestiture, license or hold separate of any business, asset, property, product line, or equity interest of CMG or its Affiliates (for the avoidance of doubt, other than the Company Stations or of Parent, the Company (or Surviving Company) or any of their respective Subsidiaries), or (y) behavioral or other operational conditions set forth on Section 6.6(f) of the Company Disclosure Schedule (it being understood, for the avoidance of doubt, that the foregoing shall not be construed to limit Parent’s obligations hereunder and CMG and its Affiliates shall not interfere with Parent’s performance of its obligations hereunder). Anything in this Section 6.6 to the contrary notwithstanding, in no event shall CNM, CMG or their respective Affiliates be required to take any action set forth in Section 6.6(f) of the Company Disclosure Schedule except as explicitly set forth therein. For the avoidance of doubt, notwithstanding anything in this Section 6.6, only clauses (i) and (v) of Section 6.6(e) and any behavioral or other operational conditions that are included in Section 6.6(e) of the Company Disclosure Schedule shall apply to any business, asset, property, product line or equity interest of CMG or its Affiliates (in each case other than Parent or Teton Merger Sub or their respective Subsidiaries or as set forth in Section 6.6(e) of the Company Disclosure Schedule, as set forth in Section 6.6(c)(iii) or as set in the last two sentences of Section 6.6(h), including as forth in Section 6.6(h) of the Company Disclosure Schedule).
(g) In furtherance and not in limitation of their obligations set forth in this Agreement, but subject to Section 6.6(f), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Teton Merger or any other transaction contemplated by this Agreement or any of the Restructuring Agreements as violative of any Antitrust Law or the Communications Act or other applicable Law, each of the Company (solely with respect to proceedings challenging the Teton Merger) and the Parent Restructuring Entities shall use reasonable best efforts to as promptly as practicable contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Teton Merger or any of the transactions contemplated by the Restructuring Agreements.
(h) Subject to the terms of this Agreement, each of the Parent Restructuring Entities shall, and shall cause their respective controlled Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Restructuring and any other transactions contemplated by the Restructuring Agreements as promptly as practicable. In furtherance of the foregoing, each of the Parent Restructuring Entities shall make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Restructuring and the transactions contemplated by the Contribution Agreement and the other Restructuring Agreements, and, subsequent to such filings, the Parent Restructuring Entities shall, and shall cause their respective controlled Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Parent Restructuring Entities shall keep the Company apprised of the status of matters relating to the completion of the Restructuring, including the expiration or termination of the waiting period applicable to the Restructuring under the HSR Act and the receipt of the FCC Consents (as such term is defined in the Contribution Agreement). In that regard, the Parent Restructuring Entities shall (i) promptly provide any information and assistance as the Company may reasonably request with respect to all notices, submissions or filings made by or on behalf of the Company or any of its Affiliates (including for such purposes, if applicable, the Investors and their Affiliates) with any Governmental Entity in connection with the Restructuring or the Restructuring Agreements and (ii) promptly inform the Company, and if in writing, furnish the Company with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the Restructuring or the Restructuring Agreements (in advance, in the case of communications to any Governmental Entity), and permit the Company to review and discuss in advance, and consider in good faith the views or comments of the Company in connection with, any proposed communication or submission with any such Governmental Entity. No party or any of its Affiliates, including for such purposes the Investors and their Affiliates, shall participate in any meeting or teleconference with any Governmental Entity in connection with the Restructuring or the Restructuring Agreements unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Each of the Parent Restructuring Entities agrees to comply with the Restructuring Agreements and to not amend, terminate or waive any provision of any of the Restructuring Agreements, if (x) such amendment, termination or waiver would reasonably be expected to prevent, materially delay or materially impede the consummation of the Restructuring or the Teton Merger or (y) such amendment, termination or waiver is an amendment, termination or waiver of Section 8.01, Section 8.02, Article 11, Article 12, Section 14.08, Section 14.09, Section 14.10 or Section 14.11 of the Contribution Agreement, in each case without the prior written consent of the Company. Each of the Parent Restructuring Entities shall not (and shall cause their respective controlled Affiliates not to) enter into any contracts, undertakings, commitments, agreements, instruments, obligations or understandings, whether written or oral, that if entered into on or prior to the date hereof would constitute Restructuring Agreements or Sierra/Apache Arrangements, in each case if any such action would reasonably be expected to prevent, materially delay or materially impede the consummation of the Restructuring or the Teton Merger, in each case without the prior written consent of the Company. Notwithstanding anything in this Agreement to the contrary, each of the Parent Restructuring Entities agrees to, and agrees to cause its applicable Affiliates to, comply with the requirements set forth in Section 6.6(h) of the Company Disclosure Schedule. To the extent requested with reasonable clarity by the FCC or the Department of Justice, the applicable Parent Restructuring Entities shall modify any structural, governance or information sharing provisions (or similar provisions) contained in any of the Restructuring Agreements

(which, for the avoidance of doubt, shall include term sheets in respect of, or drafts of, any of the Restructuring Agreements) in order to obtain required approvals under any Antitrust Laws or the Communications Act for the consummation of the Restructuring as promptly as practicable after the date hereof.
(i) Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries nor any of their respective Representatives shall be required to take any action with respect to the Restructuring other than providing any information that is required to be provided under this Section 6.6.
(j) To the extent that a Governmental Entity requests information regarding any Investor or such Investor’s controlled and, for purposes of compliance with Section 6.6(c)(iii), its controlling Affiliates, the Parent Restructuring Entities shall as promptly as practicable obtain and provide such information to the requesting Governmental Entity. To the extent that a Governmental Entity requests information regarding any Investor’s Affiliates that are not controlled or controlling Affiliates, the Parent Restructuring Entities shall use reasonable best efforts to obtain and provide such information as promptly as practicable to the requesting Governmental Entity.
Section 6.7 Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Teton Merger or any other transactions contemplated by this Agreement, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.
Section 6.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties hereto and that the parties hereto shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without the prior consent of the other party issue such press release or make such public statement (a) so long as such statements are consistent with previous public statements made jointly by or otherwise agreed to between the Company and Parent or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange. None of the limitations set forth in this Section 6.8 shall apply to any disclosure of any information (a) in connection with or following a Company Takeover Proposal or Company Adverse Recommendation Change and matters related thereto, (b) in connection with any dispute between the parties relating to this Agreement or the transactions contemplated hereby or (c) consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.8. Notwithstanding the foregoing, Parent, Teton Merger Sub and their respective Affiliates, without consulting with the Company, may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective investors, general and limited partners, equityholders, members and managers of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.
Section 6.9 Indemnification and Insurance.
(a) For a period of six (6) years from and after the Teton Merger Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) indemnify and hold harmless all past and present directors and officers of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries, in each case, to the extent acting in such capacity (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the fullest extent permitted by Law against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Teton Merger Effective Time.

Without limiting the foregoing, from and after the Teton Merger Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the process resulting in and the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. From and after the Teton Merger Effective Time, the Company and the Surviving Company shall (and Parent shall cause the Surviving Company to) advance expenses (including reasonable and documented legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 6.9(a) in accordance with the procedures (if any) set forth in the Company Organizational Documents, the certificate of incorporation and bylaws, or other organizational or governance documents, of any Subsidiary of the Company, and indemnification agreements, if any, in existence on the date of this Agreement; provided, that, notwithstanding anything to the contrary set forth herein or otherwise, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.9(a). In the event of any such Proceeding, (A) the Surviving Company shall have the right to control the defense thereof after the Teton Merger Effective Time; (B) each Covered Person shall be entitled to retain his or her own counsel (the reasonable and documented fees and expenses of which will be paid by the Surviving Company), whether or not the Surviving Company elects to control the defense of any such Proceeding; and (C) no Covered Person shall be liable for any settlement of such Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Company is entirely responsible).
(b) For not less than six (6) years from and after the Teton Merger Effective Time, the certificate of incorporation and bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Teton Merger Effective Time than are currently set forth in the Company Organizational Documents. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising before, at or after the Teton Merger Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Teton Merger Effective Time, the provisions of this Section 6.9(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Teton Merger Effective Time, the indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any its Subsidiaries shall be assumed by the Surviving Company, without any further action, and shall continue in full force and effect in accordance with their terms.
(c) For a period of six (6) years from and after the Teton Merger Effective Time, Parent and the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers or provide substitute policies for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries as of the date of this Agreement and as of the Teton Merger Effective Time, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Teton Merger Effective Time (regardless of when such claims are brought) (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’, employment practices and fiduciary liability insurance) (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Teton Merger Effective Time (which the Company shall be permitted to purchase prior to the Teton Merger Effective Time, subject to the cap described in the preceding sentence), which policies provide such directors and officers with coverage for an aggregate period of at least six (6) years from and after the Teton Merger Effective Time with respect to claims arising from facts or events that occurred on or before the Teton Merger Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Teton Merger Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(d) In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.9.
(e) The obligations under this Section 6.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns), it being expressly agreed that the Covered Persons (including their respective successors and assigns) shall be third party beneficiaries of this Section 6.9. In the event of any breach by the Surviving Company or Parent of this Section 6.9, the Surviving Company shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.9 as such fees are incurred, upon the written request of such Covered Person.
Section 6.10 Section 16 Matters. Prior to the Teton Merger Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.11 Transaction Litigation. Each party hereto shall promptly (and in any event within two (2) Business Days) notify the other parties hereto in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Teton Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or Proceedings as may be reasonably requested).
Section 6.12 Obligations of Teton Merger Sub and Parent. Parent shall cause Teton Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. Immediately after the execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its organizational documents, in its capacity as sole stockholder of Teton Merger Sub, a written consent adopting this Agreement. Such consent shall not be modified or rescinded and Parent shall deliver such consent to the Company promptly upon the execution thereof.
Section 6.13 Other Investors. Prior to the Teton Merger Effective Time and except with respect to the Restructuring, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain directly any common or preferred equity interests (or rights to obtain any common or preferred equity interests) in Parent or any Person of which Teton Merger Sub is a direct or indirect Subsidiary, unless, in each case, the obtaining of such common or preferred equity interests or rights to obtain such common or preferred equity interests would not, in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Teton Merger Sub to perform its obligations under this Agreement (including under Section 6.6) or to consummate the Teton Merger, or of each Investor to perform its respective obligations under the Guarantee or of each Preferred Securities Investor to perform its respective obligations under and consummate the transactions contemplated by the Preferred Securities Commitment Letter.
Section 6.14 Stock Exchange Delisting; Deregistration. Prior to the Teton Merger Effective Time, the Company and, following the Teton Merger Effective Time, Parent and the Surviving Company, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the Company Common Stock from the New York Stock Exchange as promptly as practicable after the Teton Merger Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.
Section 6.15 Financing and Financing Cooperation.
(a) Parent and Teton Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the Financing in an amount sufficient to fund the Financing Amount (giving effect, on the Closing Date, to the amount of Available Cash) on the date upon which the Teton Merger is required to be consummated pursuant to the terms hereof and on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Commitment Letters and any related fee letters (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions (including any “flex” provisions) set forth in the Commitment Letters, subject to the Prohibited Modifications), including by using their respective reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing) with respect to the Debt Financing on the terms and subject only to the conditions (including, as necessary, “flex” provisions contained in any fee letter) contemplated by the Debt Commitment Letter and the related fee letter (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions (including any “flex” provisions) set forth in the Debt Commitment Letter, subject to the Prohibited Modifications) (the “Definitive Agreements”) and (iii) after taking into account the timing of the Marketing Period, satisfy on a timely basis all conditions to funding that are applicable to Parent or Teton Merger Sub in the Commitment Letters and the Definitive Agreements that are within their (or any of their respective controlled Affiliates’) control (or, if deemed advisable by Parent, seek the waiver of conditions applicable to Parent and Teton Merger Sub contained in the Commitment Letters and such Definitive Agreements) and comply with its obligations thereunder. Parent and Teton Merger Sub shall use their respective reasonable best efforts to comply with their obligations, and enforce their rights, under the Commitment Letters and Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in any Commitment Letter or the Definitive Agreements (other than the consummation of the Teton Merger, those conditions that by their nature are to be satisfied or waived at Closing, but which conditions are capable of being satisfied, and, with respect to the Debt Financing, the availability of the Preferred Securities Financing) have been satisfied or waived, Parent shall use its reasonable best efforts to cause the Debt Financing Parties and Preferred Securities Investors, as applicable, to comply with their respective obligations thereunder, including to fund the Financing.
(b) Parent shall not without the prior written consent of the Company: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters or the Definitive Agreements if such amendment, modification or waiver (A) adds new (or adversely modifies any existing) conditions to the consummation of the Financing required to satisfy the Financing Amount, (B) reduces the aggregate principal amount of the Financing to an amount below the amount necessary to satisfy the Financing Amount (giving effect, on the Closing Date, to the amount of Available Cash), (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (D) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Teton Merger and the other transactions contemplated by this Agreement (clauses (A)-(D), collectively, the “Prohibited Modifications”) (provided, that Parent may, without the Company’s prior written consent, (1) amend, supplement or otherwise modify (x) the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not effect a Prohibited Modification or (y) the Preferred Securities Commitment Letter to (i) increase the amount of Preferred Securities Financing available thereunder or (ii) add parties thereto that have not executed the Preferred Securities Commitment Letter as of the date of this Agreement, in accordance with the terms and conditions of the Preferred Securities Commitment Letter, so long as any such addition would not effect a Prohibited Modification and/or (2) otherwise replace or amend the Debt Commitment Letter so long as any such replacement or amendment would not effect a Prohibited Modification); or (ii) terminate any Commitment Letter or any Definitive Agreement. Parent shall promptly notify the Company of any such amendment, modification, waiver or replacement and deliver to the Company copies of any such amendment, modification, waiver or replacement. For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any replacement, amended or modified debt financing arranged in compliance herewith and the term “Debt Financing” shall be deemed to include any replacement, amended or modified debt financing obtained in compliance herewith.
(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent will (i) subject to Section 6.15(d)(ii) below, use reasonable best efforts to arrange and obtain, as promptly as reasonably practicable, alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, to pay the Financing Amount) from the same or other sources on terms and conditions (including market “flex” provisions) that are not materially less favorable to Parent and Teton Merger Sub than the terms and conditions set forth in the Debt Commitment Letter as of the date hereof (after giving effect to any market “flex” provisions therein) and (ii) promptly notify the Company of such unavailability and the reason therefor. In furtherance of and not in limitation of the foregoing, in the event that (A) any portion of the Debt Financing structured as permanent financing is unavailable, regardless of the reason therefor, (B) all conditions contained in Section 7.1 and Section 7.2 have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied, and (y) those conditions the failure of which to be satisfied is attributable to a breach of this Agreement by Parent or any of the other Parent Restructuring Entities with respect to the representations, warranties, covenants or agreements applicable to Parent, the other Parent Restructuring Entities or their respective Affiliates contained in this Agreement) and (C) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 6.15(c)) are available on the terms and conditions described in the Debt Commitment Letter, then Parent shall use its reasonable best efforts to cause the proceeds of such bridge financing to be used promptly in lieu of such affected portion of the permanent financing. For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative debt financing arranged in compliance herewith and the term “Debt Financing” shall be deemed to include any alternative debt financing obtained in compliance herewith. Parent shall provide the Company with prompt notice in writing of any actual or threatened (in writing) breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of which Parent is aware and a copy of any written notice or other written communication from any Debt Financing Party or other financing source with respect to any such actual or threatened breach, default, termination or repudiation by any party to any Commitment Letter or any Definitive Agreement of any provision thereof that is received by Parent (i) relating to the availability of the Financing or any condition to the consummation of the Financing or (ii) that could reasonably be expected to (A) reduce the aggregate principal amount of the Financing to an amount below the amount necessary to satisfy the Financing Amount (giving effect, on the Closing Date, to the amount of Available Cash), (B) adversely affect the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements or (C) prevent, impede or materially delay the Closing. Parent shall, upon the request of the Company, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing.
(d) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Teton Merger Sub, the other Parent Restructuring Entities, the Investors or any of their respective Affiliates be a condition to any of Parent’s or Teton Merger Sub’s (or any of the other Parent Restructuring Entities’) obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.15 will require, and in no event will the reasonable best efforts of Parent or Teton Merger Sub be deemed or construed to require, either Parent or Teton Merger Sub to (i) seek the Preferred Securities Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Preferred Securities Commitment Letter or (ii) pay any material fees, original issue discount or interest coupons, as applicable, or agree to any prepayment premiums, in each case, in excess of those contemplated by the Preferred Securities Commitment Letter or the Debt Commitment Letter (after giving effect to any market “flex” provisions therein).

(e) Subject to Section 6.16(d), the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to use their reasonable best efforts to provide, all cooperation reasonably requested by Parent or Teton Merger Sub necessary and customary for the arrangement of the Debt Financing, including using reasonable best efforts to:
(i) assist in preparation for and participate (and cause senior management and representatives of the Company and its Subsidiaries to participate) in a reasonable number of lender and investor meetings (including meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the Debt Financing), calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable advance notice and at mutually agreeable dates and times and assist Parent in obtaining ratings as contemplated by the Debt Financing;
(ii) assist with Parent’s and the Debt Financing Parties’ preparation of materials for rating agency presentations and bank books, lender and investor presentations, offering memoranda, private placement memoranda, prospectuses, bank information memoranda, and other marketing documents required in connection with the Debt Financing, including reviewing and commenting on Parent’s draft of (x) a business description and (y) “Management’s Discussion and Analysis” of the financial statements to be included in offering documents contemplated by the Debt Financing and delivering customary authorization letters (authorizing the distribution of information to prospective lenders and containing customary representations with respect to the presence or absence of material nonpublic information about the Company and its Subsidiaries and regarding the accuracy of the information provided by, or with respect to, the Company and its Subsidiaries), executed by or on behalf of the Company;
(iii) as promptly as reasonably practicable, (A) furnish Parent with the Required Information that is Compliant and (B) inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is reasonably probable;
(iv) assist Parent with its preparation of projections and pro forma financial information (including pro forma financial statements) of the type customarily included in offering documents or marketing materials for debt financings similar to the Debt Financing, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries;
(v) execute and deliver as of the Closing (but, except as otherwise expressly required pursuant to Section 6.16, not prior to the Closing) any credit agreements, indentures, pledge, guarantee and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Parties (including a certificate of the chief financial officer of the Company with respect to the solvency of the Company and its Subsidiaries (but not Parent and its Subsidiaries (other than the Company and its Subsidiaries)) on a consolidated basis in the form set forth as an annex to the Debt Commitment Letter) and otherwise reasonably facilitate the granting of security interests (and perfection thereof) in collateral in respect of the Debt Financing, it being understood that the effectiveness of such documents shall be conditioned upon, or become operative only after, the occurrence of the Teton Merger Effective Time;
(vi) cause the Company’s independent auditors to (A) furnish customary consents for use of their auditor opinions in any materials related to any non-convertible, high-yield debt securities issued in lieu of all or a portion of the Debt Financing, (B) provide, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act in lieu of all or a portion of the Debt Financing) and (C) attend a reasonable number of accounting due diligence sessions and drafting sessions; and
(vii) furnish Parent promptly (and in any event at least three Business Days prior to the Closing Date) with all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and the requirements of 31 C.F.R. §1010.230, to the extent reasonably requested by Parent in writing at least seven Business Days prior to the Closing Date.
(f) The Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to update any Required Information provided to Parent and the Debt Financing Parties as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease pursuant to the definition of “Marketing Period”, in each case prior to the completion of the Marketing Period.
(g) For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under this Section 6.15 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). The Company agrees to use reasonable best efforts to file all reports on (i) Form 10-K and Form 10-Q, (ii) to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K, and (iii) to the extent that the failure to file any Form 8-K would result in the Required Information containing material non-public information with regard to the Company and its Subsidiaries, such other Form 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries, which Parent reasonably determines (and the Company does not reasonably object) to include in a customary offering document or marketing materials for the Debt Financing, then, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall file such Current Report on Form 8-K.
(h) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(i) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its representatives pursuant to this Section 6.15 shall be kept confidential in accordance with the applicable Confidentiality Agreement; provided, that Parent shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.
Section 6.16 Cooperation as to Certain Indebtedness.
(a) Parent or one of its Subsidiaries may (a) commence and conduct one or more offers to purchase, including any offer required to be made in connection with any “Change of Control” or equivalent term (each as defined in the applicable Indenture governing each series of Existing Company Notes), tender offers or exchange offers with respect to any or all of the outstanding aggregate principal amount of the Existing Company Notes identified by Parent to the Company prior to, on or after the date hereof on terms that are acceptable to Parent (the “Offers to Purchase”) and/or (b) solicit the consent of the holders of debt issued under the Indentures regarding certain proposed amendments to the applicable Indenture (the “Consent Solicitations” and, together with the Offers to Purchase, if any, the “Company Note Offers and Consent Solicitations”); provided that the closing of any such Offers to Purchase shall not occur, and the amendments in connection with any such Consent Solicitations shall not become operative (although any supplemental indentures entered into in connection with any such Consent Solicitations may become effective upon execution), prior to the Closing; provided, further, that the consummation of any Company Note Offers and Consent Solicitations shall not be a condition to the Closing. Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the applicable Indenture and applicable Laws, including applicable SEC rules and regulations. Parent will reasonably consult with the Company regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any relevant tender or consent deadlines. Parent shall not be permitted to commence any applicable Company Note Offers and Consent Solicitations until Parent shall have provided the Company with the related offer to purchase, consent solicitation statement, letter of transmittal, if any, or press release, if any, in connection therewith, and each other material document relevant to the transaction that will be distributed by the Parent in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent commencing the applicable Offer to Purchase or Consent Solicitation to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute one or more supplemental indentures to the applicable Indenture in accordance with the terms thereof amending the terms and provisions of such Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (each, a “Company Supplemental Indenture”), which such supplemental indentures shall become effective upon the execution thereof but shall not become operative until the Teton Merger Effective Time, and the Company shall use reasonable best efforts to cause the trustee under each such Indenture to enter into such supplemental indentures. Subject to Section 6.16(d), the Company shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with any Company Note Offers and Consent Solicitations; provided that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Company Note Offers and Consent Solicitation (other than in connection with the execution of any Company Supplemental Indenture relating to the Consent Solicitations, with respect to which the Company shall deliver customary officer’s certificates (the “Company Indenture Officers’ Certificates”) and counsel to the Company shall provide customary legal opinions, in each case, to the trustee under each applicable Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than any Company Supplemental Indenture described in the immediately preceding sentence. The solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. If, at any time prior to the completion of the Company Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of the Company outstanding under the applicable Indenture.
(b) If requested by Parent, in lieu of or in addition to Parent commencing or closing any Company Note Offer and Consent Solicitation for any series of Existing Company Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Existing Company Notes and the applicable Indenture, to (A) issue a notice of redemption (“Company Redemption Notice”) for all or portion of the outstanding aggregate principal amount of such series of Existing Company Notes, pursuant to the redemption provisions of the applicable Indenture, which notice of redemption shall be expressly conditioned on the occurrence of the Closing and (B) take any other actions reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of any series of Existing Company Notes at the Teton Merger Effective Time pursuant to the redemption and satisfaction and discharge provisions of the applicable Indenture and the other provisions of the Indenture applicable thereto, provided that, for the avoidance of doubt, no such Redemption (as defined below) shall be effective prior to the Teton Merger Effective Time and provided further that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Redemption (except that the Company shall deliver customary officers’ certificates (each, a “Company Redemption Officers’ Certificate”) and (solely to the extent the trustee under the applicable Indenture requires an opinion of counsel to the Company) counsel to the Company shall provide customary legal opinions, in each case, to the trustee under each applicable Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered). If a notice of conditional redemption or satisfaction and discharge is given, Parent shall ensure that at the Teton Merger Effective Time, so long as the applicable conditions of such redemption or satisfaction and discharge are satisfied, the Company has all funds necessary in connection with any such redemption or satisfaction and discharge. The redemption or satisfaction and discharge of any series of Existing Company Notes pursuant to this clause (b) are referred to collectively as the “Redemption” of such series of Existing Company Notes.
(c) Subject to Section 6.16(d), the Company shall, and shall cause its Subsidiaries to, deliver, in each case, prior to the Closing Date (and as more specifically stated below), all notices and to take all other actions reasonably requested by Parent to facilitate (A) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent Parent shall not have entered into an alternative arrangement with the issuing bank) of all amounts and other obligations then outstanding under and (B) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of (such repayments and terminations, the “Existing Credit Facilities Termination”) the Credit Agreement, including by providing to the Parent a payoff letter from the agent under the Credit Agreement, in form and substance reasonably satisfactory to Parent, which payoff letter shall, among other things, (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and any other monetary obligations then due and payable under the Credit Agreement (the “Payoff Amount”), (ii) provide that upon receipt of the Payoff Amount under the payoff letter, such indebtedness and all related loan documents (or similar agreements) shall be terminated and (iii) provide that all security interests (if any) granted to secure the obligations under the Credit Agreement and guarantees by Subsidiaries of the Company under the Credit Agreement shall be released and terminated upon receipt of the Payoff Amount. Parent shall provide all funds required to effect the Existing Credit Facilities Termination; provided that the Existing Credit Facilities Termination and any notices related thereto shall be expressly conditioned on the Closing.
(d) Notwithstanding the foregoing or anything to the contrary set forth in Section 6.15 or this Section 6.16, neither the Company nor any of its Affiliates shall be required to (i) take or permit the taking of any action pursuant to Section 6.15 or this Section 6.16 that (A) would require the Company, its Affiliates or any Persons who are directors or officers of the Company or its Affiliates or any of their respective Representatives to pass resolutions or consents to approve or authorize the execution of the Debt Financing, any Company Note Offers and Consent Solicitations or any Redemption or execute or deliver any certificate, document, instrument, opinion, negative assurance letter or agreement or agree to any change or modification of any existing certificate, document, instrument, opinion, negative assurance letter or agreement (other than (w) authorization letters contemplated by Section 6.15(e)(ii), (x) to the extent required by Section 6.16(a), applicable Company Supplemental Indentures and related Company Indenture Officers’ Certificates and customary legal opinions in connection therewith, (y) to the extent required by Section 6.16(b), applicable Company Redemption Notices, notices of satisfaction and discharge and Company Redemption Officers’ Certificates and legal opinions in connection therewith and (z) to the extent required by Section 6.16(c), the applicable payoff letter and related notices) that is, in each case, effective prior to the Teton Merger Effective Time, (B) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (C) would require the Company or any of its Affiliates to (1) pay any commitment or other similar fee or (2) incur any other expense, liability or obligation in connection with the Debt Financing, any Company Note Offers and Consent Solicitations or

any Redemption prior to the Teton Merger Effective Time, in each case of this clause (2) that would not be reimbursed or indemnified in full by Parent in accordance with the last sentence of this Section 6.16(d), (D) would cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, or (E) would result in a violation or breach of, conflict with, or a default (with or without notice, lapse of time, or both) under any Material Contract to which the Company or any of its Subsidiaries is a party, the organizational documents of the Company or its Subsidiaries or any applicable Law; (ii) provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s legal counsel, jeopardize or cause a risk of loss or waiver of the attorney-client, attorney work product or other similar privilege of the Company or any of its Subsidiaries; provided, that in such instance the Company shall inform Parent of the general nature of the information being withheld and, on Parent’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcome described in this clause (ii); (iii) without otherwise limiting the obligations of the Company pursuant to Section 6.15 to assist Parent in Parent’s preparation of any materials that include any Excluded Information, prepare any Excluded Information or (iv) take or permit the taking of any action pursuant to Section 6.15 or this Section 6.16 that would unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries. Nothing contained in Section 6.15 or this Section 6.16 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or to commence any Company Note Offers and Consent Solicitations. Parent and Teton Merger Sub shall, on a joint and several basis, promptly upon request by the Company, reimburse the Company or any of its Affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by them or their respective Representatives in connection with such cooperation pursuant to Section 6.2(d), Section 6.15 and this Section 6.16 (whether or not the Teton Merger is consummated or this Agreement is terminated) and shall (on a joint and several basis) indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses, claims, damages, liabilities, reasonable out-of-pocket costs, reasonable and documented out-of-pocket attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred by them in connection with the arrangement of the Debt Financing, the Company Note Offers and Consent Solicitations or any Redemption, any action taken by them at the request of Parent or its representatives pursuant to Section 6.2(d), Section 6.15 and this Section 6.16 and any information used in connection therewith (other than information provided by the Company, its Subsidiaries or their respective Representatives), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or any of its Subsidiaries or their respective Representatives, as determined in a final and non-appealable judgement by a court of competent jurisdiction (the “Reimbursement Obligations”).
Section 6.17 Company Purpose, Programs and Goals. Parent acknowledges that: (a) the Company’s purpose includes serving the greater good of its communities and, driven by this purpose, the Company seeks to create positive societal change and impact through the reporting of its stations and its deeply held commitment to making its communities better places to live and work, (b) the Company’s values of inclusion, integrity, innovation, impact and results drive its stations and employees to be forces for positive change, (c) the Company is committed to journalistic integrity as demonstrated by the adoption of its Principles of Ethical Journalism, the launch and expansion of its VERIFY franchise to combat disinformation and its award-winning investigative journalism, (d) the Company is committed to fostering a diverse and inclusive culture, as evidenced by, among other things, its development of multi-year goals to increase Black, Indigenous and People of Color (“BIPOC”) representation in content teams, news leadership and management roles, the development and operation of its proprietary, multi-year inclusive journalism program that includes unconscious bias and inclusive reporting training, leadership training and content audits, and its launch of Company-wide unconscious bias and microaggression training for all employees, and (e) the Company is committed to managing its environmental impact responsibly and sustainably and educating the public through its journalism. Following the Closing, Parent intends to generally operate the Company’s business substantially consistently in accordance with this purpose and to use commercially reasonable efforts to maintain the aforementioned programs and goals. In furtherance of and not in limitation of the foregoing, Parent hereby commits to the Company’s 2025 goals to increase BIPOC representation as follows: (i) Content Teams: By year-end 2025, to increase the diversity of the Company’s content teams (news, digital and marketing employees) to reflect the aggregate BIPOC diversity of the communities the Company serves, which is approximately 36 percent; (ii) Content Leadership Roles: By year-end 2025, the Company aims to increase BIPOC representation in content leadership roles by 50 percent; and (iii) Management Roles: By year-end 2025, the Company aims to increase BIPOC representation across all management roles within the organization by 50 percent.
ARTICLE VII.

CONDITIONS TO THE TETON MERGER
Section 7.1 Conditions to Each Party’s Obligation to Effect the Teton Merger. The respective obligations of each party hereto to effect the Teton Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Teton Merger Effective Time of the following conditions:
(a) The Company Stockholder Approval shall have been obtained.
(b) No injunction or order by any court or other tribunal of competent jurisdiction in the United States shall have been entered and shall continue to be in effect and no Law in the United States shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Teton Merger.
(c) (i) The waiting periods applicable to the Teton Merger and the transactions contemplated by the Contribution Agreement under the HSR Act shall have expired or been terminated, and (ii) the FCC Consent shall have been granted by the FCC and shall be in effect as issued by the FCC or extended by the FCC.
Section 7.2 Conditions to Obligation of Parent and Teton Merger Sub to Effect the Teton Merger. The respective obligations of Parent and Teton Merger Sub to effect the Teton Merger are further subject to the fulfillment (or the waiver by Parent) at or prior to the Teton Merger Effective Time of the following conditions:
(a) (i) Other than Section 4.2(a), Section 4.2(b), Section 4.3 and Section 4.21, the representations and warranties of the Company set forth in Article IV (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be so true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(b) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, other than in each case for de minimis inaccuracies and (iii) the representations and warranties of the Company set forth in Section 4.3 and Section 4.21 shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date; provided, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) as of such date or period.
(b) The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Teton Merger Effective Time.
(c) Since September 30, 2021, there shall not have been any Change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing.
(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.
Section 7.3 Conditions to Obligation of the Company to Effect the Teton Merger. The obligation of the Company to effect the Teton Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Teton Merger Effective Time of the following conditions:
(a) (i) Other than Section 5.2, the representations and warranties of Parent and Teton Merger Sub (or the Parent Restructuring Entities, as applicable) set forth in Article V (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of the Parent Restructuring Entities set forth in Section 5.2 shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date; provided, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) as of such date or period.
(b) Parent and Teton Merger Sub and the other Parent Restructuring Entities shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Teton Merger Effective Time.
(c) Parent and Teton Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer of each of Parent and Teton Merger Sub, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) for each of Parent and Teton Merger Sub, respectively, and on behalf of the other Parent Restructuring Entities, have been satisfied.
ARTICLE VIII.

TERMINATION
Section 8.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Teton Merger Effective Time, whether before or after the Company Stockholder Approval (except as otherwise provided in this Agreement), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent, if the Teton Merger shall not have been consummated at or prior to 5:00 p.m. Eastern Time, on November 22, 2022 (the “Outside Date”); provided, that if as of the Outside Date any of the conditions set forth in Section 7.1(b) (solely if such condition has not been satisfied due to any Antitrust Law or the Communications Act or an order or injunction arising under any Antitrust Law or the Communications Act) or Section 7.1(c) shall not have been satisfied, the Outside Date may be extended by either the Company or Parent for a period of three (3) months by written notice to the other, and such date, as so extended, shall be the new Outside Date; provided, further, that if as of the extended Outside Date any of the conditions set forth in Section 7.1(b) (solely if such condition has not been satisfied due to any Antitrust Law or the Communications Act or an order or injunction arising under any Antitrust Law or the Communications Act) or Section 7.1(c) shall not have been satisfied, the Outside Date may be extended further only by the Company for a period of three (3) months by written notice to Parent, and such date, as so extended, shall be the new Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party if the failure of the Teton Merger to be consummated by such date was primarily attributable to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement; provided, further, that in the event (A) the Marketing Period has commenced but has not completed as of the Outside Date, the Outside Date may be extended (or further extended) by either the Company or Parent to the date (the “Extension Date”) that is three Business Days after the then-scheduled expiration date of the Marketing Period by written notice to the other at least one Business Day prior to the Outside Date or (B) the Marketing Period has commenced but has not completed as of the Outside Date and would subsequently be deemed not to have commenced under clause (b)(iii) of the second proviso set forth in the definition thereof solely as a result of any Required Information being not Compliant by virtue of becoming stale on or prior to the Extension Date, the Outside Date may be extended (or further extended) by either the Company or Parent for a period of up to 45 days by written notice to the other at least one Business Day prior to the Outside Date;
(c) (i) by either the Company or Parent, if an Order by a Governmental Entity of competent jurisdiction in the United States shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Teton Merger and such Order shall have become final and nonappealable or (ii) by the Company or Parent, if the FCC issues a Hearing Designation Order with respect to the Teton Merger or the transactions contemplated by the Contribution Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if such Order was primarily attributable to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;
(d) by either the Company or Parent, if the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained;
(e) by the Company, if Parent, Teton Merger Sub or the other Parent Restructuring Entities shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from the Company to Parent of such breach, inaccuracy or failure; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company if the Company is then in breach of any of its representations, warranties, covenants or other agreements such that Parent has the right to terminate this Agreement pursuant to Section 8.1(f) without giving effect to any cure right contained therein;
(f) by Parent, if the Company shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from Parent to the Company of such breach, inaccuracy or failure; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to Parent if Parent or Teton Merger Sub or any of the other Parent Restructuring Entities is then in breach of any of its representations, warranties, covenants or other agreements such that the Company has the right to terminate this Agreement pursuant to Section 8.1(e) without giving effect to any cure right contained therein;
(g) at any time prior to the receipt of the Company Stockholder Approval, by Parent in the event of a Company Adverse Recommendation Change;
(h) at any time prior to the receipt of the Company Stockholder Approval, by the Company, if: (i) the Company has received a Company Superior Proposal; (ii) the Company Board has authorized the Company to enter into a definitive agreement with respect to such Company Superior Proposal; (iii) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(a); and the Company has complied in all material respects with Section 6.3; or
(i) by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or validly waived (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied), (ii) Parent and Teton Merger Sub fail to consummate the Closing by the date upon which the Closing should have occurred pursuant to Section 2.2 (including with respect to the completion of the Marketing Period), (iii) the Company has provided irrevocable and unconditional notice to Parent at least three Business Days prior to such termination that (A) it is ready, willing and able to consummate the Closing and (B) solely for purposes of consummating the Closing, all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 7.3 in order to consummate the Closing and (iv) Parent and Teton Merger Sub fail to consummate the Teton Merger by the third Business Day after delivery of the notice described in the preceding clause (iii).
Section 8.2 Effect of Termination. Notwithstanding anything set forth herein to the contrary, in the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate immediately upon delivery of written notice by the terminating party and will be of no further force or effect, and there shall be no Liability of any party (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such party or such party’s Affiliates or any of the foregoing’s successors or assigns), except that the Confidentiality Agreements, the

Guarantee, the Reimbursement Obligations, this Section 8.2, Section 8.3 and Article IX shall survive any termination, in each case, in accordance with their respective terms and conditions (including the limitations set forth herein); provided, that subject in all respects to the limitations set forth in this Section 8.2, Section 8.3 and Section 9.17, nothing herein shall relieve any party from Liability for a willful breach of its covenants or agreements set forth in this Agreement prior to such valid termination or for fraud with respect to the representations and warranties contained in this Agreement prior to such valid termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the non-breaching party, including any willful breach, such damages may include, if proven and as determined by the court of competent jurisdiction, the benefit of the bargain lost by the non-breaching party). Subject to the foregoing and notwithstanding anything else in this Agreement to the contrary, (a) in no event will the Parent Related Parties, collectively, have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) in the aggregate in excess of the Maximum Parent Liability Amount and (b) in no event will the Company Related Parties, collectively, have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) in the aggregate in excess of the Maximum Company Liability Amount, in each case subject in all respects to the limitations set forth in Section 8.3(e) and Section 9.17.
Section 8.3 Termination Fees.
(a) Company Termination Fee. If (i) this Agreement is validly terminated (A) by Parent pursuant to Section 8.1(g) or (B) by the Company pursuant to Section 8.1(h) or (ii) (A) after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, a Company Takeover Proposal (substituting 50% for the 20% threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) shall have been publicly made or publicly disclosed (other than any disclosures by or on behalf of the Company regarding any Company Takeover Proposal made prior to the date of this Agreement), (B) thereafter this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(f) due to a breach of, or a failure to perform or comply with, (x) one or more covenants or agreements under this Agreement following the making of such Company Takeover Proposal or (y) Section 6.3 that leads to or results in such Company Takeover Proposal and (C) at any time on or prior to the date that is twelve months after the date of such termination, (x) the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to a Qualifying Transaction or (y) consummates a Qualifying Transaction (in each case, which need not be the same Qualifying Transaction that was made or disclosed prior to the termination hereof), then the Company shall pay Parent the Company Termination Fee in immediately available funds (1) in the case of clause (i), within one Business Day of such termination or (2) in the case of clause (ii), upon the earlier of the entry into a definitive agreement providing for such Qualifying Transaction and the consummation of such Qualifying Transaction. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(b) Parent Termination Fees.
(i) If this Agreement is validly terminated by the Company pursuant to Section 8.1(e) or Section 8.1(i), then Parent shall pay to the Company the Parent Financing Termination Fee in immediately available funds within one Business Day of such termination.
(ii) If this Agreement (A) is validly terminated pursuant to Section 8.1(b) and, at the time of such termination, any condition set forth in Section 7.1(b) (solely as it relates to any Antitrust Law or the Communications Act or if the order or injunction arises under any Antitrust Law or the Communications Act) or in Section 7.1(c) has not been satisfied, but all other conditions to the Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than (x) those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied and (y) those conditions the failure of which to be satisfied is primarily attributable to a breach by Parent, Teton Merger Sub or the other Parent Restructuring Entities of their representations, warranties, covenants or agreements contained in this Agreement), (B) is validly terminated pursuant to Section 8.1(c)(i) (solely if based on an Order arising under any Antitrust Law or the Communications Act) or pursuant to Section 8.1(c)(ii), or (C) is terminated pursuant to Section 8.1(e) due to Parent’s or

Teton Merger Sub’s or any other Parent Restructuring Entity’s breach of Section 6.6 which breach results in any condition set forth in Section 7.1(b) (solely as it relates to any Antitrust Law or the Communication Act or if the Order arises under any Antitrust Law or the Communications Act) or in Section 7.1(c) being incapable of being satisfied by the Outside Date, then Parent shall pay to the Company the Parent Regulatory Termination Fee (x) in the case of any such termination by Parent, in immediately available funds prior to or concurrently with, and as a condition to, such termination or (y) in the case of any such termination by the Company, within one Business Day of such termination.
(iii) In no event shall Parent be required to pay the Parent Financing Termination Fee or the Parent Regulatory Termination Fee on more than one occasion, or to pay both the Parent Financing Termination Fee and the Parent Regulatory Termination Fee. Notwithstanding anything herein to the contrary, if the Parent Financing Termination Fee and the Parent Regulatory Termination Fee both are payable, in each case, in accordance with Section 8.3(b), the higher of the Parent Regulatory Termination Fee and the Parent Financing Termination Fee shall be payable.
(c) Each of the parties hereto acknowledges that none of the Company Termination Fee, the Parent Financing Termination Fee or the Parent Regulatory Termination Fee is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such Company Termination Fee, Parent Financing Termination Fee or Parent Regulatory Termination Fee, as applicable, is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Each of the parties hereto acknowledges and agrees that in no event will the Company or Parent be required to pay the Company Termination Fee, the Parent Financing Termination Fee or the Parent Regulatory Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee, the Parent Financing Termination Fee or the Parent Regulatory Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events (it being agreed that if the Parent Financing Termination Fee and the Parent Regulatory Termination Fee both are payable, in each case, in accordance with Section 8.3(b), the higher of the Parent Regulatory Termination Fee and the Parent Financing Termination Fee shall be payable ).
(d) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Teton Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee, or if Parent fails to pay in a timely manner the Parent Financing Termination Fee or the Parent Regulatory Termination Fee, as applicable, then the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum (the “Enforcement Expenses”).
(e) Sole and Exclusive Remedy.
(i) If this Agreement is validly terminated pursuant to Section 8.1, (A) the Parent Financing Termination Fee or the Parent Regulatory Termination Fee shall become due and payable in accordance with Section 8.3(b), from and after such termination and payment of the Parent Financing Termination Fee or the Parent Regulatory Termination Fee, as applicable, in full pursuant to and in accordance with Section 8.3(b), none of the Parent Related Parties or the Debt Financing Related Parties will have any further Liability to any of (1) the Company and its Affiliates; and (2) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (1) and (2) collectively, the “Company Related Parties”) arising out of this Agreement for any matters forming the basis of such termination, and (B) in no event will any of the Company Related Parties obtain any monetary recovery or award (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) in excess of $272,000,000 plus the Enforcement Expenses and the Reimbursement Obligations (collectively, the “Maximum Parent Liability Amount”) against

(1) Parent, Teton Merger Sub, the Investors or the other Parent Restructuring Entities; or (2) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Debt Financing Related Parties, Affiliates (other than Parent, Teton Merger Sub, the Investors or the other Parent Restructuring Entities), members, managers, general or limited partners, stockholders and assignees of any of Parent, Teton Merger Sub, the Investors or the Restructuring Parties (the Persons in clauses (1) and (2), collectively, the “Parent Related Parties”), in each case other than as set forth in this Article VIII. Other than the Investors’ Liabilities, obligations and agreements under the Guarantee and the Preferred Securities Commitment Letter and other than the Liabilities, obligations and agreements of Parent, Teton Merger Sub and the other Parent Restructuring Entities under this Agreement, in no event will any Parent Related Party have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) to any Company Related Party arising out of this Agreement or the transactions contemplated hereby, including the Teton Merger. Notwithstanding the foregoing, this Section 8.3(e)(i) will not relieve any party from Liability with respect to the Confidentiality Agreements.
(ii) If this Agreement is validly terminated pursuant to Section 8.1, (A) the Company Termination Fee shall become due and payable in accordance with Section 8.3(a), from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with Section 8.3(a), none of the Company Related Parties will have any further Liability to any of Parent, Teton Merger Sub, the Investors, or any of the other Parent Related Parties arising out of this Agreement for any matters forming the basis of such termination and (B) in no event will any of the Parent Related Parties obtain any monetary recovery or award (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) in excess of $272,000,000 plus the Enforcement Expenses (collectively, the “Maximum Company Liability Amount”) against the Company Related Parties, in each case other than as set forth in this Article VIII. Other than the Liabilities, obligations and agreements of the Company under this Agreement, in no event will any Company Related Party have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) to any Parent Related Party arising out of this Agreement or the transactions contemplated hereby, including the Teton Merger. Notwithstanding the foregoing, this Section 8.3(e)(ii) will not relieve any party from Liability with respect to the Confidentiality Agreements.
ARTICLE IX.

MISCELLANEOUS
Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Teton Merger, except for covenants and agreements that contemplate performance after the Teton Merger Effective Time or otherwise expressly by their terms survive the Teton Merger Effective Time.
Section 9.2 Expenses; Transfer Taxes.
(a) Except as otherwise provided in this Agreement (including in Section 8.3), whether or not the Teton Merger is consummated, all costs and expenses incurred in connection with the Teton Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, that Parent and the Company shall each pay 50% of all filing fees payable with regard to the FCC Applications and under the HSR Act.
(b) Except as otherwise provided in Section 3.2(c), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Company Common Stock pursuant to the Teton Merger shall be borne by Parent or Teton Merger Sub and expressly shall not be a liability of holders of Company Common Stock.
Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
Section 9.4 Governing Law; Jurisdiction.
(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b) Each of the parties hereto irrevocably agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement and the rights and obligations arising in connection herewith, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns (“Actions”), exclusively in (i) the Delaware Court of Chancery, (ii) in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or other proceeding, the United States District Court for the District of Delaware or (iii) in the event (but only in the event) such courts identified in clauses (i) and (ii) do not have subject matter jurisdiction over such suit, action or other proceeding, any other Delaware state court (the “Chosen Courts”), and solely in connection with Actions (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 9.4 and any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts and (D) waives any objection that the Chosen Courts are an inconvenient forum, do not have jurisdiction over any party hereto or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties hereto is or may be subject, by suit upon such judgment. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
Section 9.5 Specific Enforcement. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (a) the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts (in the order expressed in Section 9.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity (provided, however, that the Company shall not be entitled to obtain specific performance to cause the Teton Merger to be consummated if the Parent Financing Termination Fee or Parent Regulatory Termination Fee, as applicable, has been paid to the Company in accordance with this Agreement), (b) the parties hereto waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties hereto shall waive, in any action for specific performance, the defense of adequacy of a remedy at law. The Company’s pursuit of an injunction, specific performance or other equitable remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its stockholders. It is explicitly agreed that, subject only to the next sentence of this Section 9.5, the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with (i) enforcing Parent’s and Teton Merger Sub’s obligations under this Agreement, including to consummate the Teton Merger and cause the Financing to be funded, and including to cause Parent to enforce the obligations of the Preferred Securities Investors under the Preferred Securities Commitment Letter in order to cause the Preferred Securities Financing to be timely funded and (ii) enforcing the Parent Restructuring Entities’ obligations under this Agreement and under the Restructuring Agreements in order to cause the Restructuring and the other transactions contemplated by the Restructuring Agreements to be consummated, in accordance with the terms and conditions set forth herein and therein. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to obtain an injunction, specific performance or other equitable remedies to require Parent (and Teton Merger Sub and the other Parent Restructuring Entities) to consummate the Teton Merger and cause the Preferred Securities Financing to be funded at the Closing and cause the Restructuring to be consummated (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies or the right of the Company to obtain any injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the following requirements: (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or (to the extent permissible under applicable Law and in accordance with the terms of this Agreement) waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (ii) (x) the Debt Financing has been (or will concurrently be) funded in full in accordance with the terms thereof or (y) the Debt Financing Entities have confirmed in writing to the Company and Parent that the Debt Financing will be funded in full at the Closing if the Preferred Securities Financing is funded at the Closing (provided, that, in the case of this clause (y) and subject to their obligations under Section 6.15, Parent and Teton Merger Sub shall not be required to draw down the Preferred Securities Financing or consummate the Closing if the Debt Financing is not in fact (or will not concurrently be) funded at the Closing), (iii) Parent and Teton Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (iv) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Preferred Securities Financing and Debt Financing are funded, then the Company is prepared, willing and able to effect the Closing, and (v) Parent and Teton Merger Sub fail to complete the Closing within three Business Days after delivery of the Company’s irrevocable written confirmation referred to in the foregoing clause (iv).
Section 9.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received (with confirmation of receipt) when sent by email by the party to be notified; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:
To CMG, CMG Media, CMG Newco 1, CMG Newco 2 or CNM Merger Sub:

c/o CMG Media Corporation
1601 W. Peachtree St. NE
Atlanta, Georgia 30309
Attention:	Daniel York; Eric D. Greenberg
Email:	dan.york@cmg.com; eric.greenberg@cmg.com

with a copy (which shall not constitute notice) to:

Paul, Weiss Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Taurie M. Zeitzer; Brian Scrivani
Email:	tzeitzer@paulweiss.com; bscrivani@paulweiss.com

and

Cooley LLP
1299 Pennsylvania Avenue, NW
Washington, DC 20004
Attention:	Michael Basile
Email:	mdbasile@cooley.com

To CMM or the SG Holders:

c/o Standard General L.P.
767 Fifth Avenue, 12th Floor
New York, New York 10153
Attention:	Gail Steiner
Email:	gsteiner@standgen.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:	Philip Richter; Warren de Wied; Roy Tannenbaum
Email:	philip.richter@friedfrank.com; warren.dewied@friedfrank.com;
roy.tannenbaum@friedfrank.com

and

Pillsbury Winthrop Shaw Pittman LLP
1200 Seventeenth Street
NW Washington, DC 20036
Attention:	Scott Flick
Email:	scott.flick@pillsburylaw.com

To Parent, Midco or Opco:

Teton Parent Corp.
1601 W. Peachtree St. NE
Atlanta, Georgia 30309
Attention:	Daniel York; Eric D. Greenberg
Email:	dan.york@cmg.com; eric.greenberg@cmg.com

with a copy (which shall not constitute notice) to:

Paul, Weiss Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Taurie M. Zeitzer; Brian Scrivani
Email:	tzeitzer@paulweiss.com; bscrivani@paulweiss.com

and

Cooley LLP
1299 Pennsylvania Avenue, NW
Washington, DC 20004
Attention:	Michael Basile
Email:	mdbasile@cooley.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:	Philip Richter; Warren de Wied; Roy Tannenbaum
Email:	philip.richter@friedfrank.com; warren.dewied@friedfrank.com;
roy.tannenbaum@friedfrank.com

and

Pillsbury Winthrop Shaw Pittman
LLP 1200 Seventeenth Street NW
Washington, DC 20036
Attention:	Scott Flick
Email:	scott.flick@pillsburylaw.com

To the Company:

TEGNA Inc.
8350 Broad Street
Suite 2000
Tysons, Virginia 22102
Attention:	Akin S. Harrison
Email:	AHarrison@tegna.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Andrew R. Brownstein, Esq.
Igor Kirman, Esq.
Victor Goldfeld, Esq.
Viktor Sapezhnikov, Esq.
Email:	ARBrownstein@wlrk.com
IKirman@wlrk.com
VGoldfeld@wlrk.com
VSapezhnikov@wlrk.com
or to such other address as any party hereto shall specify by written notice so given.
Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, that each of Teton Merger Sub and Parent may assign any of their rights hereunder to (a) a wholly owned direct or indirect Subsidiary of Parent, without the prior written consent of the Company, but no such assignment shall relieve Parent or Teton Merger Sub of any of its obligations hereunder or (b) to any Debt Financing Party pursuant to the terms of the Debt Financing solely for purposes of creating a security interest herein or otherwise assigning as collateral is respect of the Debt Financing, but no such assignment shall relieve Parent or Teton Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.
Section 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.10 Entire Agreement. This Agreement (together with the exhibits hereto, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreements constitute the entire agreement of the parties hereto and supersede all prior agreements (except the Confidentiality Agreements, each of which shall survive in accordance with its terms) and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.
Section 9.11 Amendments; Waivers. At any time prior to the Teton Merger Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, on the one hand, and Parent and Teton Merger Sub (on their own behalf and on behalf of the Parent Restructuring Entities, if applicable), on the other hand; provided, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties hereto only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third-Party Beneficiaries. Each of the Parent Restructuring Entities and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, (i) each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon Section 6.9; (ii) prior to the Teton Merger Effective Time, each holder of shares of Company Common Stock or Company Equity Awards shall be an express third-party beneficiary of and shall be entitled to rely on this Agreement for the purpose of pursuing claims for damages (which may include, if proven and as determined by a court of competent jurisdiction, damages based on the loss of the economic benefits of the Teton Merger, taking into account the amount of the Merger Consideration) under this Agreement in the event of a breach of this Agreement by Parent or any other Parent Restructuring Entity (provided, that the rights granted under this clause (ii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of such holders, and any amounts received by the Company in connection therewith may be retained by the Company); and (iii) following the Teton Merger Effective Time, each former stockholder of the Company as of immediately prior to the Teton Merger Effective Time shall be an express third-party beneficiary of and shall be entitled to rely on Article III and shall be entitled to obtain the Merger Consideration to which it is entitled for its shares of Company Common Stock pursuant to this Agreement.
Section 9.14 Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, Company on behalf of itself, its Subsidiaries and each of the Company Related Parties hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Debt Financing Parties or any of their respective affiliates, or any of their and their affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, shareholders, general or limited partners, managers, members, controlling persons, attorneys, advisors or partners or any of their respective successor or assigns (in each case, excluding the Investors (in their capacities as such), Parent and Teton Merger Sub) (collectively all of the foregoing persons mentioned in this clause (a) that are not so excluded pursuant to the immediately preceding parenthetical phrase, the “Debt Financing Related Parties”), arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court; (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing; (c) agrees not to bring or support, or permit any Company Related Party to bring or support, any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) agrees that service of process upon any Company Related Party in any such proceeding shall be effective if notice is given in accordance with Section 9.7; (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court; (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (g) agrees that none of the Debt Financing Related Parties will have any liability to Company or any other Company Related Party (in each case, other than Parent and its Subsidiaries as expressly set forth in the Debt Commitment Letter) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (h) agrees that the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.14 and Section 8.3(e), and that such provisions shall not be amended in any way adverse to the Debt Financing Related Parties without the prior written consent of the Debt Financing Entities.

Section 9.15 Interpretation. (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (c) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (d) the word “or” shall not be deemed to be exclusive; (e) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”; (f) all references herein to “$” or “dollars” shall be to U.S. dollars; (g) references to “written” or “in writing” include in electronic form; (h) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein; (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related rules and regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related rules and regulations thereunder and published interpretations thereof, in each case, as of such date; (n) to the extent that any covenant or agreement in this Agreement requires an Affiliate of any party hereto to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate to take or omit to take such action, whether or not such covenant or agreement expressly so states; and (o) any reference to any documents or information “furnished,” “provided” or “made available” by the Company shall mean such documents and information as are included in the electronic data room administered by or on behalf of the Company by 11:59 p.m. Eastern Time on the date that is one (1) day prior to the date of this Agreement. Each of the parties hereto has participated in the drafting and negotiation of this Agreement and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 9.16 Disclosure Schedule Matters. All capitalized terms not defined in the Company Disclosure Schedule or Parent Disclosure Schedule (as applicable, the “Disclosure Schedule”) shall have the meanings assigned to them in this Agreement. The Disclosure Schedule shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Disclosure Schedule shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Schedule relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Schedule is expressly made to such other part in the Disclosure Schedule, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Disclosure Schedule shall not be deemed to constitute an admission by the Company or Parent, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company or Parent, as applicable, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation by the Company or Parent, as applicable, of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.17 Non-Recourse. Each party hereto agrees, on behalf of itself and its controlled Affiliates (and in the case of the Company, the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, controlled Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its controlled Affiliates), that all Proceedings, claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, limited liability company or other entity veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or any other agreement referenced herein or contemplated hereby or the transactions contemplated hereunder or thereunder (including the Financing), (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein or contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (c) any breach or violation of this Agreement or any other agreement referenced herein or contemplated hereby and (d) any failure of the Teton Merger or any other transactions contemplated hereunder or under any other agreement referenced herein or contemplated hereby (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (or any other agreement referenced herein or contemplated hereby, as applicable) and in accordance with, and subject to the terms of, this Agreement (or any other agreement referenced herein or contemplated hereby, in each case as applicable). In furtherance and not in limitation of the foregoing, and notwithstanding anything to the contrary contained in this Agreement or any other agreement referenced herein or contemplated hereby, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective controlled Affiliates (including the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, controlled Affiliates, members, managers, general or limited partners, stockholders and assignees of each of such party and its controlled Affiliates), that no recourse under this Agreement or any other agreement referenced herein or contemplated hereby or in connection with the Teton Merger or any other transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, and no other Person, shall have any Liabilities or obligations (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, limited liability company or other entity veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned non-parties, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case (for clarity) except for (and without in any manner limiting or applying to) claims or any other remedies that the Company may assert, pursue or obtain (i) against any Person that is party to, and pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against each Investor under, and pursuant to the terms and conditions of, the Guarantee, (iii) against each Investor in accordance with, and pursuant to the terms and conditions of, the Preferred Securities Commitment Letter, including for specific performance or other equitable relief of its obligation to fund its committed portions of the Preferred Securities Financing subject to the terms and conditions thereof, or (iv) against Parent or Teton Merger Sub or any other Parent Restructuring Entity under, and pursuant to the terms and conditions of, this Agreement or the Contribution Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
COMPANY:

TEGNA INC.

By:	/s/ David T. Lougee
Name:	David T. Lougee
Title:	President and Chief Executive Officer
PARENT:

TETON PARENT CORP.

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

TETON MERGER SUB:

TETON MERGER CORP.

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer
CNM:

COMMUNITY NEWS MEDIA LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Managing Member

CNM HOLDINGS:

CNM TELEVISION HOLDINGS I LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Managing Member
CMG:

CMG MEDIA CORPORATION

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

CMG MEDIA:

CMG MEDIA OPERATING COMPANY, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CMG NEWCO 1:

CMG FARNSWORTH TELEVISION HOLDINGS, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CMG NEWCO 2:

CMG FARNSWORTH TELEVISION OPERATING COMPANY, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer
SG HOLDERS:

SGCI HOLDINGS III LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Managing Member

P STANDARD GENERAL LTD.

By:	Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

STANDARD GENERAL MASTER FUND L.P.

By:	Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

STANDARD GENERAL MASTER FUND II L.P.

By:	Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

STANDARD GENERAL FOCUS FUND L.P.

By:	Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer
MIDCO:

TETON MIDCO CORP.

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

OPCO:

TETON OPCO CORP.

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CNM MERGER SUB:

CMG FARNSWORTH TELEVISION ACQUISITION COMPANY, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXECUTION VERSION
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is entered into as of March 10, 2022, by and among TEGNA Inc., a Delaware corporation (the “Company”), Teton Parent Corp., a Delaware corporation and an indirect wholly owned Subsidiary of CMG (as defined below) (“Parent”), Teton Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Teton Merger Sub”) and, (i) solely for purposes of certain provisions specified in the Merger Agreement (as defined below) and the Amendment, Community News Media LLC, a Delaware limited liability company (“CNM”), CNM Television Holdings I LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CNM (“CNM Holdings”), SGCI Holdings III LLC, a Delaware limited liability company (“SGCI”), P Standard General Ltd., a British Virgin Islands exempted company (“PSG”), Standard General Master Fund L.P., a Cayman Islands limited partnership (“SG I”), Standard General Master Fund II L.P., a Cayman Islands limited partnership (“SG II”), and Standard General Focus Fund L.P., a Delaware limited partnership (“SG Focus”, and together with SGCI, PSG, SG I and SG II, the “SG Holders”), CMG Media Corporation, a Delaware corporation (“CMG”), CMG Media Operating Company, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CMG (“CMG Media”), CMG Farnsworth Television Holdings, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CMG Media (“CMG Newco 1”), CMG Farnsworth Television Operating Company, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of CMG Newco 1 (“CMG Newco 2”), Teton Midco Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Midco”), Teton Opco Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Midco (“Opco”) and CMG Farnsworth Television Acquisition Company, LLC, a Delaware limited liability company and a wholly owned Subsidiary of CMG (“CNM Merger Sub” and together with Parent, Teton Merger Sub, CNM, CNM Holdings, the SG Holders, CMG, CMG Media, CMG Newco 1, CMG Newco 2, Midco and Opco, collectively, the “Parent Restructuring Entities”), (ii) solely for purposes of certain provisions specified in the Merger Agreement and the Amendment, CNM and CMG (Parent, Teton Merger Sub, CNM and CMG are collectively referred to as the “Parent Entities”) and (iii) solely for purposes of certain provisions specified in the Merger Agreement and the Amendment, Parent, Teton Merger Sub, CMG and CMG Newco 2 (the “Post-Closing Transfer Agreement Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
R E C I T A L S
WHEREAS, on February 22, 2022, the parties hereto entered into that certain Agreement and Plan of Merger (the “Merger Agreement”); and
WHEREAS, the parties hereto desire to adopt certain amendments to the terms of the Merger Agreement, in accordance with Section 9.11 of the Merger Agreement.
NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:
1. Amendment to Preamble. The Merger Agreement is hereby amended by deleting the Preamble in its entirety and replacing it as follows:
“This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2022, is by and among TEGNA Inc., a Delaware corporation (the “Company”), Teton Parent Corp., a Delaware corporation and an indirect wholly owned Subsidiary of CMG (as defined below) (“Parent”), Teton Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Teton Merger Sub”) and, solely for purposes of (i) Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 6.5(f), Section 6.6(a), Section 6.6(c), Section 6.6(d), Section 6.6(g), Section 6.6(h), Section 6.6(j) and, solely to the extent related to such Sections, Article IX, Community News Media LLC, a Delaware limited liability company (“CNM”), CNM Television Holdings I LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CNM (“CNM Holdings”), SGCI Holdings III LLC, a Delaware limited liability company (“SGCI”), P Standard General Ltd., a British Virgin Islands exempted company (“PSG”), Standard General Master Fund L.P., a Cayman Islands limited partnership (“SG I”), Standard General Master Fund II L.P., a Cayman Islands limited partnership (“SG II”), and Standard General Focus Fund L.P., a Delaware limited partnership (“SG Focus”, and together with

SGCI, PSG, SG I and SG II, the “SG Holders”), CMG Media Corporation, a Delaware corporation (“CMG”), CMG Media Operating Company, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CMG (“CMG Media”), CMG Farnsworth Television Holdings, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CMG Media (“CMG Newco 1”), CMG Farnsworth Television Operating Company, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of CMG Newco 1 (“CMG Newco 2”), Teton Midco Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Midco”), Teton Opco Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Midco (“Opco”) and CMG Farnsworth Television Acquisition Company, LLC, a Delaware limited liability company and a wholly owned Subsidiary of CMG (“CNM Merger Sub” and together with Parent, Teton Merger Sub, CNM, CNM Holdings, the SG Holders, CMG, CMG Media, CMG Newco 1, CMG Newco 2, Midco and Opco, collectively, the “Parent Restructuring Entities”), (ii) Section 6.1(c), Section 6.6 and, solely to the extent related to such Section, Article IX, CNM and CMG (Parent, Teton Merger Sub, CNM and CMG are collectively referred to as the “Parent Entities”), and (iii) solely for purposes of Section 6.6 and, solely to the extent related to such Section, Article IX, Parent, Teton Merger Sub, CMG and CMG Newco 2 (the “Post-Closing Transfer Agreement Parties”).”
2. Amendments to Section 1.1.
(a) The definition of “FCC Applications” in Section 1.1 of the Merger Agreement is hereby amended by deleting in its entirety and replacing it as follows:
““FCC Applications” means those applications (including the Petition for Declaratory Ruling) required to be filed with the FCC to obtain the approvals of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the (a) transactions contemplated by this Agreement and the Contribution Agreement and (b) the Post-Closing Transfers; provided, that upon the occurrence of a Post-Closing Transfer Restriction with respect to any of the Post-Closing Transfers, the applicable Post-Closing Transfer(s) shall be excluded from this definition of FCC Applications.”
(b) Section 1.1 of the Merger Agreement is hereby amended by adding the following definition after the definition of “Person”:
““Post-Closing Transfer Agreements” means all agreements and instruments entered into by the Parent Restructuring Entities in connection with the Post-Closing Transfers, including those set forth on Annex A hereto.”
3. Amendment to Section 6.6. Section 6.6 of the Merger Agreement is hereby amended to include a new subclause (k) as follows:
“(k) For purposes of this Agreement, a “Post-Closing Transfer Restriction” shall have occurred if the FCC (or its staff) conveys to the parties with reasonable clarity that it will not grant the FCC Applications as a result of any of the Post-Closing Transfers or any of the Post-Closing Transfers do not receive HSR clearance after filing the necessary notification and report forms under the HSR Act and observing the applicable waiting period or extensions thereof. Upon the occurrence of a Post-Closing Transfer Restriction, (i) the applicable Post-Closing Transfer(s) will be excluded from the FCC Applications and the parties shall immediately withdraw, file, or amend the FCC Applications and any other related filings to give effect to this change (for clarity, in order to authorize the Merger without such Post-Closing Transfer(s)) and (ii) the Parent Restructuring Entities shall be required to comply with this Section 6.6 without relying on such Post-Closing Transfer(s). The Post-Closing Transfer Agreement Parties hereby agree that the Post-Closing Transfer Agreements shall specify (and shall, to the extent already entered into prior to the date hereof, be amended effective as of the date hereof to specify) that: (A) there shall be no conditions to the obligations of the Post-Closing Transfer Agreement Parties’ obligations to consummate the transactions contemplated by the applicable Post-Closing Transfer Agreements, other than (x) the approvals by the FCC and the expiration or termination of the applicable waiting period (or extension thereof) under the HSR Act of the applicable Post-Closing Transfers and (y) the consummation of the Teton Merger, (B) there shall be no rights of the Post-Closing Transfer Agreement Parties (or any other person) to terminate any Post-Closing Transfer Agreements other than upon the valid termination of the Merger Agreement and (C) Sections 8.01 and 8.02 of the Contribution Agreement shall apply, mutatis mutandis, to the Post-Closing Transfers, the Post-Closing Transfer Agreement Parties and the Post-Closing Transfer Agreements, in each case, subject to the exclusions and limitations set forth therein.”

4. Amendment to Section 6.6. Section 6.6 of the Merger Agreement is hereby amended to include a new subclause (l) as follows:
“(l) For purposes of this Section 6.6, (A) unless a Post-Closing Transfer Restriction has occurred and (B) except with respect to any obligation to consummate or make effective the Post-Closing Transfers prior to the Closing, (i) the definition of “Restructuring” shall include the Post-Closing Transfers, (ii) the definition of “Restructuring Agreements” shall include the Post-Closing Transfer Agreements and (iii) the definition of “Parent Restructuring Entities” shall include the Post Closing Transfer Agreement Parties, and, for the avoidance of doubt, each of the Post-Closing Transfer Agreement Parties agrees to comply with all obligations of the Parent Restructuring Entities contained in this Section 6.6 to the extent they apply to the Post-Closing Transfers and Post-Closing Transfer Agreements after giving effect to this Section 6.6(l) (for clarity, to the same extent as the Parent Restructuring Entities are required to comply with their obligations with respect to the Restructuring and the Restructuring Agreements). Without limiting the foregoing, without the Company’s prior written consent, each of the Post Closing Transfer Agreement Parties agrees to not amend, terminate or waive any provision of any of the Post-Closing Transfer Agreements if such amendment, termination or waiver is an amendment, termination or waiver of any section of the Post-Closing Transfer Agreements that relates to efforts to obtain regulatory approvals, closing conditions or the termination right of any party thereto.”
5. Amendment to Section 6.2(d). Section 6.2(d) of the Merger Agreement is hereby amended to include a new proviso at the end of the first sentence thereof as follows:
“; provided further that, notwithstanding anything in this Agreement or in any Post-Closing Transfer Agreement to the contrary, the VHF Assets (as defined in that certain Option Agreement, dated as of September 18, 2020, by and between Estrella Media, Inc. and WFAA-TV, Inc.) shall be excluded from (and shall not be a part of) any Post-Closing Transfer and any Post-Closing Transfer Agreement unless and until the Company provides its prior written consent for such VHF Assets to be included as part of the Post-Closing Transfers.”
6. Joinder. In consideration of the premises and the mutual agreements and covenants set forth herein and in the Merger Agreement, each of the Post-Closing Transfer Agreement Parties agrees to make the representations, and to comply with each of the covenants and obligations, applicable to the Post-Closing Transfer Agreement Parties (and where applicable, the Parent Restructuring Entities) as set forth in the Merger Agreement.
7. Merger Agreement Remains in Effect. Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Merger Agreement or the rights and obligations of the Parties. Without limiting the foregoing, each of the Parent Restructuring Entities agrees that nothing in this Amendment shall limit in any way any of the provisions of the Merger Agreement, including Section 6.6 thereof.
8. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.
9. Incorporation by Reference. Sections 9.3 (Counterparts; Effectiveness), 9.4 (Governing Law; Jurisdiction), 9.6 (WAIVER OF JURY TRIAL), 9.7 (Notices), 9.9 (Severability), 9.12 (Headings), 9.15 (Interpretation) and 9.17 (Non-Recourse) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
COMPANY:

TEGNA INC.

By:	/s/ Akin S. Harrison
Name:	Akin S. Harrison
Title:	Senior Vice President and General Counsel
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

PARENT:

TETON PARENT CORP.

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

TETON MERGER SUB:

TETON MERGER CORP.

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CNM:

COMMUNITY NEWS MEDIA LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Managing Member

CNM HOLDINGS:

CNM TELEVISION HOLDINGS I LLC

By: Community News Media LLC, its managing member

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Managing Member

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CMG:

CMG MEDIA CORPORATION

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CMG MEDIA:

CMG MEDIA OPERATING COMPANY, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CMG NEWCO 1:

CMG FARNSWORTH TELEVISION HOLDINGS, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CMG NEWCO 2:

CMG FARNSWORTH TELEVISION OPERATING COMPANY, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

SG HOLDERS:

SGCI HOLDINGS III LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Managing Member

P STANDARD GENERAL LTD.

By: Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

STANDARD GENERAL MASTER FUND L.P.

By: Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

STANDARD GENERAL MASTER FUND II L.P.

By: Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

STANDARD GENERAL FOCUS FUND L.P.

By: Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

MIDCO:

TETON MIDCO CORP.

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Exe bcutive Officer

OPCO:

TETON OPCO CORP.

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CNM MERGER SUB:

CMG FARNSWORTH TELEVISION ACQUISITION COMPANY, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

POST-CLOSING TRANSFER AGREEMENT PARTIES:

TETON PARENT CORP.

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

TETON MERGER CORP.

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CMG MEDIA CORPORATION

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CMG FARNSWORTH TELEVISION OPERATING COMPANY, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex A

Post-Closing Transfer Agreements
1.	Asset Purchase Agreement, dated as of February 22, 2022, by and between Teton Parent Corp. and CMG Farnsworth Television Operating Company, LLC, as amended on March 10, 2022
2.	Asset Purchase Agreement, dated as of February 22, 2022, by and between Teton Merger Corp. and CMG Media Corporation, as amended and restated on March 10, 2022

Annex B

February 22, 2022
The Board of Directors
TEGNA Inc.
8350 Broad Street, #2000
McLean, Virginia 22102
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (the “Company Common Stock”), of TEGNA Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly owned subsidiary (“Merger Sub”) of (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of February 22, 2022 (the “Agreement”), among the Company, the Acquiror, Merger Sub, and, solely for certain provisions specified therein, the other Parent Restructuring Entities (as defined in the Agreement), the Company will become a wholly owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than Cancelled Shares, Converted Shares and Dissenting Shares (each as defined in the Agreement), will be converted into the right to receive (i) $24.00 in cash (the “Consideration”) plus (ii) if the Transaction has not closed by the date specified in the Agreement, the Additional Consideration (as defined in the Agreement). We express no opinion on the Additional Consideration.
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company, the Investors (as defined in the Agreement) and the Parent Restructuring Entities (together with the Investors, the “Acquiror Group”) or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or any member of the Acquiror Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the respective representations and warranties made by the Company and the members of the Acquiror Group in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of debt securities of the Company in September 2020. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with Standard General LP, an affiliate of the Acquiror, nor with Community News Media LLC, a portfolio company of Standard General LP. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Apollo Global Management, Inc. (“Apollo”), an affiliate of certain of the Preferred Securities Investors (as defined in the Agreement), CMG Media Corporation (f/k/a Terrier Media Buyer, Inc.) (“CMG”), an Apollo portfolio company, and with other Apollo portfolio companies, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on an Apollo credit facility in September 2020 and providing debt syndication, debt underwriting and financial advisory services to Apollo portfolio companies, including having acted as joint lead arranger and bookrunner on credit facilities of CMG in June 2020 and February 2021. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Ares Management Corporation (“Ares”), an affiliate of certain of the Preferred Securities Investors, and with Ares portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of equity securities of Ares in April 2021 and joint lead bookrunner on offerings of debt securities of Ares in June 2021 and January 2022 and providing debt syndication, debt underwriting and financial advisory services to Ares portfolio companies. Our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, Apollo, Apollo portfolio companies and Ares portfolio companies, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, Apollo and Ares. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Apollo or Ares for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

Annex C

CONFIDENTIAL
February 22, 2022
Board of Directors
TEGNA Inc.
8350 Broad Street, #2000
McLean, Virginia 22102
Members of the Board of Directors:
We understand that TEGNA, Inc. (the “Company”), Teton Parent Corp. (“Parent”), Teton Merger Corp. (“Merger Subsidiary”), and the other Parent Restructuring Entities (as defined in the Merger Agreement) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a wholly owned subsidiary of Parent, with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent. In the Merger, each share of common stock, par value $1.00 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Teton Merger Effective Time (as defined in the Merger Agreement), other than Cancelled Shares, Converted Shares and Dissenting Shares (each as defined in the Merger Agreement), shall be automatically converted into the right to receive an amount of cash equal to the sum of (i) $24.00 per share (the “Consideration”) plus (ii) if the Transaction has not closed by the date specified in the Merger Agreement, the Additional Consideration (as defined in the Merger Agreement). We express no opinion on the Additional Consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that, as of the Teton Merger Effective Time, Parent will be an affiliate of Standard General L.P. (“Standard General”) and Apollo Global Management Inc. (“Apollo”).
You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to other potential strategies or transactions that may be available to the Company.
For purposes of the opinion set forth herein, we have:
1.	reviewed the Merger Agreement, dated as of February 22, 2022, and certain related documents;
2.	reviewed certain publicly available financial statements of the Company;
3.	reviewed certain other publicly available business and financial information relating to the Company;
4.
reviewed certain information, including financial forecasts and other financial and operating data, concerning the Company supplied to or discussed with us by the management of the Company, including relevant financial forecasts relating to the Company as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”);

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;
6.	reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

7.	compared the Consideration with values for the Common Stock derived based on the financial terms, to the extent publicly available, of certain transactions that we deemed relevant;
8.	compared the Consideration with values for the Common Stock derived based on certain financial information and trading valuations of certain publicly traded companies that we deemed relevant;
9.	compared the Consideration to present values for the Common Stock derived by discounting future cash flows and a terminal value for the Company at discount rates we deemed appropriate;
10.	participated in discussions and negotiations among representatives of the Company and its legal advisors; and
11.	performed such other analyses and considered such other factors as we deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with, us. With respect to the Forecasts, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company, and we have relied upon the Forecasts in arriving at our opinion. We express no opinion with respect to the Forecasts or the assumptions upon which they are based. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, and without waiver or modification of any terms or conditions the effect of which would be in any way meaningful to our analysis. We have further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company or the Merger in any way meaningful to our analysis. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by the Company and the Parent and their respective advisors with respect to such issues. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a significant portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As the Company has been advised, during the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company, Parent, Merger Subsidiary, Standard General, Apollo, the other Parent Restructuring Entities or their respective affiliates, other than the compensation that was paid to us under the letter agreements pursuant to which we were retained as a financial advisor to the Company in connection with the Merger. In the two years preceding the date of this opinion we have been engaged by certain affiliates of Apollo and Ares Management Corporation (“Ares”) to provide financial advisory services; however, no transactions have ensued and we have not received any compensation for our engagements from either Apollo or Ares or their affiliates.
It is understood that this letter is solely for the information of the Board of Directors of the Company (in its capacity as such) (the “Board”) and is rendered to the Board in connection with its consideration of the Merger and may not be used for any other purpose or relied upon by any other person without our prior written consent. This opinion addresses only the fairness from a financial point of view to the holders of Common Stock, as of the date hereof, of the Consideration to be received by such holders pursuant to the Merger Agreement. We are not expressing any view or opinion as to any other terms or aspect of the Merger Agreement or the Merger or any agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including as to the fairness of the Merger to, or any consideration to be received in connection with the Merger, by holders of any other class of securities, any creditors or any other constituencies of the Company. We are also not expressing any view or opinion as to the impact of the Merger on the solvency or the viability of the Company, Parent, the Investors (as defined in the Merger Agreement) or the Parent Restructuring Entities or their ability to pay their respective obligations when they come due. We express no view or opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of the Common Stock in the Merger or with respect to the fairness of any such compensation. We also express no view or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Merger or the Merger Agreement or take any other action in connection therewith, nor does it constitute a recommendation as to how any stockholder of the Company should vote or otherwise act with respect to the Merger.
Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very best regards,

GREENHILL & CO., LLC

By:	/s/ Scott L. Bok
Scott L. Bok
Chairman and Chief Executive Officer

Annex D
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) Repealed by 82 Laws 2020, ch. 256, § 15.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEGNA INC.

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION

TEGNA

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D76743-TBD

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS - [TBD], 2022
TEGNA INC.

The undersigned hereby appoints David T. Lougee and Akin S. Harrison, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TEGNA Inc. common stock, par value $1.00 per share, which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the special meeting of stockholders of TEGNA Inc. (the "Special Meeting") to be held [TBD], 2022 or any adjournment thereof, with all powers which the undersigned would possess if present at the Special Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote by telephone or Internet, please DO NOT mail back this proxy card.

(Continued and to be marked, dated and signed on the other side)